                                                   REGISTRATION NO. 333 -- 29869
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                      ------------------------------------


                                AMENDMENT NO. 2

                                       TO
                                    Form S-1

                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                      ------------------------------------

                              @ENTERTAINMENT, INC.
             (Exact Name of Registrant as Specified in its Charter)

                  DELAWARE                                      4841                                    06--1487156
      (State or Other Jurisdiction of               (Primary Standard Industrial                      (I.R.S. Employer
       Incorporation or Organization)               Classification Code Number)                     Identification No.)

                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
          (Address, including Zip Code and Telephone Number, including
            Area Code, of Registrant's Principal Executive Offices)
                      ------------------------------------
                             ROBERT E. FOWLER, III
                              @ENTERTAINMENT, INC.
                              ONE COMMERCIAL PLAZA
                            HARTFORD, CT 06103-3585
                                 (860) 549-1674
               (Address, including Zip Code and Telephone Number,
                   including Area Code, of Agent for Service)
                      ------------------------------------
                                   COPIES TO:

                MARC R. PAUL, ESQ.                                    PAMELA M. GIBSON, ESQ.
                 BAKER & MCKENZIE                                       SHEARMAN & STERLING
           815 CONNECTICUT AVENUE, N.W.                                   199 BISHOPSGATE
               WASHINGTON, DC 20006                                       LONDON EC2M 3TY
                                                                              ENGLAND

                      ------------------------------------
        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

                      ------------------------------------
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended, check the following box. [ ]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                      ------------------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

     Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


                   SUBJECT TO COMPLETION, DATED JULY 22, 1997

                                9,500,000 SHARES

                              @ENTERTAINMENT, INC.
                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                             ---------------------

     Of the 9,500,000 shares of Common Stock offered, 6,175,000 shares of Common Stock are being offered hereby in the United States and 3,325,000 shares of Common Stock are being offered in a concurrent International Offering outside the United States. The initial public offering price and the aggregate underwriting discount per share of Common Stock are identical for both Offerings. See "Underwriting".

     All the shares of Common Stock offered hereby are being sold by @Entertainment, Inc. Prior to the Offerings, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price of the Common Stock will be between $18.50 and $22.00 per share. For factors to be considered in determining the initial public offering price, see "Underwriting".

     Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "ATEN".


      SEE "RISK FACTORS" BEGINNING ON PAGE 15 FOR A DISCUSSION OF CERTAIN FACTORS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

                             ---------------------
    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
     AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED
               UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                             ---------------------

                                                                                 PROCEEDS TO
                                            INITIAL PUBLIC     UNDERWRITING    @ENTERTAINMENT,
                                            OFFERING PRICE     DISCOUNT(1)         INC. (2)
                                          ------------------------------------------------------
Per Share of Common Stock...............          $                 $                 $
Total (3)...............................          $                 $                 $

---------------
(1) @Entertainment, Inc. has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

(2) Before deducting estimated expenses of approximately $1.5 million payable by @Entertainment, Inc.

(3) @Entertainment, Inc. has granted the U.S. Underwriters an option for 30 days to purchase up to an additional 926,250 shares of Common Stock at the initial public offering price per share, less the underwriting discount, solely to cover over-allotments. Additionally, @Entertainment, Inc. has granted the International Underwriters a similar option with respect to an additional 498,750 shares as part of the concurrent International Offering. If such options are exercised in full, the total initial public offering price, underwriting discount and proceeds to @Entertainment, Inc. will be
    $         , $         and $         , respectively. See "Underwriting".

                             ---------------------

     The shares of Common Stock offered hereby are offered severally by the U.S. Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that certificates for the shares will be ready for delivery in New York, New
York on or about           , 1997, against payment therefor in immediately
available funds.

GOLDMAN, SACHS & CO.                                         MERRILL LYNCH & CO.

                             ---------------------

                 The date of this Prospectus is July    , 1997.
LOGO

                                [MAP OF POLAND]

                            ------------------------

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES, AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                            ------------------------

     NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY @ENTERTAINMENT, INC. OR BY ANY UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK, PAR VALUE $.01 PER SHARE (THE "COMMON STOCK"), OF @ENTERTAINMENT, INC., OR POSSESSION OR DISTRIBUTION OF A PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE ADVISED BY @ENTERTAINMENT, INC. AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT, AND TO OBSERVE ANY RESTRICTIONS AS TO, THE OFFERINGS AND DISTRIBUTION OF THIS PROSPECTUS.

                               PROSPECTUS SUMMARY

     The following summary is qualified by, and should be read in conjunction with, the more detailed information and consolidated financial statements and notes thereto appearing elsewhere in this Prospectus. Except as otherwise noted, all information in this Prospectus (i) reflects the completion of the Reorganization (as defined in "The Reorganization") as of June 22, 1997, whereby @Entertainment, Inc. ("@Entertainment") became the new parent holding company of Poland Communications, Inc. ("PCI"), which through its subsidiaries conducts the Company's existing cable television and programming businesses, and of At Entertainment Limited ("@EL"), a new company formed to develop the Company's digital satellite direct-to-home business, (ii) gives effect to the capital stock adjustment which occurred as part of the Reorganization, whereby each outstanding share of common stock of PCI was exchanged for 1,000 shares of Common Stock of @Entertainment (the "Capital Adjustment"), (iii) assumes no exercise of the Underwriters' over-allotment options, and (iv) gives effect to the automatic conversion, upon the closing of the Offerings, of 2,500 shares of Series B Preferred Stock, par value $.01 per share, of @Entertainment (the "Series B Preferred Stock") into 4,862,000 shares of Common Stock. See "The Reorganization" and "Description of Capital Stock". As used in this Prospectus, references to "@Entertainment" mean @Entertainment, Inc. and to the "Company" mean @Entertainment and its consolidated subsidiaries, including PCI, @EL and two 49% owned subsidiaries, Poltelkab Sp. z o.o. ("Poltelkab") and Polska Telewizja Kablowa-Ryntronik S.A. ("PTK-Ryntronik"). @Entertainment prepares its consolidated financial statements in accordance with generally accepted accounting principles in the United States ("U.S. GAAP") in U.S. Dollars. For the convenience of the reader, amounts in this Prospectus are expressed principally in U.S. Dollars. Data regarding the Company's cable television subscribers are at May 31, 1997 and include approximately 98,000 cable television subscribers and approximately 163,000 homes passed attributable to cable systems acquired by the Company after May 31, 1997, unless otherwise noted. Certain terms used in this Prospectus are defined in the Glossary included herein as Annex A.

                                  THE COMPANY

GENERAL

     The Company operates the largest multichannel pay television business in Poland. Through the Company's cable television networks, the most extensive in Poland, the Company serves the largest base of subscribers of any cable operator in Poland, totaling approximately 688,000 subscribers at May 31, 1997 (of whom approximately 79% subscribe to the Company's package with the largest number of channels (the "Basic Tier")). The Company believes that it has established a favorable reputation in the Polish market for providing modern, reliable technology, a broad selection of quality programming and professional customer service. The Company intends to expand its distribution capacity in Poland through the expansion of its cable television business and the development of a complementary digital satellite direct-to-home ("D-DTH") broadcasting service. The Company currently creates, produces, develops and acquires programming, including programming for its two proprietary Polish-language channels, for distribution across its cable networks. The Company intends to expand these activities to develop a branded digital encrypted platform of proprietary Polish-language programming (the "Programming Platform") under the brand name @TV. This Programming Platform will be distributed on a subscription basis across the Company's cable television and D-DTH systems and sold on a wholesale basis to other cable networks in Poland.


     Since it began the construction of its first cable network in Gdansk in 1990, the Company has grown aggressively through acquisitions (generally of smaller, poorly capitalized cable operators) and through the build-out of its own cable networks. Over the last three years, the Company has experienced average annual growth of approximately 60% in revenue, 130% in EBITDA (as defined in "Summary Consolidated Financial Data") and 96% in cable television subscribers. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television compa-nies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity. The Company incurred operating losses of $4.6 million and $1.2 million in 1992 and 1993, respectively. The Company generated operating income of $0.4 million and $3.5 million in 1994 and 1995, respectively, but had operating losses of $1.3 million and $1.0 million for 1996 and the first three months of 1997, respectively. Net losses were $4.5 million, $2.3 million, $2.4 million, $1.3 million and $6.6 million in 1992, 1993, 1994, 1995 and 1996, respectively. See "Management's Discussion and Analysis of Financial Condition and Results of Operations". The Company is developing its business in the following three areas.


     CABLE TELEVISION. With over 1,292,000 homes passed and approximately 688,000 cable television subscribers at May 31, 1997, the Company estimates it has approximately twice as many subscribers as the next two largest cable operators in Poland combined. The Company believes that additional cable television subscriber growth can be achieved through a combination of acquisitions, increased penetration and new network build-out. All of the Company's cable television subscribers are located in eight regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable television in the country. The Company has invested more than $85 million to construct fibre-optic cable networks, which it believes are among the most technologically-advanced in Poland and are comparable to modern cable networks in the United States. The networks constructed by the Company provide excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade substandard networks that it has acquired as rapidly as practicable.


     DIGITAL SATELLITE DIRECT-TO-HOME BROADCASTING. The Company intends to expand its distribution capacity by developing a complementary satellite D-DTH broadcasting service for Poland under the brand name @TV. The Company expects to launch its D-DTH service in the first half of 1998 with an initial package of approximately 14 basic Polish-language channels and one optional premium Polish-language movie channel. It believes @TV will be the first Polish-language D-DTH service available to the Polish market. The Company has entered into contracts to lease three transponders on the Astra 1E and 1F satellites which would provide the capacity to transmit up to 21 channels. The Company will initially transmit via satellite uplink to the Polish market from a location in the United Kingdom. The Company has applied for and has been granted a license for the first of its proposed D-DTH broadcast channels from the Independent Television Commission ("ITC") in the United Kingdom and intends to apply for additional licenses for each of its channels broadcast from the United Kingdom, to the extent such a license has not been obtained by the program provider of the channel. The Company is currently studying the feasibility of locating its uplink and production facilities in Poland and of applying for the Polish broadcasting licenses necessary to engage in such activities. The Company is currently negotiating agreements with Philips Business Electronics B.V. ("Philips"), which are expected to be concluded shortly, for the supply of an end-to-end package of products and services which will be distributed, installed and serviced through over 1,000 Philips authorized electronics retailers across Poland. The Company intends to use a portion of the net proceeds from the Offerings to acquire from Philips approximately 500,000 D-DTH reception systems ("D-DTH Reception Systems") consisting of a digital integrated receiver decoder ("IRD"), a smartcard-based proprietary conditional access system based on Philips' CryptoWorks(R) technology and a satellite dish and related equipment (which together form the outdoor unit or "ODU"). The Company intends to distribute the D-DTH Reception Systems at a significantly subsidized cost to initial subscribers in Poland (the "Initial Subscribers") to the Company's D-DTH service. See "-- Financing Growth; Substantial Leverage".



     The Company expects that its D-DTH business will incur substantial operating losses for its first several years of operation while it is developed and expanded. Although certain of the Company's executives have experience in the analog satellite direct-to-home ("A-DTH") market in Poland, the Company will have no experience delivering D-DTH services prior to the launch of its D-DTH pilot project expected in the beginning of 1998 and of its full service expected in the first half of 1998. In addition, under the Company's current plans, certain critical components and parts used in the Com-pany's D-DTH satellite transmission system, including the IRDs, the CryptoWorks(R) proprietary conditional access system and associated smartcards and the ODU, will be provided exclusively by Philips. See "Risk Factors -- Risks Related to the Company -- Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market" and "-- Dependence on Philips as Principal Supplier".


     PROGRAMMING. The Company currently creates, produces, develops and acquires programming, including programming for its two proprietary Polish-language channels, for distribution across its cable networks. ProCable Sp. z o.o. ("ProCable"), a 33%-owned subsidiary, was formed to develop proprietary programming and currently broadcasts two self-branded Polish-language channels across the Company's cable networks. The Company has also set up a wholly-owned subsidiary, Mozaic Entertainment, Inc. ("Mozaic"), to develop proprietary programming, either directly or through joint ventures. Through a joint venture, Mozaic currently produces Atomic TV, a Polish-language music channel. In addition to ProCable, Mozaic and its existing joint ventures, the Company intends to form a variety of joint ventures or subsidiaries to own and develop proprietary Polish-language programming for its Programming Platform. Towards this end, the Company is currently negotiating with a number of Polish and international programming providers to form joint ventures which will be responsible for the creation of thematic programs and channels, such as action and adventure, science fiction, sports and family entertainment channels. The Company intends to either have equity ownership in, and/or exclusive agreements with a number of such programming providers, thus allowing it to create an attractive branded package of proprietary high-quality programming designed specifically for the Polish market. To date, the Company has concluded letters of intent regarding the World Shopping Network, Knowledge TV, BET on Jazz and Twoj Styl, a Polish lifestyle magazine. The Company is also negotiating a partnership with Telewizja Polska S.A. ("TVP"), the Polish state-owned broadcaster, which is subject to certain Polish regulatory and other approvals, to transmit TVP's popular channels on the Company's Programming Platform and provide the Company with exclusive pay television access to TVP's extensive Polish-language television library. There can be no assurances that the Company can enter into agreements on satisfactory terms with TVP or any of these program providers. The Company intends not only to distribute its Programming Platform on a subscription basis across its own cable television and D-DTH systems, but also to sell the Programming Platform on a wholesale basis to other cable networks in Poland.

STRATEGY AND OPERATING STRENGTHS

     The Company's principal objective is to enhance its position as the leading provider of multichannel pay television in Poland by capitalizing on the favorable market opportunities that it believes exist in Poland for high quality Polish-language programming carried over sophisticated cable television and D-DTH systems. The Company's business strategy is designed to increase its market share and subscriber base, maximize revenue per subscriber and minimize churn by emphasizing branding, advanced and expanded distribution technology, superior Polish-language programming and customer service. The Company believes that it is well-positioned to execute its business strategy in the Polish multichannel pay television market based on the following operating strengths.

     LEADING MARKET POSITION. The Company is currently the largest cable television operator in Poland, and estimates that it has approximately twice as many subscribers as the next two largest operators in Poland combined. Upon completion of the Acquisitions described herein (see "-- Acquisitions"), the Company estimates that it will have approximately 708,000 cable television subscribers, representing approximately 28% of all cable television subscribers in Poland and approximately 47% of all cable television subscribers in Poland to systems offering approximately 20 or more channels. The Company believes that it is well-positioned to grow its cable television business, as it estimates that at May 31, 1997, approximately 8.8 million Polish homes remained unpassed by cable television networks and, of the approximately 3.5 million homes passed by cable in Poland, it estimates approximately 29% were not cable subscribers. Many cable subscribers in Poland are served by small, often poorly capitalized, cable operators, which generally feature poor quality and limited channel offerings, but at low rates and with relatively high penetration. The Company believes that there are opportunities for large, professional companies, such as the Company, to acquire at attractive prices or displace these smaller cable operators in Poland, due to the burden on such operators of attempting to comply with recently enacted regulations that, among other things, set minimum technical standards for television networks, and the frequent lack of exclusivity of cable operators' agreements with co-operative housing authorities ("co-op authorities"), which facilitates overbuilding of smaller, poor quality cable operators. The Company's D-DTH strategy is to distribute at a significantly subsidized cost D-DTH Reception Systems to the approximately 500,000 Initial Subscribers, which is designed to achieve rapid and high penetration of the Polish market. The Company believes that it will be the first Polish-language D-DTH service available to the Polish market which, when combined with the continued expansion of its cable television and programming businesses, will enhance the Company's position as the leading provider of multichannel pay television in Poland.

     PROPRIETARY POLISH-LANGUAGE PROGRAMMING. The Company believes that there is significant unsatisfied demand in its market for a variety of high-quality Polish-language programming. The Company intends to develop its Programming Platform for distribution across its cable television and D-DTH systems, as well as for sale on a wholesale basis to other cable networks in Poland. The Company intends to expand its current proprietary Polish-language programming for its Programming Platform by establishing equity ownership in, and/or exclusive programming arrangements with, a wide variety of channels designed to provide the Polish market with an offering of first-run films, live local sports and multiple thematic channels in Polish, which the Company believes will be attractive to its customer base and advertisers.

     ADVANCED DISTRIBUTION TECHNOLOGY. The Company's cable television networks (other than those it has acquired and is in the process of rebuilding to its standards) have bandwidths of at least 550MHz and, in most cases, have the capacity to be cost-effectively reconfigured to provide additional services such as voice and data transmission. The Company's cable television networks constructed by it also provide excess channel capacity. The Company expects that its D-DTH service will be among the first digital television platforms launched in Europe, and the Company believes it will be the first Polish-language D-DTH service available to the Polish market. The Company is currently negotiating with Philips for an end-to-end package of products and services, which the Company expects will enable it to provide a wide range of sophisticated services to its D-DTH customers.

     ABILITY TO REALIZE OPERATING EFFICIENCIES AND ADDITIONAL REVENUE
SOURCES. The Company believes it can achieve substantial operating efficiencies and higher margins through centralized billing systems and other subscriber management functions, as well as through the sale of its Programming Platform to other cable television networks in Poland. Continued expansion of the Company's subscriber base should provide increasing economies of scale by, among other things, permitting the Company to spread its fixed costs over an increasing subscriber base. In addition, the Company believes that there are opportunities to develop a variety of new value-added services, including (i) new television services, such as premium channels, additional advertising and pay-per-view ("PPV"), (ii) new network services, such as internet access and voice telephony, and (iii) ancillary services, such as database marketing, branded financial services and a subscriber magazine.

     HIGH PENETRATION AND LOW CHURN. The Company is currently achieving premise penetration of approximately 53% of homes passed. In certain areas where the Company has operated its networks for an extended period of time, such as portions of the Gdansk regional cluster, the penetration rate is approximately 63%. The Company believes that it can improve its penetration by expanding its current program offering, which includes only ten Polish-language channels not available on terrestrial frequencies, through the addition of its Programming Platform. In addition, the Company has experienced annual churn of less than 10% historically. Churn rates for 1994, 1995 and 1996 were 9.1%, 9.2% and 7.8%, respectively. The Company expects, however, that it may experience increases in its churn rate above historical levels during the implementation across its cable networks of its new pricing strategy, designed to maximize revenue per subscriber and achieve real profit margin increases in U.S. Dollar terms, which commenced in January 1997.

     ATTRACTIVE OPERATING AND REGULATORY ENVIRONMENT. Poland is the fifth-largest television market in Europe, with approximately 12.3 million television homes at May 31, 1997 as estimated by the Company. Levels of television viewing in Poland are among the highest in Europe, at an average of 279 minutes per day (over 4 1/2 hours) in 1995. The Company estimates that there are approximately 1.6 million satellite homes (able to currently receive largely unencrypted anolog foreign-language programming) and nearly 2.5 million cable television subscribers in Poland. Current law does not permit the Polish authorities to regulate cable television or DTH rates, and Poland is a party to the 1989 Council of Europe's Convention on Transfrontier Television (the "Convention"), which requires the Polish authorities to guarantee freedom of reception and retransmission of program services which meet the requirements of the Convention.


     EXPERIENCED AND MOTIVATED MANAGEMENT. The Company has established a management team of senior executives who have significant experience in the cable television and DTH businesses, and are familiar with the Polish television market, business practices, language and customs. The team is led by Robert E. Fowler, III, Chief Executive Officer of @Entertainment, who has significant cable, programming and broadcasting experience, having managed operations in Poland and the United States, and George Z. Makowski, Chief Operating Officer-Cable Television of PCI, who has significant cable and telecommunications experience, having managed operations in Poland and Western Europe. The management team also includes several key local executives and managers who have significant experience in the Polish television market. The Company's D-DTH business will be managed by David Warner, Chief Operating Officer-DTH of @EL, who has significant experience in A-DTH services for Poland and other countries in Europe. Mr. Warner will lead a team of local managers experienced in the Polish A-DTH market. The Company believes that many of the policies and procedures developed for its cable business will be applicable to its D-DTH business, and that this management team will contribute local expertise which the Company believes will be essential in expanding its cable television and programming businesses and developing its D-DTH broadcasting business. The Company has established management and employee stock option plans which it believes will improve its ability to retain its qualified management and employees.


ACQUISITIONS

     Since March 31, 1997, the Company has completed the acquisition of all or a substantial portion of the capital stock or assets of three cable television systems in Poland, and intends to acquire a fourth such system, as well as a 50% equity interest in a Polish publishing company with which it intends to develop programming and ancillary services (the "Acquisitions"). The aggregate consideration paid or to be paid by the Company in connection with the Acquisitions (including amounts for stockholder loans) is expected to be approximately $35.0 million. The three cable systems already acquired in the Acquisitions serve approximately 113,000 subscribers and pass approximately 189,000 homes, while the cable system expected to be acquired serves approximately 20,500 subscribers, representing all of the homes passed by that system. The consummation of the Acquisitions has or will result in the expansion of the Company's cable operations within its existing regional clusters and the establishment of one new regional cluster. PCI has or intends to use a portion of the net proceeds of the offering of its 9 7/8% Senior Notes Due 2003 (the "Old Notes") in October 1996 to consummate the Acquisitions. The Company has obtained the approval of the Polish Office for Protection of Competition and Consumers (the "Anti-Monopoly Office") for the Acquisitions which have been consummated, and the Company intends to apply for approval of the remaining Acquisitions. The Company believes that it will be required to obtain the Anti-Monopoly Office's approval for certain future acquisitions as well. The Company continually evaluates acquisition candidates and expects that it will continue to acquire attractive cable television operators and programmers. There can be no assurance as to the timing of the closing of the

Acquisitions that are currently pending or as to whether or on what terms the pending Acquisitions will actually be consummated. See "Business -- Cable -- Acquisitions".

FINANCING GROWTH; SUBSTANTIAL LEVERAGE


     Cable television operators typically experience losses and negative cash flow in their initial years of operation due to large capital investments required for the construction or acquisition of their cable networks and the administrative costs incurred in connection with commencing operations. The Company currently expects to finance the initial roll-out cost of its D-DTH business primarily with the net proceeds from the Offerings. However, ongoing development and expansion of the D-DTH business and the development and expansion of its Programming Platform will require significant additional financing, and such businesses are expected to incur operating losses and negative cash flow for the first several years of operations.


     The Company expects that an aggregate of approximately $315 million in 1997 and 1998 will be required to fund (i) the commencement and development of its D-DTH business, which will include capital expenditures and expenditures for operating expenses, working capital and other general corporate purposes (approximately $200 million, including up to approximately $190 million to subsidize the cost of the D-DTH Reception Systems to the Initial Subscribers in an amount of up to approximately $380 per subscriber), (ii) the expansion of its programming business (approximately $25 million), (iii) the consummation of the Acquisitions and future acquisitions (approximately $60 million) and (iv) the building out and rebuilding of its cable television networks (approximately $30 million). The Company believes that, in addition to the net proceeds from the Offerings, remaining funds from the offering of the Notes and cash from operations, it will need additional funding of approximately $100 million to fulfill its current business development plans through the end of 1998. The Company expects that it will also require additional external funding for its business development plans in years subsequent to 1998 if the Company continues to subsidize the cost to subscribers of the D-DTH Reception Systems and to refinance all or a portion of the Notes (as hereinafter defined) at maturity. There can be no assurance that the Company will be able to borrow funds under any credit facilities or that suitable debt or equity financing will be available to the Company or, if available, that the terms thereof will be attractive to the Company. However, the pace and amount of the Company's expenditures for its business development plans are largely discretionary. To the extent that the Company is unable to raise additional financing, it intends to concentrate its available funds on, in order of priority, the development of its D-DTH business and its Programming Platform, build out of its cable networks and acquisition of additional cable systems. See "Risk Factors -- Risks Related to the Company -- Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


     The Company has incurred substantial indebtedness. On October 31, 1996, PCI, a subsidiary of @Entertainment, issued $130 million aggregate principal amount of its Old Notes. At March 31, 1997, the Company had approximately $129.5 million aggregate principal amount of indebtedness outstanding. The Company expects to seek additional debt financing in the next 12 to 18 months to finance the development of its new D-DTH business, potential acquisitions and the expansion of its cable and programming businesses. The Company anticipates that, in light of the amount of its existing indebtedness and the expected incurrence of additional indebtedness to finance the development of its new D-DTH business, potential acquisitions and the expansion of its cable and programming businesses, it will continue to have substantial leverage for the foreseeable future.


REGULATION


     The operation of the Company's cable television and D-DTH businesses is highly regulated and dependent upon obtaining and maintaining required approvals and licenses. In Poland, the operation of these businesses is regulated by various governmental bodies, which apply a permitting system for cable television operators and limitations on foreign ownership. In addition, the Company's D-DTH broadcasting service will be regulated by the U.K. authorities as a satellite television service and will be required to obtain a license for each of its channels broadcast from the United Kingdom, to the extent such a license has not been obtained by the program provider of that channel. See "Risk Factors -- Risks Related to Regulation" and "Regulation".

HISTORY; PRINCIPAL STOCKHOLDERS; REORGANIZATION
     The Company was founded in 1990 by David T. Chase, a Polish-born investor who has successfully operated a variety of businesses, including cable television and broadcasting interests in the United States, since leaving Poland in 1946. Since it began the construction of its first cable network in Gdansk in 1990, the Company has grown aggressively through acquisitions (approximately 40 acquisitions since 1992, generally of smaller, poorly capitalized cable operators) and through the build-out of its own cable networks. The Company's total number of cable television subscribers has grown from approximately 43,000 at December 31, 1992 to approximately 688,000 at May 31, 1997. Approximately 50% of this increase has been achieved through the build-out of the Company's existing cable networks. In March 1996, ECO Holdings III Limited Partnership ("ECO"), of which the general partner is an entity controlled by Advent International Corporation ("Advent"), acquired an interest in the Company. At March 31, 1997, Mr. Chase and certain members of his family and family trusts (the "Chase Family", and together with ECO, the "Principal Stockholders") and ECO had invested approximately $86 million in PCI. In October 1996, PCI issued $130 million aggregate principal amounts of Old Notes to fund its continued expansion program and had approximately $84 million in cash and investment securities at March 31, 1997. The Chase Family provided the Company with significant management resources and technical support in the early stages of its operations, and the Principal Stockholders provide the Company with ongoing access to their extensive television and media expertise. Mr. Chase is the chairman of @Entertainment. See "Management".
     In June 1997, the Company effected the Reorganization to facilitate the development of its D-DTH business and the expansion of its cable television and programming businesses. @Entertainment is a Delaware corporation formed in June 1997 as the new parent company of PCI and @EL. PCI, a New York corporation established in November 1989, conducts, through its subsidiaries, the Company's existing cable television and programming businesses. @EL, a corporation incorporated under the laws of England and Wales in June 1997, will develop the Company's D-DTH business. As a result of the Reorganization, @Entertainment owns 100% of the outstanding shares of voting stock of PCI and @EL, which are the principal assets of @Entertainment. See "The Reorganization". After giving effect to the Reorganization but prior to completion of the Offerings, the Chase Family and ECO own approximately 42% and 39%, respectively, of the outstanding voting stock of @Entertainment. Upon completion of the Offerings, the Chase Family and ECO will beneficially own approximately 28% and 26%, respectively, of the outstanding shares of Common Stock of @Entertainment. As a result, the Principal Stockholders, acting together, will be able to elect all of @Entertainment's directors and otherwise control the Company's operations. See "Risk Factors -- Risks Related to the Company -- Control by Existing Stockholders; Potential Anti-Takeover Provisions" and "Principal Stockholders".
     @Entertainment's principal executive office is located at One Commercial Plaza, Hartford Connecticut 06103-3585 and its telephone number is (860) 549-1674.

CORPORATE ORGANIZATIONAL STRUCTURE


     The chart on the following page outlines the current organizational structure and minority ownership interest structure of the Company, after giving effect to the Reorganization and the Acquisitions (other than the pending Acquisition):

                    [CHART DEPICTING OWNERSHIP PERCENTAGES]

     [Chart shows @Entertainment, Inc. ("@Entertainment") owns 100% of At Entertainment Limited ("@EL") and Poland Communications, Inc. ("PCI'). PCI owns 92.3% (see note (a)) of Poland Cablevision (Netherlands) B.V., 49.0% of Poltelkab Sp. z o.o. ("Poltelkab") (see note (f)), 48.7% of Polska Telewizja Kablowa-Ryntronik S.A. ("PTK-Ryntronik") (see note (d)), 100.0% of Mozaic Entertainment Inc. ("Mozaic") (see note (b)), 33.0% of ProCable Sp. z o.o. ("ProCable") (see note (b) and (g)), 49.0% of TV KABEL Sp. z o.o. ("TV KABEL") (see note (k)), 49.0% of Polska Telewizja Kablowa -- Szczecin Sp. z o.o. ("PTK-Szczecin"), 40.0% of Telkat Sp. z o.o. ("Telkat"), and 48.9% of Gosat-Service Sp. z o.o. ("GOSAT") (see note (n)). PCBV owns 100.0% of Polska Telewizja Kablowa S.A. ("PTK, S.A.") (see note (c)), 100.0% of Polska Telewizja Kablowa-Warszawa S.A. ("PTK-Warsaw") (see note (e)), 100.0% of Polska Telewizja Kablowa-Krakow S.A. ("PTK-Krakow") (see note (e)) and 46.8% of PTK-Ryntronik (see note (d)).]


     [Poltelkab owns 100% of Polska Telewizja Kablowa-Lublin S.A. ("PTK-Lublin"), 100.0% of TV-SAT Ursus Sp. z o.o., 2.0% of TV KABEL, 51.0% of PTK-Szczecin, 60% of Telkat and 11.7% of GOSAT. PTK-Szczecin owns 1.4% of Szczecinska TK Sp. z o.o. (see note (l)) and 50.0% of Otwocka TK Sp. z o.o. (see note (m)) PTK-Warsaw owns 100.0% of ETV Sp. z o.o. ("ETV"). PTK-Ryntronik owns 75.1% of Opolskie TT S.A. (see note (h)), 100% of KOLOR-SAT Sp. z o.o. ("Kolor-Sat"), and 100% of Czestochowska TK Sp. z o.o. Mozaic owns 100% of Mozaic Entertainment Sp. z o.o. and 45.0% of Ground Zero Media Sp. z o.o. ("GZM") (see note (i)). ProCable owns 22.0% of Polskie Media S.A. ("Polskie Media") (see note (j)).]

---------------

(a) The minority shareholders of PCBV have a claim against 7.7% of the profits and equity of PCI's subsidiaries that compete with PCBV and PCI has agreed to share the profits of such subsidiaries with the minority PCBV shareholders on a pro rata basis. In addition, PCI has made an offer to buy the outstanding shares of PCBV held by the minority PCBV shareholders. See "Certain Relationships and Related Transactions -- PCBV Shareholders' Agreement". Reece Communications Inc. owns 6.0%, Rutler-Dunn Communications, Inc. owns 1.0%, Frank N. Cooper owns 0.4%, and Poland Cablevision U.S.A. Inc. owns 0.3% of the shares of PCBV.


(b) Represents companies that are not subject to the restrictive covenants in the Indenture.


(c) Currently, PCBV owns 97.9% of the shares of PTK, S.A. PCI has entered into an agreement to purchase the remaining shares of PTK, S.A. held by Poltelkab.


(d) Currently PCBV owns 46.8% and Poltelkab owns 4.5% of the shares of PTK-Ryntronik and PCBV holds convertible debt that, if converted, would bring its total ownership of PTK-Ryntronik to approximately 72% as of December 31, 1996. The Company has signed agreements to purchase the remaining shares of capital stock of PTK-Ryntronik which sale agreements are subject to certain conditions. See "Certain Relationships and Related Transactions -- Ryntronik".


(e) PTK-Krakow has transferred, and PTK-Warsaw intends to transfer, their cable television assets to PTK, S.A.


(f) Andrzej Muras owns 14.0%, Leszek Ekiert owns 10.0%, Ryszard Pospeszynski owns 10.0%, Marek Sowa owns 8.5%, and Waclaw Czepinski owns 8.5% of the shares of Poltelkab.


(g) Jacek Skurtys owns 47.0% and Fundacja Przyjaciele Szpitala Dzieciecego przy Litewskiej owns 20.0% of the shares of ProCable.


(h) Ryszard Baginski owns 20.0% of the preferred shares A and 504 individuals (subscribers) each own one common share B of Opolskie Towarzystwo Telewizyjno Telegraficzne S.A.


(i) Polygram International Holdings B.V. owns 21.0%, Planet 24 Productions Limited owns 14.0%, Stephen R. Groth owns 7.0%, Marc A. Bushala owns 6.0%, and Todd Stump owns 7.0% of the shares of GZM.


(j) Wincenty Zeszuta owns 0.3%, "El Trade" Sp. z o.o. owns 0.3%, "Ambresa" Sp. z o.o. owns 5.3%, Zdzislaw Bialy owns 40.3%, and founding shareholders (including Iwona Buchner, Henryk Chodysz, Januariusz Goscimski, Lech Jaworowicz, Leonard Prasniewski, Janusz Wojcik, and Tadeusz Przezdziecki) own 31.8% of the shares of Polskie Media.


(k)  Miroslaw Knocinski owns 49.0% of the shares of TV Kabel.


(l) SM "Srodmiescie" owns 37.4% and SM "Dab" owns 61.2% of the shares of Szczecinska Telewizja Kablowa Sp. z o.o.


(m) Otwocka Spoldzielnia Mieszkaniowa owns 50.0% of the shares of Otwocka TK Sp. z o.o.


(n) Stanislaw Pracajffio owns 14.9%, Henryk Szuber owns 0.9%, Zdzisffiaw Boguszynski owns 1.1%, Leszek Brzozowski owns 3.4%, Witold Fiaffikowski owns

    3.9% and Ryszard Wojtaszek owns 15.3% of the shares of GOSAT.

                                   THE OFFERINGS

U.S. Offering................................        6,175,000 shares
International Offering.......................        3,325,000 shares
  Total......................................        9,500,000 shares
Common Stock to be outstanding after the
  Offerings (1)..............................       33,310,000 shares

Use of Proceeds.....................     Assuming an offering price of $20.25
                                         per share (the midpoint of the
                                         estimated range specified on the cover
                                         page of the Prospectus), the net
                                         proceeds of the Offerings are expected
                                         to be approximately $177.4 million. The
                                         Company plans to use $60.0 million to
                                         purchase all of the PCI Series A
                                         Preferred Stock and Series C Preferred
                                         Stock held by certain of the Principal
                                         Stockholders and approximately $1.23
                                         million for the payment of bonuses to
                                         certain executives of the Company. The
                                         Company intends to use substantially
                                         all of the remaining net proceeds to
                                         finance the commencement and
                                         development of its D-DTH business. Any
                                         remaining net proceeds will be used for
                                         general corporate purposes, including,
                                         without limitation, development of its
                                         cable television and programming
                                         businesses and future acquisitions. See
                                         "Risk Factors -- Risks Related to the
                                         Offerings -- Benefits of the Offerings
                                         to Insiders", "Use of Proceeds",
                                         "Business -- Strategy and Operating
                                         Strengths", "Business -- D-DTH -- D-DTH
                                         Operating Strategy" and "Certain
                                         Relationships and Related
                                         Transactions".
Proposed Trading Symbol.............     Application has been made for quotation
                                         of the Common Stock on the Nasdaq
                                         National Market under the symbol
                                         "ATEN".
     The 6,175,000 shares of Common Stock initially being offered in the United States (the "U.S. Offering") and the 3,325,000 shares of Common Stock concurrently being offered outside the United States (the "International Offering") collectively are referred to in this Prospectus as the "Offerings".
----------------
(1) Does not include 2,436,000 shares of Common Stock reserved for issuance in connection with options granted to certain employees of the Company. See "Executive Compensation".
                                  RISK FACTORS

     Prospective investors should consider all the information contained in this Prospectus in connection with the Offerings. In particular, prospective investors should consider the factors set forth herein under "Risk Factors" beginning on page 15.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


                                                                             THREE MONTHS ENDED
                                               YEAR ENDED DECEMBER 31,           MARCH 31,
                                            ------------------------------   ------------------
                                              1994       1995       1996      1996     1997(1)
                                            --------   --------   --------   -------   --------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
  Cable television revenue................  $  8,776   $ 18,557   $ 24,923   $ 5,621   $  7,508
  Depreciation and amortization...........    (3,459)    (5,199)    (9,788)   (1,729)    (3,450)
  Operating income (loss).................       380      3,545     (1,347)      745     (1,016)
  Interest expense........................    (2,327)    (4,373)    (4,687)   (1,604)    (3,205)
  Net loss................................    (2,383)    (1,289)    (6,617)   (1,464)    (3,571)
  Net loss applicable to common
     stockholders.........................    (4,194)    (1,289)    (7,676)   (3,202)    (4,551)
  Net loss per share of Common Stock
     (2)..................................      (.37)      (.11)      (.43)     (.25)      (.23)
OTHER FINANCIAL DATA:
  EBITDA (3)..............................  $  3,839   $  8,744   $  8,441   $ 2,474   $  2,434
  Expenditures for construction of cable
     television systems (4)...............    11,695     16,014     25,372     7,408      4,471
  Net cash provided (used) by operating
     activities...........................     1,599      3,839      6,112     2,794     (1,656)
  Net cash used by investing activities...   (12,341)   (21,985)   (74,861)   (7,800)    (7,662)
  Net cash provided (used) by financing
     activities...........................    12,686     17,996    134,889    22,947       (657)
BALANCE SHEET DATA (AT PERIOD END):
  Total assets............................  $ 47,376   $ 68,058   $217,537   $96,529   $212,937
  Total debt..............................    35,988     59,405    130,074    11,181    129,542
  Total stockholders' equity..............     1,479        190     31,048    39,747     26,497


---------------
(1) If the Company were required to recognize a non-cash charge relating to the difference between the exercise price of options to purchase shares of Common Stock granted to certain executive officers of the Company in 1997 and a revised fair market value of such options as at the time of grant equal to the estimated initial public offering price of $20.25 (the midpoint of the estimated range specified on the cover page of this Prospectus), for the three months ended March 31, 1997 operating loss and net loss would increase to $10.2 million and $12.8 million, respectively, EBITDA would decline to negative $6.8 million and stockholders' equity would decline to $17.3 million. See "Risk Factors -- Risks Related to the Company -- Historical and Anticipated Future Operating Losses and Negative Cash Flow".
(2) Upon consummation of the Offerings, @Entertainment will use $60.0 million of the net proceeds from the Offerings to purchase all of the PCI Series A and Series C Preferred Stock held by certain of the Principal Stockholders. Had the PCI Series A and Series C Preferred Stock been purchased at March 31, 1997, the net loss per share of Common Stock for the three months ended March 31, 1997 would have been $2.01, due to the accretion of the PCI Series A and Series C Preferred Stock to the $60.0 million aggregate redemption value thereof.
(3) EBITDA consists of net income (loss) as measured by U.S. GAAP adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non-recurring items, gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity. EBITDA does not include full year results for 1996 from TV Kabel Sp. z o.o. ("TV KABEL") in the Bydgoszcz regional cluster which was acquired in December 1996 and does not include results from the Acquisitions.
(4) Expenditures for the construction of cable television systems represent payments made by the Company during the period for construction of its cable television systems in Poland, and excludes costs of acquiring cable systems.

                             SUMMARY OPERATING DATA

                                            AT DECEMBER 31,                AT MARCH 31,
                                    -------------------------------    --------------------
                                     1994       1995        1996        1996      1997 (1)
                                    -------    -------    ---------    -------    ---------
    Homes passed by cable (2).....  298,316    711,545    1,088,540    742,578    1,101,662
    Basic cable subscribers (3)...  112,534    262,077      460,625    290,874      484,426
    Basic cable penetration
      (3)(4)......................     37.7%      36.8%       42.32%     39.17%       43.97%
    EBITDA margin (5).............     43.7%      47.1%       33.87%     44.01%       32.42%
    Cable churn rates (6).........      9.1%       9.2%         7.8%       7.4%         6.9%

---------------
(1) At May 31, 1997, the Company had approximately 1,292,000 homes passed by cable, approximately 578,000 basic cable subscribers and approximately 45% basic cable penetration.
(2) The Company counts as homes passed only those homes for which it has an active signal and, in the case of multiple dwelling unit ("MDU") homes, only those homes for which the Company has an agreement with the cooperative authority.
(3) Includes subscribers to the Company's Basic Tier and Intermediate Tier. See "Business -- Cable -- Services and Fees".
(4) Basic cable subscribers as a percentage of homes passed by cable at period end.

(5) Represents EBITDA as a percentage of revenue. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.

(6) Calculated by dividing the number of disconnected basic cable subscribers during a period by the number of basic cable subscribers (including basic cable subscribers in cable networks acquired by the Company) at the end of that period.

                                  RISK FACTORS

     Prospective investors should consider carefully all the information contained in this Prospectus (including the financial statements and notes thereto) prior to purchasing Common Stock in the Offerings and in particular the factors set forth below under "-- Risks Related to the Company", "-- Risks Related to Regulation", "-- Risks Related to Investments in Poland and Emerging Markets" and "-- Risks Related to the Offerings". Such investors should consider, among other things, the lack of a public market for the Common Stock and the high leverage of the Company. Many of the statements in this Prospectus are forward-looking in nature and, accordingly, whether they prove to be accurate is subject to many risks and uncertainties. The actual results that the Company achieves may differ materially from any forward-looking statements in this Prospectus. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and those contained elsewhere in this Prospectus.

RISKS RELATED TO THE COMPANY

     HISTORICAL AND ANTICIPATED FUTURE OPERATING LOSSES AND NEGATIVE CASH FLOW


     Cable television operators typically experience losses and negative cash flow in their initial years of operation due to large capital investments required for the construction or acquisition of their cable networks and the administrative costs incurred in connection with commencing operations. Consistent with this pattern, the Company incurred operating losses of $4.6 million and $1.2 million in 1992 and 1993, respectively. The Company generated operating income of $0.4 million and $3.5 million in 1994 and 1995, respectively, but had operating losses of $1.3 million and $1.0 million for 1996 and the first three months of 1997, respectively.


     The Company expects to experience substantial operating losses and negative cash flow over the next several years due to (i) the large capital investments required for the acquisition of equipment and facilities for its D-DTH business, including subsidizing a significant portion of the cost of the D-DTH Reception Systems to the Initial Subscribers, pursuant to the Company's business strategy, and the administrative costs incurred in connection with commencing operations and (ii) the large capital investments required to develop and produce its Programming Platform and the depreciation and amortization of such investments over several years. There can be no assurance that the Company will be able to generate operating income or positive cash flow in the future or that its operating losses and negative cash flow will not increase. See "Management's Discussion and Analysis of Financial Condition and Results of Operations".

     In 1997, the Company granted options to purchase shares of Common Stock to certain executive officers as follows: in January Mr. Fowler was granted an option to purchase 1,286,000 shares of Common Stock at an exercise price of $3.707 per share and Mr. Makowski was granted an option to purchase 385,000 shares of Common Stock at an exercise price of $3.70808 per share; in June 1997 each of Messrs. Szmyt and Warner were granted options to purchase 131,000 shares of Common Stock at an exercise price of $15.24 per share. See "Executive Compensation -- Employment Agreements". Although the Company and KPMG Peat Marwick LLP, the Company's independent auditors, believe that the accounting treatment of such options presented in this Prospectus is appropriate, the Company could be required to recognize a non-cash charge equal to the difference between the exercise prices of such options and revised fair market values of such options as at the time of grant, which revised fair market values could range up to the initial public offering price. If the fair market value of such options were determined to be the initial public offering price, the Company estimates that, assuming an initial public offering price of $20.25 per share (the midpoint of the estimated range specified on the cover page of this Prospectus), the aggregate charge in connection with such options would be approximately $28.9 million and would be expensed over the first nine months of 1997. Accordingly, the charge for the three months ended March 31, 1997 would be approximately $9.2 million, and as a result the operating loss and net loss would increase to $10.2 million and $12.8 million, respectively, EBITDA would decline to negative $6.8 million and stockholders' equity would decline to $17.3 million. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.


     SUBSTANTIAL LEVERAGE; ABILITY TO SERVICE DEBT

     The Company has incurred substantial indebtedness. On October 31, 1996, PCI, a subsidiary of @Entertainment, issued $130 million aggregate principal amount of its Old Notes pursuant to the Indenture between PCI and State Street Bank and Trust Company, as trustee (the "Indenture"), and in June 1997 exchanged substantially all of such outstanding Old Notes for an equal aggregate principal amount of publicly-registered 9 7/8% Series B Senior Notes Due 2003 (collectively, with the Old Notes, the "Notes") which were also issued pursuant to the Indenture. At March 31, 1997, the Company had approximately $129.5 million aggregate principal amount of indebtedness outstanding. The Company expects to seek additional debt financing in the next 12 to 18 months to finance the development of its new D-DTH business, potential acquisitions and the expansion of its cable and programming businesses. The Indenture limits, but does not prohibit, the incurrence of additional indebtedness by PCI and PCI's subsidiaries. The Indenture does not limit the ability of @Entertainment or @EL to incur additional indebtedness.

     The Company's ratio of earnings to fixed charges were 0.37x, 0.86x, 0.21x and 0.33x in 1994, 1995, 1996 and the first three months of 1997, respectively. The Company anticipates that, in light of the amount of its existing indebtedness and the expected incurrence of additional indebtedness to finance the development of its new D-DTH business, potential acquisitions and the expansion of its cable and programming businesses, it will continue to have substantial leverage for the foreseeable future. Such leverage poses the risks that (i) a significant portion of the Company's cash flow from operations must be dedicated to servicing the Company's indebtedness, (ii) the Company may not be able to generate sufficient cash flow or access sufficient additional financing to service the Notes and its other outstanding indebtedness and to adequately fund its planned capital expenditures and operations, (iii) the Company could be more vulnerable to changes in general economic conditions, (iv) the Company's ability to obtain additional financing for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes may be impaired, (v) the Company's operating and financial flexibility may be impaired by restrictions imposed by various debt instruments on the payment of dividends and on operations, and (vi) because all or part of certain of the Company's future borrowings (if any) may be at variable rates of interest, higher interest expenses could result in the event of increases in interest rates.

     The ability of the Company to meet its debt service obligations will depend on the future operating performance and financial results of the Company as well as its ability to obtain additional financing, each of which will be subject in part to factors beyond the control of the Company, such as prevailing economic conditions, and financial, business and other factors. There can be no assurance, however, that the Company's business will generate cash flow at the necessary levels that, together with available additional financing, will allow the Company to meet its anticipated requirements for working capital, capital expenditures, interest payments and scheduled principal payments.

     A failure to comply with the covenants and other provisions of financing documents to which the Company is a party, or other debt instruments to which it may become a party in the future, could permit acceleration of the debt under such instruments and, in some cases, acceleration of debt under other instruments that contain cross-default or cross-acceleration provisions.

     NEED FOR ADDITIONAL FINANCING


     The Company has met its cash requirements in recent years primarily with
(i) capital contributions and loans from the Principal Stockholders, (ii) borrowings under available credit facilities and (iii) cash flow from operations. The Company expects that an aggregate of approximately $315 million through the end of 1998 will be required to fund (a) the commencement and development of its D-DTH business, which will include capital expenditures and expenditures for operating expenses, working capital and other general corporate purposes, (b) the expansion of its programming business, (c) the consummation of the Acquisitions and future acquisitions and (d) the building out of its existing, and the rebuilding of new, cable television networks. The Company believes that, in addition to the net proceeds from the Offerings, remaining funds from the offering of the Notes and cash from operations, it will need additional funding of approximately $100 million to fulfill its current business development plans through the end of 1998. The Company currently expects to finance the initial roll-out cost of its D-DTH business primarily with the net proceeds from the Offerings. However, ongoing development and expansion of the D-DTH business and the development and expansion of its Programming Platform will require significant additional financing, and such businesses are expected to incur operating losses and negative cash flow for the first several years of operations. The Company expects that it will also require additional external funding for its business development plans in years subsequent to 1998 if the Company continues to subsidize the cost to subscribers of the D-DTH Reception Systems and to refinance all or a portion of the Notes at maturity. See "-- Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market". The Company does not expect that its Principal Stockholders will continue to make capital contributions or loans to the Company. Accordingly, the Company expects to be required to seek additional sources of financing. PCI maintains a credit facility of approximately $6.5 million, under which no amount is currently outstanding. Other future sources of financing for the Company could include public and/or private debt and/or equity financings and/or bank financings.



     While it is the Company's intention to enter only into new financings or refinancings that it considers advantageous, there can be no assurance that such sources of financing would be available to the Company in the future, or, if available, that they could be obtained on terms acceptable to the Company. In the event the Company obtains any future financing or refinancing on less than favorable terms, the Company might be forced to operate under terms that would restrict its operations and reduce its cash flow. While the pace and amount of the Company's expenditures for the above purposes is largely discretionary, if for any reason additional financing is not available to the Company when required, or is only available on less than favorable terms, it may be required to reduce the scope of its presently anticipated expansion of its operations, reduce capital expenditures (including expenditures related to acquisitions), slow the development of its D-DTH business and/or refinance all or a portion of its existing indebtedness (including the Notes), and as a result the business, results of operations and prospects of the Company could be adversely affected. To the extent that the Company is unable to raise additional financing, it intends to concentrate its available funds on, in order of priority, the development of its D-DTH business and Programming Platform, build out of its cable networks and acquisition of additional cable systems. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Liquidity and Capital Resources".


     RESTRICTIVE COVENANTS LIMITING PCI'S ABILITY TO PROVIDE FINANCIAL SUPPORT TO @ENTERTAINMENT AND COVENANTS RESTRICTING PCI'S OPERATIONS

     The Indenture relating to the Notes contains certain restrictive covenants which will affect, and in many respects will significantly limit or prohibit, among other things, the ability of PCI to (i) incur indebtedness, (ii) make prepayments of certain indebtedness, (iii) pay dividends, (iv) make investments,
(v) engage in transactions with stockholders and affiliates, (vi) issue capital stock of subsidiaries, (vii) create liens, (viii) sell assets and (ix) engage in mergers and consolidations. Currently, PCI holds almost all of the assets and operations of the Company. Restrictions on PCI's payments of dividends or repayments of loans to @Entertainment and restrictions on related party transactions may limit the Company's ability to optimally apply its resources to its various businesses, which may adversely affect the business, results of operations and prospects of the Company.

     HOLDING COMPANY STRUCTURE AND RESTRICTIONS ON PAYMENT OF DIVIDENDS

     @Entertainment and PCI are each holding companies with limited assets of their own that conduct substantially all of their business through subsidiaries. Certain of PCI's operating subsidiaries are held through a further holding company, Poland Cablevision (Netherlands) B.V., a Netherlands company which is 92.3% owned by PCI ("PCBV"). The ability of @Entertainment to pay dividends on the Common Stock will be dependent upon either the cash flows and earnings of its subsidiaries and the payment of funds by those subsidiaries to @Entertainment in the form of repayment of loans, dividends or otherwise or @Entertainment's ability to otherwise realize economic benefits from its equity interests in its subsidiaries. @Entertainment's subsidiaries have no obligation, contingent or otherwise, to pay dividends to @Entertainment. The ability of these subsidiaries to make payments to @Entertainment will be subject to, among other things, the availability of funds and the terms of such subsidiaries' indebtedness, as well as various business considerations. The Indenture limits, but does not prohibit, the payment of dividends by PCI to @Entertainment. Further, @Entertainment currently does not own, directly or indirectly, a majority interest in certain subsidiaries, and may not have operating control of entities in which it may in the future acquire direct or indirect interests. In such cases, @Entertainment may be unable, without the consent of the relevant partners, to cause such entities to pay dividends or implement business strategies that @Entertainment may favor.

     PCI is a corporation formed under the laws of the State of New York. Under the New York Business Corporation Law (the "BCL"), PCI may declare or pay dividends only out of the Company's surplus account. Under the BCL, a corporation is deemed to have a surplus for purposes of dividend declaration or payment when its net assets (which is defined as a corporation's total assets less its total liabilities) exceed the corporation's stated capital (which is defined as the sum of the par value of all of the shares of the corporation's stock which have been issued with a par value). The BCL further stipulates that PCI may only declare or pay dividends to the extent that its net assets remaining after such declaration or payment at least equal the amount of its stated capital.

     Provisions of applicable Polish law limit the amount of dividends which may be paid by Polish companies to the extent they do not have profits available for distribution (of which @Entertainment's Polish subsidiaries had no material amounts at March 31, 1997), and other statutory and general law obligations may affect the ability of @Entertainment's Polish subsidiaries to declare or pay dividends or the ability of such subsidiaries to make payments to @Entertainment on account of intercompany loans. For example, Polish companies known as spoffika akcyjna ("S.A".) are required by law to establish reserve funds (in an amount equal to one-third of their share capital) out of which they cannot pay dividends. In addition, the statutes of any type of Polish company can contain provisions requiring that the company establish other reserve funds out of which dividends may not be paid. None of the statutes of @Entertainment's Polish subsidiaries currently contain such a provision; however, most of @Entertainment's Polish subsidiaries' statutes contain a provision allowing the creation of such reserve funds if the subsidiary's General Assembly votes to do so. Furthermore, in the event that the foreign exchange laws or laws on foreign investment in Poland change, Polish companies may also become subject to additional limitations on their ability to distribute profits to non-Polish stockholders.

     Under English company law, @EL may only make distributions to @Entertainment from its accumulated, realized profits which have not previously been distributed or capitalized, less any accumulated realized losses which have not previously been written off either in a reduction or reorganization of capital. For these purposes, realized profits and losses are determined in accordance with applicable accounting principles and reflect both revenue and capital profits and losses.

     Under the Netherlands' corporate law and PCBV's articles of incorporation, PCBV may only distribute profits to its stockholders insofar as PCBV's equity exceeds the paid-up and called-up capital increased by the statutory reserves. Such statutory reserves may include reserves arising upon the revaluation of the company's assets, the capitalization of costs (including research and development, intellectual property and goodwill) in connection with the issuance of capital stock and reserves which may arise in connection with loans to stockholders with respect to their purchase of the company's stock. A stockholders' agreement among PCBV's stockholders includes certain limitations on payments that can be paid by PCBV to its stockholders, including PCI. If the managing board of PCBV solicits and receives loans from any of the PCBV stockholders, the loans cannot bear interest at a rate exceeding 10% per annum.

     The transfer of equity interests in subsidiaries of @Entertainment may be limited, due in part to regulatory and contractual restrictions. There can thus be no assurance of @Entertainment's ability to realize economic benefits through the sale of these equity interests. Accordingly, there can be no assurance that @Entertainment will receive timely payments from its subsidiaries, if at all, or other economic benefits from its equity interests in its subsidiaries.

     LIMITED D-DTH EXPERIENCE AND UNCERTAINTIES ASSOCIATED WITH THE D-DTH MARKET


     Limited D-DTH Experience. Although certain of the Company's executives have experience in the A-DTH market in Poland, the Company will have no experience delivering D-DTH services prior to the launch of its D-DTH pilot project expected in the beginning of 1998 and of its full service expected in the first half of 1998. The Polish A-DTH market developed rapidly from its inception in the late 1980s through the mid 1990s, but the rate of growth has declined in recent years because programmers have begun compressing and encrypting the signals transmitted over European satellites and moving their programming to a variety of satellites. The Polish A-DTH market today is characterized by (i) poor signal quality relative to cable television, (ii) limited channel offerings, (iii) a large number of small, poorly-capitalized satellite master antenna television ("SMATV") operators, (iv) high set-up costs of reception equipment and short satellite dish life, and (v) the increasing reluctance of co-op authorities to permit the use of satellite dishes. While the Company expects that its D-DTH service will offer Polish consumers significant advantages over the current A-DTH services, due to, among other factors (i) wider range of programming available due to the compression ability of digital technology, (ii) less expensive non-motorized reception equipment, (iii) the improved signal quality of D-DTH, and (iv) the increasing availability of premium services, there can be no assurance that the market for D-DTH services will develop, or if it does develop, that the Company will be successful in launching its D-DTH business. In view of these challenges, the prospects for the Company's proposed D-DTH business should be considered in light of the uncertainties associated with the launch on a large scale of a new business in a market with no comparable competitor experience and under a developing regulatory framework which may change as the Polish D-DTH market develops. See "-- Risks Related to Regulation -- Polish Regulation of the DTH Market".



     Expected Losses. The Company expects that its D-DTH business will incur substantial operating losses for its first several years of operation while it is developed and expanded. In addition to the costs associated with providing the approximately 500,000 Initial Subscribers with D-DTH Reception Systems on a significantly subsidized basis, the Company is liable for charges associated with each of its three transponders on the Astra satellites, which can amount to a maximum of $6.75 million per year and up to $200 million for all three transponders for the term of their leases (each lease expires in 2007 or 2008). The Company will also incur capital and operating expenses related to its new production and uplink facilities. The magnitude and duration of the losses to be incurred on its D-DTH business will depend on, among other factors, the ability of the Company's D-DTH service to attract and retain subscribers, the total cost of providing affordable reception equipment to subscribers, the Company's ability to develop a successful Programming Platform for the Polish market and its ability to control other costs which do not vary with the number of subscribers. Prospective investors should be aware of the difficulties encountered by enterprises in the early stages of development, particularly in light of the high roll-out costs involved in the D-DTH business obtaining the targeted 500,000 Initial Subscribers, and the intense competition characteristic of the pay television industry in Poland. There can be no assurance that the roll-out of the D-DTH business will proceed as planned, or that if achieved, the increase in the number of subscribers will result in profitability or positive cash flow for the Company in future years.



     Factors Beyond the Company's Control. The success of the Company's D-DTH business is subject to factors that are beyond its control and impossible to predict, including (i) the size of the

D-DTH market, (ii) the rates of penetration of such market, (iii) the acceptance of D-DTH services by subscribers and commercial advertisers, (iv) the sensitivity of potential subscribers to the price of installation and subscription fees, (v) the technical challenges of providing long-term D-DTH services, (vi) the extent and nature of the development of multichannel alternatives, including the continued expansion of cable television, and (vii) the immediate and long-term viability of D-DTH television services in Poland.


     Competing Standards. Although the Company believes that the Astra satellites, Philips' CryptoWorks(R) proprietary conditional access system and the Philips IRDs together constitute a reliable cost-effective solution, certain other large European providers of D-DTH services have selected different satellites, encryption technology and decoders. If another satellite, encryption technology or decoder becomes the preferred standard in Poland, or if Poland enacts regulations regarding such technology or decoders, such a development could adversely impact the Company's ability to attract and retain subscribers. Such a development could force the Company to switch its suppliers and replace IRDs and conditional access systems previously provided to subscribers on a subsidized basis, thus causing confusion for existing and potential subscribers, delays in providing subscribers with IRDs and conditional access systems and significant unexpected costs.



     Ability to Attract Subscribers. The Initial Subscribers will be required to make a substantial up-front investment to subscribe to the Company's D-DTH service. The Company's strategy is to significantly subsidize the cost of the D-DTH Reception System in an amount of up to approximately $380 per subscriber or an aggregate of up to approximately $190 million for the Initial Subscribers. Although the Company believes that as a result of this subsidy the price at which the Initial Subscribers will acquire the basic subscription package (including the D-DTH Reception Systems and accompanying services), which the Company expects to be up to approximately $150 per Initial Subscriber; should be low enough to attract a significant number of subscribers, there can be no assurance that the Company will be able to establish a substantial subscriber base. In addition, the investment for subsequent subscribers may increase unless the Company decides to continue to subsidize the cost to subscribers of the D-DTH Reception Systems. Accordingly, there can be no assurance that the Company will attract subscribers if it ceases to subsidize the cost of the D-DTH Reception System. Such continued subsidization would require significant additional funding. There can be no assurances that the Company could obtain such funding on satisfactory terms or at all. See "-- Need for Additional Financing".


     DEPENDENCE ON PHILIPS AS PRINCIPAL SUPPLIER

     Under the Company's current plans, certain critical components and parts used in the Company's D-DTH satellite transmission system, including the IRDs, the CryptoWorks(R) proprietary conditional access system and associated smartcards and the ODU, will be provided exclusively by Philips. The Company is currently negotiating, and expects shortly to conclude, agreements with Philips providing for Philips to be the exclusive supplier to the Company of the first 500,000 D-DTH Reception Systems in connection with the launch of the Company's D-DTH business in Poland, and that Philips will not distribute any other digital integrated receiver decoders in Poland until March 1, 1999 or any earlier date on which the Company has secured 500,000 Initial Subscribers to its D-DTH service in Poland. The Company expects its agreements with Philips to provide that after such period of exclusivity, a second supplier of IRDs in addition to Philips may be licensed by Philips to supply the Polish market. Although the agreements being negotiated by the Company with Philips may, if successfully concluded, provide a means by which the Company could obtain a second supplier for all or part of its future requirements for D-DTH Reception Systems, the Company does not have any sources for obtaining conditional access systems compatible with the IRDs other than Philips and future licensees of Philips.

     The failure of Philips to deliver D-DTH Reception Systems on schedule, or at all, would delay or interrupt the commencement of the Company's D-DTH business and thereby could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business -- D-DTH -- Technology and Infrastructure".

     The Company expects its agreements with Philips to provide for full distribution and installation service through approximately 1,000 of Philips' 3,000 authorized electronics retailers across Poland. It is currently expected that Philips will distribute a complete subscription package, comprising the D-DTH Reception System (the IRD, CryptoWorks(R) proprietary conditional access system and associated smartcard, and ODU), as well as the necessary installation and support services, and will therefore be the primary point of contact for subscribers to the Company's D-DTH service. Failure by Philips' retail network to provide the desired levels of service, quality and expertise (which are outside the control of the Company) could have a material adverse impact on the Company's operations and financial condition.


     DEPENDENCE UPON SATELLITES

     The Company's D-DTH business will depend on its ability to broadcast using transponders on the Astra 1E and 1F satellites, both of which have been successfully launched and are located at 19.2 degrees east. While two transponders leased by the Company on the Astra 1F satellite are currently available to the Company, the Company's access to its third leased transponder on the Astra 1E satellite is dependent upon the successful launch of the Astra 1G satellite, which is expected to occur in October 1997, and it becoming operational, which is expected in early 1998. Satellites are subject to significant risks that may prevent or impair proper commercial operations, including satellite defects, launch failure, incorrect orbital placement, destruction and damage. To date, the Company is not aware of significant disruption of transmissions on the Astra 1E or 1F satellites. The Company is not a "protected customer" under its satellite transponder leases and, in the event of a failure of one or more of its transponders, would not be able to pre-empt any other transponder customer. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to its transponders. The operation of the Astra satellites is outside the control of the Company and a disruption of transmissions on those satellites could have a material adverse effect on the Company, depending upon the duration of the disruption. While the Company has sufficient channel capacity to initiate its planned D-DTH service on the two transponders to which it currently has access, the ability of the Company to add channels to its Programming Platform will depend on the ability of the Company to obtain access to the third transponder leased by it or other transponder capacity on the Astra satellites or other favorably positioned satellites or improvements in image compression technology. The ability of the Company to transmit its programming following the expiration of the expected useful lives of the Astra 1E and 1F satellites in approximately 2015 (the Company's leases terminate in 2007 and 2008) will depend upon the ability of the Company to extend its existing leases and/or to obtain rights to utilize additional transponders on future Astra or other satellites. See
"Business -- D-DTH -- Technology and Infrastructure".

     RISK OF SIGNAL THEFT

     The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy". Historically, piracy in the cable television and European A-DTH industries has been widely reported. The Company's IRDs will incorporate Philips' CryptoWorks(R) proprietary encryption technology as part of its conditional access system. These IRDs use smartcard technology, making it possible to change the conditional access system in the event of a security breach through over-the-air methods by issuing new electronic decryption "keys" over-the-air as part of the Company's regular D-DTH broadcasts or by issuing new smartcards. The Company intends to purchase piracy insurance from Philips. As part of this insurance, Philips would replace the smartcards of the Company's then-subscribers with new smartcards incorporating Philips' latest anti-piracy technology at no cost to the Company except delivery costs, in the event piracy reaches a proportion of the Company's D-DTH service to be determined in the definitive agreement with Philips. Although the Company expects its conditional access system, subscriber management system and smartcard to adequately prevent unauthorized access to programming, there can be no assurance that the encryption technology to be utilized in connection with the Company's D-DTH system will be, or remain, effective. If the encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue and its ability to contract for programming services from unrelated third parties would be adversely affected. See "Business -- D-DTH -- Technology and Infrastructure".

     AGREEMENTS WITH TPSA

     The Company's ability to build out its existing cable television networks and to integrate acquired systems into its cable television networks will depend on, among other things, the Company's continued ability to design and obtain access to network routes, and secure other construction resources, all at reasonable costs and on satisfactory terms and conditions. Many of such factors are beyond the control of the Company. In addition, at May 31, 1997, approximately 62.5% of the Company's cable plant had been constructed utilizing pre-existing conduits of the Polish national telephone company ("TPSA"). A substantial portion of the Company's contracts with TPSA for the use of such conduits permits termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Generally speaking, TPSA may terminate a conduit agreement immediately if: (i) the Company does not have a valid permit ("Permit") from the Polish State Agency of Radio Communications ("PAR") authorizing the construction and operation of a cable television network in a specified geographic area covering the subscribers to which the conduit delivers the signal; (ii) the Company's cable network serviced by the conduit does not meet the technical specifications required by the Communications Act of 1990, as amended (the "Communications Act"); (iii) the Company does not have a contract with the co-op authority allowing for the installation of the cable network; or
(iv) the Company fails to pay the rent required under the conduit agreement. At May 31, 1997, approximately 113,000, or 16%, of the Company's total subscribers were serviced by conduits leased from TPSA for which one or more of these provisions were applicable, so TPSA was legally entitled to terminate the conduit agreements covering these subscribers immediately. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. Any such terminations by TPSA would have a material adverse effect on the Company unless the Company could on commercially reasonable terms find an alternative to the TPSA conduits or build its own conduits. In addition, the Company would be forced to incur significant costs if it were forced to build its own conduits. There can be no assurance that the Company would be able to replace, or locate a substitute for, such conduits. See "Business -- Cable -- Technology and Infrastructure" and "Business -- Properties".

     AVAILABILITY OF PROGRAMMING AND DEPENDENCE ON THIRD PARTY PROGRAMMERS; PROGRAM DEVELOPMENT RISK

     The success of the Company's business is and will continue to be, to a large degree, dependent on its ability to obtain, at commercially reasonable costs, programming that is appealing to subscribers. In particular, the Company believes there is a strong demand for high quality Polish-language television programming in Poland. To the extent that (i) the Company's competitors are able to produce or obtain Polish-language programming at commercially reasonable cost and the Company is not able to do so, (ii) the Company's programming is less popular than that of its competitors, or (iii) the Company's programming is non-exclusive to the Company, the viability or competitiveness of the Company's networks or services could be adversely affected. At present, the majority of the Company's cable television programming is in English or German and is non-exclusive to the Company.

     The Company currently creates, produces, develops and acquires programming, including programming for its two proprietary Polish language channels, for distribution across its cable networks. In addition to ProCable and its existing joint ventures, the Company intends to form a variety of joint ventures or subsidiaries to own and develop proprietary Polish-language programming for its Programming Platform. In addition to producing programming itself or through joint ventures, the Company intends to acquire certain programming for its Programming Platform from third-parties, generally on an exclusive basis.

     The Company currently obtains or is negotiating agreements under which it expects to obtain significant programming on an exclusive basis from several sources on whom it depends or will depend to provide it with additional high-quality programming that appeals to mass audiences in Poland. Although the Company has no reason to believe that it will be unable to successfully conclude any of the programming agreements it is now negotiating or that any of its existing programming agreements will be cancelled or will not be renewed upon expiration, if such agreements are not successfully concluded or are cancelled or not renewed, the Company will have to seek programming material from other sources. There can be no assurance that high-quality program services will be available to the Company either from the Company directly or from third parties on acceptable terms, including any required expenditures or investments in respect of such program services, or at all or, if so available, that such program services will be acceptable to the Company's subscribers.

     As part of its strategy to create more programming content, and in particular to develop high-quality Polish-language programming, the Company recently established Mozaic which will create programming for the Company's Programming Platform and for distribution on the Company's cable television and D-DTH systems. The development and production of television programs involve a high degree of risk associated with the creative content of programs and their acceptance by the viewing audience, as well as the general economic climate, public tastes generally and other intangible factors, all of which could change rapidly and cannot be predicted with certainty. Therefore, there is a risk that some or all of the Company's programming projects will not be successful or that the Company's programming library will lose its audience appeal more quickly than anticipated, possibly resulting in a portion of costs not being recovered or expected profits not being realized. In addition, part of the Company's programming strategy depends on its ability to create premium channels based on specific thematic content. There can be no assurance that the Company will be successful in introducing such channels into the Polish market.

     To date, the Company has entered into letters of intent regarding the World Shopping Network, Knowledge TV, BET on Jazz and Twoj Styl, a Polish lifestyle magazine, to provide programming for the Company's Programming Platform. In addition, the Company is negotiating a partnership with TVP, which is subject to various Polish regulatory and other approvals, to broadcast TVP's popular channels on its Programming Platform and provide the Company with exclusive pay television access to TVP's extensive Polish-language television library. Although these letters of intent and the discussions with TVP contemplate the negotiation of definitive agreements, there can be no assurance that definitive agreements to acquire such programming, or that programming for the remaining channels on the Company's Programming Platform, will be obtained on acceptable terms or at all. Moreover, there can be no assurance that required Polish regulatory and other approvals of the proposed partnership with TVP will be obtained on acceptable terms or at all. Failure to obtain a wide selection of exclusive popular Polish language programming for its Programming Platform, whether produced by the Company, joint ventures or third parties, would have a material adverse effect on the Company's business and results of operations.

     Certain programming for the Polish market is subject to regulation by the Polish authorities. See "-- Risks Related to Regulation -- Limitations on Foreign Ownership of Multi-Channel Television Operators and Broadcasters".

     COMPETITION IN THE MULTICHANNEL TELEVISION INDUSTRY

     The multichannel television industry in Poland has been, and is expected to remain, highly competitive. The Company competes with other cable television operators, as well as with companies employing numerous other methods of delivering television signals to the home. The success of the Company's multichannel television services in competing with alternative delivery systems will depend, in part, upon the Company's ability to provide a greater variety of Polish-language programming at a reasonable price than the programming and prices available through such alternative delivery systems. In addition, advances in communications technology, as well as changes in the marketplace and the regulatory environment, are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the multichannel television industry in Poland. See "The Industry -- The Polish Multichannel Television Industry" and "Regulation".

     CABLE. The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service and quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditure and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. While such operators often do not attempt to meet the technical standards for cable systems under Polish law, enforcement of regulations governing such technical standards has historically been poor. Although Polish regulatory authorities have recently attempted to improve the enforcement of such laws and regulations, there can be no assurance that they will be enforced. If such laws and regulations are not enforced, these SMATV operators will be able to continue operating with a lower cost structure than that of the Company and thus charge lower fees to subscribers, which may have an adverse effect on the Company's business, results of operations and financial condition. Certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have significantly greater resources (including financial resources and access to international programming sources) than the Company. The Company's cable television systems also compete with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and A-DTH television services, and may in the future compete with multichannel multipoint distribution systems ("MMDS") and D-DTH television services (including the Company's @TV D-DTH service).

     D-DTH. The Company's proposed D-DTH business will compete with traditional cable systems, including its own, and current A-DTH services as well as other potential D-DTH services. Canal+ currently offers a single channel A-DTH service and has announced plans to introduce a limited number of digital channels in Poland, and the Company expects that Canal+ may launch a full D-DTH service in Poland in the near future. The Company cannot predict whether other European or Polish broadcasters, such as BSkyB, Bertelsmann, Kirch or Polsat, will choose to enter the Polish D-DTH market. Certain of the Company's current and potential competitors, either alone or in joint ventures with other competitors, have either launched or announced plans to launch D-DTH systems for other European countries. Many of the Company's current and potential competitors have significantly greater financial, managerial and operational resources and more experience in DTH than the Company. If competing D-DTH services are successfully launched in Poland, they could have a material adverse impact on the Company.

     CHANGES IN TECHNOLOGY

     The multichannel pay television services industry as a whole has traditionally been, and is likely to continue to be, subject to rapid and significant changes in technology. In particular, the impact of digital compression technology on the Polish multichannel television industry is uncertain. The Company will use digital compression technology in its D-DTH business. This technology is under development for other transmission media, including cable and MMDS. Because digital compression technology allows transmission of multiple channels on the same frequency, it could result in the emergence of lower cost delivery systems and increased competition in the Polish multichannel television industry. Although the Company believes that, for the foreseeable future, existing and developing alternative technologies will not materially adversely affect the viability or competitiveness of its D-DTH business, there can be no assurance as to the effect of such technological changes on the Company or that the Company will not be required to expend substantial financial resources in the development or implementation of new competitive technologies. In addition, the Company from time to time may explore alternative technologies for delivering its programming and alternative methods for allowing subscribers to receive signals from multiple satellites.

     ACQUISITION STRATEGY

     A significant element of the Company's growth strategy is expansion by acquisition of cable television systems that either are located in reasonable proximity to the Company's existing systems or are large enough to serve as the basis for new regional clusters. There can be no assurance that the Company will be able to identify and acquire such systems on satisfactory terms, if at all, or that it will be able to finance significant acquisitions in the future. The Company encounters competition for the acquisition of cable systems from existing cable television operators and also from financial investors. See "Business -- Cable -- Competition".

     The Company searches for appropriate cable television networks for acquisition on an ongoing basis. Since March 31, 1997, the Company has consummated three of the Acquisitions and has continued to negotiate the terms of the remaining two Acquisitions. The aggregate consideration paid or to be paid by the Company in connection with the Acquisitions (including amounts for stockholder loans) is expected to be approximately $35.0 million. See
"Business -- Cable -- Acquisitions". The Company has obtained the approval of the Anti-Monopoly Office for the three Acquisitions which have been consummated and the Company intends to apply for approval of the remaining Acquisitions. The Company believes that it will be required to obtain the Anti-Monopoly Office's approval for certain future acquisitions as well. There can be no assurance as to the timing of closing of the Acquisitions that are currently pending or as to whether or on what terms the pending Acquisitions will actually be consummated. Failure to obtain the Anti-Monopoly Office's approval for the pending Acquisitions or for future acquisitions could have an adverse effect on the Company's business and results of operations. See "-- Risks Related to Regulation".

     MANAGEMENT OF GROWTH; INTEGRATION OF ACQUIRED BUSINESSES AND D-DTH

     The Company has experienced rapid growth and development in a relatively short period of time and intends to continue to do so to meet its strategic objectives. The management of such growth will require, among other things, continued development of the Company's financial and management controls and management information systems, stringent control of construction and other costs, increased marketing activities, ability to attract and retain qualified management personnel and the training of new personnel. In particular, the Company's expansion into the D-DTH business will require substantial attention of senior management. The Company intends to hire additional personnel in order to manage its growth and expansion, particularly in the new D-DTH business. Failure to successfully manage its rapid growth and development and difficulties in managing the expansion into the D-DTH business and in integrating such business with the Company's cable and programming operations could have a material adverse effect on the Company's business, results of operations and financial condition.

     Since its inception, the Company has acquired numerous cable television networks. The Company's recent acquisitions have involved, and the Acquisitions, to the extent consummated, and other possible future acquisitions by the Company will involve, risks, including successful integration with the Company's existing systems and operations and, possibly, lower relative operating margins associated with such acquisitions before the economic benefits of integration, if successful, are fully realized. Furthermore, the Company may experience increased capital expenditure costs as the acquired systems are rebuilt if necessary to upgrade the networks to the Company's standards. In the event that the Company underestimates the costs of integrating and upgrading acquired networks, such activities could have a material adverse effect on the Company's financial condition and operating results. The integration of acquired systems may also lead to diversion of management attention from other ongoing business concerns. The costs of integration for certain acquisitions have had an adverse impact on the Company's short-term operating results. Any or all of these risks related to integration may have a material adverse effect on the Company's operations in the future.

     In addition, the Company is evaluating the viability and financial returns associated with entering into certain businesses, some of which may be capital-intensive and in which it has limited experience, such as telephony. There can be no assurance that the Company can profitably exploit these new areas of endeavor.

     DEPENDENCE ON KEY PERSONNEL

     The Company's future success depends in large part on the continued service of its key management personnel. The Company is particularly dependent upon the skills and contributions of several key individuals, including Robert E. Fowler, III, Chief Executive Officer of @Entertainment; John S. Frelas, Chief Financial Officer, Vice President and Treasurer of @Entertainment; George Z. Makowski, Vice President of @Entertainment and Chief Operating Officer--Cable Television of PCI; Przemysffiaw Szmyt, Vice President, General Counsel and Secretary of @Entertainment; David Warner, Vice President of @Entertainment and Chief Operating Officer -- DTH of @EL; Andrzej Muras, Executive Vice President of Polska Telewizja Kablowa-Warszawa S.A. ("PTK-Warsaw"); and Marek Sowa, Director of Corporate Development of PCI. The departure of any of these persons could have a material adverse effect on the Company's business. In addition, given the Company's stage of development, the Company's success will depend in part on its ability to hire, train, and retain high-quality personnel. The Company has entered into employment agreements with Messrs. Fowler, Frelas, Makowski, Szmyt, Warner, Muras and Sowa. Mr. Fowler's employment agreement with @Entertainment expires December 31, 1999, and is terminable without cause upon three months' written notice by Mr. Fowler or upon one month's written notice by the Company. Mr. Frelas' employment agreement with @Entertainment expires on September 1, 2001, and is terminable without cause upon six months' written notice by either party. Mr. Makowski's employment agreement with @Entertainment expires January 21, 2002, and is terminable without cause upon six months' written notice by either party. Mr. Szmyt's employment agreement with @Entertainment expires on February 7, 2000, and is terminable without cause upon two months' written notice by Mr. Szmyt, or upon four months' written notice by @Entertainment. Mr. Warner's employment agreement with @Entertainment expires April 7, 2002 and may be terminated without cause upon six months' written notice by either party. Mr. Muras's employment agreement with PTK-Warsaw expires on January 1, 1998, and is terminable without cause upon three months' written notice by Mr. Muras. Mr. Sowa's employment agreement with PCI expires on January 1, 2000, and is terminable without cause upon two months' written notice by Mr. Sowa, or upon four months' written notice by PCI.

     CONTROL BY EXISTING STOCKHOLDERS; POTENTIAL ANTI-TAKEOVER PROVISIONS

     After completion of the Offerings, the Principal Stockholders will own beneficially in the aggregate approximately 54% of the outstanding Common Stock. As a result, the Principal Stockholders, acting together, will be able to elect all of @Entertainment's directors and otherwise control the Company's operations. In addition, such concentration of ownership may have the effect of delaying or preventing transactions involving an actual or potential change in control of @Entertainment, including transactions in which holders of Common Stock might receive a premium for their Common Stock over prevailing market prices. See "Principal Stockholders" and "Description of Capital Stock".

     Certain provisions of Delaware law applicable to @Entertainment and @Entertainment's Certificate of Incorporation (the "Certificate") and Bylaws (the "Bylaws") could delay or make more difficult a merger, tender offer or proxy contest involving @Entertainment, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. The Certificate authorizes the issuance of 20.0 million shares of preferred stock, par value $.01 per share, on terms which may be fixed by @Entertainment's Board of Directors without further stockholder action ("Blank Check Preferred Stock"). The terms of any series of Blank Check Preferred Stock, which may include, among other things, priority claims to assets and dividends and special voting rights, could adversely affect the rights of holders of the Common Stock. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Blank Check Preferred Stock that may be issued in the future. @Entertainment has no present plans to issue shares of Blank Check Preferred Stock. In addition, @Entertainment's Certificate and Bylaws provide for a classified board of directors, eliminate the right of stockholders to act by written consent without a meeting, (unless they have obtained the approval of a two-thirds vote of the directors), require advanced stockholder notice to nominate directors and raise matters at the annual stockholders' meeting, do not provide for cumulative voting in the election of directors and allow for the removal of directors only for cause and with a two-thirds vote of @Entertainment's outstanding Common Stock. In addition, acquisition of more than 10% of the outstanding voting stock of @Entertainment could require the approval of the Anti-Monopoly Office. See "-- Risks Related to Regulation -- The Polish Multi-Channel Television Industry" and "Regulation -- Poland -- Anti-Monopoly Act". All of the foregoing could have the effect of delaying, deferring or preventing a change in control of @Entertainment and could limit the price that certain investors might be willing to pay in the future for shares of @Entertainment's Common Stock. See "Description of Capital Stock".

     LIMITED INSURANCE COVERAGE

     While the Company carries general liability insurance on its properties, like many other operators of cable television systems it does not insure the underground portion of its cable television networks. Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to the transponders leased by it for satellite transmission of its broadcasting. See "-- Dependence Upon Satellites". Accordingly, any catastrophe affecting a significant portion of the Company's cable television networks or disrupting its access to its leased satellite transponders could result in substantial uninsured losses and could have a material adverse effect on the Company.

RISKS RELATED TO REGULATION

     THE POLISH MULTICHANNEL TELEVISION INDUSTRY

     The operation of a cable and DTH television system in Poland is regulated by various governmental bodies, including the Minister of Communications ("MOC") and PAR under the Communications Act, and the National Radio and Television Council (the "Council") under the Radio and Television Act of 1992, as amended (the "Television Act"). Cable television and DTH operators in Poland also are subject to the intellectual property rights protections contained in the Law on Copyright and Neighboring Rights of 1994 (the "Copyright Act"). Cable television services in Poland may be offered only by cable television operators that have received Permits from PAR to operate and construct cable television networks in specified areas in Poland. The Communications Act and the Permits set forth the terms and conditions for providing cable television services, including the term of the Permits, the area covered by the Permits, technological requirements for cable television networks and the restrictions on foreign ownership of cable television operators. See "-- Limitations on Foreign Ownership of Multichannel Television Operators and Broadcasters" and "Regulation -- Poland -- The Communications Act -- Foreign Ownership Restrictions". If a cable television operator breaches the terms of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where such breach occurred or the forfeiture of the operator's cable networks.

     Although subsidiaries of PCI have received approximately 93 Permits from PAR, certain subsidiaries of PCI do not have valid Permits covering certain of the areas in which they operate cable networks. Of the approximately 95,000 basic subscribers at May 31, 1997 located in the areas for which subsidiaries of PCI do not currently have valid Permits, approximately 21% are located in areas serviced by recently acquired cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including obtaining agreements with the co-op authorities, upgrading of the acquired networks to meet technical standards where necessary and satisfying foreign ownership limitations), approximately 60% are located in areas serviced by recently acquired or constructed networks in Warsaw, Krakow and the areas surrounding these cities, which PCI plans to transfer to

Polska Telewizja Kablowa S.A. ("PTK S.A.") in order to comply with foreign ownership restrictions, and approximately 19% are located in areas serviced by networks for which certain subsidiaries of PCI have Permit applications pending. These subsidiaries of PCI have 18 Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits to such subsidiaries or that PAR will not take action against such subsidiaries for operating cable television networks in areas not covered by valid Permits, including assessing fines on such subsidiaries, revoking Permits held by the such subsidiaries and seizing the cable networks operated by such subsidiaries. Furthermore, there can be no assurance that such subsidiaries will be able to receive Permits in the future permitting them to operate any other networks that they may acquire. Any action by PAR to restrict or revoke the Permits of such subsidiaries, or similar action by PAR, would have a material adverse effect on the Company's business, financial condition and results of operations. See "Regulation -- Poland -- The Communications Act".

     Under the Television Act, cable television operators must register each channel and the programs to be transmitted thereon ("programming") with the Chairman of the Council prior to transmitting it over their cable networks. The Chairman of the Council has the authority to reject applications to register programming if the programming violates any provision of the Television Act. See "Regulation -- Poland -- Television Act". The relevant subsidiaries of PCI have registered most of the programming that they transmit on their cable networks, except programming transmitted on networks for which they do not have Permits. There can be no assurance that the Council will not revoke the registration of any of the Company's programming, or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks, or that the Council will not take action regarding unregistered programming the Company transmits over its cable networks which do not have Permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming, as well as criminal sanctions against Company management. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

     Cable television operators in Poland are also subject to the provisions of the Copyright Act, which governs enforcement of intellectual property rights of Polish authors and producers of programming and requires that the Company reach agreements with, and make payments to, such authors and producers of programming that is transmitted over the Company's networks. The Communications Act requires that operators of cable television systems comply with Polish laws, including copyright laws. The rights of copyright holders are generally enforced by rights organizations for collective copyright administration and protection. In addition, Poland has adopted the Agreement on Trade Related Aspects of Intellectual Property Rights ("TRIPS"), which possibly may provide some copyright protection to foreign producers of programming, and Poland has recently adopted the Rome Convention, which will result in the intellectual property rights of non-Polish programming producers being protected in Poland to the same extent that such rights of Polish producers are protected. The Company is not able to predict the effect of TRIPS or of the adoption of the Rome Convention on the Polish cable television industry, and there can be no assurance that either will not result in the Company paying additional fees to broadcasters for programming or being unable to obtain certain commercially desirable programming. See "Regulation -- Poland -- Copyright Protection".

     In addition, the Communications Act, the Television Act and the Copyright Act are relatively new statutes, and thus have not been fully interpreted by applicable regulatory authorities. There can be no assurance that changes in laws or regulations, in the interpretation of existing laws or regulations or in the enforcement activities of the applicable regulatory authorities affecting the Company, its competitors or the cable television industry in Poland generally will not occur that could have a material adverse effect on the Company's business, financial condition or results of operations. See "Regulation -- Poland".

     Competition in Poland is governed by the Anti-Monopoly Act, which established the Anti-Monopoly Office to regulate monopolistic and other anti-competitive practices. The current Polish anti-monopoly body of law with respect to the cable television industry is not well-established, and the Anti-Monopoly

Office has not articulated comprehensive standards that may be applied in an antitrust review in the cable television industry. In particular, the relevant markets for cable television services have not been defined by the Anti-Monopoly Office.

     As a general rule, companies that obtain control of 40% or more of their market face greater scrutiny from the Anti-Monopoly Office. Additionally, several types of concentrations between undertakings, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act require a prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction and members of their governing bodies. The Company believes that it is required to obtain, and it has applied for, or is in the process of preparing applications for, approval of the Anti-Monopoly Office for the pending Acquisitions, and it will be required to obtain the Anti-Monopoly Office's approval for certain other future acquisitions as well. In addition, the Anti-Monopoly Office can review a company's past and present activities for potential anti-competitive behavior. Pursuant to the current interpretation of the Anti-Monopoly Office, transactions between non-Polish parties affecting market conditions in Poland may also require a notification to the Anti-Monopoly Office. According to the Anti-Monopoly Act, transactions made on a stock exchange do not require notification, but the Act does not stipulate whether this is applicable to stock exchanges outside Poland or only to those inside Poland. Furthermore, the proposed draft Law on Public Trading in Securities, currently being debated by the Polish Parliament, provides for the amendment to the Anti-Monopoly Act to repeal the exemption of notification of transactions made on a stock exchange. There can be no assurance that the Anti-Monopoly Office will approve the pending Acquisitions or the Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations, if undertaken by the Anti-Monopoly Office, will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations. The Company has not obtained clearances from the Anti-Monopoly Office in connection with certain past acquisitions. The Company does not believe that sanctions by the Anti-Monopoly Office for any such missing clearances would be material, although there can be no assurance as to the severity of such future sanctions, if any. See
"Regulation -- Poland -- Anti-Monopoly Act".

     The Television Act authorizes the Council to adopt regulations specifying requirements for Polish or European content of programs of non-Polish broadcasters to be distributed through cable networks in Poland. The adoption of such regulations could influence the ability of Polish cable television operators to register programs with the Council. Such a registration is required for a lawful cable distribution of programs. The Council has not issued any regulations concerning this matter, but there can be no assurance that it will not do so in the future or that the Company would be able to comply with any such future regulations. The burden of complying with any such future regulations or any failure to so comply could have a material adverse effect on the Company. See "Regulation -- Poland -- Television Act".

     POLISH REGULATION OF THE DTH MARKET

     The Television Act does not include regulations directly applicable to the broadcasting of programs being broadcast from abroad and received in Poland. Specifically, there are no regulations in force concerning satellite broadcasting of a program dedicated to a Polish audience if the uplink for the broadcasting of such a program is made by a foreign broadcaster from outside of Poland. The Company believes that the Television Act does not apply to such broadcasting from outside of Poland and that such activity is not subject to Polish broadcasting requirements. The Council has not officially adopted an interpretation of this issue. As different interpretations of this issue have been made, including by some members of the Council, there can be no assurance that this interpretation will not be challenged or that the Company will not be required to comply, and, if so, that it will be able to comply, with such requirements. In addition, in certain situations, including, but not limited to, where a program is produced or assembled entirely in Poland and only provided to a third party for transmission from abroad, there may be a risk of the producer of such a program being deemed to be a broadcaster under the Television Act, and being obligated to obtain a license to be issued by the Chairman of the Council, which would be subject to certain conditions, including foreign ownership restrictions. While the Com-pany believes that its activities in producing programs in and outside of Poland, transmitting the programs to the Company's uplink facility in the United Kingdom and distributing the programs in Poland via satellite are not subject to regulation in Poland, there can be no assurance that the Council will not seek to require the Company to apply for a license in Poland for its broadcasting business. The Company is currently studying the feasibility of locating its uplink and production facilities in Poland and applying for the Polish broadcasting licenses necessary to engage in such activities. There can be no assurance that such licenses would be granted if applied for. See "-- Limitation on Foreign Ownership of Multichannel Television Operations and Broadcasters".

     Currently Poland has not sought to regulate foreign DTH broadcasters who uplink outside of Poland. However, there can be no assurances that Poland will not seek to regulate the DTH industry by, for example, imposing standards for encryption technology or IRDs. If the Company's encryption technology, IRDs or other activities were not to meet such standards, the Company's business, results of operations and financial condition could be materially adversely affected as the Company seeks to comply with such standards.

     As Poland is a party to the Convention, the Polish authorities are obligated to guarantee freedom of reception and may not restrict the retransmission on Polish territory of program services which comply with the terms of the Convention. The Company believes that the content of its Programming Platform will comply with the terms of the Convention. However, the Council has recently submitted a proposal to amend the Convention to waive the protection for freedom of reception in the case of foreign broadcasters broadcasting from outside Poland in order to evade Polish broadcasting regulations. Any amendment to the Convention would require the approval of all state signatories to the Convention. Parties can withdraw from the Convention on six months notice. There can be no assurance that the Convention will not be so amended or that Poland will not withdraw from the Convention.

     LIMITATIONS ON FOREIGN OWNERSHIP OF MULTICHANNEL TELEVISION OPERATORS AND BROADCASTERS

     Under the Communications Act and applicable Polish regulatory restrictions, Permits may only be issued to and held by Polish individuals or companies in which foreign persons hold no more than 49% of the share capital. These restrictions do not apply to any Permits issued prior to July 7, 1995 or, in the Company's view, based on the MOC's written explanations, to Permits issued at any time pursuant to certain licenses obtained under prior regulations or to renewals of any such Permits (collectively "Grandfathered Permits"). See "Regulation -- Poland -- The Communications Act". At March 31, 1997, approximately 38.6% of the Company's basic subscribers were covered by Permits that are not subject to foreign ownership restrictions. Prior to the creation of PAR and the Permit system, the stockholders of PTK, S.A. received a license to establish PTK, S.A. to operate cable television systems in Warsaw, Krakow and the areas surrounding these cities (as described in the license) under the Commercial Activity with Participation of Foreign Parties Act of 1988, as amended (the "Foreign Commercial Activity Act"). The Company plans to transfer cable networks that it acquired or constructed after July 7, 1995 in the Warsaw and Krakow license areas to PTK, S.A., which will apply for Permits covering such systems. Although the Foreign Commercial Activity Act has been repealed, the MOC has confirmed to PTK, S.A. that the PTK, S.A. license enables PTK, S.A. to acquire Permits covering areas in Warsaw, Krakow and the surrounding areas without regard to the regulatory restrictions on foreign ownership described above. In Poland, the interpretation of the law is vested in the Constitutional Court, which has not considered the issue. The MOC's interpretation of the law is therefore not binding. There can be no assurance that the MOC has correctly interpreted the law or that it will not change its interpretation in a manner which could have a material adverse effect on the Company's business, results of operations and financial condition.

     To comply with foreign ownership requirements for areas not covered by Grandfathered Permits, the Company has entered into contractual arrangements with the Polish entity Poltelkab. The Company owns 49% of Poltelkab and five Polish executives and former executives of the Company own the remaining 51%. In the case of the acquisition or construction of cable networks not covered by Grandfathered Permits, either (i) the Company will own all of the cable network assets and will lease the assets to Poltelkab which will operate the networks, or (ii) Poltelkab will own and operate the networks. In the Company's current leasing arrangements with Poltelkab, Poltelkab holds the Permits to operate the cable networks, receives all of the revenue from subscribers, pays all operating expenses relating to the operation of the networks, and through the lease arrangements pays the Company rent equal to substantially all of the cash flow generated by the networks. The Company believes that this ownership and operating structure are not contrary to the requirements of Polish law. PAR has granted Poltelkab two Permits for networks using the ownership and operating structure described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions, including the restrictions applicable to Grandfathered Permits, will not be amended or interpreted in a different manner in the future. Any such adverse determination or any such amendment or interpretation could adversely affect the Company's ability to acquire Permits to operate cable television systems and could result in the loss of Permits held by Poltelkab, which could have a material adverse effect on the Company's business, results of operations and financial condition. See "Regulation -- Poland -- The Communications Act" and "Regulation -- Poland -- The Communications Act -- Foreign Ownership Restrictions".

     The Television Act provides that programming may be broadcast in Poland only by Polish entities in which foreign persons hold no more than 33% of the share capital. In addition, the Television Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory boards of any company holding a Polish broadcasting license must be comprised of Polish citizens residing in Poland. The Company owns a 33% interest in a programming company, ProCable, which was formed to develop Polish-language programming for the Company. ProCable currently holds broadcast licenses to distribute PTK1 and PTK2, ProCable's current proprietary Polish-language programs, over all of the Company's networks that carry these programs, except for eleven small cable networks for which ProCable currently does not have broadcast licenses but for which it will seek to obtain broadcast licenses in the near future.

     The Company has established Mozaic as a wholly owned U.S. subsidiary engaged in the development and production of Polish-language thematic television programming outside of Poland. The Company plans to distribute its Programming Platform and other programming produced by Mozaic throughout Poland via satellite systems from outside of Poland. @Entertainment has established @EL and intends to establish other subsidiaries and joint ventures to develop and produce Polish-language programming as part of its Programming Platform. The Company believes that the ownership structure of ProCable, @EL and Mozaic satisfies Poland's regulatory restrictions on foreign ownership. However, there can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership or distribution structure, or the distribution structure to be established for such future subsidiaries or joint ventures, violates Polish regulatory restrictions on foreign ownership. If the ownership of ProCable, @EL or Mozaic or such future subsidiaries or joint ventures is found not to be in compliance with Poland's regulatory restrictions on foreign ownership, the Company could be forced to incur significant costs to bring its ownership structure or distribution system into compliance with the regulations; it might be forced to dispose of its ownership interests in ProCable, @EL, Mozaic or such future subsidiaries or joint ventures; or ProCable could lose its broadcasting licenses. These regulatory restrictions may materially adversely affect the Company's ability to enter into relationships with ProCable, Mozaic or such future subsidiaries or joint ventures, as well as any other entity that produces, broadcasts and distributes programming in Poland, which would have a material adverse effect on the Company's business, results of operations and financial condition. See "Regulation -- Poland -- Communications Act".

     UNITED KINGDOM REGULATION OF D-DTH BUSINESS

     The Company currently anticipates establishing production facilities in the United Kingdom through @EL for the production, post-production and packaging of programming from which it will transmit via uplink to the Astra satellites for onward transmission to D-DTH subscribers and cable operators in Poland. The Company's D-DTH broadcasting service will be regulated by the U.K. authorities (primarily the ITC) as a satellite television service ("STS"). Under the U.K. Broadcasting Act 1990, as amended (the "Broadcasting Act"), satellite broadcasters established in the U.K. are required to obtain a STS license. STS licenses are granted by the ITC assuming that certain criteria are satisfied. The Company has applied, or intends to apply, for STS licenses for each of its proposed D-DTH broadcast channels which are not otherwise licensed. The ITC has wide discretion to vary the conditions of licenses issued under the Broadcasting Act. There is no assurance that the Company will be able to secure the necessary STS licenses it requires, or if obtained, that the Company will be able to meet the ongoing requirements of such STS licenses. Failure to obtain in a timely manner and maintain such licenses would have a material adverse effect on the Company's ability to rollout its D-DTH service or to add channels in the future, and as a result, would have a material adverse affect on the Company's business, results of operations and financial condition. See "Regulation -- United Kingdom -- Broadcasting Regulation".

     EUROPEAN UNION REGULATION OF D-DTH BUSINESS

     The Television Without Frontiers Directive (the "Directive") provides that each European Union ("EU") broadcaster should be regulated by the authorities in the member state where it is established, without regard to the country within the EU in which its broadcast signal is received. Currently, the Convention provides that the country in which a broadcaster uplinks its programming to the satellite has jurisdiction over that broadcaster, but the Convention is likely to be amended to bring it into conformity with the Directive's establishment test. The Company can give no assurance that either the Directive or the Convention or both will not be amended in the future, either legislatively or judicially, to give authorities in a receiving state the power to regulate a broadcaster whose services are intended to be received in such state. This may have an impact on the Company's ability to broadcast into Poland programming uplinked from the United Kingdom.

     The Company can give no assurance that regulations will not be imposed in the future which would impose stricter European or independent production quotas on European broadcasters, impose foreign (non-EU) ownership restrictions on broadcasters or regulate digital television services in a way which may be detrimental to the Company (such as requiring all conditional access providers to allow simulcrypt of their programming) or that any such regulations, if imposed, would not have a materially adverse effect on the Company's business, results of operations and financial condition.

RISKS RELATED TO INVESTMENTS IN POLAND AND EMERGING MARKETS

     POLITICAL AND ECONOMIC RISKS; ENFORCEMENT OF FOREIGN JUDGMENTS

     Poland has undergone significant political and economic change since 1989. Political, economic, social and other developments in Poland may in the future have a material adverse effect on the Company's business. In particular, changes in laws or regulations (or in the interpretation of existing laws or regulations), whether caused by changes in the government of Poland or otherwise, could materially adversely affect the Company's operations and business. Currently there are no limitations on the repatriation of profits from Poland, but there can be no assurance that foreign exchange control restrictions, taxes or limitations will not be imposed or increased in the future with regard to repatriation of earnings and investments from Poland. If such exchange control restrictions, taxes or limitations are imposed, the ability of @Entertainment to receive dividends or other payments from its Polish subsidiaries could be reduced, which may have a material adverse effect on the Company.

     Due to the many formalities required for compliance with the laws in Poland's regulated economy, the rapid changes that Polish laws and regulations have undergone in the 1990s or otherwise, and numerous uncertainties regarding the interpretation of such laws and regulations, the Company may from time to time have violated, may be violating and may in the future violate, the requirements of certain Polish laws, including provisions of labor, foreign exchange, customs, tax and corporate laws and regulatory approvals. The Company does not believe that any such violations will have a material adverse effect upon the Company's business, results of operations or financial condition, but there can be no assurance that such will be the case.

     Poland is generally considered by international investors to be an emerging market. There can be no assurance that political, economic, social and other developments in other emerging markets will not have an adverse effect on the market value and liquidity of the Common Stock. In general, investing in the securities of issuers with substantial operations in markets such as Poland involves a higher degree of risk than investing in the securities of issuers with substantial operations in the United States and other similar jurisdictions.

     @Entertainment is organized under the laws of the State of Delaware. Although investors in the Common Stock will be able to effect service of process in the United States upon @Entertainment and may be able to effect service of process upon its directors, due to the fact that @Entertainment is primarily a holding company which holds direct or indirect equity interests in various entities in Poland, the United Kingdom and the Netherlands, all or a substantial portion of the assets of the Company are located outside the United States. As a result, it may not be possible for investors to enforce against the Company's assets judgments of United States courts predicated upon the civil liability provisions of United States laws.

     @Entertainment has been advised by its Polish counsel that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Poland.

     @Entertainment has been advised by its English solicitors that there is doubt as to the enforceability in the United Kingdom, in original actions or in actions for the enforcement of judgments of United States courts, of certain civil liabilities predicated upon the United States federal and state securities laws.

     @Entertainment also has been advised by its Netherlands counsel that a final and conclusive judgment duly obtained in actions brought in the United States will not be recognized and enforced by a Netherlands court and that it would be necessary to bring the matter before the competent Netherlands court. The claimants may, in the course of these proceedings, submit the judgment rendered by the court in the United States. If and to the extent that the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Netherlands principles of public policy.

     INFLATION; CURRENCY RISK

     Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuations in the exchange rate for the zffioty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 27% in 1995 and to approximately 20% in 1996. In addition, the exchange rate for the zffioty has stabilized and the rate of devaluation of the zffioty has decreased since 1991. However, inflation and currency exchange fluctuations have had, and may continue to have, an adverse effect on the financial condition and results of operations of the Company.

     Substantially all of the Company's debt obligations and certain of the Company's operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars. By contrast, substantially all of the Company's revenue is denominated in zffioty. Any devaluation of the zffioty against the U.S. Dollar that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenue to service its U.S. Dollar-denominated obligations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that the Company will be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Company to service its U.S. Dollar denominated obligations and, thus, on the Company's financial condition and results of operations.

RISKS RELATED TO THE OFFERINGS

     BENEFITS OF THE OFFERINGS TO INSIDERS


     The Company intends to use $40 million and $20 million of the net proceeds of the Offerings to purchase all of the outstanding shares of PCI Series A Preferred Stock and PCI Series C Preferred Stock, respectively. The holder of the PCI Series A Preferred Stock is ECO, which purchased such stock, together with all outstanding shares of PCI Series B Preferred Stock and 4,662 shares of PCI common stock, for an aggregate purchase price of $65 million. Upon the completion of the Offerings, ECO's shares of Series B Preferred Stock will automatically be converted into 4,862,000 shares of Common Stock, leaving ECO with a total of 9,524,000 shares of Common Stock with a value (based on $20.25, the midpoint of the estimated range specified on the cover page of the Prospectus) of approximately $193 million. The holder of the PCI Series C Preferred Stock is an entity owned by certain of the beneficial owners of PIHLP (as herinafter defined) and members of their families (the "Chase Entity"), which acquired such stock for approximately $19.8 million from Polish Investments Holding L.P. ("PIHLP"), an entity owned by certain members of the Chase Family, which purchased such stock from PCI for approximately $17 million. Upon the completion of the Offerings, the stockholders owning more than five percent of the Common Stock (other than ECO) will, together with the officers and directors of the Company, hold an aggregate of 12,953,000 shares of Common Stock (excluding any outstanding options to purchase Common Stock), with an aggregate cost of approximately $4.1 million and with an aggregate value (based on $20.25, the midpoint of the estimated range specified on the cover page of the Prospectus) of approximately $262 million. In addition, such investors benefit from the Offerings in obtaining liquidity for their investments in Common Stock.


     Certain of the Company's management are entitled under their respective employment agreements to receive bonus payments upon the successful completion of the Offerings. Such bonus payments to, among others, Messrs. Makowski, Frelas, Szmyt and Warner, and additional discretionary Offering-related bonus payments to Messrs. Muras and Sowa and certain other employees will aggregate approximately $1.23 million. See "Use of Proceeds", "Management" and "Certain Relationships and Related Transactions".

     NO INTENTION TO PAY DIVIDENDS

     Neither @Entertainment nor PCI has ever declared or paid a cash dividend on its common stock. @Entertainment intends to retain its earnings, if any, for use in its business and does not anticipate paying cash dividends in the foreseeable future. See "-- Risks Related to the Company -- Holding Company Structure and Restrictions on Payment of Dividends", "Dividend Policy" and "Description of Capital Stock".

     USE OF PROCEEDS

     Because of the number and variability of factors that determine the Company's use of proceeds from the Offerings, management will retain a significant amount of discretion over the application of the net proceeds.

     NO PUBLIC MARKET FOR SECURITIES

     Prior to the Offerings, there has not been any market for @Entertainment's Common Stock, and there can be no assurance that an active trading market will develop or be sustained after the Offerings.

     ARBITRARY DETERMINATION OF OFFERING PRICE; POSSIBLE VOLATILITY OF STOCK
PRICE

     The initial public offering price of the Common Stock will be determined by negotiation between @Entertainment and representatives of the Underwriters and is not necessarily related to the Company's asset value, net worth, results of operations or any other criteria of value and may not be indicative of the prices of the Common Stock that may prevail in the public market after the Offerings. Subsequent to the Offerings, prices for the Common Stock will be determined by the market and may be influenced by a number of factors, including the depth and liquidity of the market for the Common Stock, investor perception of the Company and other comparable companies and general economic and other conditions.

     SHARES ELIGIBLE FOR FUTURE SALE

     Future sales of Common Stock by existing stockholders pursuant to Rule 144 ("Rule 144") under the Securities Act of 1933 could have an adverse effect on the price of the Common Stock. Upon completion of the Offerings, up to approximately 3,983,000 shares of Common Stock, which are beneficially held by certain existing stockholders of @Entertainment, may be eligible for sale under Rule 144. @Entertainment and stockholders who own in the aggregate 23,810,000 shares of Common Stock have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of @Entertainment which are substantially similar to shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to shares of Common Stock without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered by @Entertainment in connection with the concurrent U.S. and International Offerings. Messrs. Robert E. Fowler, III, John S. Frelas, George Makowski, Przemyslaw Szmyt and David Warner, each of whom holds options to purchase shares of Common Stock, has agreed that, during the period beginning on the date of this Prospectus and continuing to any including the date 728 days (two years) after the date of this Prospectus they will not offer, sell, contract to sell or otherwise dispose of any securities of @Entertainment which are substantially similar to shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to shares of Common Stock without the prior written consent of Goldman, Sachs & Co. See "Shares Eligible for Future Sale".

                               THE REORGANIZATION

     Before the Offerings, all the holders of shares of PCI's common stock and @Entertainment entered into a Contribution Agreement dated as of June 22, 1997 (the "Contribution Agreement"). Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares of PCI common stock owned by it to @Entertainment. In addition, ECO transferred all of the outstanding shares of PCI's voting Series B Preferred Stock (the "PCI Series B Preferred Stock") to @Entertainment. All of these transfers (the "Share Exchange") were designed to qualify as a tax-free exchange under section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Each holder of PCI's common stock received 1,000 shares of Common Stock of @Entertainment in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of @Entertainment's Series B Preferred Stock in exchange for its shares of PCI Series B Preferred Stock. The Series B Preferred Stock has identical rights and preferences to those of the PCI Series B Preferred Stock, except that the ratio for conversion of such shares into common stock increased from 1:1.9448 to 1:1,944.80 in order to reflect the Capital Adjustment. The 2,500 outstanding shares of Series B Preferred Stock will automatically convert into 4,862,000 shares of Common Stock of @Entertainment upon the closing of the Offerings (the "Automatic Conversion").


     On June 20, 1997, PIHLP transferred all of the outstanding shares of PCI's Series C Preferred Stock to the Chase Entity, an entity owned by certain of the beneficial owners of PIHLP and members of their families. The Chase Entity, ECO and @Entertainment entered into a Purchase Agreement dated as of June 22, 1997 (the "Purchase Agreement"). Among other matters, the Purchase Agreement obligates @Entertainment to purchase all of the outstanding shares of PCI's Series A Preferred Stock and Series C Preferred Stock for cash from ECO and the Chase Entity, respectively, at the closing of the Offerings (the "Cash Purchases"). The aggregate purchase price of $60.0 million for PCI's Series A Preferred Stock and Series C Preferred Stock equals the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The Cash Purchases will be funded with a portion of the net proceeds of the Offerings. See "Risk Factors -- Risks Related to the Offerings -- Benefits of the Offerings to Insiders" and "Use of Proceeds".


     In June 1997, @Entertainment acquired all of the outstanding stock of @EL, a new corporation organized under the laws of England and Wales (the "@EL Incorporation"). @EL will be responsible for the Company's D-DTH business.

     In June 1997, certain employment agreements for the executive officers of @Entertainment who were employed by PCI and their employee stock option agreements were assigned to @Entertainment by PCI (the "Assignment"). As part of the Assignment and the Capital Adjustment, the employment agreements were amended to provide that each option to purchase a share of PCI's common stock was exchanged for an option to purchase 1,000 shares of Common Stock, with a proportionate reduction in the per share exercise price.

     The Share Exchange, Capital Adjustment, @EL Incorporation and the Assignment are collectively referred to as the "Reorganization". As a result of the Reorganization, @Entertainment owns all of the outstanding shares of voting stock of PCI and all of the outstanding shares of common stock of @EL. The Automatic Conversion and Cash Purchases will occur upon the closing of the Offerings.

                                USE OF PROCEEDS

     Assuming an offering price of $20.25 per share (the midpoint of the estimated range specified on the cover page of the Prospectus), the net proceeds from the sale of the Common Stock is expected to be approximately $177.4 million (after deducting the underwriting discount and estimated expenses of the Offerings). The Company plans to use $60.0 million to purchase all of the PCI Series A Preferred Stock and Series C Preferred Stock held by certain of the Principal Stockholders, approximately $1.23 million for the payment of bonuses to certain executives of the Company and substantially all of the remaining net proceeds to finance the commencement and development of its D-DTH business. There can be no assurance that the Company will be able to successfully enter the D-DTH market. See "Risk Factors -- Risks Related to the Company -- Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market" and "Risk Factors -- Risks Related to the Company -- Benefits of the Offerings to Insiders". The Company intends to use any remaining net proceeds for general corporate purposes, including, without limitation, development of its cable television and programming businesses and future acquisitions. The Company believes that it has sufficient net proceeds from the sale of the Notes to consummate the Acquisitions and does not intend to use any of the net proceeds from the Offerings for such purpose. Because of the number and variability of factors that will determine the Company's use of proceeds from the Offerings, management will retain a significant amount of discretion over the application of the net proceeds. Pending utilization of the net proceeds of the Offerings, the Company intends to invest such proceeds in short-term investment grade securities.


     The Company expects that an aggregate of approximately $315 million in 1997 and 1998 will be required to fund (i) the commencement and development of its D-DTH business, which will include capital expenditures and expenditures for operating expenses, working capital and other general corporate purposes (approximately $200 million, including up to approximately $190 million to subsidize the cost of D-DTH Reception Systems to the Initial Subscribers in an amount of up to approximately $380 per subscriber), (ii) the expansion of its programming business (approximately $25 million), (iii) the consummation of the Acquisitions and future acquisitions (approximately $60 million) and (iv) the building out and rebuilding of its cable television networks (approximately $30 million). The Company believes that, in addition to the net proceeds from the Offerings, remaining funds from the offering of the Notes and cash from operations, it will need additional funding of approximately $100 million to fulfill its current business development plans through the end of 1998. There can be no assurance that the Company will be able to borrow funds under any credit facilities or that suitable debt or equity financing will be available to the Company or, if available, that the terms thereof will be attractive to the Company. However, the pace and amount of the Company's expenditures for its business development plans are largely discretionary. See "Risk Factors -- Risks Related to the Company -- Need for Additional Financing" and "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources".


                                DIVIDEND POLICY

     Neither @Entertainment nor PCI has ever paid cash dividends on its common stock. @Entertainment does not anticipate or intend to pay cash dividends in the foreseeable future on the Common Stock. The payment of dividends in the future will be subject to the discretion of the Board of Directors of @Entertainment and will depend on @Entertainment's results of operations, financial position, capital requirements, general business conditions, restrictions imposed by financing arrangements, if any, legal and regulatory restrictions on the payment of dividends and other factors the Board of Directors deems relevant.

     @Entertainment is a holding company with no business operations of its own. @Entertainment is therefore dependent upon payments, dividends and distributions from PCI, @EL and its other subsidiaries for funds to pay dividends to the stockholders of @Entertainment. PCI and @EL currently intend to retain any earnings for support of their working capital, repayments of indebtedness, capital expenditure and other general corporate purposes. PCI and @EL have no current intention of paying dividends or making other distributions to @Entertainment in excess of amounts necessary to pay @Entertainment's operating expenses and taxes. The Indenture relating to the Notes contains restrictions on PCI's ability to pay dividends and make payments or other distributions to @Entertainment. See "Risk Factors --

Risks Related to the Company -- Holding Company Structure and Restrictions on Payment on Dividends" and "-- No Intention to Pay Dividends".

                                    DILUTION

     After giving effect to the Reorganization (including the Capital Adjustment), the Automatic Conversion and the Cash Purchases (see "The Reorganization"), the tangible book value deficit of the Company at March 31, 1997 would have been $(15,967,000), or $(.67) per share. Tangible book value deficit per share represents the amount of total tangible assets less total liabilities divided by 23,810,000 shares of Common Stock outstanding. As the following table demonstrates, after giving effect to the Reorganization (including the Capital Adjustment), the Automatic Conversion, the Cash Purchase and the sale of shares of Common Stock by the Company in the Offerings at an initial public offering price of $20.25 per share (the midpoint of the estimated range specified on the cover page of this Prospectus), and after deducting anticipated expenses of the Offerings, the pro forma net tangible book value of the Company at March 31, 1997, would have been $160,221,000, or $4.81 per share, representing an immediate $15.44 per share dilution to new investors purchasing shares of Common Stock in the Offerings.

    Initial public offering price per share...............................               $20.25
      Net tangible book value deficit per share before the Offerings
         (1)..............................................................    $ (.67)
      Increase per share attributable to new investors....................    $ 5.48
    Pro forma net tangible book value per share after the Offerings.......               $ 4.81
                                                                                         ------
    Net tangible book value dilution per share to new investors (2).......               $15.44
                                                                                         ======

---------------

(1) After giving effect to the Reorganization (including the Capital Adjustment), the Automatic Conversion and the Cash Purchases (see "The Reorganization").

(2) Dilution is determined by subtracting pro forma net tangible book value per share after the Offerings from the initial public offering price per share of Common Stock.

     The following table sets forth on a proforma basis at March 31, 1997 the number of shares of Common Stock purchased from @Entertainment, the total consideration paid to @Entertainment and the average price paid per share of Common Stock based on an initial public offering price of $20.25 per share (the midpoint of the estimated range as specified on the cover page of this Prospectus).


                                                                        CONSIDERATION             AVERAGE
                                           COMMON SHARES            PAID TO @ENTERTAINMENT       PRICE PER
                                             PURCHASED            --------------------------     SHARE OF
                                       ----------------------         AMOUNT                      COMMON
                                         NUMBER       PERCENT     (IN THOUSANDS)     PERCENT       STOCK
                                       ----------     -------     --------------     -------     ---------
Existing stockholders..............    23,810,000       71.5%        $ 53,343          21.7%      $  2.24
New Investors......................     9,500,000       28.5%         192,375          78.3%        20.25
                                       ----------      -----         --------         -----        ------
Total..............................    33,310,000      100.0%        $245,718         100.0%      $  7.38
                                       ==========      =====         ========         =====        ======

                               EXCHANGE RATE DATA

     In this Prospectus, references to "U.S. Dollars" or "$" are to the lawful currency of the United States, and references to "zffioty" or "PLN" are to the lawful currency of the Republic of Poland. @Entertainment prepares its consolidated financial statements in accordance with U.S. GAAP in U.S. Dollars. Amounts originally measured in zffioty for all periods presented have been translated into U.S. Dollars in accordance with the methodology set forth in Statement of Financial Accounting Standards No. 52 ("SFAS No. 52"). For the convenience of the reader, this Prospectus contains translations of certain zffioty amounts into U.S. Dollars which should not be construed as a representation that such zffioty amounts actually represent such U.S. Dollar amounts or could be, or could have been, converted into U.S. Dollars at the rates indicated or at any other rate. Unless otherwise stated, such U.S. Dollar amounts have been derived by converting from zffioty to U.S. Dollars at the rate of PLN 3.076 = $1.00, the exchange rate quoted by the National Bank of Poland ("NBP") at noon on March 31, 1997. This rate may differ from the actual rates in effect during the periods covered by the financial information discussed herein. The Federal Reserve Bank of New York does not certify for customs purposes a noon buying rate for zffioty.

     The following table sets forth, for the periods indicated, the noon exchange rate quoted by the NBP. Such rates are set forth as zffioty per U.S. Dollar. At December 31, 1996, such rate was PLN 2.875 = $1.00, at March 31, 1997, such rate was PLN 3.076 = $1.00, and at July 10, 1997, such rate was PLN
3.305 = $1.00.

                                                                                         THREE MONTHS
                                                   YEAR ENDED DECEMBER 31,              ENDED MARCH 31,
                                           ----------------------------------------     ---------------
                                            1992      1993     1994    1995    1996     1996       1997
                                           ------    ------    ----    ----    ----     ----       ----
Exchange rate at end of period..........    1.58      2.13     2.44    2.47    2.88     2.59       3.08
Average exchange rate during
  period(1).............................    1.39      1.84     2.27    2.43    2.71     2.57       3.04
Highest exchange rate during period.....    1.58      2.13     2.45    2.54    2.89     2.59       3.09
Lowest exchange rate during period......    1.15      1.58     2.14    2.32    2.47     2.47       2.86

---------------
(1) The average of the exchange rates on the last day of each month during the applicable period.

                                 CAPITALIZATION

     The following table sets forth the cash and cash equivalents, investment securities and capitalization of the Company at March 31, 1997, as adjusted to give effect to the Reorganization (including the Capital Adjustment) and as further adjusted to give effect to (i) the Automatic Conversion of @Entertainment's Series B Preferred Stock into 4,862,000 shares of Common Stock upon the closing of the Offerings and (ii) the sale of the Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment options) at an initial public offering price of $20.25 per share (the mid-point of the estimated range as specified on the cover page of this Prospectus) and the application of the net proceeds thereof as described under "Use of Proceeds".

                                                                        MARCH 31, 1997
                                                               ---------------------------------
                                                                  ADJUSTED         ADJUSTED FOR
                                                               HISTORICAL (1)     THE OFFERINGS
                                                               --------------     --------------
                                                                        (IN THOUSANDS)
    Cash and cash equivalents (2)..........................       $ 58,508           $174,687
    Investment securities (2)..............................       $ 25,115           $ 25,115
                                                                  ========           ========
    Long-term debt:
      Notes payable........................................       $129,542           $129,542
    Redeemable preferred stock (3).........................         35,935                 --
    Stockholders' equity:
      Preferred stock, par value $.01 per share; 20,000,000
         shares authorized; no shares issued and
         outstanding.......................................             --                 --
      Common stock, par value $.01 per share; 50,000,000
         shares authorized; 18,948,000 shares outstanding
         (33,310,000 shares outstanding as adjusted for the
         Offerings) (4)....................................            189                333
      Paid-in capital......................................         53,154            206,354
      Cumulative translation adjustment....................           (467)              (467)
      Accumulated deficit (5)..............................        (26,379)           (27,609)
                                                                  --------           --------
         Total stockholders' equity........................         26,497            178,611
              Total capitalization.........................       $191,974           $308,153
                                                                  ========           ========

---------------
(1) Adjusted to give effect to the Reorganization (including the Capital Adjustment). See "The Reorganization" and "Description of Capital Stock".

(2) A portion of the net proceeds from the offering of the Notes was, and a portion of the net proceeds from the Offerings will be, in cash and cash equivalents and in investment securities pending application of the respective net proceeds therefrom.

(3) Upon closing of the Offerings, all of the outstanding shares of Series B Preferred Stock will automatically convert into 4,862,000 shares of Common Stock, and @Entertainment will use $60.0 million of the net proceeds from the Offerings to purchase all of the PCI Series A Preferred Stock and Series C Preferred Stock held by certain of the Principal Stockholders, which amount represents the full accreted redemption value of such stock. See "Risk Factors -- Risks Related to the Offerings -- Benefits of the Offerings to Insiders" and "Use of Proceeds".

(4) Does not include 2,436,000 shares of Common Stock reserved for issuance in connection with options granted to certain employees of the Company. See "Executive Compensation".

(5) The increase in accumulated deficit reflects the payment of approximately $1.23 million of bonuses to certain executives of the Company payable upon successful completion of the Offerings.

                      SELECTED CONSOLIDATED FINANCIAL DATA

     Set forth below are selected consolidated financial data of the Company for each of the years in the five-year period ended December 31, 1996 and the three months ended March 31, 1996 and 1997. The selected consolidated financial data set forth below for each of the years in the three-year period ended December 31, 1996 and at December 31, 1995 and 1996 have been derived from the consolidated financial statements of the Company included elsewhere in this Prospectus, which have been audited by KPMG Peat Marwick LLP, independent auditors. The selected consolidated financial data set forth below as of and for the years ended December 31, 1993 and at December 31, 1994 have been derived from the consolidated financial statements of the Company, which were audited by KPMG Peat Marwick LLP. The consolidated financial data as of and for the year ended December 31, 1992, and the three months ended March 31, 1996 and 1997 have been derived from unaudited consolidated financial statements of the Company. In the opinion of management, such unaudited financial statements have been prepared on the same basis as the audited consolidated financial statements and include all adjustments, which in the case of the interim periods consist only of normal recurring adjustments, necessary for a fair presentation of the financial position of the Company as of such dates and the results of operations for such periods. The results for the interim periods presented are not necessarily indicative of the results for a full year. The selected consolidated financial data should be read in conjunction with the Company's consolidated financial statements and notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                                                              YEAR ENDED DECEMBER 31,
                                                              --------------------------------------------------------
                                                                 1992           1993           1994           1995
                                                              -----------    -----------    -----------    -----------
                                                                      (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Cable television revenue...................................   $     4,490    $     6,562    $     8,776    $    18,557
Operating expenses:
 Direct operating expenses.................................        (1,099)        (1,481)        (2,119)        (5,129)
 Selling, general and administrative.......................        (6,418)        (4,029)        (2,818)        (4,684)
 Depreciation and amortization.............................        (1,618)        (2,257)        (3,459)        (5,199)
                                                                  -------        -------       --------       --------
   Operating income (loss).................................        (4,645)        (1,205)           380          3,545
 Interest and investment income............................             7             65             78            174
 Interest expense..........................................            --           (116)        (2,327)        (4,373)
 Foreign currency translation (loss) gain..................           406           (315)           (27)           (17)
                                                                  -------        -------       --------       --------
 Loss before income taxes, minority interest and
   extraordinary item......................................        (4,232)        (1,571)        (1,896)          (671)
 Income tax expense........................................          (920)          (976)          (803)          (600)
 Minority interest in subsidiary (income) loss.............           650            205            316            (18)
                                                                  -------        -------       --------       --------
   Loss before extraordinary item..........................   $    (4,502)   $    (2,342)   $    (2,383)   $    (1,289)
 Extraordinary loss on early extinguishment of debt........            --             --             --             --
                                                                  -------        -------       --------       --------
   Net loss................................................        (4,502)        (2,342)        (2,383)        (1,289)
 Accretion of redeemable preferred stock...................            --             --             --             --
 Preferred stock dividend..................................            --             --         (1,811)            --
 Excess of carrying amount of preferred stock over fair
   value of consideration transferred......................            --             --             --             --
                                                                  -------        -------       --------       --------
 Net loss applicable to common stockholders................        (4,502)        (2,342)        (4,194)        (1,289)
                                                                  =======        =======       ========       ========
 Loss per share of Common Stock before extraordinary
   item....................................................          (.43)          (.22)          (.37)          (.11)
 Extraordinary loss per share of Common Stock..............            --             --             --             --
                                                                  -------        -------       --------       --------
 Net loss per share of Common Stock(2).....................   $      (.43)   $      (.22)   $      (.37)   $      (.11)
                                                                  =======        =======       ========       ========
 Weighted average number of shares of Common Stock
   outstanding.............................................    10,526,800     10,526,800     11,346,800     11,563,800
                                                                  =======        =======       ========       ========
OTHER FINANCIAL DATA:
 EBITDA(3).................................................   $    (3,027)   $     1,052    $     3,839    $     8,744
 Expenditures for construction of cable television
   systems(4)..............................................         3,476          5,490         11,695         16,014
 Net cash provided (used) by operating activities..........        (4,129)         2,709          1,599          3,839
 Net cash used by investing activities.....................        (3,860)        (5,817)       (12,341)       (21,985)
 Net cash provided (used) by financing activities..........         7,390          3,332         12,686         17,996
BALANCE SHEET DATA (AT PERIOD END):
 Total assets..............................................   $    28,857    $    34,165    $    47,376    $    68,058
 Total debt................................................        13,832         20,073         35,988         59,405
 Redeemable preferred stock................................            --             --             --             --
 Total stockholders' equity................................         5,592          3,250          1,479            190


                                                                             THREE MONTHS ENDED MARCH
                                                                                       31,
                                                                            --------------------------
                                                                1996           1996          1997(1)
                                                             -----------    -----------    -----------

STATEMENT OF OPERATIONS DATA:
Cable television revenue...................................  $    24,923    $     5,621    $     7,508
Operating expenses:
 Direct operating expenses.................................       (7,193)        (1,514)        (2,100)
 Selling, general and administrative.......................       (9,289)        (1,633)        (2,974)
 Depreciation and amortization.............................       (9,788)        (1,729)        (3,450)
                                                                --------        -------        -------
   Operating income (loss).................................       (1,347)           745         (1,016)
 Interest and investment income............................        1,274             43            750
 Interest expense..........................................       (4,687)        (1,604)        (3,205)
 Foreign currency translation (loss) gain..................         (761)           (94)          (305)
                                                                --------        -------        -------
 Loss before income taxes, minority interest and
   extraordinary item......................................       (5,521)          (910)        (3,776)
 Income tax expense........................................       (1,273)          (505)          (271)
 Minority interest in subsidiary (income) loss.............        1,890            (49)           476
                                                                --------        -------        -------
   Loss before extraordinary item..........................  $    (4,904)        (1,464)        (3,571)
 Extraordinary loss on early extinguishment of debt........       (1,713)            --             --
                                                                --------        -------        -------
   Net loss................................................       (6,617)        (1,464)        (3,571)
 Accretion of redeemable preferred stock...................       (2,870)            --           (980)
 Preferred stock dividend..................................       (1,738)        (1,738)            --
 Excess of carrying amount of preferred stock over fair
   value of consideration transferred......................        3,549             --             --
                                                                --------        -------        -------
 Net loss applicable to common stockholders................       (7,676)        (3,202)        (4,551)
                                                                ========        =======        =======
 Loss per share of Common Stock before extraordinary
   item....................................................         (.33)          (.25)          (.23)
 Extraordinary loss per share of Common Stock..............         (.10)            --             --
                                                                --------        -------        -------
 Net loss per share of Common Stock(2).....................  $      (.43)   $      (.25)   $      (.23)
                                                                ========        =======        =======
 Weighted average number of shares of Common Stock
   outstanding.............................................   17,797,800     12,741,800     19,474,800
                                                                ========        =======        =======
OTHER FINANCIAL DATA:
 EBITDA(3).................................................  $     8,441    $     2,474    $     2,434
 Expenditures for construction of cable television
   systems(4)..............................................       25,372          7,408          4,471
 Net cash provided (used) by operating activities..........        6,112          2,794         (1,656)
 Net cash used by investing activities.....................      (74,861)        (7,800)        (7,662)
 Net cash provided (used) by financing activities..........      134,889         22,947           (657)
BALANCE SHEET DATA (AT PERIOD END):
 Total assets..............................................  $   217,537         96,529    $   212,937
 Total debt................................................      130,074         11,181        129,542
 Redeemable preferred stock................................       34,955         32,085         35,935
 Total stockholders' equity................................       31,048         39,747         26,497


                                              Footnotes appear on following page

(1) If the Company were required to recognize a non-cash charge relating to the difference between the exercise price of options to purchase shares of Common Stock granted to certain executive officers of the Company in 1997 and a revised fair market value of such options as at the time of grant equal to the estimated initial public offering price of $20.25 (the midpoint of the estimated range specified on the cover page of this Prospectus), for the three months ended March 31, 1997 operating loss and net loss would increase to $10.2 million and $12.8 million, respectively, EBITDA would decline to negative $6.8 million and stockholders' equity would decline to $17.3 million. See "Risk Factors -- Risks Related to the Company -- Historical and Anticipated Future Operating Losses and Negative Cash Flow".

(2) Upon consummation of the Offerings, @Entertainment, Inc. will use $60.0 million of the net proceeds from the Offerings to purchase all of the PCI Series A and Series C Preferred Stock held by certain of the Principal Stockholders. Had the Series A and Series C Preferred Stock been purchased at March 31, 1997, the net loss per share of Common Stock for the three months ended March 31, 1997 would have been $2.01, due to the accretion of the PCI Series A and Series C Preferred Stock to the $60.0 million aggregate redemption value thereof.

(3) EBITDA consists of net income (loss) as measured by U.S. GAAP adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non-recurring items, gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity. EBITDA does not include full year results for 1996 from TV KABEL in the Bydgoszcz regional cluster which was acquired in December 1996 and does not include results from the Acquisitions.

(4) Expenditures for the construction of cable television systems represent payments made by the Company during the period for construction of its cable television systems in Poland, and excludes costs of acquiring cable systems.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with the consolidated financial statements of the Company, including the notes thereto, included elsewhere in this Prospectus. This Prospectus contains statements which constitute forward looking statements regarding the intent, belief or current expectations of the Company or its officers with respect to, among other things, (i) the Company's financing plans, (ii) trends affecting the Company's financial condition or results of operations, (iii) the impact of competition, (iv) the start up of certain operations, and (v) acquisition opportunities. The Company's actual future results could differ materially from those discussed herein. Prospective investors are cautioned that any such forward looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those in the forward looking statements as a result of various factors. The accompanying information contained in this Prospectus, including, without limitation, the information under "Risk Factors", "Management's Discussion and Analysis of Financial Condition and Results of Operations", "The Industry" and "Business", identifies important factors that could cause such differences.

OVERVIEW

     Substantially all of the Company's revenue is currently derived from monthly subscription fees for cable television services and one-time installation fees for connection to its cable television networks. The Company charges cable subscribers fixed monthly fees for their choice of service tiers and for other services, such as premium channels, tuner rentals and additional outlets, all of which are included in monthly subscription fees. The Company currently offers broadcast, intermediate (in limited areas) and basic tiers of cable service. At May 31, 1997, approximately 79% of the Company's subscribers received Basic Tier service. In 1996, approximately 87% of the Company's revenue was derived from monthly subscription fees. Revenue from installation fees is deferred to the extent it exceeds direct selling costs and the deferred revenue is amortized to income over the estimated average period that new subscribers are expected to remain connected to the Company's cable system.

     When the Company began operations in 1990, revenue from installation fees exceeded revenue from monthly subscription fees because of the significant number of new installations and the high amount of the installation fees relative to the small existing subscriber base. As the Company's cable subscriber base has grown, aggregate monthly subscription revenue has increased and installation fees, while currently increasing on an aggregate basis, have declined as a percentage of total revenue. The Company expects that installation fees will continue to constitute a declining portion of the Company's revenue.

     The Company has experienced low churn rates since its inception. The Company's annual churn rates have historically averaged less than 10%. The Company's annual churn rates for 1994, 1995 and 1996 were 9.1%, 9.2% and 7.8%, respectively. The Company believes that its churn rates are low because of the Company's customer care program, the high technical quality of its networks and desirable program offerings. In addition, the Company benefits from a shortage of housing in Poland that results in low move-related churn. These churn rates also reflect a pricing strategy that was designed to keep the Company's profit margin relatively constant in U.S. Dollar terms in more mature cable systems and to increase rates in more recently acquired or rebuilt cable systems. Since the beginning of 1997, the Company has adopted a new cable television pricing strategy designed to maximize revenue per subscriber and achieve real profit margin increases in U.S. Dollar terms. As a result, the Company expects that it may experience increases in its churn rate above historical levels during the implementation of its new pricing strategy across its cable networks. See "Business -- Cable -- Services and Fees -- Pricing Strategy".

     The Company divides operating expenses into (i) direct operating expenses,
(ii) selling, general and administrative expenses and (iii) depreciation and amortization expenses. Direct operating expenses consist of programming expenses, maintenance and related expenses necessary to service, maintain and operate the Company's cable systems, billing and collection expenses and customer service expenses. Selling, general and administrative expenses consist principally of administrative costs, including office related expenses, professional fees and salaries, wages and benefits of non-technical employees; advertising and marketing expenses; bank fees and bad debt expense. Depreciation and amortization expenses consist of depreciation of property, plant and equipment and amortization of intangible assets.


     Cable television operators typically experience losses and negative cash flow in their initial years of operation due to the large capital investments required for the construction or acquisition of their cable networks and the administrative costs incurred in connection with commencing operations. Consistent with this pattern, the Company incurred operating losses of $4.6 million and $1.2 million in 1992 and 1993, respectively. The Company generated operating income of $0.4 million and $3.5 million in 1994 and 1995, respectively, but had operating losses of $1.3 million and $1.0 million for 1996 and the first three months of 1997, respectively, primarily due to the increased levels of acquisitions and related costs.


     In addition to other operating statistics, the Company measures its financial performance by EBITDA. The Company defines EBITDA to be net income
(loss) as measured by U.S. GAAP adjusted for interest and investment income, depreciation and amortization, interest expense, foreign currency translation gains and losses, income taxes, extraordinary items, non-recurring items, and gains and losses from the sale of assets other than in the normal course of business and minority interest in subsidiary income and loss. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not a U.S. GAAP measure of income (loss) or cash flow from operations and should not be considered as an alternative to net income as an indication of the Company's financial performance or as an alternative to cash flows from operations as a measure of liquidity.

     Historically, the cable networks the Company has acquired have had lower EBITDA margins than the Company's existing operations. Upon consummation of an acquisition, the Company seeks to achieve operating efficiencies and reduce operating costs by rationalizing the number of headends and reducing head count, among other things. The Company generally has been able to manage its acquired cable television networks with experienced personnel from one of its existing regional clusters and reduce the technical personnel necessary to operate acquired networks after connecting the networks to the Company's existing headends, or, if required, rebuilding the acquired networks to the required technical standards. In part due to these efforts, the Company has generally been able to increase the operating margins in its acquired systems, although there can be no assurance that it will be able to continue to do so.


     EBITDA for 1993, 1994, 1995 and 1996 and for the first three months of 1997 was $1.1 million, $3.8 million, $8.7 million, $8.4 million and $2.4 million, respectively. The Company expects EBITDA to increase as it fully integrates acquired networks into its regional clusters and consummates the Acquisitions. In addition, the operating results of several recent acquisitions consummated during 1996 are not yet fully reflected in the Company's operating results, and the operating results of the Acquisitions will not be reflected in the Company's results of operations until their respective dates of acquisition. There can be no assurance, however, that the Company will continue to generate positive EBITDA in the future.


ACQUISITIONS

     Since March 31, 1997, the Company has completed the acquisition of all or a substantial portion of the capital stock or assets of three cable television systems in Poland, and intends to acquire a fourth such system, as well as a 50% equity position in a Polish publishing company with which it intends to develop programming and ancillary services. The aggregate consideration paid or to be paid by the Company in connection with the Acquisitions (including amounts for stockholder loans) is expected to be approximately $35.0 million. The three cable systems already acquired in the Acquisitions serve approximately 113,000 subscribers and pass approximately 189,000 homes, while the cable system expected to be acquired serves approximately 20,500 subscribers, representing all of the homes passed by the system. The consummation of the Acquisitions has or will result in the expansion of the Company's cable operations within its existing regional clusters and the establishment of one new regional cluster. PCI has or intends to use a portion of the net proceeds of the offering of the Old Notes in October 1996 to consummate certain of the Acquisitions, although there can be no assurance as to the timing of closing of the Acquisitions that are currently pending or as to whether or on what terms such Acquisitions will actually be consummated. If all of the Acquisitions are consummated, the Company estimates that it will spend approximately $3.6 million (which includes an approximately $2.2 million portion of the stockholder loans referred to above) within 12 months of the consummation of the Acquisitions to upgrade the acquired networks to meet the Company's technical standards. Such upgrading would enable the Company to increase the number of programs offered, the quality of the transmissions and the operating cost effectiveness of the acquired networks. However, the Company believes that the networks acquired or expected to be acquired in the Acquisitions currently meet PAR standards and, accordingly, that the timing and extent of such upgrades would be subject to the Company's discretion. See
"Business -- Cable -- Acquisitions".

FIRST THREE MONTHS 1997 COMPARED TO FIRST THREE MONTHS 1996

     Cable Television Revenue. Revenue increased $1.9 million, or 33.6%, from $5.6 million in the first three months of 1996 to $7.5 million in the first three months of 1997. This increase was primarily attributable to a 66.5% increase in the number of basic subscribers from approximately 291,000 at March 31, 1996 to approximately 484,000 at March 31, 1997. Approximately 39% of this increase in basic subscribers was due to build-out of the Company's existing cable networks and the remainder was the result of acquisitions. Revenue from monthly subscription fees represented approximately 85.4% of cable television revenue for the first three months of 1997 and 84.5% in the first three months of 1996. Installation fee revenue decreased by 5.4% from $818,600 in the first three months of 1996 to approximately $776,400 in the first three months of 1997.

     Direct Operating Expenses. Direct operating expenses increased $0.6 million, or 38.7%, from $1.5 million in the first three months of 1996 to $2.1 million in the first three months of 1997, principally as a result of higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks as well as the increased size of the Company's cable television system. Direct operating expenses increased from 26.9% of revenue for the first three months of 1996 to 28.0% of revenue for the first three months of 1997.

     Selling, General and Administrative. Selling, general and administrative expenses increased $1.3 million, or 82.1%, from $1.6 million in the first three months of 1996 to $3.0 million in the first three months of 1997 as a result of an increase in sales and marketing expenses incurred in newly acquired networks and the introduction of several remarketing campaigns throughout the areas covered by the Company's networks. As a percentage of revenue, selling, general and administrative expenses increased from 29.1% for the first three months of 1996 to approximately 39.6% for the first three months of 1997.

     Depreciation and Amortization. Depreciation and amortization expenses rose $1.7 million, or 99.5%, from $1.7 million in the first three months of 1996 to $3.5 million in the first three months of 1997, principally as a result of depreciation of additional cable television assets acquired in connection with the build-out of the Company networks and acquisitions. Depreciation and amortization expenses as a percentage of revenue increased from 30.8% in the first three months of 1996 to 46.0% in the first three months of 1997.

     Interest Expense. Interest expense increased $1.6 million, or 99.8%, from $1.6 million in the first three months of 1996 to $3.2 million in the first three months in 1997, primarily due to the issuance of $130 million aggregate principal amount of Old Notes in October 1996.

     Interest and Investment Income. Interest and investment income increased $0.7 million, or 1,644%, from $43,000 in the first three months of 1996 to $750,000 in the first three months in 1997, primarily due to the interest and investment income derived from the investment of a portion of the proceeds from the issuance of Old Notes in October 1996.

     Foreign Currency Translation Loss. Foreign currency translation loss increased $211,000, or 224%, from $94,000 in the first three months of 1996 to $305,000 in the first three months of 1997, primarily due to increased assets subject to translation during the period resulting from the growth of the Company and less favorable exchange rate fluctuations.

     Minority Interest in Subsidiary (Income) Loss. Minority interest in subsidiary loss was $476,000 for the first three months of 1997, resulting from losses incurred in two minority-owned subsidiaries compared to minority interest in subsidiary income of $49,000 for the first three months of 1996.

     Net Loss. Net loss increased from a loss of $(1.5) million in the first three months of 1996 to a loss of $(3.6) million in the first three months of 1997, as a result of the factors discussed above.


     EBITDA. EBITDA decreased $40,000, or 1.6%, from $2.5 million for the first three months of 1996 to $2.4 million for the first three months of 1997. The Company's EBITDA margin decreased from 44.0% to 32.4% over such period. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.


     Potential Charge Related to Stock Options. If the Company were required to recognize a non-cash charge relating to the difference between the exercise price of options to purchase shares of Common Stock granted to certain executive officers of the Company in 1997 and a revised fair market value of such options as at the time of grant equal to the estimated initial public offering price of $20.25 (the midpoint of the estimated range specified on the cover page of this Prospectus), for the three months ended March 31, 1997 operating loss and net loss would increase to $10.2 million and $12.8 million, respectively, EBITDA would decline to negative $6.8 million and stockholders' equity would decline to $17.3 million. See "Risk Factors -- Risks Related to the Company -- Historical and Anticipated Future Operating Losses and Negative Cash Flow".

1996 COMPARED TO 1995

     Cable Television Revenue. Revenue increased $6.4 million, or 34.3%, from $18.6 million in 1995 to $24.9 million in 1996. This increase was primarily attributable to a 70% increase in the number of basic subscribers from approximately 262,000 at December 31, 1995 to approximately 446,000 at December 31, 1996. (Such subscriber numbers do not include approximately 15,000 subscribers served by a cable system the Company acquired on January 1, 1997.) Approximately 44.6% of this increase in basic subscribers was due to build-out of the Company's existing cable networks and the remainder was the result of acquisitions. Revenue from monthly subscription fees represented approximately 87.2% of cable television revenue in 1996. Installation fee revenue increased by 37.0% from $2.3 million in 1995 to approximately $3.2 million in 1996, primarily as a result of several remarketing campaigns implemented throughout 1996, which led to increased penetration. In addition, the Company experienced an increase in subscriber installations as a result of the continued build-out of the Company's networks.

     Direct Operating Expenses. Direct operating expenses increased $2.1 million, or 40.2%, from $5.1 million in 1995 to $7.2 million in 1996, principally as a result of higher levels of technical personnel and increased maintenance expenses associated with recently acquired networks as well as the increased size of the Company's cable television systems. Programming expense grew from $2.2 million in 1995 to $2.8 million in 1996, primarily reflecting the increased number of subscribers partially offset by more favorable per subscriber programming rates. Direct operating expenses increased from 27.6% of revenue in 1995 to 28.9% of revenue in 1996.

     Selling, General and Administrative. Selling, general and administrative expenses increased $4.6 million, or 98.3%, from $4.7 million in 1995 to $9.3 million in 1996, primarily as a result of an increase in sales and marketing expenses incurred in newly acquired networks, the introduction of several remarketing campaigns throughout the areas covered by the Company's networks, and increased compensation and 1996 bonuses. Selling, general and administrative expenses increased from 25.2% of revenue in 1995 to 37.3% of revenue in 1996.

     Depreciation and Amortization. Depreciation and amortization expenses rose $4.6 million, or 88.3%, from $5.2 million in 1995 to $9.8 million in 1996, principally as a result of depreciation of additional cable television assets acquired in connection with the build-out of the Company's network. Also, during 1996, all of the prematurity periods expired and therefore the entire balance of investment in cable television system assets was subject to depreciation. Depreciation and amortization expenses as a percentage of revenue increased from 28.0% in 1995 to 39.3% in 1996.

     Interest Expense. Interest expense increased $0.3 million, or 7.2%, from $4.4 million in 1995 to $4.7 million in 1996, primarily due to increased interest expense resulting from the issuance of $130 million of Notes partially offset by a reduction in interest expense as a result of the repayment of $55 million of indebtedness with a portion of the proceeds from PCI's sale of equity securities in March 1996.

     Interest and Investment Income. Interest and investment income increased by $1.1 million from $0.2 million in 1995 to $1.3 million in 1996. This increase is primarily attributable to a positive cash position in 1996 resulting from the issuance of PCI shares and the Notes.

     Foreign Currency Translation Loss. Foreign currency translation loss increased from $17,000 in 1995 to $761,000 in 1996, primarily due to increased assets subject to translation during the year resulting from the growth of the Company.

     Minority Interest in Subsidiary Loss. Minority interest in subsidiary loss was $1.9 million in 1996 resulting from losses incurred in two minority owned subsidiaries compared to minority interest in subsidiary income of $18,000 in 1995. During 1996 the Company completed partial acquisitions which gave rise to the increase in minority interest in subsidiary losses.

     Extraordinary Loss. During 1996 the Company prepaid a loan from the Overseas Private Investment Corporation ("OPIC"), resulting in an extraordinary loss of $1.7 million, consisting of a prepayment penalty of $147,000 and write-off of $1,566,000 of deferred financing costs.

     Net Loss. Net loss increased from a loss of $(1.3) million in 1995 to a loss of $(6.6) million in 1996 as a result of the factors discussed above.

     Net Loss Applicable to Common Stockholders. Net loss applicable to common stockholders increased from a loss of $(1.3) million in 1995 to a loss of $(5.9) million in 1996 due to the accretion of redeemable preferred stock, which was more than offset by the excess of the carrying amount of preferred stock over the consideration transferred for such stock, as well as a result of the factors discussed above.


     EBITDA. EBITDA decreased $0.3 million, or 3.5%, from $8.7 million in 1995 to $8.4 million in 1996. EBITDA does not include full year results for 1996 from TV Kabel in the Bydgoszcz regional cluster which was acquired in December 1996 and does not include results from the Acquisitions. The Company's EBITDA margin decreased from 47.1% to 33.9% over such period. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.

1995 COMPARED TO 1994

     Cable Television Revenue. Revenue increased $9.8 million, or 111.5%, from $8.8 million in 1994 to $18.6 million in 1995. This increase was primarily attributable to a 132.9% increase in the number of basic subscribers from approximately 113,000 as of December 31, 1994 to approximately 262,000 as of December 31, 1995. Approximately 67.8% of this increase in basic subscribers was due to acquisitions and the remainder resulted from build-out of the Company's existing cable networks. Primarily as a result of this increase in subscribers, monthly subscription revenue increased approximately $8.8 million, or 117.8%, from $7.5 million in 1994 to $16.2 million in 1995. Revenue from monthly subscription fees represented approximately 87.5% of cable television revenue in 1995. Installation fee revenue increased approximately $1.0 million, or 76.0%, from $1.3 million in 1994 to $2.3 million in 1995, primarily as a result of continued build-out of the Company's networks.

     Direct Operating Expenses. Direct operating expenses increased $3.0 million, or 142.0%, from $2.1 million in 1994 to $5.1 million in 1995, principally as a result of higher levels of technical personnel and increased maintenance expenses associated with certain of the acquired systems and the growth of the Company's cable television system. Programming expenses accounted for $1.0 million of direct operating expenses in 1994 and $2.2 million in 1995. The increase in programming expenses in 1995 over 1994 was primarily due to the increase in the number of subscribers. As a result of these expense increases, direct operating expenses as a percentage of revenue increased from 24.1% to 27.6% over this period.

     Selling, General and Administrative. Selling, general and administrative expenses increased $1.9 million, or 66.2%, from $2.8 million in 1994 to $4.7 million in 1995, principally as a result of an increase in administrative costs resulting from the addition of acquired systems, and an increase in sales and marketing expenses. As a percentage of revenue, selling, general and administrative expenses declined from 32.1% to 25.2%, primarily reflecting economies of scale from the Company's increased subscriber levels and the elimination by the Company of duplicative personnel, office locations and administrative functions as part of the Company's acquisition integration strategy.

     Depreciation and Amortization. Depreciation and amortization expenses increased $1.7 million, or 50.3%, from $3.5 million in 1994 to $5.2 million in 1995, primarily as a result of depreciation of additional cable television assets obtained in connection with the build-out of the Company's networks and acquisitions. Depreciation and amortization expenses as a percentage of revenue decreased from 39.4% in 1994 to 28.0% in 1995.

     Interest Expense. Interest expense increased $2.0 million, or 87.9%, from $2.3 million in 1994 to $4.4 million in 1995. This change primarily resulted from an increase in the Company's indebtedness during 1995.

     Interest and Investment Income. Interest and investment income increased $0.1 million from $0.1 million in 1994 to $0.2 million in 1995 due to increased cash balances.

     Minority Interest in Subsidiary Loss. Minority interest in subsidiary income of $18,000 in 1995 compared to minority interest in subsidiary loss of $0.3 million in 1994.

     Net Loss. The Company's net loss decreased from $(2.4) million for 1994 to $(1.3) million for 1995 as a result of the factors discussed above.


     EBITDA. EBITDA increased $4.9 million, or 127.8%, from $3.8 million in 1994 to $8.7 million in 1995. The Company's EBITDA margin improved from 43.7% to 47.1% over such period. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.

LIQUIDITY AND CAPITAL RESOURCES

     The Company has met its cash requirements in recent years primarily with
(i) capital contributions and loans from certain of the Principal Stockholders,
(ii) borrowings under available credit facilities and (iii) cash flow from operations. In addition, in October 1996 PCI sold the Old Notes. The Company had positive cash flow from operating activities in 1994, 1995 and 1996 of $1.6 million, $3.8 million and $6.1 million, respectively, primarily due to the increase of cash received from subscribers and the deferral of the payment of interest expense. The Company had negative cash flow from operating activities for the first three months of 1997 of $1.7 million, due to the increase of cash used for settlement of current trade and tax liabilities.

     During 1996, PCI issued common and preferred stock to certain of the Principal Stockholders of approximately $82 million. On March 29, 1996, PCI consummated a transaction in which ECO purchased shares of common and preferred stock of PCI for a price of $65 million. See "Certain Relationships and Related Transactions -- Capital Contributions and Stockholder Loans". On March 29, 1996, the Chase Family purchased additional shares of preferred and common stock of PCI for an aggregate purchase price of approximately $17 million. PCI applied approximately $55 million of the proceeds of these transactions to repay indebtedness owed to Chase American Corporation, which is beneficially owned by the Chase Family, and approximately $8.5 million to redeem preferred stock held by PIHLP, which is beneficially owned by the Chase Family.

     In January 1994, PTK, S.A. entered into a financing agreement with OPIC providing for a loan facility which permitted PTK, S.A. to draw down funds through December 31, 1995. PTK, S.A. requested and received three loan disbursements under such loan facility, totaling $8.6 million in aggregate principal amount. Loans under the facility bore interest at the floating 91-day U.S. Treasury bill yield (compounded annually). The OPIC loan facility was secured by the pledge of all PTK, S.A. shares owned by PCBV and Poltelkab, an escrow of approximately $1 million and springing liens on certain agreements with PTK, S.A., including PTK, S.A. agreements with certain program providers. Certain affiliates of PTK, S.A. also entered into a share retention agreement with OPIC. The Company used approximately $7.6 million of the proceeds of the offering of the Old Notes to repay the outstanding balance of the loans under such financing agreement, including a prepayment penalty of approximately $147,000, and terminated such financing agreement.

     PCI has entered into an agreement with AmerBank which provides for a credit facility of approximately $6.5 million. Funds are available under the credit agreement through December 31, 1998 and interest, based on LIBOR plus 3%, is due quarterly. All advances under the loan must be repaid by August 20, 1999. As of the date hereof, there is no amount outstanding under this facility. PCI will be able to utilize this facility for future borrowings.

     On October 31, 1996, $130 million aggregate principal amount of Old Notes were sold by PCI to the initial purchaser pursuant to a purchase agreement. The initial purchaser subsequently completed a private placement of the Old Notes. In June 1997 substantially all of the outstanding Old Notes were exchanged for an equal aggregate principal amount of publicly-registered Notes. The Notes were issued pursuant to the Indenture.

     Pursuant to the Indenture, PCI is subject to certain covenants, including, without limitation, covenants with respect to the following matters: (i) limitation on additional indebtedness; (ii) limitation on restricted payments;
(iii) limitation on issuances and sales of capital stock of subsidiaries; (iv) limitation on transactions with affiliates; (v) limitation on liens; (vi) limitation on guarantees of indebtedness by subsidiaries; (vii) purchase of Notes upon a change of control; (viii) limitation on sale of assets; (ix) limitation on dividends and other payment restrictions affecting subsidiaries;
(x) limitation on investments in unrestricted subsidiaries; (xi) limitation on lines of business; and (xii) provision of financial statements and reports. Pursuant to the AmerBank credit facility, PCI is subject to certain informational and notice requirements but is not subject to restrictive covenants. PCI is in compliance with all covenants in the Indenture and the AmerBank credit facility.

     As a result of the offering of the Old Notes, the Company incurred substantial debt. At March 31, 1997, the Company had, on a consolidated basis, approximately $129.5 million in principal amount of indebtedness outstanding.

     Since the commencement of its operations in 1990, the Company has required external funds to finance the build-out of its existing networks and to finance acquisitions of new cable television networks. The Company has relied on the equity investments described above, as well as loans, from certain of the Principal Stockholders and borrowings under available credit facilities to provide the funding for these activities. The Company does not expect that its Principal Stockholders will continue to make capital contributions and loans to the Company.


     The Company expects that an aggregate of approximately $315 million through the end of 1998 will be required to fund (i) the commencement and development of its D-DTH business, which will include capital expenditures and expenditures for operating expenses, working capital and other general corporate purposes (approximately $200 million, including up to approximately $190 million to subsidize the cost of the D-DTH Reception Systems to the Initial Subscribers in an amount of up to approximately $380 per subscriber), (ii) the expansion of its programming business (approximately $25 million), (iii) the consummation of the Acquisitions and future acquisitions (approximately $60 million) and (iv) the building out of its existing, and the rebuilding of new, cable television networks (approximately $30 million).


     Cash used for the build-out of the Company's cable television networks was $11.7 million, $16.0 million, $25.4 million and $4.5 million in 1994, 1995, 1996 and the first three months of 1997, respectively. In 1997, the Company also expects to spend an additional approximately $27.5 million building out and upgrading existing cable television networks. Approximately $7.5 million of such expenditure relates to the upgrading of the networks in the Katowice regional cluster to meet PAR and Company standards. The rest of such expenditures for new construction and upgrading is discretionary. The Company expects that the rebuild program for the Katowice regional cluster will be completed in 1997 at a total cost of approximately $10 million. Aside from the Katowice upgrade, the Company is not obligated to make any system upgrades in 1997 or in 1998. However, the Company intends to continue to acquire additional cable systems, upgrade its cable networks and increase its programming capacity.

     Cash used for the acquisition of cable networks, net of cash received, was $4.1 million and $13.8 million in 1995 and 1996, respectively. The Company did not use any cash for the acquisition of cable networks during the first three months of 1997. Since March 31, 1997, the Company has acquired all or a substantial portion of the capital stock or assets of three cable television systems in Poland and intends to acquire a fourth such system, as well as a 50% equity stake in a Polish printing company with which it intends to develop programming and ancillary services. See "-- Acquisitions" and "Business --
Cable -- Acquisitions". The aggregate consideration paid or to be paid by the Company in connection with the Acquisitions (including amounts for stockholder loans) is expected to be approximately $35.0 million. If all of the Acquisitions are consummated, the Company estimates that it will spend approximately $3.6 million (which includes an approximately $2.2 million portion of the stockholder loans referred to above) within 12 months of the consummation of the Acquisitions upgrading the networks of such cable televisions systems to meet the Company's technical standards. Such upgrading would enable the Company to increase the number of programs offered, the quality of the transmissions and the operating cost effectiveness of the acquired networks. However, the Company believes that the cable systems acquired or expected to be acquired in the Acquisitions currently meet PAR standards and, accordingly, that the timing and extent of such upgrades would be subject to the Company's discretion.

     The Company believes that, in addition to the net proceeds from the Offerings, remaining funds from the offering of the Notes and cash from operations, it will need additional funding of approximately $100 million to fulfill its current business development plans through the end of 1998. There can be no assurance that the Company will be able to borrow funds under any credit facilities or that suitable debt or equity financing will be available to the Company or, if available, that the terms thereof will be attractive to the Company. While the pace and amount of the Company's expenditures for the above purposes are largely discretionary, if for any reason additional financing is not available to the Company when required, or is only available on less than favorable terms, it may be required to reduce the scope of its presently anticipated expansion of its operations, reduce capital expenditures (including expenditures related to acquisitions), slow the development of its D-DTH business and/or refinance all or a portion of its existing indebtedness (including the Notes), and as a result the business, results of operations and prospects of the Company could be adversely affected. To the extent that the Company is unable to raise additional financing, it intends to concentrate its available funds on, in order of priority, the development of its D-DTH business and its Programming Platform, the building out of its cable networks and the acquisition of additional cable systems. See "Risk Factors -- Risks Related to the Company -- Need for Additional Financing".


INFLATION AND CURRENCY EXCHANGE FLUCTUATIONS

     Since the fall of Communist rule in 1989, Poland has experienced high levels of inflation and significant fluctuation in the exchange rate for the zffioty. The Polish government has adopted policies that slowed the annual rate of inflation from approximately 250% in 1990 to approximately 20% in 1996. A substantial portion of the Company's operating expenses and capital expenditures is, and is expected to be, denominated in zffioty and the proportion tends to increase with inflation. In addition, the exchange rate for the zffioty has stabilized and the rate of devaluation of the zffioty has decreased since 1991. However, inflation and currency exchange fluctuations have had, and may continue to have, an adverse effect on the financial condition and results of operations of the Company.

     Substantially all of the Company's debt obligations and certain of the Company's operating expenses and capital expenditures are, and are expected to continue to be, denominated in or indexed to U.S. Dollars. By contrast, substantially all of the Company's revenues are denominated in zffioty. Any devaluation of the zffioty against the U.S. Dollar that the Company is unable to offset through price adjustments will require the Company to use a larger portion of its revenues to service its U.S. Dollar-denominated obligations. While the Company may consider entering into transactions to hedge the risk of exchange rate fluctuations, it is unlikely that the Company will be able to obtain hedging arrangements on commercially satisfactory terms. Accordingly, shifts in currency exchange rates may have an adverse effect on the ability of the Company to service its U.S. Dollar-denominated obligations and, thus, on the Company's financial condition and results of operations.

IMPACT OF NEW ACCOUNTING STANDARD NOT YET ADOPTED

     In February 1997, the Financial Accounting Standards Board issued its Statement No. 128, "Earnings per Share." Among other provisions, SFAS No. 128 simplifies the standards for computing earnings per share. The Company does not expect the adoption of SFAS No. 128 to have a material impact on its financial statements.

                                  THE INDUSTRY

GENERAL

     The Company serves multichannel pay television customers exclusively in Poland, where it is the largest such operator. With approximately 39 million people and 12.3 million television households (as estimated by the Company at May 31, 1997), the Company believes that Poland represents a highly attractive, dynamic market for multichannel pay television providers such as itself.

THE POLISH ECONOMY

     Poland has experienced significant growth in its economy in recent years. Poland's real gross domestic product grew at annual rates of 5.2%, 7.0% and 5.5% in 1994, 1995 and 1996, respectively, which were the highest growth rates in Europe for 1994 and 1995 and one of the highest in Europe for 1996. In recent years, the government has encouraged foreign private investment, which has risen from approximately $0.1 billion in 1990 to approximately $2.8 billion in 1995 and was approximately $6.1 billion for 1996. Poland has also successfully reduced its annual inflation rate from approximately 250% in 1990 to approximately 27% in 1995 and approximately 20% in 1996, and following a period of rising unemployment, unemployment in Poland has declined to 13.6% at December 31, 1996. In part due to these factors, the sovereign credit rating of the country was upgraded in early 1996 to investment grade by Moody's Investors Service (Baa3) and Standard & Poor's Corporation (BBB-). The Company believes that the growth and stability in the economy have led to recent increases in disposable income levels in Poland, which grew at average annual rates of 9% and 7% in 1995 and 1996, respectively. Furthermore, in certain urban markets where the Company operates, including Warsaw, Krakow, Wrocffiaw and Katowice, disposable income levels are significantly higher and unemployment is significantly lower than the national average. For example, unemployment in Warsaw was approximately 4.6% at September 1996.

THE POLISH MULTICHANNEL TELEVISION INDUSTRY

  POLISH CABLE MARKET

     Poland is Europe's fifth largest television market with approximately 12.3 million television households as estimated by the Company at May 31, 1997. Poland is also the largest single-language market in Central Europe. The Company believes that there are several primary factors which are highly favorable for the provision of multichannel services, and which distinguish the Polish cable market from other cable markets, as outlined below.

     VIEWER DEMAND. Television viewing is a significant leisure activity in Poland, and in 1995 Poland had one of the highest television viewing rates in Europe, despite generally poor quality reception and limited programming alternatives available over broadcast television channels. In 1995, Polish families watched an average of approximately 279 minutes (over 4 1/2 hours) of television per day per household, as compared with averages of 263 minutes and 177 minutes of television viewing per day per household for the United States and western Germany, respectively. The Company believes that several factors contribute to such high television viewing and indicate Polish consumers' willingness to allocate disposable income for multichannel pay television. These factors include limited entertainment alternatives, strong demand for high-quality programming, a long generally cold winter season and a low telephone penetration rate of approximately 15 telephones per 100 persons.

     The Company also believes that, as the largest cable operator in Poland, its subscriber penetration rates and relatively low churn rates are further indicators of the potential demand for cable television services in Poland. There is a relatively low percentage of television homes for which cable service is available in Poland (based on Company estimates only 28% of television households were passed by cable at May 31, 1997), which the Company believes provides a substantial market opportunity for cable operators. Once homes are passed by cable, the Company has generally experienced strong take-up rates, with an average basic penetration rate at May 31, 1997 of approximately 42% for the Company as a whole. In certain areas where the Company has operated its networks for an extended period of time, such as portions of Gdansk, the Company's basic penetration rate is 63%.

     In addition, the Company has experienced historical annual churn rates of approximately 10% or less, which compares favorably to the United States and the United Kingdom average churn rates of approximately 20% and 30%, respectively. The Company expects, however, that it may experience increases in its churn rate above historical levels during the implementation across its cable networks of its new pricing strategy, designed to maximize revenue per subscriber and achieve real profit margin increases in U.S. Dollar terms, commenced in January 1997. See "Business -- Cable -- Services and Fees -- Pricing Strategy".

     The following table compares a number of cable market characteristics in Poland with certain industrialized countries and certain developing countries in Central Europe. All data in the following table are at December 31, 1995.

                                                                                         CABLE
                                                                                         HOMES
                            NUMBER OF     AVERAGE TV                                   PASSED BY
                           TELEVISION      VIEWING                                     AS A % OF
                           HOUSEHOLDS      MINUTES      COLOR TV          VCR         TELEVISION    ANNUALIZED
                          (IN MILLIONS)    PER DAY     PENETRATION   PENETRATION(1)   HOUSEHOLDS      CHURN
                          -------------   ----------   -----------   --------------   -----------   ----------
Poland..................       11.8           279           83%            48%             20%          10%(2)
United States...........       95.4           263           98             83              96           20
United Kingdom..........       22.5           215           97             84              26           30
Germany.................       32.5           177           98             60              73           NA
Czech Republic..........        3.7           203           87             33              55           NA
Hungary.................        3.8           172           76             35              45           NA

---------------
(1) VCR households as a percentage of TV households.

(2) Represents the Company's historical annual average, as published churn data is unavailable for Poland.

Sources: Baskerville Communications Corp., TV International Sourcebook 1997 and Zenith Media, European Market and Media Fact (1996). At May 31, 1997, the 1997 edition of these sources did not include 1996 or 1997 figures for all of the countries indicated.


     HOUSING DENSITIES. Poland is one of the most densely populated countries in Central Europe. The housing market in Poland's urban areas is characterized by MDUs which are typically owned or controlled by co-op authorities. These co-op authorities often control more than 2,000 apartments each, and in the Company's experience, individual apartments often house multiple generations of families and multiple wage earners. In many of the Company's markets, housing densities exceed 400 homes per kilometer of cable plant, which results in extremely low build costs per subscriber, and significantly exceeds the average in the United States of 48 homes per kilometer of cable plant. Such densities provide significant advantages for cable operators, including extremely low build-out costs per subscriber. From its existing cable network infrastructure base, the Company's incremental build costs to add an adjacent MDU or additional MDU subscribers to existing networks average approximately $200 per MDU subscriber. (MDU subscribers represent more than 95% of the Company's total subscribers.) In addition, the number and density of MDUs offer marketing and other cost benefits in terms of targeting, attracting and servicing customers.


     CO-OPERATIVE HOUSING FRANCHISE PROCESS. The franchise process in Poland is unique in that the right to build a cable system is typically secured by reaching an agreement with individual co-op authorities and is not dependent upon issuance of a franchise for a particular region by a governmental authority. Reaching an agreement with the co-op authority provides the cable operator with the right to connect its system to dwellings within the co-op authority's jurisdiction. The Company's agreements with co-op authorities generally have terms ranging from ten to 20 years and have optional renewal periods of five years, though certain of the contracts may be terminated by either party on relatively short notice. Co-ops are legal entities created under Polish law which resemble corporations. Co-ops are run by Management Boards which are appointed, pursuant to their statutes, by either the co-op's Supervisory Board or its General Assembly of Members. There is no requirement that a member of the Management Board be a resident of the co-op. Members of the Management Boards of co-ops are generally university graduates and have some managerial experience.

     Although contracts with co-op authorities usually do not provide exclusivity for the cable operator, the access granted to every dwelling unit does provide significant benefit to the first cable operator reaching an agreement with the co-op authority. The Company owns all of its network plant in the ground and, in almost all cases, in the buildings of the co-op authorities with which it has contracts. Therefore, any potential competitor would be required to build an entire network parallel to the Company's in order to compete with it during or after the term of such contracts. Accordingly, the Company believes that it would be difficult for competitors to successfully overbuild in MDUs with which it has contracts due to the cost of parallel construction, pricing discounts likely to be necessary to attract the Company's subscribers and the low likelihood of achieving significant penetration levels.

     Although the financial costs and subscription rates generally do not favor overbuilding large cable operators, the lack of contractual exclusivity provides an opportunity for well-capitalized operators to overbuild weaker competitors. In situations where a smaller, poor-quality operator has a contract with a co-op authority, the co-op authority will often encourage a large, professional operator such as the Company to overbuild in order to improve the quality of service to its residents. In these circumstances, overbuilding can be a cost-effective means of achieving growth because of the high probability of attracting a significant number of subscribers from the existing operator.

     POLISH CABLE MARKET CONSOLIDATION. The cable industry in Poland has experienced significant consolidation in recent years. The Company believes that this consolidation will continue as small SMATV operators face the burden of compliance with the recently enacted regulations that set minimum technical standards for cable television networks and require payment for programming produced by others. As Poland's economy has grown and become more stable, certain well-capitalized cable television operators have acquired numerous cable television operators in Poland in order to build systems and acquire a critical mass of subscribers. The Company also has actively pursued acquisitions, acquiring approximately 40 cable television operators since 1992. These acquisitions have added approximately 326,000 of the Company's present total subscribers.

     DEVELOPMENT OF THE POLISH CABLE INDUSTRY. Prior to 1989, during the Communist political regime, the Polish government controlled and regulated the television industry and all frequency usage. Channel offerings were limited primarily to government broadcast programs. During this period, MDUs were required by law to provide master antenna systems to all of their residents to ensure reception of such government programs. In the early years of the post-Communist era, there was no effective regulatory authority, which the Company believes led to the proliferation of small cable operators that often capitalized on the lack of viewing alternatives and the unregulated market. These operators built low-cost, poorly constructed cable systems in densely populated urban areas of Poland, often by modifying the existing master antenna systems in MDUs to deliver satellite programs. Primarily targeting MDUs in order to secure access to a significant number of potential subscribers with minimal capital commitment, these operators often charged relatively high installation fees which were used to finance the build-out of their systems. Currently, there are over 400 small cable operators in Poland, and they are generally characterized by small subscriber bases, poor quality signals, failure to comply with technical standards, lack of customer service and limited channel capacity and programming offerings that are often obtained from satellites without paying full copyright fees to the program producers.

     As part of the Polish government's efforts to encourage rapid infrastructure and economic development, it has begun to establish a regulatory framework for the cable television industry that is similar, in many respects, to that of the United States and other Western countries, but without any regulation of prices charged to subscribers. In 1993, to improve the quality of the country's cable television systems, Poland began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the Polish government began to monitor compliance with regulations requiring all cable operators to obtain government permits and, more recently, has begun to enforce such regulations. Poland ratified the Rome Convention, which extends copyright protection to programs of foreign producers on December 31, 1996, and became bound by its terms on June 13, 1997. See "Regulation -- Poland -- Copyright Protection". The Company believes that the enforcement of technical standards and copyright laws in Poland will require cable television operators to rebuild or upgrade their systems as necessary to comply with technical standards and to pay for programming that is currently being obtained free of charge. The Company believes that this will improve its competitive position by forcing poorly capitalized competitors to either sell their systems to better capitalized operators which have the resources to comply with such standards and laws or to cease operations altogether.

     Since 1990, the Polish cable industry has developed rapidly, due in part to the growth in the economy and to the development of cable industry regulations. This development has included the entry of well capitalized Western-style cable operators such as the Company that have constructed high-quality cable systems with numerous channel offerings. The following chart illustrates the growth of the Polish cable market in terms of homes passed and basic subscribers since 1990.

[Chart shows number of basic subscribers plotted against the number of homes passed demonstrating growth in the Polish cable television industry from 1990 to 1996 from approximately 100,000 basic subscribers and 500,000 homes passed in 1990 to approximately 1,500,000 basic subscribers and 2,700,000 homes passed in 1996.]

---------------
Source: Baskerville Communications Corp., TV International Sourcebook 1997.

     Despite the strong recent growth in the cable television industry, the Company estimates only 28% of the television households in Poland were passed by cable at May 31, 1997, which the Company believes provides a substantial market opportunity for cable operators. The Company believes that there are a considerable number of homes remaining in Poland, particularly in urban areas, that would be suitable for the construction of cable television systems and the provision of cable television services.

THE POLISH DTH MARKET

     A-DTH

     The only multichannel distribution method currently widely available in Poland other than cable television is A-DTH satellite services. The A-DTH market in Poland developed rapidly following the repeal in 1989 of legislation that required residents of Poland to acquire special permits in order to own satellite dishes. Subsequent to this repeal, demand for A-DTH satellite services was driven primarily by the widespread availability of high-quality, unencrypted programming that could be obtained without charge from various European satellites, including the Astra and Eutelsat satellites.

     In the mid 1990s, programmers began compressing and encrypting the signals transmitted over European satellites and moving their programming to a variety of satellites. These actions had the effects of (i) limiting access to satellite programming to paying subscribers, and (ii) reducing the quality of reception due to the location of the new satellites. In order to receive a similar number of channel offerings and clear reception, Polish consumers were forced to subscribe to an A-DTH service and purchase more expensive, motorized satellite dishes and related equipment.

     During this same time period, the Polish market also experienced the introduction and growth, predominantly in urban areas, of Western-style cable operators that offered the Polish consumer a high-quality multichannel television alternative to A-DTH at an attractive price. As the cable market has grown, A-DTH has continued to lose market share. The Company believes that this trend will continue particularly in urban markets because of A-DTH's poor signal quality relative to cable television, limited channel offerings, expensive equipment and short life of motorized dishes as well as an increasing reluctance by co-op authorities to permit the use of satellite dishes. While the Company believes that A-DTH (and new D-DTH) satellite service will be favored in certain rural areas of Poland where cable television is not available, it also believes that cable provides a more attractive option than A-DTH (and to a far lesser extent D-DTH) services in those markets where it is available.

     The following chart outlines the relative market shares of A-DTH and cable in Poland as measured by the number of subscribers for the years 1991 through 1995.

[Chart shows

                                                                       % OF MARKET
                        CABLE                     A-DTH            ------------------
                     SUBSCRIBERS               SUBSCRIBERS         CABLE        A-DTH
                     -----------               -----------         -----        -----
1991                      100                      400              20%          80%
1992                      200                      760              21           79
1993                      600                     1000              38           62
1994                     1000                     1200              45           55
1995                     1320                     1320              50           50
        ]

---------------

Source: Baskerville Communications Corp. TV International Sourcebook 1997. At March 31, 1997, the latest edition of this source did not include 1996 or 1997 figures.

     D-DTH

     The Company believes that a D-DTH service will offer Polish consumers significant advantages over the current A-DTH offerings, due to, among other factors (i) wider range of Polish-language programming available due to the compression ability of digital technology, (ii) less-expensive, non-motorized dishes, (iii) the improved signal quality of D-DTH, and (iv) the increasing availability of premium services.

     The Company intends to expand its distribution capacity by developing a complementary satellite D-DTH broadcasting service for Poland under a new brand name @TV. The Company believes @TV will be the first Polish-language D-DTH service available in the Polish market and among the first in Europe. The Company expects to launch its D-DTH service in the first half of 1998 with an initial package of approximately 14 basic Polish-language channels and one optional premium Polish-language movie channel. The Company believes that the satellite D-DTH pay television industry in Poland offers substantial opportunities for growth due to the large potential market size of 8.8 million television homes which it estimates are not currently passed by cable, the availability of a low-cost D-DTH reception system, the existing demand for high-quality Polish-language programming, and the improved characteristics of D-DTH compared with A-DTH. The Company believes that its D-DTH system, when combined with the continued expansion of its cable television and programming businesses, will enhance its position as the leading provider of multichannel pay television in Poland. There can be no assurance, however, that the market for D-DTH services will develop, or if it does develop, that the Company will be successful in launching its D-DTH services. See "Risk Factors -- Risks Related to the Company -- Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market".

                                    BUSINESS

     The Company operates the largest multichannel pay television business in Poland, and is developing its business in cable television, D-DTH and programming. Through the Company's cable television networks, the most extensive in Poland, the Company serves the largest base of subscribers of any cable operator in Poland, totaling approximately 688,000 subscribers at May 31, 1997 (of whom approximately 79% subscribe to the Company's Basic Tier). The Company believes that it has established a favorable reputation in the Polish market for providing modern, reliable technology, a broad selection of quality programming and professional customer service. The Company intends to expand its distribution capacity in Poland through the expansion of its cable television business and the development of a complementary D-DTH broadcasting service. The Company currently creates, produces, develops and acquires programming, including programming for its two proprietary Polish-language channels, for distribution across its cable networks. The Company intends to expand these activities to develop a branded digital encrypted platform of proprietary Polish-language programming under the brand name @TV. This Programming Platform will be distributed across its cable television and D-DTH systems and sold on a wholesale basis to other cable networks in Poland.


     Since it began the construction of its first cable network in Gdansk in 1990, the Company has grown aggressively through acquisitions (generally of smaller, poorly capitalized cable operators) and through the build-out of its own cable networks. Over the last three years, the Company has experienced average annual growth of approximately 60% in revenue, 130% in EBITDA and 96% in cable television subscribers. The Company believes that EBITDA and related measures of cash flow from operating activities serve as important financial indicators in measuring and comparing the operating performance of cable television companies. EBITDA is not intended to represent cash flow from operations under U.S. GAAP and should not be considered as an alternative to net income (loss) as an indicator of the Company's operating performance or to cash flows from operations as a measure of liquidity.


STRATEGY AND OPERATING STRENGTHS

     The Company's principal objective is to enhance its position as the leading provider of multi-channel pay television in Poland by capitalizing on the favorable market opportunities that it believes exist in Poland for high-quality Polish-language programming carried over sophisticated cable television and D-DTH broadcasting systems. The Company's business strategy is designed to increase its market share and subscriber base, maximize revenue per subscriber and minimize churn by emphasizing branding, advanced and expanded distribution technology, superior Polish-language programming and customer service. The Company believes that it is well-positioned to execute its business strategy in the Polish multichannel pay television market based on the following operating strengths.

     LEADING MARKET POSITION. The Company is currently the largest cable television operator in Poland, and estimates that it has approximately twice as many subscribers as the next two largest operators in Poland combined. Upon the completion of the Acquisitions, the Company estimates that it will have approximately 708,000 cable television subscribers, representing approximately 28% of all cable television subscribers in Poland and approximately 47% of all cable television subscribers in Poland to systems offering approximately 20 or more channels. The Company believes that it is well-positioned to grow its cable television business, as it estimates that at May 31, 1997, approximately 8.8 million Polish homes remained unpassed by cable television networks and, of the approximately 3.5 million homes passed by cable in Poland, that approximately 29% were not subscribers. Many cable subscribers in Poland are served by small, often poorly capitalized, cable operators, which generally feature poor quality and limited channel offerings, but at low rates and with relatively high penetration. The Company believes that there are opportunities for large, professional companies such as the Company, to acquire at attractive prices or displace these smaller cable operators in Poland, due to the burden on such operators of attempting to comply with recently enacted regulations that, among other things, set minimum technical standards for television networks, and the frequent lack of exclusivity with co-operative authorities which facilitates overbuilding of smaller, poor quality cable operators. The

Company's D-DTH strategy is to distribute at a significantly subsidized cost D-DTH Reception Systems to the approximately 500,000 Initial Subscribers, which is designed to achieve rapid and high penetration of the Polish market. The Company believes that it will be the first Polish-language D-DTH service available to the Polish market which, when combined with the continued expansion of its cable television and programming businesses, will enhance the Company's position as the leading provider of multi-channel pay television in Poland.

     PROPRIETARY POLISH-LANGUAGE PROGRAMMING. The Company believes that there is significant unsatisfied demand in its market for a variety of high-quality Polish-language programming. The Company intends to develop its Programming Platform for distribution across its cable television and D-DTH systems, as well as for sale on a wholesale basis to other cable networks in Poland. The Company intends to expand its current proprietary Polish-language programming for its Programming Platform by establishing equity ownership in, and/or exclusive programming arrangements with, a wide variety of channels designed to provide the Polish market with an offering of first-run films, live local sports and multiple thematic channels in Polish, which the Company believes will be attractive to its customer base and advertisers.

     ADVANCED DISTRIBUTION TECHNOLOGY. The Company's cable television networks (other than those it has acquired and is in the process of rebuilding to its standards) have bandwidths of at least 550MHz and, in most cases, have the capacity to be cost-effectively reconfigured to provide additional services such as voice and data transmission. The Company's cable television networks constructed by it also provide excess channel capacity. The Company expects that its D-DTH service will be among the first digital television platforms launched in Europe, and the Company believes it will be the first Polish-language D-DTH service available to the Polish market. The Company is currently negotiating with Philips for an end-to-end package of products and services, which the Company expects will enable it to provide a wide range of sophisticated services to its D-DTH customers.

     ABILITY TO REALIZE OPERATING EFFICIENCIES AND ADDITIONAL REVENUE
SOURCES. The Company believes it can achieve substantial operating efficiencies and higher margins through centralized billing systems and other subscriber management functions, as well as through the sale of its Programming Platform to other cable television networks in Poland. Continued expansion of the Company's subscriber base should provide increasing economies of scale by, among other things, permitting the Company to spread its fixed costs over an increasing subscriber base. In addition, the Company believes that there are opportunities to develop a variety of new value-added services, including (i) new television services, such as premium channels, additional advertising and PPV, (ii) new network services, such as internet access and voice telephony, and (iii) ancillary services, such as database marketing, branded financial services and a subscriber magazine.

     HIGH PENETRATION AND LOW CHURN. The Company is currently achieving premise penetration of approximately 53% of homes passed. In certain areas where the Company has operated its network for an extended period of time, such as portions of the Gdansk regional cluster, the penetration rate is approximately 63%. The Company believes that it can improve its penetration by expanding its current program offering, which includes only ten Polish-language channels not available on terrestrial frequencies, through the addition of its Programming Platform. In addition, the Company has experienced annual churn of less than 10% historically. Churn rates for 1994, 1995 and 1996 were 9.1%, 9.2% and 7.8%, respectively. The Company expects, however, that it may experience increases in its churn rate above historical levels during the implementation across its cable networks if its new pricing strategy designed to maximize revenue per subscriber and achieve real profit margin increases in U.S. Dollar terms, which commenced in January 1997.

     ATTRACTIVE OPERATING AND REGULATORY ENVIRONMENT. Poland is the fifth-largest television market in Europe, with approximately 12.3 million television homes at May 31, 1997 as estimated by the Company. Levels of television viewing in Poland are among the highest in Europe, at an average of 279 minutes per day (over 4 1/2 hours) in 1995. The Company estimates that there are approximately 1.6 million satellite homes (able to currently receive largely unencrypted analog foreign-language program-

ming) and nearly 2.5 million cable television subscribers in Poland. Current law does not permit the Polish authorities to regulate cable television or DTH rates, and Poland is a party to the Convention which requires the Polish authorities to guarantee freedom of reception and retransmission of program services which meet the requirements of the Convention.

     EXPERIENCED AND MOTIVATED MANAGEMENT. The Company has established a management team of senior executives who have significant experience in the cable television and DTH businesses, and are familiar with the Polish television market, business practices, language and customs. The team is led by Robert E. Fowler, III, Chief Executive Officer of @Entertainment, who has significant cable, programming and broadcasting experience, having managed operations in Poland and the United States, and George Z. Makowski, Chief Operating Officer-Cable Television of PCI, who has significant cable and telecommunications experience, having managed operations in Poland and Western Europe. The management team also includes several key local executives and managers who have significant experience in the Polish television market. The Company's D-DTH business will be managed by David Warner, Chief Operating Officer-DTH of @EL, who has significant experience in A-DTH services for Poland and other countries in Europe. Mr. Warner will lead a team of local managers experienced in the Polish A-DTH market. The Company believes that many of the policies and procedures developed for its cable business will be applicable to its D-DTH business, and that this management team will contribute local expertise which the Company believes will be essential in expanding its cable television and programming businesses and in developing its D-DTH broadcasting business. The Company has established management and employee stock option plans which it believes will improve its ability to retain its qualified management and employees.

CABLE

     Through the largest cable network in Poland, the Company serves the largest base of subscribers of any cable operator in Poland, totaling approximately 688,000 subscribers, over approximately 1,292,000 homes passed at May 31, 1997. The Company estimates that it has more than twice as many subscribers as the next two largest cable operators in Poland combined. The Company believes that it is well-positioned to grow its cable television business, as it estimates that at May 31, 1997 approximately 8.8 million Polish homes remained unpassed by cable television networks and, of the approximately 3.5 million homes passed by cable in Poland, it estimates approximately 29% were not cable subscribers. Many cable subscribers in Poland are served by small, often poorly capitalized, cable operators, which generally feature poor quality and limited channel offerings, but at low rates and with relatively high penetration. The Company believes that there are opportunities for large, professional companies, such as the Company, to acquire at attractive prices or displace these smaller cable operators in Poland, due to the burden on such operators of attempting to comply with recently enacted regulations that, among other things, set minimum technical standards for television networks, and the frequent lack of exclusivity of cable operators' agreements with co-op authorities, which facilitates overbuilding of smaller, poor quality cable operators. The Company believes that the development of its Programming Platform will increase its basic subscriber penetration and will allow it to increase cable television subscription rates and maximize revenue per cable television subscriber.

     All of the Company's cable television subscribers are located in eight regional clusters encompassing eight of the ten largest cities in Poland, including those cities which the Company believes provide the most favorable demographics for cable in the country. The Company has invested more than $85 million to construct fibre-optic cable networks which it believes are among the most technologically-advanced in Poland and are comparable to modern cable networks in the United States. The networks constructed by the Company provide excess channel capacity and are designed to maximize reliability. It is the Company's policy to upgrade substandard networks that it has acquired as rapidly as practicable.

     CABLE OPERATING STRATEGY

     With the fall of Communist rule in 1989, the Company believed that significant market advantages could be gained by becoming one of the first cable operators to establish a high-quality cable television system in Poland. The Company believes that it has achieved its initial goals of rapidly increasing its coverage areas, establishing its business reputation, and providing a high-quality signal, wide channel offerings and quality of service comparable to that provided by world-class cable operators.

     Having established itself as the leading cable television services provider in Poland, the Company's current strategic objective is to increase cash flow and enhance the value of its cable networks. To accomplish this objective, the Company's business and operating strategy in the cable television business is to
(i) maximize revenue per cable subscriber, (ii) continue to expand its regional clusters, (iii) increase subscriber penetration, and (iv) realize additional operating efficiencies.

     MAXIMIZE REVENUE PER CABLE SUBSCRIBER. Since the beginning of 1997, the Company has adopted a new cable television pricing strategy designed to maximize revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms. In connection with this new pricing strategy, the Company intends to introduce new program offerings and to continuously improve its services. As a result, the Company expects that it may experience increases in churn rate above historical levels during the implementation of its new pricing strategy across its cable networks. The Company generally receives a premium for its cable television services over the prices charged by its competitors, particularly poor-quality SMATV operators. Despite its generally higher price levels, the Company has achieved significant growth in penetration and market share while maintaining relatively low annual cable television churn rates. The Company believes its ability to successfully command higher prices reflects its higher levels of customer service, broader selection of quality programming and the greater technical quality of its cable television networks.

     EXPAND AND CONSOLIDATE REGIONAL CLUSTERS. The Company's strategy is to continue to expand the coverage areas of its regional clusters, both through selected build-out and acquisitions. The Company intends to expand primarily in areas where it can fill-in existing regional clusters and into cities and towns adjacent to its regional clusters through the continued build-out of its existing networks. The Company also plans to expand its regional clusters through the continued acquisition of smaller cable television operators. In addition, in markets where the Company has established operations, it intends to selectively overbuild certain weaker competitors in an effort to consolidate the market. By implementing this strategy for expanding its regional clusters, the Company believes it can limit its per-subscriber build-out costs and realize significant synergies from leveraging its existing infrastructure and asset base, both in terms of personnel and in terms of capital costs. Because the Company has a management structure and operating systems in place in each of its regional clusters, it is able to realize significant cash flow margins from each dollar of incremental MDU subscriber revenue generated through the addition of subscribers to its existing regional clusters.

     INCREASE SUBSCRIBER PENETRATION. The Company believes the most profitable means of expanding its business is to leverage its investment in its cable networks by increasing subscriber penetration in its regional clusters. Once an MDU building is passed by the Company's networks, the Company can add subscribers who generate average annual subscription fees of approximately $65 in return for an average capital investment of approximately $18 per MDU subscriber. The Company plans to increase subscriber penetration by (i) executing an aggressive sales, marketing and promotional strategy using the Company's highly trained and commissioned Polish sales force, with particular emphasis on Company-wide quarterly remarketing campaigns, (ii) continuing to enhance the Company's program offerings, particularly through the development of its Programming Platform for distribution, at a competitive price, across its cable system, and (iii) applying prompt, courteous and professional customer service standards.

     REALIZE ADDITIONAL OPERATING EFFICIENCIES. The Company aggressively seeks to realize operating efficiencies. Upon consummation of an acquisition by the Company, the operating costs of most acquired cable television systems are significantly reduced by, among other things, rationalizing headends, combining customer service offices and reducing administrative personnel. For example, following the recent acquisition of several cable systems in Katowice, the Company has been able to reduce the number of employees by approximately 365 and the number of headends from 69 to 46 and expects to further reduce personnel and headends. The Company generally has been able to eliminate personnel in its acquired cable television systems by managing the systems with experienced personnel from one of its existing regional clusters. The Company can also generally reduce the technical personnel necessary to operate acquired systems after connecting them to the Company's existing headends or, if required, rebuilding them to the Company's standards. The Company also uses Western management techniques and training to improve employee productivity and reduce operating expenses. The Company believes that relatively simple techniques, including monthly generation of detailed management financial information, a budgeting process, employee productivity standards and employee bonus plans, have reduced the number of employees per subscriber necessary to operate its networks. In 1997, the Company plans to install an integrated management information system for both its billing and accounting systems, which is designed to further improve employee productivity and customer service. The Company believes that it can reduce costs and improve customer services by centralizing services. For example, the Company is establishing a central telephone customer service center to service both cable and D-DTH customers. This center will be located in a low cost area of Poland and will consolidate the functions of its existing regional centers. The Company also believes that its size and market share give it a competitive advantage by creating economies of scale, including reduced build-out and operating costs per subscriber and volume price discounts for programming and construction expenditures. The Company's size also provides it with the operating leverage to spread certain expenses (such as promotional materials, advertisements, local programming and sales materials) over its large number of subscribers, which economies of scale should continue to improve as its subscriber base increases.

     REGIONAL CLUSTERS

     The Company has established eight regional clusters for its cable television business encompassing eight of the ten largest cities in Poland, including cities which the Company believes are among those with the strongest economies and most favorable demographics for cable television in the country. The following table illustrates certain operating data of each of the Company's existing regional clusters.

              OVERVIEW OF THE COMPANY'S EXISTING CABLE SYSTEMS(1)

                                                                                                     AVERAGE
                                                                                                     MONTHLY
                                                                                                  SUBSCRIPTION
                                                                                                   REVENUE PER
                        TOTAL        HOMES         TOTAL           BASIC            BASIC             BASIC
       REGION           HOMES       PASSED      SUBSCRIBERS    SUBSCRIBERS(2)   PENETRATION(2)   SUBSCRIBER(2)(3)
--------------------  ---------    ---------    -----------    -------------    -------------    ---------------
Gdansk..............    250,000      213,331      119,590         101,547           47.60%            $7.21
Katowice............  1,200,000      410,151      174,054         167,078           40.74%             5.37
Warsaw..............    800,000      194,498      103,826          86,133           44.28%             4.73
Krakow..............    300,000      143,458       73,998          65,912           45.95%             5.47
Lublin..............    120,000       62,937       55,851          27,385           43.51%             6.81
Szczecin............    160,000       26,705       19,838           9,862           36.93%             7.58
Bydgoszcz...........    134,000       78,048       42,235          40,614           52.04%             4.32(4)
Wrocffiaw...........    624,000      162,907       98,191          79,637           48.88%             4.01(5)
                      ---------    ---------      -------         -------           -----             -----
         Total......  3,588,000    1,292,035      687,583         578,168           44.75%             5.44(6)
                      =========    =========      =======         =======           =====             =====

---------------

(1)   All data at, or for the five months ended, May 31, 1997. Includes approximately 163,000 homes passed and approximately 98,000 total cable subscribers attributable to cable systems recently acquired by the Company, of which the Company took control after May 31, 1997 and prior to the date hereof, except where otherwise indicated.
(2)   Includes Basic and Intermediate Tiers. See "-- Services and Fees".
(3)   Includes revenue from additional sources such as additional outlets, stereo, converters and premium channels.
(4)   The Bydgoszcz regional cluster was acquired in December 1996. Average monthly subscription revenue per basic subscriber calculated based on the revenue for the cluster for the three months ended May 31, 1997.
(5)   The Wrocffiaw regional cluster was acquired in June 1997. Average monthly subscription revenue per basic subscriber calculated based on the revenue for the cluster for the five months ended May 31, 1997.
(6)   Represents a weighted average for the Company based on the total number of basic subscribers for the five months ended May 31, 1997. Includes revenue from additional sources referenced in note (3) above, but does not include results for the Bydgoszcz and Wrocffiaw regional clusters.

     The following provides certain information regarding the regional clusters in which the Company's cable television business operates. Population figures presented herein are for the primary counties in each of the Company's eight regional clusters. The Company's regional clusters may extend into more than one county or may not cover all of the population in the primary county. Population figures are provided for illustrative purposes only and may not be representative of the actual population the Company intends to service with its cable networks.

     GDANSK. The Gdansk regional cluster is located primarily in the county of Gdansk on the north coast of Poland. The population of the county of Gdansk is approximately 1.45 million. The Gdansk regional cluster has historically been the primary revenue generator for the Company, and accounted for approximately 38% and 33% of the Company's revenue in 1995 and 1996, respectively. The Gdansk regional cluster is characterized by small, highly fragmented SMATV systems, many of which the Company expects to either acquire or overbuild in time. The Company believes that the Gdansk system, which was first constructed in 1990 and is the oldest and most mature of the Company's systems, illustrates the significant operating margins available in clustered operating systems in Poland.

     The Company is expanding in the Gdansk regional cluster primarily through the continued build-out of MDUs and single family households, and into contiguous areas. The Company is focusing its marketing efforts in the Gdansk regional cluster on increasing penetration through remarketing cam-paigns. The Gdansk system possesses a number of exclusive agreements with co-op authorities, and the Company expects to expand the number of such agreements through the development of its Broadcast Tier, which the Company often offers on favorable terms in exchange for an exclusive agreement with co-op authorities to provide cable services to their residents.

     KATOWICE. The Katowice regional cluster is located primarily in the county of Katowice in the south of Poland. The population of the county of Katowice is approximately 3.9 million. The Katowice regional cluster accounted for approximately 35% of the Company's revenue in both 1995 and 1996. The Katowice regional cluster is characterized by numerous cities and towns with significant populations and high density housing. There are many small and medium size operators throughout the region, creating an opportunity to expand by acquisition. The Company began operations in Katowice in 1991, and in January 1995 tripled its number of basic subscribers in the region by merging its operations with those of a competitor, PPHEI-Ryntronik.

     The Katowice regional cluster, with a housing density of over 500 homes per kilometer of cable plant in some areas, is the most densely populated region of Poland. The Company believes that, as one of the largest potential multichannel television markets in Poland, the Katowice regional cluster offers the Company significant growth prospects. A desire to access this large potential market was the motivation behind the merger that created PTK-Ryntronik.

     In March 1996, the Company commenced a comprehensive training and rationalization program to integrate acquired networks into its operations and to rebuild a considerable portion of such networks to meet the Company's standards. The Company expects that this rebuild program will be completed in 1997 and will cost approximately $10 million.

     WARSAW. The Warsaw regional cluster is located primarily in the county of Warsaw in the center of Poland. The population of the county of Warsaw is approximately 2.4 million. The Warsaw regional cluster accounted for approximately 15% of the Company's revenue in both 1995 and 1996. The Company began operations in the Warsaw regional cluster in 1991.

     Warsaw is the most competitive operating environment in Poland because of its size and population density. The Warsaw market is characterized by several large cable television operators and several small operators. The Company, which currently is one of the three largest cable television operators in Warsaw based on number of subscribers, has operating clusters in Warsaw that are located in what the Company believes are the most demographically desirable parts of the city (the southeast and the northwest sectors). The Company intends to grow its Warsaw system by building-out single family housing areas in Warsaw, extending its network into the suburbs and surrounding towns and by continuing to overbuild a weaker competitor's system in several MDU areas that are adjacent to the Company's operating areas.

     KRAKOW. The Krakow regional cluster is located primarily in the county of Krakow in the south of Poland. The population of the county of Krakow is approximately 1.2 million. The Company commenced operations in Krakow in late 1993. The Krakow market currently contains only one significant competitor which the Company believes has technical deficiencies and is experiencing problems in its relationships with co-op authorities.

     The Company believes that the majority of the MDUs in the city of Krakow have been built-out by the Company and other cable system operators. Accordingly, the Company believes that future expansion in the Krakow regional cluster will consist of build-out of (i) newly constructed, single family homes,
(ii) historical preservation areas (which are subject to a more extensive permit process), (iii) towns surrounding the city of Krakow, and (iv) over-building the systems of competitors.

     LUBLIN. The Lublin regional cluster is primarily located in the county of Lublin in the east of Poland. The population of the county of Lublin is approximately 1.0 million. The Lublin regional cluster is characterized by a few small, cooperative-owned SMATV systems. The Company commenced operations in the Lublin regional cluster in mid-1995 with the acquisition of several agreements with co-op authorities related to approximately 50,000 homes passed. In the Lublin regional cluster, the Company has constructed a cable network that has a bandwidth of 1GHz, and will allow the Company to experiment with offering telephony services.

     In its agreements with co-op authorities in the Lublin regional cluster the Company is obligated to provide its Broadcast Tier service to every home in an MDU in exchange for the MDU paying a fixed monthly fee of approximately $.40 to the Company for each apartment. The customer relationships created by nearly all homes in the market receiving Broadcast Tier service from the Company provide a marketing opportunity to encourage customers to upgrade their service. In addition, although the agreements with co-op authorities in Lublin generally do not provide for exclusivity, the Company believes that the customer relationships created by its Broadcast Tier arrangements will discourage competitors from entering the Lublin regional cluster.


     SZCZECIN. The Szczecin regional cluster is primarily located in the county of Szczecin in the northwest corner of Poland. The population of the county of Szczecin is approximately 1.0 million. There is currently no significant competition in the Szczecin market other than several co-op authority owned systems. The Company commenced operations in the Szczecin regional cluster in 1995 with the acquisition of a cable system with approximately 4,500 subscribers and the exclusive right to build-out approximately 55,000 apartments in MDUs owned by the Szczecin municipal authorities.


     BYDGOSZCZ. The Bydgoszcz regional cluster is located primarily in the county of Bydgoszcz, northwest of the center of Poland. The population of the county of Bydgoszcz is approximately 1.1 million. The Company commenced operations in the Bydgoszcz regional cluster in December 1996 with the acquisition of a 51% interest in a cable system with approximately 37,000 subscribers. There are currently only a few competitors in the Bydgoszcz market, including several co-op authority owned systems and a local operator.

     By acquiring a controlling interest in the market's largest cable operator, the Company has gained access to an additional market which has a number of build-out and acquisition opportunities. The Company believes that through the implementation of its operating procedures and programming agreements it may be able to further strengthen its position in the Bydgoszcz market.

     WROCFFIAW. The Wrocffiaw regional cluster is located primarily in and around the county of Wrocffiaw in the south-west of Poland. The population of the county of Wrocffiaw is approximately 1.1 million. The Company commenced operations in the Wrocffiaw regional cluster in May 1997 with an acquisition of a small local operator, followed in June 1997 with the acquisition of a 61% interest in a cable system with approximately 98,000 total subscribers in approximately twenty locations throughout the region.

     The Company believes that Wrocffiaw offers considerable build-out opportunities, as it has remained largely undeveloped in terms of professional cable television service, with competition limited to smaller local operators. In addition to gaining access to the city of Wrocffiaw, the acquisitions provided the Company with a number of locations in southwest and central Poland, with combined potential of approximately 624,000 television homes.

     ACQUISITIONS

     Since March 31, 1997, the Company has completed the acquisition of all or a substantial portion of the capital stock or assets of three cable television systems in Poland, and intends to acquire a fourth such system, as well as a 50% equity interest in a Polish publishing company with which it intends to develop programming and ancillary services. The aggregate consideration paid or to be paid by the Company in connection with the Acquisitions (including amounts for stockholder loans) is expected to be approximately $35.0 million. The three cable systems already acquired in the Acquisitions serve approximately 113,000 subscribers and pass approximately 189,000 homes, while the cable system expected to be acquired serves approximately 20,500 subscribers, representing all of the homes passed by that system. The consummation of the Acquisitions has or will result in the expansion of the Company's cable operations within its existing regional clusters and the establishment of one new regional cluster in Wrocffiaw. PCI has or intends to use a portion of the net proceeds of the offering of the Old Notes in October 1996 to consummate the Acquisitions. The Company has obtained the approval of the Anti-Monopoly Office for the Acquisitions which have been consummated and the Company intends to apply for approval of the remaining Acquisitions. The Company believes that it will be required to obtain the Anti-Monopoly Office's approval for certain future acquisitions as well. The Company continually evaluates acquisition candidates and expects that it will continue to acquire attractive cable television operators and programmers. There can be no assurance as to the timing of the closing of the Acquisitions that are currently pending or as to whether or on what terms the pending Acquisitions will actually be consummated.

     In particular, PTK-Ryntronik entered into separate share purchase agreements with each of the two 50% stockholders of KOLOR-SAT Sp. z o.o. ("Kolor-Sat") on December 20, 1996. Kolor-Sat's networks, which are located in Opole (in southwest Poland), serve approximately 12,300 subscribers and pass approximately 22,000 homes. Pursuant to the share purchase agreement, PTK-Ryntronik acquired 100% of the shares of Kolor-Sat. The two individual stockholders agreed not to compete with the Company in areas where cable networks are operated by Kolor-Sat for a three year period following the closing date. In addition to the purchase price, PTK-Ryntronik agreed to assume responsibility for the two individuals' personal taxes up to a specified amount. The Company also agreed to employ the two stockholders for 48 months following the signing date. The share purchase agreements became effective once the Anti-Monopoly Office granted consent to the transactions. The purchase price of approximately $1.4 million was put into escrow on December 31, 1996, pending receipt of the approval of the Anti-Monopoly Office which was received on May 26, 1997, and verification of the number of subscribers. Pursuant to the purchase agreements, PTK-Ryntronik has been operating Kolor-Sat's cable network since January 1, 1997.

     The Company has also entered into a purchase agreement with Telewizja Kablowa Vega Sp. z o.o. ("Vega"), pursuant to which it acquired all of the cable television assets of Vega for approximately $530,000. Vega's networks, which are located in Wrocffiaw (in southwest Poland), serve approximately 2,500 subscribers and pass approximately 5,000 homes. The former owners of Vega agreed not to compete with the Company for a period of two years in all areas where PCI operates cable systems, except for the towns of Czestochowa and Blachownia. The Vega purchase agreement provided for the payment of the purchase price in three equal installments. Such payments were made and title to the assets passed to PTK-Ryntronik in May 1997.

     PCI and Poltelkab have signed a commitment agreement with Telewizja Kablowa GOSAT-Service Sp. z o.o. ("GOSAT") and its stockholders which provides for the purchase (by March 31, 1998) of approximately 66% of the issued shares of a company that operates cable television networks located in several cities and towns in western Poland, serving approximately 98,000 total subscribers (70,000 basic subscribers) and passing approximately 163,000 homes. The consummation of this acquisition occurred on June 11, 1997. At closing, PCI purchased approximately 49% of shares in GOSAT and Poltelkab subscribed to approximately 11.7% of GOSAT's enlarged share capital. In connection with this transaction Poltelkab will subscribe for additional newly issued shares of GOSAT and will make stockholder loans to GOSAT. The total purchase price for the GOSAT acquisition was approximately $10.8 million. In addition, the Company is obligated to loan $7.0 million to GOSAT, of which $400,000 had been loaned as of June 13, 1997. Until December 31, 1999, current stockholders in GOSAT can exercise options to sell their remaining shares in GOSAT using the same pricing formula. The Company has the right to appoint a majority of the GOSAT management board members. GOSAT entered into employment agreements with the stockholders of GOSAT and those stockholders entered into non-compete agreements, in each case for a period of five years following the signing date. Upon consummation of the acquisition, the Company established the new Wrocffiaw regional cluster centered in southwest Poland.

     The Company is negotiating to purchase from two co-op authorities approximately 94% of the shares in a company operating cable television networks that serve approximately 20,500 subscribers, representing all of the homes passed by those networks, in a city in which the Company currently operates cable networks. The preliminary terms of this transaction have been approved by members of the supervisory board of each of the co-op authorities, and the Company expects the transaction to close in 1997. The consummation of this acquisition will increase the Company's ownership interest in the target company from 1.4% to approximately 95%. The Company intends to integrate the acquired networks into its existing Szczecin regional cluster.

     SERVICES AND FEES

     The Company charges cable television subscribers an initial installation fee and fixed monthly fees for their choice of service tiers and for other services such as premium channels and rental of remote control devices. The Company currently offers three tiers of cable television service: a Basic Tier throughout the Company's cable television systems, and Broadcast and Intermediary Tiers in selected areas of Poland. At May 31, 1997, approximately 79% of the Company's subscribers received the Basic Tier, approximately 5% received the Intermediate Tier and approximately 16% received the Broadcast Tier of service.

     BASIC TIER. The Company currently delivers approximately 18 to 45 channels to its cable television subscribers on its Basic Tier, which generally include all Polish terrestrial broadcast channels, most major European satellite programming legally available in Poland, regional and local programming and, on most of its cable networks, its two proprietary Polish-language channels, PTK1 and PTK2. The Basic Tier costs approximately $2.59 to $5.89 per month (excluding charges for premium channels) depending on location. The channels currently offered by the Company to its Basic Tier subscribers vary by location and in most of the Company's major markets include ten Polish-language channels (including PTK1, PTK2 and Atomic), ten English-language channels, nine German-language channels, two French-language channels, two Spanish-language channels, one Italian-language channel and one Russian-language channel, as follows:

      CHANNEL                             DESCRIPTION                           LANGUAGE
--------------------    ------------------------------------------------    -----------------
Polonia 1               Satellite general entertainment                     Polish
PTK1(1)                 Cable information                                   Polish
PTK2(1)                 Cable general entertainment                         Polish
TVP1                    State-owned terrestrial general entertainment       Polish
TVP2                    State-owned terrestrial general entertainment       Polish
Formula 11              Regional state-owned terrestrial general
                        entertainment                                       Polish
TV POLONIA              State-owned satellite general entertainment         Polish
Polsat                  Terrestrial and satellite general entertainment     Polish
Atomic(2)               Cable music                                         Polish
RTL7                    Satellite general entertainment                     Polish
Eurosport               Satellite sports                                    English/Polish(3)
Discovery(4)            Satellite documentaries                             English/Polish(5)
TNT/Cartoon Network     Satellite general entertainment and cartoons        English
MTV(4)                  Satellite music                                     English
NBC/Super channel       Satellite news and entertainment                    English
CNN                     Satellite news and information                      English
CMT-Europe(4)           Satellite country music                             English
Euronews                Satellite news                                      English
BBC World               Satellite news and information                      English
BBC Prime(4)            Satellite general entertainment                     English
ARD 1                   Satellite general entertainment                     German
SAT 1                   Satellite general entertainment                     German
RTL 2                   Satellite general entertainment                     German

      CHANNEL                             DESCRIPTION                           LANGUAGE
--------------------    ------------------------------------------------    -----------------
3SAT                    Satellite general entertainment                     German
PRO 7                   Satellite general entertainment                     German
n-TV                    Satellite news and information                      German
Deutsche Welle          Satellite news and information                      German
DSF                     Satellite sports                                    German
VIVA                    Satellite general entertainment                     German
M6                      Satellite general entertainment                     French
TV 5                    Satellite general entertainment                     French
Galavision              Satellite general entertainment                     Spanish
TVE                     Satellite general entertainment                     Spanish
RAI UNO                 Satellite general entertainment                     Italian
Ostankino               Satellite general entertainment                     Russian

---------------
(1) Proprietary channels produced by ProCable.

(2) Atomic became available as a separate digitally delivered satellite channel during the second quarter of 1997.

(3) Limited amount (at least three hours per day) of Polish-language commentary, with audio encryptions.

(4) Encrypted signal.

(5) Limited amounts of Polish subtitles.

     INTERMEDIATE TIER. The Intermediate Tier offers approximately 17 to 24 channels for monthly fees of approximately $1.32 to $3.40. The Intermediate Tier is designed to compete with SMATV operators on a basis of price, using a limited programming offering. The channels currently offered by the Company to its intermediate subscribers vary by location.

     BROADCAST TIER. The Broadcast Tier offers four to six terrestrial broadcast channels with clear reception for monthly fees of up to approximately $0.86. Receiving a high-quality signal over the air can be a problem in Poland and many cable television subscribers would otherwise have to depend on antenna broadcast reception, which tends to have poor signal quality and considerable outages caused by neglect and equipment age. The Broadcast Tier is often used by the Company to establish a relationship with co-op authorities. In some cases, the Company will offer the Broadcast Tier at a nominal monthly charge to all residents within a co-op authority's jurisdiction in return for a long-term exclusive contract to provide cable services. In such cases, the Broadcast Tier is utilized as a marketing vehicle to attract subscribers to the Company's cable systems and subsequently to convert them to higher-tier subscribers. Polish regulations regarding the order in which channels can be added to cable systems mean that most Broadcast Tiers only broadcast public television programs, which are required by Polish law to be the first channels carried on any Polish cable television system.

     PREMIUM AND OTHER SERVICES. For an additional monthly charge, certain of the Company's cable systems currently offer two premium television channels
-- HBO and Canal+ -- to customers on a monthly pay-per-channel basis. See
"-- Programming -- Premium Television Channels". In addition, the Company intends to make the channels on its D-DTH service that are not currently offered on its Basic Tier cable service available to its cable subscribers for an additional monthly charge. Other optional services include additional outlets and stereo service, which enables a subscriber to receive 12 or more radio channels in stereo. Cable television subscribers who require the use of a tuner to receive certain of the Company's cable services are charged an additional fee of approximately $1.10 per month. Installation fees vary according to the type of connection required by a cable television subscriber. The standard initial installation fee is approximately $28 to $46 in MDUs and approximately $91 to $132 for single family dwellings.

     PRICING STRATEGY. Prior to December 1996, the Company's cable television pricing strategy was designed to keep its profit margin relatively constant in U.S. Dollar terms in more mature systems and to increase rates in more recently acquired or rebuilt systems. The Company has historically achieved low annual cable television churn rates of less than 10%, and has been able to pass on the effects of inflation through price increases. In January 1997, the Company commenced a new cable television pricing strategy designed to maximize revenue per subscriber and to achieve real profit margin increases in U.S. Dollar terms. In connection with this new pricing strategy, the Company intends to introduce new program offerings and to continuously improve its services. As a result, the Company expects that it may experience increases in churn rate above historical levels during the implementation of its new pricing strategy across its cable networks.

     The Company generally receives a premium for its cable television services over the prices charged by its competitors, particularly poor-quality SMATV operators. Despite its generally higher price levels, the Company has achieved significant growth in penetration and market share while maintaining relatively low annual cable television churn rates. The Company believes its ability to successfully command higher prices reflects its higher levels of customer service, broader selection of quality programming and the greater technical quality of its cable television networks. Although poor-quality SMATV operators often offer services at lower prices than the Company, the Company believes that the enforcement of technical standards and of copyright laws in Poland will require such operators to rebuild or upgrade their systems as necessary to comply with technical standards and pay for programming that is currently being obtained free of charge. The Company believes that these trends will improve its competitive position by forcing poorly capitalized competitors to sell their networks to better capitalized competitors such as the Company or cease operations altogether.

     Cable television subscribers are billed in advance and, as is customary in Poland, most of the Company's customers pay their bills monthly through their local post office or bank. The Company has strict enforcement policies to encourage timely payment. Such policies include notices of late payment, visits from service personnel, and ultimately, disconnection for nonpaying customers 60 days after a bill becomes past due. The Company's system architecture enables it to promptly shut off service to nonpaying customers and is designed to reduce fraudulent use its cable systems. The Company does not consider bad debt to be material to its operations. While the Company's bad debt expense was 2.2% of revenue in 1996, the Company's bad debt expense has historically averaged 1.3% of revenue.

     SALES AND MARKETING

     As an early entrant in the post-Communist market in Poland, the Company has had over six years of experience in introducing, developing and refining marketing, sales and customer service practices in the diverse and rapidly developing Polish economy, which it believes is a competitive advantage in attracting and retaining cable subscribers. The Company's sales and marketing process is divided into four segments: operating area development, new market sales, remarketing sales and customer service.

     OPERATING AREA DEVELOPMENT. The operating area development process in Poland is very different from that in Western cable television markets, because a Polish cable operator's geographic build is dependent on reaching agreements with individual co-op authorities rather than upon the issuance of an operating area development permit for a region by the government. The co-op authorities make decisions on behalf of the residents, including decisions as to the carriers of cable television. The Company's operating area development process begins with targeting an MDU, is followed by negotiations with the relevant co-op authority, and ultimately involves reaching an agreement with the co-op authority to allow construction and installation of the cable television network. The Company's strategy is to identify those geographic areas and housing estates with the most favorable demographic characteristics, highest population densities and lowest levels of competition from other cable operators.

     NEW MARKET SALES. After an agreement with a co-op authority has been reached and construction of the cable network infrastructure has been completed, the Company focuses its efforts on direct, door-to-door sales to individual households. While the Company utilizes advertising in a variety of media (including television, radio, newspapers, magazines, co-op and association publications, billboards, bus shelter posters and taxi placards) to build general awareness and recognition of the advantages of its cable television services, direct sales is the primary focus of the Company's marketing efforts. The distribution of promotional materials (via direct mail, leaflets and door hangers) begins several days in advance of the arrival of the Company's sales force. The materials provide for telephone and mail response, but are designed so that the potential customer expects a direct sales visit. The Company's sales force consists of native Poles who are trained in professional sales skills, personal interaction, product knowledge and appearance. All sales persons are compensated by direct sales commissions and incentive bonuses. Such employees are hired, trained and managed by Company managers whose incentive compensation is tied directly to sales results. New market sales tend to be highly seasonal, with the fourth calendar quarter being the most active sales period.

     REMARKETING SALES. After new areas have been marketed, Company remarketing efforts focus on attracting new subscribers and selling additional products and services, such as premium channels and stereo services, to existing subscribers. Direct door-to-door remarketing sales are enhanced through advertising on PTK1 and PTK2, the Company's proprietary cable channels, bill inserts, door hangers, coupons, prizes and contests, as well as advertising in other media accessible to the general public. Company-wide remarketing campaigns are conducted quarterly and seasonal promotions coincide with holidays and cultural events. Sales persons are entitled to additional incentive commissions for remarketing sales.

     CUSTOMER SERVICE. By implementing a Western-style customer care program that includes such features as courteous customer service representatives, prompt responses to service calls and overall reliability, the Company has introduced a quality of service generally not found in Polish consumer markets. Customer service representatives are assigned to most cable systems at a location easily accessible to subscribers in order to manage installation and service calls and to provide telephone sales service support. The Company generally guarantees service within 24 hours of a subscriber request. The Company believes that its customer care program gives it a distinct competitive advantage over other cable providers in the Polish market, has contributed to the Company's low churn rate and has been a primary motivation for consumers to select the Company as their cable television provider when provided with a choice.

     TECHNOLOGY AND INFRASTRUCTURE

     The Company believes the fiber-optic cable television networks that it has constructed, which serve approximately 60% of its homes passed, are among the most technologically-advanced in Poland and are comparable to modern cable television networks in the United States. All of the Company's networks that have been constructed by the Company have bandwidths of at least 550 MHZ, with one network as high as 1 GHz. New portions of the networks which are currently being constructed are being designed to have minimum bandwidths of 750 MHZ. The Company's goal is to upgrade any portions of its cable television networks that have bandwidths below 550 MHZ (generally acquired from other entities) to at least 750 MHZ in an effort to reduce the number of headends and parts inventory required in the networks. The Company uses fiber-optic and coaxial cables, electronic components and connectors supplied by leading Western firms in its cable television networks.

     The Company's cable television networks, in most cases, use a fiber-to-the-feeder, 2,000 home node design. The Company uses a switched-star configuration for its cable television networks by installing a discreet drop cable which runs from a secure lockbox to each home (as opposed to a loop system which feeds multiple homes from a single cable), allowing the Company to more efficiently disconnect non-paying customers, add or remove service options to individual homes and audit its systems to detect theft of signal. Where required, high-quality tuners are used in cable television subscriber homes.

     The Company's cable television networks were constructed with the flexibility and capacity to be cost-effectively reconfigured to offer an array of interactive and integrated entertainment, telecommunications and information services, including combined telephone and cable television services and digital data transmission, if the Company decides to pursue such ancillary sources of revenue in the future. The Company's systems provide excess channel capacity and are designed to maximize reliability. The

Company operates its systems at approximately 49% to 69% of channel/bandwidth capacity. Two-way capability can be added to most of the Company's systems at limited cost to provide addressable and interactive services in the future. The cable television networks constructed by the Company meet or exceed the technical standards established by Polish regulatory authorities, and the Company's policy is to upgrade sub-standard cable television networks obtained in acquisitions as rapidly as practicable.

     Because the Company has entered into a series of agreements with regional and local TPSA branches which permit the Company to use TPSA's conduit infrastructure for periods up to 20 years, it has been able to avoid constructing its own underground conduit in certain areas. The Company also has agreements to undertake joint construction with TPSA and other utilities for new conduits in certain areas. These agreements represent a major advantage to the Company since they permit the Company to minimize the costly and time-consuming process of building new conduit infrastructure where TPSA conduit infrastructure exists and provide for joint construction with TPSA and other utilities of conduit infrastructure where none currently exists. At May 31, 1997, approximately 62.5% of the Company's cable television plant had been constructed utilizing pre-existing conduits of TPSA. A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Generally speaking, TPSA may terminate a conduit agreement immediately if: (i) the Company does not have a valid Permit covering the subscribers to which the conduit delivers the signal; (ii) the Company's cable television network serviced by the conduit does not meet the technical specifications required by the Communications Act; (iii) the Company does not have a contract with the co-op authority allowing for the installation of the cable network; or (iv) the Company fails to pay the rent required under the conduit agreement. At May 31, 1997, approximately 113,000, or 16%, of the Company's total subscribers were serviced by conduits leased from TPSA for which one or more of these provisions were applicable, so TPSA was legally entitled to terminate the conduit agreements covering these subscribers immediately. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such contracts. See "Risk Factors -- Risks Related to the Company -- Agreements with TPSA" and "Business -- Properties".


     The Company estimates that at the end of May 1997 it had over 2,838 kilometers of cable television plant constructed and that the fiber-optic backbone of its networks was substantially complete. Other than a rebuild of one of the Company's acquired cable systems in the Katowice region for a remaining cost of approximately $10 million, of which $7.5 million relates to upgrades to meet PAR and Company standards, the Company estimates that its future capital expenditures will consist primarily of capital needed for the incremental addition of new MDUs and cable television subscribers to its existing networks and for the build-out or rebuilding associated with the acquisition of new cable television systems. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources". From its existing infrastructure base, the Company's incremental build cost to add an adjacent MDU or additional MDU subscribers to existing networks averages approximately $200 per MDU subscriber. (MDU subscribers represent more than 95% of the Company's total subscribers.) The Company believes that several primary factors contribute to its favorable cost structure. The significant density of homes per kilometer of cable plant in the Company's core markets and the Company's conduit agreements substantially reduce its build costs. Moreover, the Company believes that the size of its construction program allows it to negotiate attractive construction labor contracts and discounts on materials.


     COMPETITION

     The multichannel television industry in Poland has been, and is expected to remain, highly competitive. The Company competes with other cable television operators as well as with companies employing numerous other methods of delivering television signals to the home. The extent to which the Company's multichannel television services are competitive with alternative delivery systems depends, in part, upon the Company's ability to provide a greater variety of programming at a reasonable price than the programming and prices available through alternative delivery systems. In addition, advances in communications technology as well as changes in the marketplace and the regulatory environment are constantly occurring. It is not possible to predict the effect that ongoing or future developments might have on the multichannel television industry in Poland. See "The Industry -- The Polish Multichannel Television Industry" and "Regulation".

     The Company believes that competition in the cable television industry is primarily based upon price, program offerings, customer service, quality and reliability of cable networks. Small SMATV operators are active throughout Poland, and they pose a competitive threat to the Company because they often incur lower capital expenditures and operating costs and therefore have the ability to charge lower fees to subscribers than does the Company. While such operators often do not meet the technical standards for cable systems under Polish law, enforcement of regulations governing technical standards has historically been poor. Although Polish regulatory authorities have recently attempted to improve the enforcement of such laws and regulations, there can be no assurance that they will be enforced. If such laws and regulations are not enforced, these SMATV operators will be able to continue operating with a lower cost structure than that of the Company and thus charge lower fees to subscribers, which may have an adverse effect on the Company's business, results of operations and financial condition. See "Regulation". Regardless of the enforcement of these laws and regulations, the Company expects that SMATV operators will continue to remain a competitive force in Poland. Certain of the Company's competitors or their affiliates have greater experience in the cable television industry and have significantly greater resources (including financial resources and access to international programming sources) than the Company. The largest competitors of the Company in Poland include Aster City, a joint venture between, among others, certain Polish persons, Bresnan Communications, TCI Communications Inc. and certain financial investors, with an estimated 140,000 subscribers, Vectra, a Polish entity, with an estimated 130,000 subscribers, and Porion, a Polish entity, with an estimated 80,000 subscribers. Aster City and Porion have recently announced their plan to merge to form a single cable television system in Warsaw.

     The Company's cable television systems also compete with companies employing other methods of delivering television signals to the home, such as terrestrial broadcast television signals and A-DTH satellite-delivered television services, and may in the future compete with MMDS systems and D-DTH systems, including the Company's @TV D-DTH service.

     Cable television systems also face competition from a variety of other sources of news, information and entertainment such as newspapers, cinemas, live sporting events, interactive computer programs and home video products such as video cassette recorders. The extent of such competition depends upon, among other things, the price, variety and quality of programming offered by cable television, and the popularity of television itself.

D-DTH

     The Company intends to increase its distribution capacity beyond that provided by the expansion of its cable television business by developing a complementary satellite D-DTH broadcast service for Poland under the brand name @TV. The Company believes @TV will be the first Polish language service available in the Polish market and among the first in Europe. The Company expects to launch its D-DTH service in the first half of 1998 with an initial package of approximately 14 basic Polish-language channels and one optional premium Polish-language movie channel. The Company believes that its D-DTH system, when combined with the continued expansion of its cable television system and the development of its Programming Platform, will enhance its position as the leading provider of multichannel pay television in Poland.

     The Company believes that the satellite D-DTH pay television industry in Poland offers substantial opportunities for growth due to the large potential market size of 8.8 million television homes which it estimates are not currently passed by cable, the availability of low cost D-DTH Reception Systems to the Initial Subscribers, the existing demand for high-quality Polish-language programming, and the improved characteristics of D-DTH compared with A-DTH. There can be no assurance, however, that the market for D-DTH services will develop, or if it does develop, that the Company will be successful in launching its D-DTH service. See "Risk Factors -- Risks Related to the Company -- Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market".

     D-DTH OPERATING STRATEGY

     The Company's D-DTH strategy is to distribute D-DTH Reception Systems at a significantly subsidized cost to approximately 500,000 Initial Subscribers, which is designed to achieve rapid and high penetration of the Polish market. The launch of the D-DTH service will be supported by the Company's development of its Programming Platform, which the Company believes will satisfy the strong demand for high-quality Polish-language programming in Poland.

     The Company is currently negotiating agreements with Philips, which are expected to be concluded shortly, for the supply of an end-to-end package of products and services, including IRDs, ODUs and Philips' CryptoWorks(R) proprietary conditional access system and associated smartcards, which will be distributed through over 1,000 Philips authorized electronics retailers across Poland, and the provision by Philips of installation and support services through its retail network in Poland. The Company will use a portion of the net proceeds from the Offerings to acquire approximately 500,000 D-DTH Reception Systems for distribution at a significantly subsidized cost to Initial Subscribers in Poland to the Company's D-DTH service. The Company is considering entering into a preliminary agreement with Philips to permit Philips to initiate preparations for its performance of the proposed agreements pending negotiation and the anticipated finalization of those agreements. This preliminary agreement would require certain phased payments by the Company of amounts of up to $9 million, which would be non-recoverable in the event definitive agreements are not entered into between the Company and Philips. There can be no assurance that the Company will be successful in negotiating such definitive agreements with Philips on mutually acceptable terms, if at all. See "Risk Factors -- Risks Related to the Company -- Dependence on Philips as Principal Supplier".

     The Company plans to broadcast digital programming from its U.K. production facility through the Company's uplink facilities to one of three transponders leased by it on the Astra 1E and 1F satellites, which will then reflect the signals back to the D-DTH decoder systems of the Polish subscribers. Towards this end, the Company has applied, or intends to apply for, licenses from the ITC in the United Kingdom for each of its proposed D-DTH channels and expects to receive the first of such licenses shortly. The Company is currently studying the feasibility of locating its uplink and production facilities in Poland and applying for Polish broadcasting licenses necessary to engage in such activities.

     All of the Company's D-DTH broadcasts will be digital. The Company expects that its D-DTH system will be among the first in Europe and will be the first Polish-language D-DTH service available to the Polish market. D-DTH systems use medium or high-power satellites to deliver signals to satellite dish antennae at homes, hotels and apartment buildings. In contrast to MMDS signals which are locally transmitted, a D-DTH satellite footprint can cover large land areas. Among the advantages of D-DTH systems are: (i) the additional capacity available from digital compression enables the Company to offer a much wider range of programming, including dedicated thematic, sports and film channels; this extra capacity is expected to lead to increased demand for Polish-language programming, (ii) digital technology also provides enhanced picture and sound quality and allows interactive features, such as an electronic program guide ("EPG"), which are not available using analog technology, and (iii) digital technology allows the Company to reach the SMATV and A-DTH segments, as well as the section of the Polish market which is not passed by cable. The disadvantages of D-DTH systems presently include (i) limited ability to tailor local programming packages to serve different geographic markets in Poland, (ii) line-of-sight restrictions (although less than for MMDS systems), and (iii) intermittent interference from atmospheric conditions and terrestrially generated radio frequency noise.

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


     Prior to the launch of its D-DTH service, the Company expects to conduct a pilot scheme for 4,000 subscribers throughout Poland, which the Company intends to commence by the beginning of 1998.


     DTH SERVICES AND FEES

     With the introduction of its D-DTH service, the Company aims to provide Polish viewers with a wider selection of high-quality Polish-language programming. The Company expects its D-DTH service to provide potential subscribers with an attractive alternative to A-DTH services and cable offerings at competitive subscription prices.

     The Company expects to launch its D-DTH service in the first half of 1998 with an initial package of approximately 14 basic Polish-language channels and one optional premium Polish-language movie channel, which it believes will be the first Polish-language D-DTH service available to the Polish market (the "Initial Digital Programming Platform"). The Company expects to expand its basic package to include additional premium channels, and eventually, to introduce tiered packages consisting of a variety of combinations of up to 21 basic and premium channels. This expansion is dependent on a number of factors, some of which are outside the Company's ability to control or predict, including the market acceptance of D-DTH services, the Company's ability to secure rights to high-quality, high-demand programming (either internally produced or from third parties), the availability of digital transmission satellite capacity, as well as the introduction of competing service offerings by its present or future competitors. See "Risk Factors -- Risks Related to the Company -- Limited D-DTH Experience and Uncertainties Associated with the D-DTH Market", "-- Dependence on Philips as Principal Supplier", "-- Dependence Upon Satellites" and "-- Availability of Programming and Dependence on Third Party Programmers; Program Development Risk".

     The Company has recently signed a letter of intent with World Shopping Network plc (the "Shopping Network") in connection with the establishment of a joint venture for the purposes of developing and distributing an electronic retailing service to the cable television and DTH markets in Poland. The Company expects a definitive agreement to be signed by the end of June 1997 and for a shopping television channel to be included in its Initial Digital Programming Platform. In addition, to date the Company has entered into letters of intent with Knowledge TV, BET on Jazz and Twoj Styl, a Polish lifestyle magazine, to provide programming for the Company's Initial Digital Programming Platform for distribution over its D-DTH and cable television systems. The Company expects to enter into definitive agreements with respect to such channels by the end of September 1997. The Company has also entered into negotiations with certain international program providers regarding the creation of a branded Polish-language premium movie channel. The Company is concurrently negotiating with HBO for the exclusive distribution of the HBO service as a premium channel to the Polish D-DTH market. These premium channels are expected to be priced at a rate of $4.00 each per month. Although these letters of intent contemplate the negotiation of definitive agreements, there can be no assurance that such agreements will be completed, that the Company's other negotiations for premium channels will lead to agreement or that the Company will be successful in obtaining the desired programming for its Programming Platform.

     The Company is currently negotiating with a number of international and Polish program providers for the right to distribute the Polish language version of a variety of programs in Poland. The Company is currently negotiating a partnership with TVP, the Polish state-owned broadcaster, to transmit TVP's popular channels, TVP1 and TVP2, and to transmit TVP's new music channel on its Initial Digital Programming Platform, and to provide the Company with exclusive pay television access to TVP's extensive Polish-language television library. Such a partnership is subject to certain Polish regulatory and other approvals, and there can be no assurance that the Company can enter into an agreement on satisfactory terms with TVP.

     The Company expects to be able to offer a PPV service to its D-DTH subscribers by the middle of 1999. The Company expects to offer certain premier movies and sports and other live events on such a service.

     The Company expects that its D-DTH services will also include EPG, an interactive service which will allow the Company to communicate with subscribers with respect to movie, sports event and channel promotions and subscriptions. In addition, the EPG will be linked to the Company's proposed DTH subscriber magazine. The digital nature of the Company's D-DTH signals will also allow the Company to offer stereo audio channels to its subscribers in the future.

     PRICING STRATEGY. The Company expects to charge D-DTH subscribers fixed monthly fees for their choice of service tiers and for other services, such as premium channels. Initially, the Company expects to offer to subscribers one level of service together with an optional premium movie channel. Further premium channels are expected to become available later on a per-channel basis. The Company expects that its Initial Digital Programming Platform package will offer approximately 14 Polish-language basic channels for a monthly fee of approximately $7.50 and an optional premium Polish-language movie channel for a monthly fee of approximately $4.00. When available, the Company currently expects to offer additional premium Polish-language channels for monthly fees of approximately $4.00 each. The Company expects that new subscribers to its D-DTH service during the launch period will be charged one package price which, in addition to the first year of subscription (excluding premium channel subscription) to the D-DTH service, will also include the lease and installation of the D-DTH Reception Systems at a subscriber's home. If the subscriber subscribes for a second year, he will own the D-DTH Reception Systems. See
"-- Sales and Marketing". From the commencement of its D-DTH service, the Company intends to make the channels on its D-DTH service that are not present on its Basic Tier cable service available to its cable subscribers for an additional monthly fee and to sell the Programming Platform on a wholesale basis to other cable networks in Poland.

     The Company is in the process of formulating a detailed pricing strategy for its D-DTH business based upon parameters existing within the Polish television market and synergies with its existing cable television business. The Company believes that certain of the factors applicable to its cable television business, such as those giving the Company the ability to successfully command higher prices, will be equally applicable to the D-DTH business. The Company also believes that the availability of D-DTH channels on its cable television service will be one factor contributing to the maintenance of a relatively low annual churn rate on its cable television service.

     The Company intends to contract with its D-DTH subscribers for annual periods and bill such subscribers in advance. After the initial one year initial subscription period, such subscribers will be required to pay their bills quarterly in advance. See "-- Cable -- Services and Fees".

     SALES AND MARKETING

     The Company plans to begin marketing and distributing its D-DTH service in the first half of 1998, with an aim to establishing a base of approximately 500,000 Initial Subscribers within the first year of operation. The Company believes that it will be able to draw upon its extensive internal experience in the Polish cable television business to support the introduction, development and marketing of its D-DTH service. In addition, the Company's continuing negotiations with Philips contemplate the establishing of a comprehensive relationship which will give the Company access to Philips' well developed and established network of authorized electronics retailers throughout Poland.

     In order to receive @TV's D-DTH service, subscribers will need to obtain certain reception equipment, including an IRD with a smartcard-based conditional access system and an ODU. Additionally, subscribers will require installation and support services. The Company is negotiating with Philips for an end-to-end package of products and services which will include digital compression, multiplexing, conditional access system, an EPG, smartcards, up to 500,000 IRDs and up to 500,000 ODUs. The Company expects the agreements to be negotiated with Philips to provide an option for the Company to purchase in excess of 500,000 IRDs and ODUs from Philips, that a second supplier of IRDs in addition

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

to Philips may be licensed after the first 500,000 IRDs are purchased by the Company, and that the Company and Philips will establish a distribution, sales, marketing and service relationship. The Company believes that it has selected a D-DTH reception system for its subscribers which will be relatively simple to use and available at a low cost.


     Under the proposed agreements with Philips, a complete package comprising of the D-DTH Reception System, a one-year subscription to the Initial Digital Programming Platform (not including the premium channel), as well as installation and support services, would be offered exclusively through approximately 1,000 of Philips over 3,000 authorized electronics retailers in Poland (the "Introductory Digital Package"). The Company believes that in each of the last two years Philips was the largest retailer of electronics goods by volume in Poland. The Company believes that, if successful, this relationship with Philips gives it access to a well-known and established retail network in Poland, with knowledgeable and trained staff capable of supporting and promoting the @TV brand.


     The Company currently anticipates distributing the Introductory Digital Package at a significantly subsidized cost to the Initial Subscribers. Premium channels are expected to be offered at an additional monthly charge per channel. Upon completion of the first year of subscription, a D-DTH subscriber will have the option of renewing the subscription for a further one-year period and retaining the D-DTH Reception System or cancelling the subscription and returning the D-DTH Reception System. The Company will continuously review the subscription rate and other package features during the launch period and will determine whether the Introductory Digital Package should be modified and, if so, on what terms.

     The Company expects to establish a dedicated D-DTH customer service facility within a centralized customer service center. The Company believes this will allow it to offer a high level of customer service at low cost to its new D-DTH subscribers.

     The Company intends to develop a comprehensive marketing strategy for its D-DTH service and plans to advertise the service primarily through terrestrial television, press, radio and outdoor poster sites. The Company will also rely on Philips as the point-of-sale intermediary between the Company and its subscribers.

     TECHNOLOGY AND INFRASTRUCTURE

     Through the Company's D-DTH service, digital video, audio and data will be encoded, processed, compressed, encrypted, multiplexed (i.e., combined with other channels), modulated (i.e., applied to the designated carrier frequency for transmission to satellite) and transmitted from its uplink facilities to geosynchronous satellites which receive, convert and amplify the digital signals and retransmit them to earth in a manner that allows individual subscribers to receive and be billed for the particular program services to which they subscribe.

     BROADCASTING AND UPLINK FACILITIES. The channels available on the Company's D-DTH service will include the Company's own proprietary programming and programming from third parties which will have originated from a number of sources in Poland, the United Kingdom and elsewhere. All of such programming will be backhauled (i.e., transmitted via satellite or other medium) to the Company's production facility, which will initially be located in the United Kingdom, for transmission on its D-DTH system. Prior to transmission, editorial control and program packaging will occur at the Company's facility in the form of, among other things, program localization, principally adding subtitles or dubbing in Polish, or post-production work, including the insertion of commercials. Once the Company's D-DTH programming is ready for transmission it will be uplinked to the Company's transponders on Astra satellites 1E and 1F. The Company's D-DTH signal will be beamed by such satellites back to the earth and may be received in Poland by those who have the appropriate dedicated satellite reception equipment and who have been connected by the Company to its D-DTH service as subscribers. The Company will determine the optimum mix of leasing and owning the necessary broadcasting and uplinking equipment and facilities.

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

     ENCRYPTION. The ability to receive encrypted pay-television channels broadcast for DTH reception is controlled through the use of proprietary conditional access technologies. The Company's negotiations with Philips contemplate the grant to it of a non-exclusive license from Philips to use the CryptoWorks(R) proprietary conditional access system in Poland, and for Philips to distribute the associated smartcards in Poland. The Company does not intend to acquire any license to manufacture either encoders or decoders. CryptoWorks(R) is a new generation conditional access system developed and marketed by Philips. CryptoWorks(R) is currently being utilized by a broadcaster serving Malaysia.

     Any new D-DTH broadcaster wishing to commence the operation of an encrypted pay-TV service within Poland would need to obtain a license from Philips to use CryptoWorks(R) or acquire an alternative encryption and conditional access technology and build its own decoder base capable of receiving transmissions encrypted using such technology. If a competitor obtained a licence from Philips, it could contract with the Company for access to the installed encryption decoder base utilized by the Company.

     Transmissions using conditional access technology are encrypted prior to being uplinked to satellites. The signal from the satellite is received by a subscriber through a satellite dish and IRD, and is decrypted via a smartcard inserted into a decoder, which is usually integrated with a receiver into the IRD connected to a viewer's television set. A smartcard is a plastic card, the size of a credit card, carrying an embedded computer chip that implements the secure management and delivery of decryption keys necessary to descramble pay-television channels and thereby enable and disable viewing according to whether the subscriber is authorized to receive a particular service. The smartcard receives instructions as to whether to enable, disable, upgrade or downgrade a subscriber's level of service via the datastream sent to the decoder within the broadcast signal. Smartcards can be easily updated or replaced periodically.

     The delivery of subscription programming requires the use of encryption technology to prevent signal theft or "piracy". Historically, piracy in the cable television and European A-DTH industries has been widely reported. The Company's IRDs use smartcard technology making it possible to change the conditional access system in the event of a security breach through the use of over-the-air methods or by issuing new smartcards. The Company intends to purchase piracy insurance from Philips. As part of this insurance, Philips will replace the smartcards of the Company's then-existing subscribers with new smartcards incorporating Philips' latest anti-piracy technology at no cost to the Company except delivery costs in the event piracy reaches a proportion of the Company's D-DTH service to be determined in the definitive agreement with Philips. Although the Company expects its conditional access system, subscriber management system and smartcard to adequately prevent unauthorized access to programming, there can be no assurance that the encryption technology to be utilized in connection with the Company's D-DTH system will be, or remain, effective. If the encryption technology is compromised in a manner which is not promptly corrected, the Company's revenue and its ability to contract for programming services would be adversely affected. See "Risk Factors -- Risks Related to the Company -- Risk of Signal Theft".

     Although the Company believes that the Astra satellites, CryptoWorks(R) encryption technology and the IRDs together constitute a reliable, end-to-end cost-effective solution, certain other large European providers of D-DTH services have selected different satellites, encryption technology and decoders. If another satellite, encryption technology or decoder becomes the preferred standard in Poland, or if Poland enacts regulations regarding such technology or decoders, such a development could adversely impact the Company's ability to attract subscribers. Such a development could force the Company to switch its suppliers, thus causing confusion for existing and potential subscribers, delays in providing subscribers with decoders and significant unexpected costs.

     SATELLITES. The Company expects to transmit all of its proprietary programming and that of third party programmers from its production facility in the United Kingdom by cable to an earth station transmitting antenna (an "uplink"). The uplink facility will transmit the Company's programming signal over an orbiting satellite transponder to cable system headend receiving antennae and D-DTH subscribers' reception equipment throughout Poland. The Company expects that its production facility will be

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

located in the United Kingdom. The Company is currently considering whether it will perform the uplinking of its own programming or contract such uplinking to a third-party service provider. The Company is currently studying the feasibility of locating its uplink and production facilities in Poland and applying for Polish broadcasting licenses necessary to engage in such activities.


     In March 1997, the Company entered into a contract with Societe Europeanne des Satellites S.A. ("SES"), a Luxembourg company in which the Government of Luxembourg controls a significant interest, for the lease of three transponders on two satellites, Astra 1E and 1F, under leases that expire in 2007 and 2008. The Company currently has access to two transponders on the Astra 1F satellite. The Company's access to a third transponder on the Astra 1E satellite is dependent upon the successful launch of the Astra 1G satellite, which is expected to occur in October 1997. Aggregate charges for each transponder are capped at $6.75 million per year and $200 million for all three transponders for the term of the contract, but either party may terminate any or all of the transponder leases on six months' prior notice if the Company has not Targeted the Polish DTH Market prior to January 1, 1999. "Targeted the Polish DTH Market" means the Company has a license or permit for its D-DTH activity and is actively promoting D-DTH reception by ensuring availability in Poland of IRDs. If all of the leases were so terminated by such date, the aggregate charges under the leases would be up to $8.6 million. The Company's transponder leases provide that the Company's rights are subject to termination in the event that SES's franchise is withdrawn by the Luxembourg Government.


     The Company has been designated a "non-pre-emptible customer" under each of its relevant transponder leases. As a result, in the event of satellite or transponder malfunction, the Company's use of its transponders cannot be suspended or terminated by another broadcaster which has pre-emption rights permitting it to gain access to additional transponders in preference to other customers. The Company is not, however, a "protected customer" under the relevant transponder leases and, in the event of a failure of one or more of the transponders leased by it, the Company would not be able to pre-empt any other transponder customer. The operation of the Astra satellites is outside the control of the Company, and a disruption of the transmissions could have a material adverse effect on the Company, depending upon its duration. While the Company has sufficient channel capacity to initiate its planned D-DTH service on the two transponders to which it currently has access, the ability of the Company to add channels to its Programming Platform will depend upon its ability to obtain access to the third transponder leased by it or other transponder capacity on the Astra satellites or other favorably positioned satellites. See "Risk Factors -- Risks Related to the Company -- Dependence Upon Satellites". Due to the high cost of insurance policies relating to satellite operations, the Company does not insure against possible interruption of access to the transponders leased by it for satellite transmission of its broadcasting.

PROGRAMMING

     The Company believes that the quality and variety of programming is a critical component in building successful multichannel television systems in both its cable television and D-DTH businesses. The Company's programming strategy is focused on the development of a Programming Platform of high-quality Polish-language programming which will be distributed over its cable television and D-DTH businesses. The Company currently creates, produces, develops and acquires programming, including programming for its two proprietary Polish-language channels (PTK1 and PTK2), for distribution across its cable networks. The Company currently obtains its programming content from third party providers, as well as in-house through its ProCable and Mozaic subsidiaries. In order to expand its offering selection and establish its branded proprietary Programming Platform, @TV, the Company intends to form a variety of joint ventures or subsidiaries to own and develop proprietary Polish-language programming. The Company believes that the establishment of its Programming Platform will increase the basic penetration rate for its cable television networks, will support the expansion of the cable networks and the launch of the D-DTH service, and will allow the Company to increase its subscription rates and maximize revenue per subscriber.

     PROGRAMMING PLATFORM

     The Company believes that the provision of Polish-language programming, with local cultural content and theme, as well as localized versions of high-quality non-Polish programmes tailored to appeal to mass audiences in Poland, will be a key factor in the success of the Company's cable television and D-DTH businesses. The Company intends to combine its current Polish-language programming offering with a variety of new high-quality Polish-language offerings, including branded and premium channels, to form the basis of a proprietary Programming Platform under the brand name @TV. This Programming Platform will be distributed on a subscription basis across the Company's cable television and D-DTH systems and sold on a wholesale basis to other cable networks in Poland.

     Like many of those in other emerging markets, the Polish television industry currently depends primarily on programming from foreign sources (translated into Polish) and limited local broadcasting alternatives. The Company believes that there is strong demand for local-language (content) programming in Poland, as evidenced by the market share of TVP1 and TVP2, the Polish government-owned channels. The Company expects that copyright laws and regulations will be increasingly enforced and that program providers will increasingly encrypt their channels, which combined with the breadth of the Company's channel offerings on both its cable television and D-DTH systems, will become an increasing competitive advantage.

     The Company sources its cable programming through government, local and foreign program providers. The Company broadcasts all state-owned channels available in its service areas, and these channels and other local terrestrial channels are generally received over-the-air. For a number of popular foreign programs, the Company has contracts of up to five years in length and pricing is often based on the number of the cable television subscribers serviced by the Company's networks. As the Company's cable television subscriber base has grown, it has generally been able to achieve volume pricing discounts under these contracts. The Company generally makes payments to programmers requiring such payments, unlike many of the SMATV competitors operating in its markets. Recently, a number of channels that are transmitted via satellite have been encrypted, and thus are available only to legal operators who have entered into contracts with the program providers.

     The Company currently owns a 33% interest in ProCable, which was formed to develop proprietary Polish-language programming. ProCable currently holds broadcast licenses to distribute PTK1 and PTK2 over all of the Company's cable networks that carry these channels, except for eleven small cable networks for which ProCable does not currently have broadcast licenses but for which it will seek to obtain broadcast licenses in the near future. PTK1, which was introduced in 1994, offers general local information, program scheduling, and local advertising and in some areas began offering more expansive local news, weather and other information in the fall of 1996. PTK2, which was introduced in the spring of 1995, offers general entertainment in Polish (or with voice-overs in Polish), including full-length feature films, music, childrens' programs and documentaries.

     ProCable also owns 22% of Polskie Media, which was granted a terrestrial television license for central Poland in March 1997. Polskie Media is in process of developing a new advertising supported television channel, Nasza Telewizja, which Polskie Media expects to introduce to the market in late 1997.

     The Company has established Mozaic as a wholly owned U.S. subsidiary engaged in the development and production outside of Poland of Polish-language thematic television channels. Mozaic plans to develop programming designed to generate both advertising revenue and subscription fees from PTK and other cable operators. In December 1996, Mozaic acquired 45% of Ground Zero Media Sp. z o.o. ("GZM"), a joint venture with Polygram, the recording company, Atomic Entertainment LLP, and Planet 24 Production Limited, an independent production company. GZM's only business is the development and production of Atomic TV, a Polish-language music television channel aimed at the 15-29 year old audience. In April 1997, the Company reached an agreement in principle with GZM whereby the Company will assume responsibility for selling all advertising to be shown on Atomic TV for a period of one year, and will gain the right to retain all of the revenue from such advertising. Atomic TV began

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

satellite broadcasting on April 7, 1997. In exchange for such rights the Company will pay GZM $4.95 million over the one-year period. The Company expects such agreement in principle to be formalized in a written contract shortly.

     The Company has entered into letters of intent regarding the World Shopping Network, Knowledge TV, BET on Jazz and Twoj Styl, a Polish lifestyle magazine, to provide programming for its Programming Platform. In addition, the Company intends to develop @TV 1 as the anchor channel for its Programming Platform. @TV 1 will offer a wide-range of Polish-language programming, including full-length feature films, music, sports events and childrens' programs. As opportunities arise in the rapidly developing pay television market in Poland, management intends to consider adding thematic channels to its package. In particular, the Company currently intends to create thematic channels, such as sports, movies, news, weather, lifestyle, gameshows and childrens' programming. Thematic channels permit subscribers to choose easily the theme of the programming to be viewed at any particular time. Programs which generate significant consumer and advertising appeal may eventually be expanded into thematic channels. For example, Atomic TV, which debuted on PTK2 in the spring of 1996, has generated substantial cable television viewer and advertising interest, and it began to be offered as a separate channel in April 1997.

     The Company expects to significantly expand and enhance the quality of programming on PTK1 and PTK2, and on @TV 1 once it has been established, and also to increase the number of proprietary channels on both its cable television and D-DTH systems. Additional programs and channels under consideration by the Company for development include family entertainment, sports and childrens' channels, among others. Towards this end, the Company is currently negotiating with a number of Polish and international programming providers to form joint ventures which will be responsible for the creation of thematic programs and channels, such as action and adventure, science fiction, sports and family entertainment channels. The Company intends to either have equity ownership in, and/or exclusive agreements with, a number of such programming providers, thus allowing it to create an attractive branded package of proprietary high-quality programming designed specifically for the Polish market.

     The Company is in the process of negotiating a partnership with TVP, the state-owned Polish national broadcaster, to transmit TVP's popular channels, TVP1 and TVP2, and to transmit TVP's new music channel on its Programming Platform. In addition, this partnership is expected to provide the Company with exclusive pay television access to TVP's extensive television library of high-quality Polish-language programs. The Company believes that such access would provide a significant source of classic Polish content programming for use on @TV 1 and throughout the Company's Programming Platform, through the repackaging of TVP's programming library into particular program formats. The Company expects that the partnership will also allow the Company access to TVP's state-of-the-art production facilities, which the Company believes are currently under-utilized, for the development and production of programming for the D-DTH Programming Platform. The Company also believes that such a partnership would provide the Company with certain other technical facilities, such as backhauling and program packaging, and would offer opportunities for the marketing and promotion of the Company's D-DTH Programming Platform on TVP's television service. The proposed partnership with TVP would be subject to certain Polish regulatory and other approvals. There can be no assurance that agreement in respect of such a partnership will be concluded with TVP or if concluded that such approvals will be obtained on acceptable terms or at all. See "Risk Factors -- Risks Related to the Company -- Availability of Programming and Dependence on Third Party Programmers; Program Development Risk".

     PREMIUM TELEVISION CHANNELS

     The Company is in the process of introducing Polish-language versions of premium movie channels to its cable subscribers for an additional monthly fee. Currently, two movie channels are available in Poland, Canal+ and HBO. Both feature movies and also carry, or will carry, live sports and other entertainment. The Company has distributed Canal+ on a non-exclusive basis on its cable networks

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

since entering into a preliminary distribution agreement with Canal+ in October 1995. The Company currently has approximately 4,800 subscribers to the Canal+ services.

     On March 13, 1997, the Company entered into an agreement with Polska Programming, B.V., a subsidiary of HBO, to distribute the Polish language version of HBO, on a non-exclusive basis, throughout its cable networks. HBO launched its Polish-language service in September 1996. The HBO service is priced at a promotional rate of $5.00 per month for a period of six months from the inception of the service in a given market. Thereafter, the service is priced at $6.00 per month. The Company believes that the service will generate significant subscriber interest at this price level. The Company began distribution of the HBO service in Warsaw in April and in Gdansk and Krakow in May 1997, and expects to roll out such service to the Company's remaining cable systems by the end of 1997. The Company is negotiating with HBO for the exclusive distribution of the HBO service to the D-DTH market in Poland.

     The Company has also entered into negotiations with certain international programmers regarding the creation of a branded Polish-language premium movie channel. Although these letters of intent and negotiations contemplate the negotiation of definitive agreements, there can be no assurance that the Company will be successful in establishing the relationships necessary to produce the high-quality Polish-language programming which the Company's Programming Platform is dependent upon. See "Risk Factors -- Risks Related to the Company -- Availability of Programming and Dependence on Third Party Programmers; Program Development Risk".

     ADVERTISING

     The Company expects to attract significant advertising to its channels as part of the developing Polish television advertising market, which the Company believes is still relatively underdeveloped, with television advertising constituting a lower per capita spend than in comparable markets. The Company estimates that the current size of the Polish television advertising market is approximately $320 million per year and believes that the market is dominated by TVP and Polsat. The Company expects that its channels will increase the size of the Polish television advertising market by giving advertisers new and better targeted outlets in Polish television. In particular, the Company believes that its channels will be attractive to advertisers because of the relatively affluent demographic profile of the Company's subscribers and the focus of the Company on large, high economic growth, urban areas. Furthermore, the Company's channels will give advertisers local customer access that cannot easily be replicated through any other advertising media.

     PTK1 and PTK2 also serve, and once established @TV 1 is expected to serve, as a means to create additional revenue sources for the Company from advertising and potentially from the distribution of such channels via satellite to other cable operators' networks and potentially to other DTH operators. ProCable began selling local and national advertising on its channels in 1996 and the Company expects that as the demand for its proprietary channels increases and Poland's advertising market for cable and satellite television matures, advertising may become a significant source of revenue for the Company.

PROPERTIES

     At May 31, 1997, the Company owned equipment used for its cable television business, including 119 headends, and approximately 2,838 kilometers of cable plant. The Company has approximately 83 lease agreements for offices, storage spaces and land adjacent to the buildings. The total area leased amounts to approximately 28,800 square meters (most of which is land adjacent to buildings). The areas leased by the Company range from approximately 10 square meters up to more than 12,500 square meters. The agreements are for specified and unspecified periods of time and those for an unspecified period may be terminated with relatively short notice periods by either party, usually three months. The Company recently purchased two parcels of land for which it procured the required permits of the Polish Minister of the Interior.

     The Company has entered into conduit leases with TPSA (and, in certain cases, with other entities). The majority of the TPSA leases require the Company to bear the costs of the maintenance of

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the cable. The Company may not sublease the conduit or cables or allow a third party to use the conduits or cables free of charge without TPSA's consent. The rental charge for the conduit is usually determined on each 100 meters of conduit occupied. The agreements also contain indexation clauses for rent adjustment purposes (based on the change of U.S. Dollar exchange rates or on the increase of real maintenance costs). A substantial portion of the Company's contracts with TPSA for the use of such conduits permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months' notice without cause. Any termination by TPSA of such contracts could result in the Company losing its Permits, the termination of agreements with co-op authorities and programmers, and an inability to service customers with respect to the areas where its networks utilize the conduits that were the subject of such TPSA contracts. See "Risk Factors -- Risks Related to the Company -- Agreements with TPSA".

     The Company believes that its existing owned properties, lease agreements and conduit agreements are adequate for purposes of the Company's cable television operations, although additional space and conduits will be needed in the future if the Company consummates further acquisitions of cable television networks.

     In connection with the development of its programming business and the establishment of a D-DTH service, the Company expects to lease additional office space and premises providing backhauling, production, post-production and program packaging facilities. The Company is currently considering whether it will perform the uplinking of its own programming or contract such uplinking to a third party service provider. This additional space is expected to aggregate approximately 6,500 square meters and will initially be located in the United Kingdom. The Company is currently studying the feasibility of locating its uplink and production facilities in Poland and applying for Polish broadcasting licenses necessary to engage in such activities.

TRADEMARKS

     The Company has not registered the PTK trademark used in its cable television and programming businesses. In 1992, the Polish patent office rejected the Company's application for registration of the PTK trademark because PTK was deemed to be generic rather than descriptive. The Company reapplied for registration of the PTK trademark in August 1996. There can be no assurance as to when the PTK trademark will be accepted for registration, if at all. If the PTK trademark is not accepted for registration, the Company will consider applying for registration of a different trademark. The Company has filed for registration of its @TV trademark and intends to file for registration of related trademarks in Poland.

EMPLOYEES

     At May 31, 1997, the Company had approximately 825 permanent full-time employees and approximately 82 part-time employees. In addition, as of such date the Company employed approximately 75 salesmen who received both commissions and a nominal salary, and from time to time the Company employs additional salesmen on an as needed, commission only basis. These numbers do not include approximately 33 permanent full-time employees of ProCable. In connection with the development of its programming business and the establishment of a D-DTH business the Company has hired an additional 19 permanent full-time employees and expects to hire a further 120 employees by the end of 1997, the majority of whom will be administrative, post-production and technical personnel located at the Company's facility in the United Kingdom. Certain personnel are expected to be hired in Poland to staff the Company's new customer service center and engage in related activities. The Company expects that certain functions, such as uplinking and program production, will be performed by employees of third parties pursuant to medium- and long-term service agreements with the Company. None of the Company's employees are unionized. The Company believes that its relations with its employees are good.

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LEGAL PROCEEDINGS

     The Company is involved in litigation from time to time in the ordinary course of business. In management's opinion, the litigation in which the Company is currently involved, individually and in the aggregate, is not material to the Company's financial condition or results of operations.

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

                                   REGULATION

GENERAL

     The operation of cable and DTH television systems in Poland is regulated under the Communications Act by the MOC and PAR and under the Television Act by the Council. Cable television operators in Poland are required to obtain Permits from PAR to operate cable television systems and must register certain programming that they transmit over their networks with the Council. Poland is a party to the provisions of the Convention which regulates international transmission and retransmission of television programs. The operation of a D-DTH service in Poland uplinked from facilities in the United Kingdom will also be subject to regulation in the United Kingdom and the European Union (the "EU").

     In contrast to cable television regulatory schemes in the United States and in certain other Western nations, neither the MOC nor PAR currently has the authority to regulate the rates charged by operators for cable television services; however, excessive rates could be challenged by the Anti-Monopoly Office should they be deemed to constitute monopolistic or other anti-competitive practices. Cable television operators in Poland also are subject to the Copyright Act, which provides intellectual property rights protection to Polish authors and producers of programming. Broadcasters in Poland are regulated by the Council under the Television Act and must obtain a broadcasting license from the Council.

POLAND

COMMUNICATIONS ACT

     GENERAL. From the fall of the Communist government in 1989 through 1992, the Polish cable television industry was essentially unregulated. Although the Communications Act was enacted in 1990, the MOC and PAR did not begin promulgating and enforcing regulations implementing the Communications Act until 1992. In 1993, to improve the quality of Poland's cable television systems, the MOC and PAR began to implement technical and licensing standards for cable operators that established requirements for such items as signal quality and radio frequency leakage. In the same year, the MOC and PAR began to monitor compliance with regulations requiring all cable operators to obtain Permits and, more recently, has begun to enforce such requirements. In 1995, the Communications Act was amended to create restrictions on foreign ownership within the cable television industry.

     PERMITS. The Communications Act and the Permits set forth the terms and conditions for providing cable television services. A Permit authorizes the construction and operation of a cable television network in a specified geographic area. Permits do not give exclusive rights to construct and operate a cable network within an area, and usually do not include build-out milestone requirements.

     To obtain a Permit, an operator must file an application with PAR. A Permit application must be accompanied by evidence demonstrating that the applicant's network will be constructed of components approved by, and meeting the technical specifications set forth by, PAR and the MOC, and that co-op authorities or other property owners in the area that the Permit will cover have agreed to allow the applicant access to their property to install the cable network. PAR will refuse to grant a Permit if, among other things, the applicant fails to submit the evidence described above or if the applicant's cable network fails to comply with the technical requirements established by PAR and the MOC including minimum standards for signal quality and radio frequency leakage.

     Permits have an initial term of one year and if renewed are generally renewed for up to five years. Renewal applications must be submitted to PAR at least one month prior to the end of a Permit's term. If a renewal decision from PAR is pending at the expiration of a Permit's term, as is usually the case, the term is deemed to be extended until the renewal decision is made. PAR generally renews Permits as a matter of course if the terms and conditions of the Permit and the requirements of the Communications Act, including the technical requirements for cable networks established by PAR and the MOC, have been met by the holder of the Permit. The Communications Act also requires that operators of cable television systems comply with Polish laws, including copyright laws. See "-- Copyright Protection".

     If a cable television operator breaches the terms or conditions of its Permits or the Communications Act, or fails to acquire Permits covering areas serviced by its networks, PAR can impose penalties on such operator, including fines, the revocation of all Permits covering the cable networks where the breach occurred or the forfeiture of the operator's cable networks. In addition, the Communications Act provides that PAR may not grant a new Permit to, or renew an expiring Permit held by, any applicant that has had, or that is controlled by an entity that has had, a Permit revoked within the previous five years. In many instances, where a violation of the terms or conditions of a Permit or the Communications Act have occurred, PAR is required by law to give the cable television operator an opportunity to rectify the violation.

     NON-TRANSFERABILITY OF PERMITS. A cable television operator who acquires a cable network from another operator must apply for a Permit covering the area in which the acquired network is located, unless the acquiring operator already has a valid Permit covering the area. However, subject to the restrictions on foreign ownership of cable television operators described below and to any restrictions contained in a specific Permit or related to the foreign ownership of real estate, shares of cable television operators holding Permits are freely transferrable.

     FOREIGN OWNERSHIP RESTRICTIONS. The Communications Act and applicable Polish regulatory restrictions provide that Permits may only be issued to and held by Polish individuals, corporations that have their registered offices in Poland or other companies formed under the laws of Poland in which foreign persons hold no more than 49% of the share capital, ownership interests and voting rights. In addition, the Communications Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory board of any cable television operator holding Permits be comprised of Polish citizens residing in Poland. These restrictions do not apply to any Permits issued prior to July 7, 1995. In the Company's view, based on the MOC's written explanations, these restrictions also do not apply to Permits issued at any time pursuant to certain licenses obtained under the Foreign Commercial Activity Act described below or to renewals of any such Permits. As of February 27, 1997, approximately 45% of the Company's basic subscribers were covered by Grandfathered Permits that are not subject to foreign ownership restrictions.

     Enforcement of Poland's regulatory restrictions on foreign ownership of cable television operators is the responsibility of PAR. Applications for Permits, and for renewals thereof, require disclosure of the applicant's ownership structure, stockholders and management and supervisory boards. A violation of these regulatory restrictions constitutes a violation of the Communications Act, and can lead to revocation of all Permits held by the entity committing the violation. See "-- Permits".

     Prior to the creation of PAR and the Permit system, the stockholders of PTK, S.A. received a license to establish PTK, S.A. to operate cable television systems in Warsaw, Krakow and the areas surrounding these cities (as described in the license) under the Foreign Commercial Activity Act. The Company plans to transfer cable networks that it acquired or constructed after July 7, 1995 in the Warsaw and Krakow license areas to PTK, S.A., which will apply for Permits covering such systems. Although the Foreign Commercial Activity Act has been repealed, the MOC has confirmed to PTK, S.A. that this license enables PTK, S.A. to acquire Permits covering areas in Warsaw, Krakow and the surrounding areas without regard to the regulatory restrictions on foreign ownership described above. There can be no assurance that the MOC correctly interpreted the law and will not change its views. In Poland, however, interpretation of the law is vested in the Constitutional Court which has not considered the issue. The MOC's interpretation of the law is therefore not binding. Any such adverse determination could have a material adverse effect on the Company's business, financial condition and results of operations.

     To comply with foreign ownership requirements for Permits for networks not covered by Grandfathered Permits, the Company has entered into contractual arrangements with the Polish entity Poltelkab. The Company owns 49% of Poltelkab and five Polish executives and former executives of the Company own the remaining 51%. In the case of the acquisition or construction of cable networks not covered by Grandfathered Permits, either the Company will own all of the cable network assets and will lease the assets to Poltelkab who will operate the network, or Poltelkab will own and operate the networks. In the Company's current leasing arrangements with Poltelkab, Poltelkab holds the Permits to operate the new cable networks, receives all of the revenues from subscribers, pays all operating expenses relating to the operation of the networks, and through the lease arrangements pays the Company rent equal to substantially all of the cash flow generated by the networks. The Company believes that this ownership and operating structure do not contradict the requirements of Polish law. PAR has granted Poltelkab two Permits for networks using the ownership and operating structure described above. There can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership and operating structure, or any other ownership and operating structure that may be utilized by the Company, violates Polish regulatory restrictions on foreign ownership or that such restrictions will not be amended or interpreted in a different manner in the future, including the restrictions applicable to Grandfathered Permits. Any such adverse determination or any such amendment or interpretation could adversely affect the ability of the Company's subsidiaries to acquire Permits to operate cable television systems and could result in the loss of Permits held by certain subsidiaries of the Company, which could have a material adverse effect on the Company's business, financial condition and results of operations.

     THE COMPANY'S PERMITS. Subsidiaries of the Company had received approximately 93 Permits from PAR, covering approximately 450,000 of the Company's approximately 544,000 basic subscribers as of May 31, 1997 (excluding subscribers of networks which the Company has contracted to purchase, but which the Company had not taken control of as of such date), including approximately 128,000 subscribers for whom the Company's Permits are deemed extended under Polish law pending PAR's response to the Company's Permit renewal applications (collectively, "Valid Permits"). However, certain subsidiaries of the Company do not have Valid Permits covering certain of the areas in which it operates cable networks. Of the approximately 95,000 basic subscribers as of May 31, 1997 located in areas for which subsidiaries of the Company do not currently have Valid Permits, approximately 21% are located in areas serviced by recently acquired cable networks for which Permit applications cannot be made until all Permit requirements are satisfied (including obtaining agreements with co-op authorities and the upgrade of the acquired network to meet technical standards where necessary), approximately 60% are located in areas serviced by recently acquired or constructed networks in Warsaw, Krakow and the areas surrounding these cities, which PCI plans to transfer to PTK, S.A. in order to comply with foreign ownership restrictions, and approximately 19% are located in areas serviced by networks for which subsidiaries of the Company have Permit applications pending. These subsidiaries of the Company have 18 Permit applications pending. There can be no assurance that PAR will issue any or all of the Permits for which such subsidiaries have applied.

     There can be no assurance that PAR will not take action against the Company for operating cable television networks in areas not covered by valid Permits, including assessing fines, revoking Permits held by the Company or seizing the Company's cable networks. Furthermore, there can be no assurance that the Company's subsidiaries will be able to receive Permits in the future permitting it to operate any other networks that they may acquire. Any such action would have a material adverse effect on the Company's business, financial condition and results of operations.

TELEVISION ACT

     THE COUNCIL. The Council, an independent agency of the Polish government, was created under the Television Act to regulate broadcasting in Poland. The Council has regulatory authority over both the programming that cable television operators transmit over their networks and the broadcasting operations of broadcasters. Cable television operators generally are not considered broadcasters under the Television Act unless they meet certain criteria specified therein, including but not limited to, making modifications, such as inserting commercials, to programming transmitted over their networks or failing to retransmit programming simultaneously with their receipt thereof.

     REGISTRATION OF PROGRAMMING. Under the Television Act, cable television operators must register each channel and the programming with the Chairman of the Council prior to transmitting it over their

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

cable networks. An exception to this registration requirement exists for programming that is broadcast by public broadcasters and programming that is broadcast by other domestic broadcasters and is generally available over the air for receipt by the public in the area where the network is located.

     The application to register programming with the Chairman of the Council must include specification of the programming to be transmitted and the broadcaster of the programming, and evidence that the applicant has a Permit covering the cable networks on which the programming will be transmitted. Registration of programming occurs automatically if the Chairman of the Council does not reject an application within two months of its submission.

     In general, the Chairman of the Council will refuse registration of programming if (i) the applicant is not legally entitled to use the cable network over which the programming will be distributed (i.e., does not have a Permit covering the network), (ii) the broadcasting of the programming in Poland would violate Polish law, including provisions of the Television Act governing sponsorship, advertising and minimum Polish content requirements for programming broadcast by Polish broadcasters or (iii) the transmission of the programming over the cable network would violate Polish law, including the Television Act.

     Once programming is registered with the Chairman of the Council by a cable television operator, it remains registered with respect to such operator until the term, if any, requested in the application for registration expires or until the Chairman of the Council revokes the registration. Applications to renew the registration of programming are usually filed two months prior to the end of the term of the registration thereof and will usually only be rejected for the reasons described above. The Chairman of the Council is authorized to revoke registration if a program for any of the same reasons for which it is entitled to refuse to register programming, or if the cable television operator violates the "must carry" provisions of the Television Act that require cable operators to transmit programming broadcast by public broadcasters nationwide or regionally.

     Certain subsidiaries of the Company have registered with the Chairman of the Council most of the programming that they transmit on their cable networks, except programming distributed on networks for which they do not have Permits. There can be no assurance that the Chairman of the Council will not revoke the registration of any of the Company's programming, or that the Chairman of the Council will register all additional programming that the Company desires to transmit over its networks, or that the Council will not take action regarding unregistered programming the Company transmits over its cable networks which do not have Permits. Such actions could include the levy of monetary fines against the Company and the seizure of Company equipment involved in transmitting such unregistered programming as well as criminal sanctions against the Company's management.

     BROADCASTING LICENSES. Companies that engage in broadcasting in Poland must receive a broadcasting license from the Chairman of the Council under the Television Act. Broadcasting is defined under the Television Act to include the wireless emission of a program for the purpose of simultaneous and general reception and the introduction of a program or channel into a cable television network. In determining whether to grant a broadcasting license, the Council considers factors including, but not limited to, whether the planned broadcasting activity by the applicant will serve to provide information, facilitate access to culture and art or provide entertainment, minimum Polish content, and whether the applicant will be able to secure the required investments and financing for the planned broadcasting operations.

     Broadcasting licenses, unless revoked by the Council, have a term of between three and ten years. The Television Act is silent as to the possibility of the license renewal and, to the extent applicable, upon termination of a license, a new application or submission of a tender might be required. The Council may revoke a broadcasting license for, among other things, violations of the Television Act, of the terms the broadcasting license or of the restrictions on foreign ownership of broadcasters described below. See "-- Restrictions on Foreign Ownership of Broadcasters".

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

     RESTRICTIONS ON FOREIGN OWNERSHIP OF BROADCASTERS. Under the Television Act and applicable regulations, a broadcasting license may be granted only to Polish citizens domiciled in Poland or to Polish companies in which foreign persons hold no more than 33% of the issued capital stock and no more than 33% of the votes at general meetings of their stockholders. In addition, the Television Act and applicable Polish regulatory restrictions provide that the majority of the management and supervisory boards of any broadcaster company holding a broadcasting license must be comprised of Polish citizens residing in Poland.

     While PCI is not a broadcaster under the Television Act, it owns a 33% interest in a programming company, ProCable, which holds broadcast licenses to distribute PTK1 and PTK2 over all of the Company's networks that carry these channels, except for eleven small cable networks for which ProCable currently does not have broadcast licenses but for which it will seek to obtain broadcast licenses in the near future. The other stockholders of ProCable are its president, a Polish citizen who owns a 40% interest, and a Polish children's charitable trust. The Company has established Mozaic as a wholly-owned U.S. subsidiary engaged in the development and production of Polish language thematic television programming outside of Poland. The Company plans to distribute its branded digital encrypted DTH platform of proprietary Polish-language programming and other programming produced by Mozaic throughout Poland via satellite systems from outside of Poland. The Company believes that the ownership structure of ProCable, @EL and/or Mozaic satisfy Poland's regulatory restrictions on foreign ownership. However, there can be no assurance that Polish regulatory authorities will not determine that all or part of this ownership or distribution structure, or the distribution structure to be established for such future subsidiaries or joint ventures, violates Polish regulatory restrictions on foreign ownership. Further, there can be no assurance that Polish regulators will not revoke any of ProCable's licenses for broadcasting over a cable network for which it does not have a valid license or otherwise. Any such action could have a material adverse effect on the Company's business, financial condition and results of operations.

     REQUIREMENTS CONCERNING PROGRAMS BROADCAST OUTSIDE OF POLAND. The Television Act does not include regulations directly applicable to the broadcasting of programs being broadcast from abroad by foreign broadcasters and received in Poland. Specifically, there are no regulations in force concerning satellite broadcasting of a program directed at a Polish audience if the uplink for the broadcasting of such program is made by a foreign broadcaster outside Poland. The Company believes that the Television Act does not apply to such broadcasting and that such activity is not affected by Polish broadcasting requirements. The Council has not officially adopted an interpretation of this issue. As different interpretations of this issue have been made, including by some members of the Council, there can be no assurance that this interpretation will not be challenged or that the Company will not be required to comply, and, if so, that it will be able to comply, with such requirements. In addition, in certain situations, including, but not limited to, where a program is produced or assembled entirely in Poland and only provided to a third-party for transmission from abroad, there may be a risk of considering the producer of such a program a broadcaster under the Television Act. This would result in the obligation to obtain a license from the Chairman of the Council, which would require meeting certain conditions (including foreign ownership restrictions).

     Currently Poland has not sought to regulate foreign DTH broadcasters who uplink outside of Poland. However, there can be no assurances that Poland will not seek to regulate the DTH industry by, for example, imposing standards for encryption technology or DTH decoders. If the Company's encryption technology, DTH decoders or other activities did not meet such standards, the Company's business, financial condition and results of operations could be materially adversely affected as the Company seeks to comply with such standards.

     As Poland is a party to the Convention, Polish authorities are obligated to guarantee freedom of reception and shall not restrict the retransmission on Polish territory of program services which comply with the terms of the Convention. However, the Council has recently submitted a proposal to amend the Convention to waive the protection for freedom of reception in the case of foreign broadcasters broadcasting from outside Poland in order to evade Polish broadcasting regulations. Any amendment to the

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Convention would require the approval of all state signatories to the
Convention. Parties can withdraw from the Convention on six months notice. There can be no assurance that the Convention will not be so amended or that Poland will not withdraw from the Convention.

     The Television Act authorizes the Council to specify the requirements regarding the Polish and European content of programs of foreign broadcasters to be distributed through cable networks in Poland. The adoption of such a regulation may influence the ability of Polish cable television operators to register programs with the Council. Such registration is required for lawful cable distribution of programs. The Council has not so far issued any regulations concerning this matter.

COPYRIGHT PROTECTION

     PROTECTION OF RIGHTS OF POLISH AUTHORS AND PRODUCERS OF PROGRAMMING. Cable television operators in Poland are subject to the provisions of the Copyright Act, which governs enforcement of intellectual property rights of Polish citizens and companies in programming. Polish copyright law distinguishes between authors, who are the creators of programming, and producers, who acquire intellectual property rights in programs created by others. In general, the holder of a Polish copyright for a program transmitted over the cable networks of a cable television operator has a right to receive compensation from such operator or to prevent transmission of the program.

     The rights of Polish copyright holders are generally enforced by organizations for collective copyright administration and protection such as Zwiazek Autorow i Kompozytorow Scenicznych ("ZAIKS") and Zwiazek Artystow Scen Polskich ("ZASP") (collectively, "Rights Organizations"), and can be enforced by the holders themselves. In practice, the compensation paid to the holder of a Polish copyright on programming that is transmitted over a cable television system is usually set by contract between a Rights Organization and the individual cable television operator. Most of the Company's subsidiaries operate under a contract with ZASP and all of them under a contract with ZAIKS. In the event that a cable television operator transmits programming in violation of a Polish copyright, the Rights Organization or the copyright holder may sue the operator for an injunction preventing further violations or an accounting for profits or damages, which may include, in certain circumstances, a sum equal to three times the amount of compensation the copyright holder could have obtained if it had entered into a contract with the operator. In addition, a violation of the Copyright Act by a cable television operator also constitutes a violation of the Communications Act and the operator's Permits. See "-- The Communications Act -- Permits".

     PROTECTION OF RIGHTS OF FOREIGN AUTHORS AND PRODUCERS OF
PROGRAMMING. Except as described below, the Copyright Act protects only Polish citizens and Polish companies. Foreign authors of programming, however, may receive protection under the Copyright Act for programing that is either originally published in Poland or is originally published simultaneously in Poland and abroad or originally published in Polish-language form. In addition, foreign authors of programming receive Polish copyright protection under the terms of the Berne Convention of 1886 as amended in Paris in 1971 (the "Berne Convention"), which was adopted by Poland in 1994. Foreign producers of programming who satisfy certain criteria may receive some form of copyright protection under TRIPS, which was recently adopted by Poland. In addition, foreign programming producers will receive Polish copyright protection under the Rome Convention.

     Under the Berne Convention, authors of programming located in other signatory countries must be extended the same copyright protection over their programming that Polish authors receive under the Copyright Act. Polish cable television operators must thus make copyright payments to foreign authors holding copyrights in programming that is transmitted over the cable networks of such operators. See "-- Protection of Rights of Polish Authors and Producers of Programming". The Berne Convention, however, does not grant any protection to foreign producers of programming.

     Poland has taken steps toward adopting the Rome Convention, which will extend copyright protection to programs of foreign producers. Poland ratified the Rome Convention on December 31, 1996, and became bound by its terms on June 13, 1997. The Company currently makes copyright payments to the

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foreign programmers requiring such payments, such as CNN, Eurosport and the
Cartoon Network, even though such payments are not mandated by Polish copyright law. The Company is not able to predict the effect of TRIPS or of the recent adoption of the Rome Convention on the Polish cable television industry, and there can be no assurance that either will not result in the Company paying additional fees to broadcasters for programming or being unable to obtain certain commercially desirable programming.

ANTI-MONOPOLY ACT

     Competition in Poland is governed by the Anti-Monopoly Act which established the Anti-Monopoly Office to regulate monopolistic and other anti-competitive practices. The current Polish anti-monopoly body of law with respect to the cable television industry is not well-established, and the Anti-Monopoly Office has not articulated comprehensive standards that may be applied in an antitrust review in the cable television industry. In particular, the relevant markets for cable television services have not been defined by the Anti-Monopoly Office.

     As a general rule, companies that obtain control of 40% or more of their market face greater scrutiny from the Anti-Monopoly Office. Additionally, several types of concentrations between undertakings, including acquisitions of stock, under circumstances specified in the Anti-Monopoly Act require prior notification to the Anti-Monopoly Office. Sanctions for failure to notify include fines imposed on parties to the transaction and members of their governing bodies. The Company believes that it is required to obtain, and it intends to apply for, the Anti-Monopoly Office's approval of certain of the pending Acquisitions, and it may be required to obtain the Anti-Monopoly Office's approval for certain future acquisitions as well. In addition, the Anti-Monopoly Office can review a company's past and present activities for potential anti-competitive behavior. Pursuant to the current interpretation of the Anti-Monopoly Office, transactions between non-Polish parties affecting market conditions in Poland may also require notification to the Anti-Monopoly Office. According to the Anti-Monopoly Act, transactions made on a stock exchange do not require such notification, but the Act does not stipulate whether this is applicable to stock exchanges outside Poland or only to those inside Poland. Furthermore, the proposed Law on Public Trading in Securities, which is currently being debated by the Polish Parliament provides for the amendment of the Anti-Monopoly Act to repeal the exemption for notification of transactions made on a stock exchange. There can be no assurance that the Anti-Monopoly Office will approve the pending Acquisitions or the Company's future acquisitions and dispositions or that a review of the Company's past, present or future operations, if undertaken by the Anti-Monopoly Office, will not otherwise adversely impact the Company's business, strategy, financial condition or results of operations. The Company has not obtained clearances from the Anti-Monopoly Office in connection with certain past acquisitions. The Company does not believe that sanctions by the Anti-Monopoly Office for any such missing clearances would be material, although there can be no assurance as to the severity of such sanctions, if any.

UNITED KINGDOM

BROADCASTING REGULATION


     The D-DTH services to be launched by the Company's wholly owned subsidiary @EL will be regulated by the Independent Television Commission (the "ITC") as a satellite television service ("STS"). The ITC is the body responsible for regulation of substantially all commercial television in the UK. Under the Broadcasting Act, as amended by the recently enacted Satellite Television Service Regulations, a satellite television broadcaster will be licensed as an STS if certain criteria are satisfied. The principal criteria is that the broadcaster is established in the United Kingdom or, if the broadcaster is not established in the United Kingdom, it makes use of a frequency or satellite capacity granted by the ITC or its signal is transmitted from the United Kingdom. On July 18, 1997, @EL was granted an STS license for the Atomic TV service. This STS license is one of the first such licenses issued by the ITC. The terms of the STS license issued to @EL are broadly similar to the non-domestic satellite licenses (NDS licenses) which were issued previously by the ITC to satellite broadcasters operating from the UK.

All existing NDS licenses have now been reclassified as STS licenses and varied to bring them into line with the new regulatory regime.



     The Company understands that the ITC has and will continue to follow the "establishment" test set out in the recently adopted revision to the Television Without Frontiers Directive (the "New Directive") to determine whether a broadcaster falls within its jurisdiction.


     The New Directive has recently been agreed upon between the European Commission, the Council of Ministers and the European Parliament and became effective in June 1997. The New Directive states that broadcasters fall within the jurisdiction of an EU member state where they are established in that state and provides that a broadcaster is deemed to be established in an EU member state if, among other things, its head office is in that state and editorial decisions about program schedules are taken there. If this test is not satisfied, there are other tests which are set out in the New Directive to determine where a broadcaster is established. The Company intends to apply for an STS license for each of the channels it intends to broadcast at the commencement of its D-DTH service in accordance with the Broadcasting Act which are not otherwise licensed.

     When issued by the ITC, the STS license will permit the operation of an STS service but does not confer on an STS licensee the right to use any specific satellite, transponder or frequency to deliver the service. STS licenses will be granted for a period of ten years and are renewable for one or more further 10 year periods. The ITC will continue to have authority to impose fines, shorten the license period or revoke licenses if the licensee fails to remedy a breach of any license condition or to comply with any direction which the ITC lawfully gives to the STS licensee. The ITC may also revoke a license if any change in the nature or characteristics of the licensee, or any change in the persons having control over or interests in it, is such that, had the change occurred before the granting of the license, such change would have induced the ITC to refrain from granting the license. In addition, the ITC may revoke a license in order to enforce the restrictions contained in the Broadcasting Act on the ownership of media companies. The ITC has wide discretion to vary the conditions of licenses issued under the Broadcasting Act.


     In common with all television licenses issued by the ITC, any licenses awarded to the Company or @EL would impose on the Company or @EL an obligation to comply with the Codes and directions issued by the ITC from time to time. These Codes include the Program Code (including the guidance notes on PPV services), the Code of Advertising and Sponsorship, the Code on Sports and Other Listed Events, the ITC Code of Conduct on Electronic Program Guides and the Rules on Advertising Breaks. These Codes include requirements as to impartiality and accuracy of news programming, requirements as to taste and decency in the portrayal of sex and violence and restrictions on the quantity and content of advertisements. The Codes currently apply less rigorous criteria to STS licensees in certain respects, such as permitting more advertising per hour than commercial terrestrial channels and greater flexibility in respect of sponsorship credits. Penalties for non-compliance with the Codes principally include fines of up to the greater of L50,000 (approximately $84,000 based on the approximate exchange rate of L1.00 = $1.68 at July 10, 1997) or 3% of a licensee's annual qualifying revenue (or 5% of annual qualifying revenue for further offences) per violation and, in certain circumstances, revocation of the license.


     The Broadcasting Act classifies some persons as "disqualified persons" who are not permitted to hold STS licenses. Disqualified persons include any bodies whose objects are wholly or mainly of a political or religious nature and advertising agencies. The Broadcasting Act also precludes a person from holding an STS license if it is owned as to more than 5% by a disqualified person or if it is otherwise associated with a disqualified person in any manner specified in the relevant provisions of the Broadcasting Act.

     The Broadcasting Act lays down rules to prevent certain media companies from accumulating interests in persons licensed under the Broadcasting Act and other media companies. Among other things, the ITC has the power to revoke an STS license where the STS licensee (or a connected person) holds or has a 20% interest in the holder of one or more licenses to provide regional or national

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

Channel 3 services, Channel 5 services, licensable program services or digital program services where the audience time for those services exceeds 15% of the total audience time for television program services capable of being received in the United Kingdom.

     If any person with an interest in excess of 5% of the Company's issued share capital is or becomes a disqualified person or is or becomes associated (in any manner specified in the relevant provisions of the Broadcasting Act) with such a person (ie. a disqualified person), or if the Company or any person with an interest in shares of the Company (or any person associated or connected with any of them) does or were to fall within the scope of the restrictions imposed from time to time by the Broadcasting Act in respect of accumulations of interests in license-holders, then that would affect the Company's entitlement to hold STS licenses.

REGULATION OF COMPETITION

     U.K. law controls agreements which affect competition through the Restrictive Trade Practices Act 1976 (the "RTPA"), monopolies and mergers through the Fair Trading Act 1973 and unilateral anti-competitive practices through the Competition Act 1980.

     The RTPA provides that restrictions will exist where parties to an agreement accept some limitation on their freedom to make their own decisions about matters relating to the supply or receipt of goods or services, and sets out a number of categories of restrictions relating, for example, to prices and other charges, the terms and conditions of supply, and the persons or places in relation to which supply is to be made.

     A broad range of commercial agreements fall within the provisions of the RTPA and are required to be filed with the Office of Fair Trading (the "OFT") for review under the RTPA. If an agreement that requires filing is not filed in a timely fashion, the relevant restrictions which it contains are void and unenforceable and the parties are at risk of claims for damages by affected third parties and of court action aimed at preventing a repetition of the breach.

     Where an agreement has been duly filed, the OFT considers whether the restrictions which it contains are significant. Significant restrictions are referred to the Restrictive Practices Court ("RPC") for consideration. On reference to the RPC, the restrictions in the agreement are presumed to be against the public interest unless they fall within certain exceptions. In addition, the restrictions must be reasonable, balancing the interests of the public against those of the parties to the agreement. Where agreements do not contain significant restrictions, the Secretary of State will release the Director General of Fair Trading (the "DGFT") from any obligation under the RTPA to refer them to the RPC.

     The monopoly provisions of the Fair Trading Act 1973 provide for the review of markets by the DGFT to identify enterprises which alone, or together with others, supply or acquire over 25% of the goods or services of any description in the United Kingdom, or in any part of the United Kingdom. The Competition Act 1980 provides for the DGFT to examine a course of conduct by an individual enterprise which may be anti-competitive. The DGFT also has a duty to keep under review mergers and minority holdings which confer control over an enterprise for the purposes of the mergers provisions of the Fair Trading Act 1973 and which qualify for investigation under those provisions.

     In relation to the mergers provisions of the Fair Trading Act 1973, the Secretary of State may either take certain undertakings or assurances from the enterprises concerned or refer them to the Monopolies and Mergers Commission (the "MMC") for investigation and consideration against a broad public interest test laid down in the Fair Trading Act 1973. Monopolies and anti-competitive practices are considered by the MMC against the same test. Monopolies and anti-competitive practices references to the MMC are made by the DGFT, although, in the latter case, he may accept undertakings or assurances instead of making a reference. In all three cases, the MMC may recommend action where they find that there are matters operating, or which can be expected to operate, against the public interest. Ultimately, the Secretary of State has extensive powers to impose remedial action (including divestment and the imposition of conditions on the contracts, pricing policies and other conduct of the enterprises) either through undertakings negotiated by the DGFT or by secondary legislation.

     There are no current proceedings involving the Company before the RPC, nor are any investigations which involve the Company underway before the OFT or the MMC.

EUROPEAN UNION

BROADCASTING REGULATION

     The Directive lays down basic principles for the regulation of broadcasting activity in the EU. In essence, it provides that each EU broadcasting service should be regulated by the authorities of one member state (the "home member state") and that certain minimum standards should be required by each member state of all broadcasting services which the state's authorities regulate. The United Kingdom, which will be regarded as the Company's "home member state" for the purposes of its D-DTH services if the Company's license holding subsidiary, @EL, were established in the United Kingdom has, since then, adopted a variety of statutory and administrative measures based on the Directive to give effect to the requirements of the Directive. The European Commission is responsible for monitoring compliance and can initiate infringement proceedings against member states who fail properly to implement the Directive.

     The Directive requires member states to ensure "where practicable and by appropriate means" that broadcasters reserve "a majority proportion of their transmission time" for European works. In applying this rule, broadcast time covering news, games, advertisements, sports events and teletext services are excluded. The Directive recognizes that member states are to move progressively towards requiring their broadcasters to devote a majority of relevant transmission time to European works, having regard to the broadcaster's informational, educational, cultural and entertainment responsibilities to its viewing public. The term "where practicable and by appropriate means" has not been defined in the Directive and there is uncertainty about its proper application and whether the United Kingdom has properly implemented this provision into U.K. law as it applies to satellite television services.

     The Directive also requires that member states should ensure "where practicable and by appropriate means" that broadcasters reserve at least 10% of their transmission time (excluding time covering news, sports events, games, advertising and teletext services) or, at the option of the member state, 10% of their programming budget, for European works created by producers who are independent of broadcasters. An adequate proportion of the relevant works should be recent works (that is, works produced within the five years preceding their transmission). Polish programming produced or commissioned by the Company will almost certainly be counted for the purposes of determining whether any service broadcast by the Company complies with these quotas.

     Certain other amendments are made to the Directive by the New Directive. In particular, the New Directive establishes a system to require certain sporting events to be made available on free-to-air television. These rules have been largely implemented in the United Kingdom by virtue of the Broadcasting Act 1996. The New Directive also clarifies and liberalizes the rules on home shopping.

     Following on from the 1992 EU Green Paper on plurality and concentration in the media, the European Commission announced, in its Communication of 1994, that it would proceed to a second phase of consultation and would then decide whether or not to propose EU legislation to govern media concentration and, if so, the nature of any such legislative proposal.

     In late 1996 and early 1997, the European Commission was considering a draft Directive on media concentration which would provide that any organisation reaching more than 30% of a country's television or radio audience would be prevented from increasing its audience share. This proposal has met with considerable opposition and is unlikely to be adopted.

     Apart from the Directive, the other primary source of European regulation affecting television broadcasting is the Convention. Both the United Kingdom and Poland are members of the Council of

Europe which typically regulates through international conventions. In order for the convention to be binding on a particular member state, the national parliament of that country must ratify the convention and a specific quorum (which varies from convention to convention) of other member states' parliaments must also ratify the Convention. The contents of a convention binding in a particular country are dependent upon the ratification and implementation procedures of that country.

     The Convention contains provisions that are substantially similar to the Directive. The Convention is effective in those countries which have ratified it. Both the United Kingdom and Poland have ratified the Convention. The Company believes that the Convention is likely to be amended now that the New Directive has been approved.

     The Directive on the use of standards in transmission of television signals (Directive 95/47/EC) has been implemented into U.K. law by the Advanced Television Services Regulations 1996 and also the Conditional Access Class Licence which are enforced by the U.K. Office of Telecommunications ("Oftel"). Although the Directive will not apply to the DTH broadcasting services to be established by the Company as they are not to be transmitted to viewers in the European Union, Poland would be required to implement the provisions of that Directive if it joined the European Union. In addition, as the Company's licence holding company will be subject to the jurisdiction of the ITC and will be established in the United Kingdom it is possible that, in the future, Oftel may seek to take jurisdiction over the activities of the Company in these areas including in relation to conditional access services.

REGULATION OF COMPETITION

     EU competition law governs agreements which prevent, restrict or distort competition and prohibits the abuse of dominant market positions through Articles 85 and 86 of the EU Treaty. In addition, the European Council Regulation (EEC) No. 4064/89 (the "Regulation") contains a mandatory regime regulating certain large scale mergers and minority holdings which confer control over an enterprise for the purposes of the Regulation and which meet the turnover thresholds specified in the Regulation. The EU Commission reviews such mergers and minority holdings under the Regulation to determine whether they are "compatible with the common market" and may attach conditions and obligations to its decisions.

     Article 85(1) renders unlawful agreements and concerted practices which may affect trade between member states and which have as their object or effect the prevention, restriction or distortion of competition within the Common Market (that is, the member states of the EU/EEA collectively). Article 85(2) makes offending provisions, if severable from the main agreement, void. Article 85(3) allows for exemption from the provisions of Articles 85(1) and 85(2) for agreements whose beneficial effects in improving production or distribution or promoting technical or economic progress outweigh their restrictive effects, provided that consumers receive a fair share of the benefit, that competition will not be eliminated and that no unnecessary restrictions are accepted. The word "agreement" in this context is not confined to legally binding agreements and agreements may be written or oral and can consist in an informal continuing business relationship. In addition, the so-called Europe Agreement between the EU and Poland has a provision broadly compatible with Articles 85 and 86, infringement of which would be considered incompatible with the proper functioning of the Agreement. Practices contrary to this provision are assessed on the basis of the criteria arising from the application of Articles 85 and 86 of the EU Treaty.

     The EU Commission is entrusted with the principal enforcement powers, and the exclusive right to grant exemptions under Article 85(3). It has power to impose heavy fines (up to 10% of a group's annual revenue) in respect of breaches of Article 85(1). A prohibited agreement will also be unenforceable before the national courts. In most cases, notification of potentially infringing agreements to the EU Commission under Article 85 with a request for an exemption under Article 85(3) protects against the risk of fines from the date of notification.

     The published exemption decisions of the EU Commission and judgments of the European Court of Justice (which has powers to review EU Commission decisions), together with the so-called block exemptions covering certain common types of agreements, give broad indications of the EU Commission's attitude to certain types of agreement and to some common contractual provisions. These sources demonstrate that, in assessing whether an agreement infringes Article 85(1), the EU Commission will examine the effect of the agreement in its legal and economic context. For example, an agreement by one company not to compete with another will infringe Article 85(1) and will be unlikely to merit exemption under Article 85(3) unless, in its context, it is necessary to protect a legitimate interest of the parties to the agreement. In addition, the EU Commission will examine whether the agreement under scrutiny is part of a pattern of similar agreements which individually or cumulatively have the effect of foreclosing access to a particular market. For example, an individual agreement may infringe Article 85(1) if it confers on a single distributor an exclusive right to distribute goods or services of a particular kind, thereby making it more difficult for other companies to distribute such goods or services in the contract territory. A network of similar agreements may together achieve a similar anti-competitive effect. The EU Commission may regard such contracts as being more objectionable if they are of long duration, thereby causing barriers to entry to be created and competitors to be foreclosed from this market for longer. The EU Commission is, however, aware that new entrants to a market may require the protection of exclusive rights to provide them with the necessary incentives to invest in the development of their new businesses, and to enable them to establish themselves. In such cases, the EU Commission is often willing to grant an exemption for agreements which infringe Article 85(1) to enable them to be enforced for a finite period of time. The EU Commission may require an agreement to be amended (including as to scope, exclusivity and/or duration) as a condition of granting an exemption.

     Article 86 prohibits undertakings from abuse of a dominant market position in the EU or a substantial part of it, in so far as the abuse may affect trade between member states. A company may be dominant in several member states or part of a single member state. A company enjoys a dominant position whenever it possesses such market strength that it can act to an appreciable extent independently of its competitors and customers. Determining whether an undertaking occupies a dominant position is a complex question of law and economics, but broadly a market share of as little as 40% may confer dominance in a market for a product. However dominance is not unlawful per se; only the abuse of a dominant position is prohibited by Article 86. An enterprise may abuse a dominant position under Article 86 by, for example, engaging in excessive pricing of its products or services, or by denying other enterprises access to an essential facility or asset which it controls. Any action that is designed to, or could, seriously injure competitors, suppliers, or distributors is likely to raise issues under Article 86. The EU Commission has the same powers to fine in relation to abusive conduct as in relation to breach of
Article 85, but there is no procedure for obtaining exemption.

     It is possible that a third party who suffers loss as a result of the performance by an entity of an agreement which infringes Article 85(1) could claim damages against such entity to compensate it for its quantifiable loss or an injunction. The position in relation to infringement of Article 86 is similar.

     The Company is expected to review those agreements which potentially fall within Article 85(1) (including transponder leases and film and sports rights agreements) to determine whether they should be notified to the EU Commission. The Company will decide whether to notify specific agreements by taking account of a number of factors, including the importance to the Company of the agreement and the likelihood that adverse consequences to the Company would result from any failure to notify. The EU Commission would review each notified agreement for compliance with Article 85 and may conclude that some of the Company's agreements need to be amended to qualify for exemption under Article 85(3).

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The current directors and executive officers of the Company are:

                    NAME                       AGE                     POSITION
---------------------------------------------  ----   -------------------------------------------
David T. Chase(1)............................   68    Chairman of the Board of Directors
Robert E. Fowler, III(1)(2)..................   38    Chief Executive Officer and Director
Arnold L. Chase(1)...........................   45    Director
Scott A. Lanphere(3).........................   31    Director
Jerzy Z. Swirski(3)..........................   40    Director
John S. Frelas...............................   46    Chief Financial Officer, Vice President and
                                                      Treasurer
George Makowski..............................   42    Vice President; Chief Operating Officer --
                                                      Cable Operations of PCI
Andrzej Muras................................   58    Executive Vice President of Corporate
                                                      Development of PTK, S.A.
Marek Sowa...................................   34    Director of Corporate Development of PCI
Przemysffiaw Szmyt...........................   34    Vice President, General Counsel and
                                                      Secretary
David Warner.................................   50    Vice President; Chief Operating Officer --
                                                      DTH Operations of @EL

---------------

(1) Appointed as a director by the Chase Group (as hereinafter defined) under the Stockholders' Agreement (as hereinafter defined). See "Certain Relationships and Related Transactions -- Stockholders' Agreement".

(2) Appointed as Chief Executive Officer by the Chase Group and accepted as such by the ECO Group (as hereinafter defined) under the Stockholders' Agreement pursuant to which the Chief Executive Officer is also appointed as a director. See "Certain Relationships and Related Transactions -- Stockholders' Agreement".

(3) Appointed as a director by the ECO Group under the Stockholders' Agreement. See "Certain Relationships and Related Transactions -- Stockholders' Agreement".

CERTAIN INFORMATION CONCERNING DIRECTORS AND EXECUTIVE OFFICERS

     Information with respect to the business experience and affiliations for the past five years of the current directors and executive officers of the Company is set forth below.

     DAVID T. CHASE has served as Chairman of the Board of Directors of @Entertainment since its inception and PCI since March 1996. Since January 1990, Mr. Chase has been a director and President of D. T. Chase Enterprises, Inc. and David T. Chase Enterprises, Inc., a diversified conglomerate with extensive holdings in real estate and previously in media. Mr. Chase has also been on the Supervisory Boards of PTK, S.A., PTK-Warsaw and PTK-Krakow since December 1992, October 1993, and October 1993, respectively. Mr. Chase also serves as a director and President of DNI Corp. ("DNI"), a general partner in Chase Financial Limited Partnership. He is also a director of ACCEL International Corporation ("ACCEL"), an insurance holding company.

     ROBERT E. FOWLER, III has served as Chief Executive Officer of @Entertainment since its inception and PCI since December 1996 and has served as a director of @Entertainment since its inception and PCI since March 1996. Mr. Fowler served as Vice President of PCI from August 1993 to December 1996 and its Treasurer from April 1991 to December 1996. From December 1993 to February 1997, he served as Vice President of D.T. Chase Enterprises, Inc. Mr. Fowler has served as director of Mozaic (formerly PCI Programming) since July 1996. From July 1996 to December 1996, Mr. Fowler also served as Vice President and Treasurer of Mozaic. From March 1995 to late 1996, Mr. Fowler served as a director of ACCEL. Since December 1996, he has served as Chairman of the Board of Directors of Mozaic. Mr. Fowler has been a Managing Director of PCBV since 1997. During the period of 1994 to 1996, Mr. Fowler devoted approximately 35% of his working time to PCI and approximately 65% of his working time to companies that are affiliated with PCI.


     ARNOLD L. CHASE has served as a director of @Entertainment since its inception and of PCI since December 1996. Mr. Chase has also served as President of the Managing Board of PTK-Warsaw, from October, 1993 to September, 1996. Mr. Chase served as President of the Management Board of PTK-Krakow and PTK-Ryntronik from October 1993 to May 1995, and from October 1993 to December 1994, respectively. Mr. Chase has also served as director and Executive Vice President and as Treasurer of D.T. Chase Enterprises, Inc. since December 1990 and October 1992, respectively. Mr. Chase served PCI as Co-Chairman of the Board of Directors from April 1991 to March 1996 and as its President from October 1992 to March 1996. Mr. Chase was Managing Director of PCBV from March 1990 to May 1996 and President of the Management Board of PTK, S.A., from December 1992 to August 1996. He previously served as Chairman of the Supervisory Board of PTK, S.A. from August 1990 to December 1992. From April 1991 to October 1992, Mr. Chase served as Executive Vice President of PCI. Mr. Chase has been a director, Executive Vice President and Treasurer of DNI, since June 1994 and has been a director of First National Bank of New England since 1972. During the period of 1994 to 1996, Mr. Chase devoted approximately 10% of his working time to PCI and approximately 90% of his working time to companies that are affiliated with PCI.


     SCOTT A. LANPHERE has served as a director of @Entertainment since its inception and of PCI since March 1996 and as a Managing Director of PCBV since May 1996. Mr. Lanphere has been a director of Advent since December 1994, and from May 1991 to December 1994 served as an Investment Manager of Advent.

     JERZY Z. SWIRSKI has served as a director of @Entertainment since its inception and of PCI since October 1996. Mr. Swirski has served as a Director of Advent since July 1995. From January 1995 to July 1995, Mr. Swirski was a consultant to Enterprise Investors, a Polish equity firm. From 1991 to 1994, he was an officer of E. Wedel S.A., a Polish subsidiary of PepsiCo Foods, International ("Wedel"), and General Manager of Frito-Lay, Poland.

     JOHN S. FRELAS has been the Chief Financial Officer of @Entertainment since its inception and of PCI since September 1996 and the Treasurer of @Entertainment since its inception and of PCI since December 1996, and a Vice President of @Entertainment since its inception. Mr. Frelas has been the Treasurer of Mozaic since December 1996. From 1995 to 1996, Mr. Frelas was the Chief Financial Officer of Eurofund Management Polska. During 1995, he served as a consultant to the Polish-American Enterprise Fund. From 1972 to 1994, Mr. Frelas worked for PepsiCo Foods International and certain of its subsidiaries, most recently as a Corporate Planning Manager for Hostess Frito-Lay Canada during 1994 and as a Corporate Controller for Wedel from 1992 to 1993.

     GEORGE MAKOWSKI has been a Vice President of @Entertainment since its inception and the Chief Operating Officer -- Cable Operations of PCI since January 1997. From August 1993 to January 1997, Mr. Makowski was Vice President of Marketing for Ameritech International, Inc. ("Ameritech"). During this time Mr. Makowski also served as Sales and Marketing Director of Centertel, S.A., a division of Ameritech. From 1986 to 1993, Mr. Makowski held various senior management roles within Groupe Bull, S.A.

     ANDRZEJ MURAS has been Executive Vice President of Corporate Development for PTK, S.A. since September 1989 and an Executive Vice President of PTK-Warsaw since January 1996. Prior to January 1990, Mr. Muras was Chief Executive Officer of POLTEL, a programming source for state-owned Polish television channels TVP 1 and TVP 2. From 1961 to 1989, Mr. Muras served as Managing Director and also held other positions at the Polish State Television and Radio Department.

     MAREK SOWA has served as Director of Corporate Development of PCI since January 1997 and has also served as Vice President of Poltelkab since March 1996. From August 1994 until May 1996,

Mr. Sowa served as Corporate Development Manager of PTK, S.A. Mr. Sowa also served on the Supervisory Board of ETV Sp. z o.o ("ETV") since June 1996 and on the Management Boards of PTK, S.A. from April 1995 to August 1996, PTK-Warsaw from April 1995 to September 1996 and PTK-Lublin from April 1995 to May 1996. Mr. Sowa served as Vice President of PTK-Szczecin from May 1995 to June 1996, Chairman of PTK-Szczecin's Supervisory Board from June 1996 through August 1996 and as Vice President of the Management Board of ETV from July 1995 to June 1996. From 1991 to 1992 Mr. Sowa served as International Acquisitions Manager at the Los Angeles office of Artfilm-Plus, an independent Polish film distribution company. From 1987 to 1990, Mr. Sowa served as an associate producer for the CBS News Warsaw Bureau.

     PRZEMYSFFIAW A. SZMYT has served as Vice President, General Counsel and Secretary of @Entertainment since its inception and Vice President and General Counsel of PCI since February 1997. From September 1995 to February 1997, Mr. Szmyt was Director for Poland of MeesPierson EurAmerica, an investment banking firm and affiliate of MeesPierson N.V., a Dutch merchant bank. From early 1992 to August 1995, Mr. Szmyt was a senior associate at Soffitysinski, Kawecki & Szlezak, a law firm in Warsaw. From October 1994 to late 1996, Mr. Szmyt served on the Management Board of Telewizyjna Korporacja Partycypacyjna S.A., a holding company of Canal+ Polska. From November 1995 to July 1996, Mr. Szmyt served as Director of the Management Board of MeesPierson EurAmerica Sp. z o.o.

     DAVID WARNER has served as a Vice President of @Entertainment since its inception and the Chief Operating Officer -- DTH Operations of @EL since April 7, 1997. From August 1996 to April 1997, Mr. Warner was General Manager for FilmNet Central Europe of the NetHold Group. From October 1995 to August 1996, Mr. Warner served as a television operations consultant to Rapture Channel. From May 1993 to October 1995, Mr. Warner worked as Operations Director of the Family Channel UK of the International Family Entertainment Group. From 1983 to May 1993, Mr. Warner served as the general manager of TVS Main ITV Terrestrial Broadcaster. Mr. Warner is also an advisor and a board member of the Ravensbourne Communication College.

BOARD OF DIRECTORS

     @Entertainment's Bylaws provide that the Board of Directors shall consist of at least one and no more than nine directors and shall be subject to change pursuant to resolutions duly adopted by a majority of the Board of Directors. The current number of directors is five. All of the current members of the Board of Directors were elected pursuant to the Stockholders' Agreement. Under the Stockholders' Agreement, the ECO Group (as hereinafter defined) has the right to designate two directors and the Chase Group (as hereinafter defined) has the right to designate the remaining three directors, one of whom shall be selected, if approved by the ECO Group, to serve as the Chief Executive Officer of @Entertainment. Pursuant to the Stockholders' Agreement, the ECO Group consists of ECO, any limited partner of ECO to whom ECO permissibly transfers shares of stock of @Entertainment and any Affiliate (as hereinafter defined). Pursuant to the Stockholders' Agreement, the Chase Group consists of PIHLP, Mr. Freedman, the Cheryl Anne Chase Marital Trust ("CACMT") and Steele LLC. Pursuant to a voting agreement dated at June 22, 1997 among the members of the Chase Group (the "Voting Agreement"), all designations to be made by the Chase Group are made by David T. Chase. David T. Chase, Arnold L. Chase and Robert E. Fowler, III have been designated as directors by the Chase Group, Mr. Fowler was designated as Chief Executive Officer by the Chase Group and was accepted as such by the ECO Group, and Messrs. Lanphere and Swirski have been designated as directors by the ECO Group. The Stockholders' Agreement will automatically terminate upon the successful completion of the Offerings. See "Certain Relationships and Related Transactions -- Stockholders' Agreement" and "Certain Relationships and Related Transactions -- Voting Agreement".

     The Certificate and Bylaws provide that the directors shall be classified, with respect to the time for which they severally hold office, into three classes, as nearly equal in number as possible. Upon the effective date of the U.S. Offering (the "Effective Date"), the first class of directors shall initially consist of two directors (Messrs. Swirski and A. Chase) whose term shall expire at the annual meeting of stockholders to be held in the first year following the Effective Date; the second class shall initially consist of two directors (Messrs. D. Chase and Lanphere) whose term shall expire at the annual meeting of stockholders to be held in the second year following the Effective Date; and the third class shall initially consist of one director, Mr. Fowler (and shall be increased to three directors by the appointment of two Independent Directors (as hereinafter defined) at a later date), whose term shall expire at the annual meeting of stockholders to be held in the third year following the Effective Date. Each class of directors will hold office until its respective successors are duly elected and qualified. At each annual meeting of the stockholders, the successors of the class of directors whose term expires at that meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders held in the third year following the year of their elections. Any decrease in the authorized number of directors shall not be effective until the expiration of the terms of the directors then in office, unless at the time of such decrease there shall be vacancies on the Board of Directors which are being eliminated by such decrease.

     The Certificate and Bylaws provide that any director may resign at any time by giving written notice to the Chairman of the Board of Directors, the Chief Executive Officer or the Board of Directors. If, at any other time than the annual meeting of the stockholders, any vacancy occurs in @Entertainment's Board of Directors caused by resignation, death, retirement, disqualification or removal from office of any director or otherwise, or any new directorship is created by an increase in the authorized number of directors, a majority of the Directors then in office, although less than a quorum, may choose a successor, or fill the newly created directorship, and the director so chosen shall hold office until the next election for that class of directors by the stockholders and until his successor shall be duly elected and qualified, unless sooner displaced. The Certificate and Bylaws provide that any director may be removed from office only with cause and only by the affirmative vote of the holders of at least two-thirds of the voting power of all shares entitled to vote, unless two-thirds of the Continuing Directors (as hereinafter defined) vote to recommend the removal of a director with or without cause to the stockholders and such recommendation is approved by the affirmative vote of the holders of at least a majority of the outstanding shares entitled to vote.

     The Bylaws provide that a majority of the total number of directors then in office constitutes a quorum of the Board of Directors. The Bylaws further provide that the act of a majority of all of the directors present at a meeting for which there is a quorum shall be the act of the Board of Directors, except as otherwise provided by statute or in the Certificate. The Certificate provides that the Board of Directors or stockholders shall have the power to amend the Bylaws by majority vote, except for certain provisions of the Bylaws for which the affirmative vote of two-thirds of the continuing directors or of the holders of at least two-thirds of the voting power of all shares entitled to vote is required.

     The Bylaws provide that regular meetings of the Board of Directors may be held without notice immediately following the annual meeting of the stockholders of @Entertainment. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or any two directors.

     The Board of Directors of @Entertainment has determined that, within 90 days of the closing of the Offerings, it will elect two directors who are not affiliated with or employed by the Company and who, in the opinion of the Board of Directors, do not have a relationship which would interfere with the exercise of independent judgment in carrying out the responsibilities of a director (the "Independent Directors"). The Independent Directors will be in the class of directors whose term shall expire at the annual meeting of stockholders to be held in the third year following the Effective Date.

     @Entertainment intends to establish an Audit Committee, a Compensation Committee and a Stock Option Committee. Upon the election of the Independent Directors, it is expected that the Independent Directors will be the members of the Compensation Committee with Mr. Fowler and the sole members of the Audit and Stock Option Committees.

REMUNERATION OF DIRECTORS

     Each non-employee director may receive such fees and other compensation, along with reimbursement of expenses incurred on behalf of the Company or in connection with attendance at meetings, as the Board of Directors may from time to time determine.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information regarding all compensation awarded to, earned by or paid to the Company's Chief Executive Officer and each of the other four most highly compensated executive officers at the Company for services rendered in all capacities to the Company for the last three fiscal years, to the extent that those officers were in the employ of the Company. No disclosure has been provided for any executive officer whose total annual salary and bonus did not exceed $100,000 per annum. Columns relating to long-term compensation have been omitted from the table as the Company did not have capital stock-related award plans and there has been no compensation arising from long-term incentive plans during the years reflected in the table.

                           SUMMARY COMPENSATION TABLE
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                                                                      ALL OTHER
                                             SALARY        BONUS     OTHER ANNUAL    COMPENSATION
    NAME AND PRINCIPAL POSITION      YEAR      ($)          ($)      COMPENSATION        ($)
------------------------------------ ----    -------      -------    ------------    ------------
Robert E. Fowler, III............... 1996     66,000(1)    66,000(1)        --               --
  Chief Executive Officer and
     Director                        1995     66,000(1)    66,000(1)        --               --
                                     1994     66,000(1)    66,000(1)        --               --
Richard B. Steele(2)................ 1996    356,000(1)   250,000(1)     5,000(4)            --
                                     1995    356,000(1)        --        7,500(4)            --
                                     1994    358,000(1)(3)      --       7,500(3)(4)         --
Arnold L. Chase(5).................. 1996    300,000(1)
  Director                           1995    250,000(1)        --           --          110,000(6)
                                     1994    250,000(1)        --           --           86,000(6)
Gilbert L. Tash(7).................. 1996    120,000           --       25,200(8)         6,790(6)
                                     1995    120,000       45,000       25,200(8)            --
                                     1994    120,000       43,400       25,200(8)            --
Michael J. Houlehan(9).............. 1996    150,000       25,000       24,000(8)            --
                                     1995    150,000       25,000       24,000(8)            --
                                     1994     31,731(10)       --           --               --
John S. Frelas...................... 1996     46,153(11)       --        6,000(8)            --
  Chief Financial Officer            1995         --           --           --               --
                                     1994         --           --           --               --


---------------

 (1) Represents only that portion of annual compensation attributable to services performed on behalf of the Company. Additional compensation may have been provided by companies that are affiliated with @Entertainment and beneficially owned by the Chase Family for services rendered to those companies. See "Management -- Certain Information Concerning Directors and Executive Officers".

 (2) Mr. Steele was the President of PCI. He resigned on June 23, 1997. During the period of 1994 to 1996, Mr. Steele devoted approximately 90% of his working time to PCI and approximately 10% of his working time to companies that are affiliated with PCI.

 (3) Represents amounts paid by David T. Chase Enterprises, Inc., an affiliate of @Entertainment.

 (4) Represents portion of 401k plan paid pursuant to a matching contribution.

 (5) Prior to being named to the Board of Directors of PCI in December 1996, Mr.
     A. Chase was Co-Chairman of the Board of Directors of PCI from April 1991 to March 1996 and President of PCI from October 1992 to March 1996.

 (6) Represents interest on accumulated deferred compensation.

 (7) Mr. Tash was a Vice President of PCI. He retired on June 20, 1997.

 (8) Represents housing allowance.

 (9) Mr. Houlehan was the Chief Executive Officer of Mozaic from December 1996 to June 1997.

 (10) Represents compensation for partial year of service beginning in October 1994.

 (11) Represents compensation for partial year of service beginning in September 1996.

COMPENSATION PLANS

1997 STOCK OPTION PLAN

     @Entertainment's 1997 Stock Option Plan (the "1997 Plan") was adopted on June 22, 1997 and approved by stockholders as of June 22, 1997. The 1997 Plan provides for the grant to employees of the Company (including officers and employee directors) of incentive stock options within the meaning of Section 422 of the Code, and for the grant of qualified stock options to employees and consultants of the Company (collectively the "Options"). The 1997 Plan is to be administered by a Stock Option Committee appointed by the Board of Directors (the "Stock Option Committee"), which selects the optionees (from among those eligible), determines the number or shares to be subject to each Option and determines the exercise price of each Option. It is presently anticipated that approximately 15 to 25 individuals (including Messrs. Fowler, Frelas and Makowski whose option agreements with PCI became subject to the 1997 Plan pursuant to Assignment and Assumption Agreements with @Entertainment, and Messrs. Szmyt and Warner whose option agreements became subject to the 1997 Plan pursuant to a resolution of the Board of Directors of @Entertainment) will initially participate in the 1997 Plan.

     In addition, the Stock Option Committee has the authority to interpret the 1997 Plan and to prescribe, amend and rescind rules and regulations relating to the 1997 Plan. The Stock Option Committee's interpretation of the 1997 Plan and determinations pursuant to the 1997 Plan will be final and binding on all parties claiming an interest under the 1997 Plan. The maximum number of shares of Common Stock that may be subject to Options under the 1997 Plan is 2,436,000 shares, subject to adjustment in accordance with the terms of the 1997 Plan. As of June 23, 1997 options for 2,174,000 shares were outstanding and 262,000 shares remained available for future grants. The exercise price of all incentive stock options granted under the 1997 Plan must be at least equal to the fair market value of the Common Stock on the date of grant. With respect to any participant who owns stock possessing more than 10% of the voting power of all classes of stock of @Entertainment, the exercise price of any incentive stock option granted must equal at least 110% of the fair market value on the grant date and the maximum term of an incentive stock option must not exceed five years.

     The term of all other options granted under the 1997 Plan may not exceed ten years. Options become exercisable at such times as determined by the Stock Option Committee and as set forth in the individual stock option agreements. Payment of the purchase price of each Option will be payable in full in cash upon the exercise of the Option. In the discretion of the Stock Option Committee, payment may also be made by surrendering shares owned by the optionee which have a fair market value on the date of exercise equal to the purchase price, by delivery of a full recourse promissory note meeting certain requirements or in some combination of the above payment methods.

     In the event of a merger of @Entertainment with or into another corporation, as a result of which @Entertainment is not the surviving corporation, the 1997 Plan requires that each outstanding option be assumed or an equivalent option substituted by the successor corporation or a parent or subsidiary of such successor corporation. If the successor corporation does not assume or substitute for the options, the optionee will have the right to exercise the option as to those shares which are vested for a period beginning not less than fifteen days prior to the proposed consummation of such transaction and ending immediately prior to the consummation of such transaction, at which time the Options will terminate.

     The number of shares covered by the 1997 Plan and the number of shares for which each Option is exercisable shall be proportionately adjusted for any change in the number of issued shares resulting from any reorganization of @Entertainment. In the event of dissolution or liquidation of @Entertainment, each Option shall terminate immediately prior to the consummation of such action.

     No Options may be granted under the 1997 Plan after ten years from its effective date. The Board of Directors has authority to amend or terminate the 1997 Plan subject to certain limitations set forth in the 1997 Plan.

EMPLOYMENT AGREEMENTS

     @Entertainment has employment agreements with each of Messrs. Fowler, Frelas, Makowski, Muras, Sowa, Szmyt and Warner.

     Mr. Fowler entered into a three year employment agreement with PCI effective as of January 1, 1997. The employment agreement was assigned to @Entertainment in June 1997 in connection with the Reorganization. Pursuant to such agreement, Mr. Fowler serves as the Chief Executive Officer of @Entertainment. Mr. Fowler receives a base salary of $325,000, allowances for relocation and living expenses for a one-time cost of approximately $100,000, plus a travel allowance of approximately $30,000 per annum and a guaranteed annual bonus of $175,000 in the first year of his employment and unspecified incentive bonuses thereafter. He received an additional bonus of $250,000 upon the signing of the employment agreement. Pursuant to Mr. Fowler's employment contract, and in part to induce Mr. Fowler to move closer to the Company's operations in Europe, @Entertainment purchased Mr. Fowler's house in Connecticut for approximately $354,000 in June 1997 (including payments of $295,000 to extinguish the mortgages relating to the house), and sold the house shortly thereafter to a third party for approximately $267,000. @Entertainment is obligated to pay Mr. Fowler the difference between the mortgage amounts of $295,000 and the purchase price of $354,000. Mr. Fowler may terminate the employment agreement at any time upon three months' written notice, and @Entertainment may terminate the agreement at any time upon one month written notice (with an obligation to pay Mr. Fowler an additional two months' salary). In addition, @Entertainment may terminate the agreement immediately without further obligation to Mr. Fowler for cause (as defined in the employment agreement). Pursuant to the employment agreement also provides that Mr. Fowler has been granted a non-transferable option to purchase 1,286,000 shares of Common Stock at a price of $3.707 per share, subject to the terms and conditions of a stock option agreement. Options to purchase 515,000 shares of Common Stock vested upon the execution of the stock option agreement and options to purchase 257,000 shares of Common Stock vest on December 31 of each of the following three years, beginning on December 31, 1997. However, the options vest immediately upon the successful completion of the Offerings or upon a change of control (as defined in the Indenture). @Entertainment has a right of first refusal with respect to the shares underlying the options, under certain circumstances, Mr. Fowler has certain registration rights for the underlying shares if @Entertainment makes certain filings under the Securities Act of 1933.

     Mr. Frelas entered into a five-year employment agreement with PCI commencing on September 1, 1996. The employment agreement was assigned to @Entertainment in June 1997 in connection with the Reorganization. Pursuant to such agreement, Mr. Frelas serves as the Chief Financial Officer, Vice President and Treasurer of @Entertainment. Mr. Frelas receives a base salary of $150,000, allowances for living and travel of approximately $40,000 per annum and annual incentive bonuses of up to $50,000 if certain mutually agreed objectives are met. He is also eligible for additional bonuses of $350,000 upon the successful completion of the Offerings and $50,000 for the successful completion of a bank line of credit of $75 million or more. Mr. Frelas or @Entertainment may terminate the agreement at any time upon six month's written notice. In addition, @Entertainment may terminate the agreement immediately without further obligation to Mr. Frelas for cause (as defined in the employment agreement). Pursuant to the employment agreement, Mr. Frelas has been granted a non-transferable option to purchase 241,000 shares of Common Stock at a price of $1.99170 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a five-year period. @Entertainment has a right of first refusal with respect to shares underlying the options, under certain circumstances. Subject to certain conditions, @Entertainment has a right to repurchase the options and, if exercised, the Common Stock, upon termination of the agreement at the greater of (i) 85% of the fair market value thereof (as defined in the agreement) or (ii) prices mutually established in the agreement.

     Mr. Makowski entered into a five-year employment agreement with PCI commencing on January 21, 1997. The employment agreement was assigned to @Entertainment in June 1997 in connection with the Reorganization. Pursuant to such agreement, Mr. Makowski serves as the Chief Operating Officer -- Cable Operations of PCI and a Vice President of @Entertainment. Mr. Makowski receives a base salary of $156,000, allowances for living, family travel and education for his children of approximately $105,000 per annum and annual incentive bonuses of up to $60,000 if certain mutually agreed objectives are met. Mr. Makowski's initial year bonus of $60,000 is guaranteed. He is also eligible for an additional bonus of $175,000 upon the successful completion of the Offerings. Mr. Makowski or PCI may terminate the agreement at any time upon six month's written notice. In addition, @Entertainment may terminate the agreement immediately without further obligation to Mr. Makowski for cause (as defined in the employment agreement). Pursuant to the employment agreement Mr. Makowski has been granted a non-transferable option to purchase 385,000 shares of the Common Stock at a price of $3.70808 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a three-year period. However, the options vest immediately upon the successful completion of the Offerings or upon a change of control (as defined in the Indenture). @Entertainment has a right of first refusal with respect to the shares underlying the option under certain circumstances. Subject to certain conditions, @Entertainment has a right to repurchase the options and, if exercised, the Common Stock, upon termination of the agreement at the greater of
(i) 85% of the fair market value thereof (as defined in the agreement) or (ii) prices mutually established in the agreement.

     Mr. Muras entered into a two-year employment agreement with PTK-Warsaw commencing on January 1, 1996. Pursuant to that agreement, he became an Executive Vice President of Corporate Development of PTK-Warsaw. Mr. Muras receives an annual salary of $88,800 and is eligible to receive a performance-based bonus of up to $60,000 per year based on his achievements as established by the Chairman of the General Assembly of Stockholders of PTK-Warsaw. PTK-Warsaw may terminate the contract at any time upon six month's written notice. Mr. Muras may terminate the contract at any time upon three months written notice. Notwithstanding such right, PTK-Warsaw may terminate the contract effective immediately without further obligation for cause (as defined in the agreement). PTK-Warsaw also may terminate the contract immediately upon written notice in the case of an acquisition and/or merger resulting in a change of the ultimate ownership exercising control (direct or indirect) to other than those controlling PTK-Warsaw as of January 1, 1996, in which event Mr. Muras will be entitled to a severance of six months' salary payable over a six month period. In addition, in the event that the contract is not renewed, PTK-Warsaw has agreed to pay Mr. Muras a severance of six months' salary payable over a six month period as compensation for his role in organizing PTK-Warsaw.

     Mr. Sowa entered into a three year agreement with PCI effective as of January 1, 1997. Pursuant to such agreement, Mr. Sowa serves as Director of Corporate Development of PCI. Under an employment agreement with Poltelkab and a services agreement with PCI, Mr. Sowa receives an annual remuneration totalling $64,000, and is eligible to receive an annual performance-based bonus of up to $32,000. Mr. Sowa may terminate his contracts with PCI at any time upon two months' written notice and PCI may terminate the contracts at any time upon four months' written notice. Notwithstanding such right, PCI may terminate the contracts without further obligation for cause (as defined in the agreements). Mr. Sowa's employment agreement with Poltelkab may be terminated by either party upon one month's written notice.

     Mr. Szmyt entered into a three year agreement with PCI effective at February 7, 1997, which was assigned to @Entertainment in June 1997 in connection with the Reorganization. Pursuant to such agreement, Mr. Szmyt serves as Vice President, General Counsel and Secretary of @Entertainment. Pursuant also to an employment agreement with PTK-Warsaw and a services agreement with PCI, Mr. Szmyt receives an annual remuneration totalling $160,000. He is eligible to receive an annual performance-based bonus of $40,000 per year, which bonus is guaranteed in 1997. Mr. Szmyt is eligible for an additional bonus of $70,000 upon the successful completion of the Offerings. Mr. Szmyt may terminate his contract with @Entertainment at any time upon two months' written notice and @Entertainment may terminate the contract at any time upon four months' written notice. Notwithstanding such right, @Entertainment may terminate the contract without further obligation for cause (as defined in the agreement). Mr. Szmyt's employment agreement with PTK-Warsaw may be terminated by either party upon one month's written notice. Mr. Szmyt may terminate his services agreement with PCI at any time upon two months' written notice and PCI may terminate the services agreement at any time upon four months' written notice. Mr. Szmyt has been granted a non-transferable option to purchase 131,000 shares of Common Stock at a price of $15.24 per share, subject to the terms and conditions of a stock option agreement dated June 1997, which options vest ratably over a three year period. @Entertainment has a right of first refusal with respect to shares underlying the options, under certain circumstances. Mr. Szmyt has certain registration rights for the underlying shares if @Entertainment makes certain filings under the Act.

     Mr. Warner entered into a five year employment agreement with PCI effective at April 7, 1997, which was assigned to @Entertainment in June 1997 in connection with the Reorganization. Pursuant to such agreement, Mr. Warner serves as Vice President of @Entertainment and Chief Operating Officer - DTH Operations of @EL. Mr. Warner receives an annual salary of L95,000 (approximately $159,600, based on the exchange rate of L1.00 = $1.68 at July 10, 1997), and is eligible to receive an annual performance-based bonus of up to L45,000 (approximately $75,600, based on the approximate exchange rate of L1.00 = $1.68 at June 20, 1997). Mr. Warner is eligible for an additional bonus of L155,000 (approximately $260,400, based on the exchange rate of L1.00 = $1.68 on July 10, 1997) upon successful completion of the Offerings. Mr. Warner and @Entertainment may terminate the contract at any time with six months' written notice. Notwithstanding such right, @Entertainment may terminate the contract without further obligation for cause (as defined in the agreement). Mr. Warner has been granted a non-transferable option to purchase 131,000 shares of Common Stock at a price of $15.24 per share, subject to the terms and conditions of a stock option agreement, which options vest ratably over a five year period. @Entertainment has a right of first refusal with respect to shares underlying the options, under certain circumstances. Mr. Warner has certain registration rights for the underlying shares if @Entertainment makes certain filings under the Act.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information regarding the beneficial ownership of @Entertainment's capital stock at June 23, 1997 and as it will be immediately following the consummation of the Offerings by (i) each person known by @Entertainment to own beneficially 5% or more of any class of @Entertainment's voting stock, (ii) each director and executive officer of the Company, and (iii) all directors and executive officers of the Company as a group. All percentages in this section were calculated on the basis of outstanding securities plus securities deemed outstanding under Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     After completion of the Offerings, the Principal Stockholders will own beneficially in the aggregate approximately 54% of the outstanding Common Stock. As a result, the Principal Stockholders, acting together, will be able to elect all of @Entertainment's directors and otherwise control the Company's operations. See "Risk Factors -- Risks Related to the Company -- Control by Existing Stockholders; Potential Anti-Takeover Provisions".


                                                       JUNE 23, 1997
                               --------------------------------------------------------------     AFTER THE OFFERINGS
                                                         SHARES OF   PERCENTAGE                 -----------------------
                               SHARES OF    PERCENTAGE   SERIES B    OF SERIES B   PERCENTAGE   SHARES OF    PERCENTAGE
                                 COMMON     OF COMMON    PREFERRED    PREFERRED    OF VOTING      COMMON     OF VOTING
  NAME OF BENEFICIAL OWNER       STOCK        STOCK        STOCK        STOCK        POWER        STOCK        POWER
-----------------------------  ----------   ----------   ---------   -----------   ----------   ----------   ----------
FIVE PERCENT STOCKHOLDERS:
Polish Investments Holding
  L.P.
  One Commercial Plaza
  Hartford, CT 06103(1)......  10,303,000      52.81%         --            --        42.27%    10,303,000      28.26%
ECO Holdings III Limited
  Partnership(2)
  c/o Advent International
  Corp.
  101 Federal Street
  Boston, MA 02110...........   4,662,000      23.89       2,500(3)     100.00        39.07(4)   9,524,000      26.13
Steele LLC
  19 Warren Terrace
  Longmeadow, MA 01106.......   1,429,000       7.32          --            --         5.86      1,429,000       3.92
Roger M. Freedman
  67 Prospect Avenue
  West Hartford, CT 06106....   1,221,000       6.26          --            --         5.00      1,221,000       3.35
DIRECTORS AND EXECUTIVE
  OFFICERS:
David T. Chase...............  13,686,000(5)    70.15         --            --        56.15     10,303,000(6)    28.26
Robert E. Fowler, III(7).....     515,000       2.64          --            --         2.11      1,286,000       3.53
Arnold L. Chase(8)...........  10,303,000      52.81          --            --           --     10,303,000      28.26
Scott A. Lanphere(9).........       2,880          *          --            --           --              *
Jerzy Z. Swirski(10).........          --         --          --            --           --             --
George Makowski(11)..........          --         --          --            --           --        385,000       1.06
John S. Frelas(12)...........      48,000          *          --            --           --         48,000          *
Andrzej Muras................          --         --          --            --           --             --
Marek Sowa...................          --         --          --            --           --             --
Przemysffiaw Szmyt(13).......          --         --          --            --           --             --
David Warner(14).............          --         --          --            --           --             --
                                   ------      -----       -----           ---        -----
ALL DIRECTORS AND OFFICERS AS
  A GROUP (11 PERSONS):......  14,203,880      72.79%         --            --        58.26%    12,024,880      32.98%


---------------

*less than 1%.

(1) All shares of Common Stock owned by PIHLP may be deemed to be beneficially owned by the Chase Family which includes David T. Chase, Rhoda L. Chase, Arnold L. Chase and Cheryl Anne Chase. The general partner of PIHLP is a corporation that is owned 50% by Arnold L. Chase and 50% by Cheryl Anne Chase. PIHLP has granted David T. Chase an irrevocable proxy to vote its 10,303,000 shares of Common Stock in his sole discretion pursuant to the Voting Agreement which will terminate upon the successful consummation of the Offerings.



(2) The general partner of ECO is Advent ECO III LLC. Certain members of Advent ECO III LLC are venture capital funds managed by Advent International Corporation. In its capacity as manager of these funds, Advent International Corporation exercises sole voting and investment power with respect to all shares of Common Stock held on behalf of these funds.



(3) All shares of Series B Preferred Stock will automatically convert into 4,862,000 shares of Common Stock upon the successful completion of the Offerings.



(4) Such shares of Series B Preferred Stock are currently convertible into 4,862,000 shares of Common Stock and vote with the Common Stock on an as if converted basis.



(5) Includes (i) 10,303,000 shares of Common Stock owned by PIHLP which may be deemed to be beneficially owned by the Chase Family, which includes David
     T. Chase, and David T. Chase has an irrevocable proxy to vote such shares in his sole discretion pursuant to the Voting Agreement; (ii) 1,221,000 shares of Common Stock owned by Mr. Freedman with respect to which David T. Chase has an irrevocable proxy to vote in his sole discretion with respect to all the shares of Common Stock held of record by Mr. Freedman pursuant to the Voting Agreement; (iii) 733,000 shares of Common Stock owned by CACMT with respect to which David T. Chase has an irrevocable proxy to vote in his sole discretion with respect to all the shares of Common Stock held of record by CACMT pursuant to the Voting Agreement; and (iv) 1,429,000 shares of Common Stock owned by Steele LLC with respect to which David T. Chase has an irrevocable proxy to vote in his sole discretion pursuant to the Voting Agreement (the shares of Common Stock owned by PIHLP, Mr. Freedman and Steele LLC voted by Mr. David T. Chase pursuant to the Voting Agreement are collectively referred to as the "Voting Agreement Shares"). By its terms, the Voting Agreement will terminate upon the successful consummation of the Offerings.



(6) Includes 10,303,000 shares of Common Stock owned by PIHLP which may be deemed to be beneficially owned by the Chase Family, which includes David
     T. Chase. Mr. Chase's beneficial ownership of shares of Common Stock will decrease after the Offerings due to the termination of the Voting Agreement upon the successful completion of the Offerings.



(7) During 1997, Mr. Fowler was granted options to purchase 1,286,000 shares of Common Stock, of which 515,000 are exercisable within 60 days of the date of this Prospectus, but all such shares shall become exercisable upon the successful consummation of the Offerings.



(8) Includes 10,303,000 shares of Common Stock owned by PIHLP which may be deemed to be beneficially owned by the Chase Family, which includes Arnold
     L. Chase.



(9) Includes 2,880 shares of Common Stock which are indirectly owned by Mr. Lanphere as a limited partner of Advent Partners Limited Partnership. Mr. Lanphere is a Director of Advent International Corporation, the venture capital firm which is the manager of the funds affiliated with the Advent International Group. Mr. Lanphere disclaims beneficial ownership of the remaining shares of Common Stock held by ECO.



(10) Mr. Swirski disclaims beneficial ownership of the shares held by ECO.



(11) During 1997, Mr. Makowski was granted options to purchase 385,000 shares of Common Stock, none of which are exercisable within 60 days of the date of this Prospectus, but all such shares shall become exercisable upon the successful completion of the Offerings.



(12) Mr. Frelas has been granted options to purchase 241,000 shares of Common Stock, 48,000 of which shall vest on September 1, 1997.



(13) Mr. Szmyt has been granted options to purchase 131,000 shares of Common Stock, none of which are exerciseable within 60 days of the date of this Prospectus.



(14) Mr. Warner has been granted options to purchase 131,000 shares of Common Stock, none of which are exerciseable within 60 days of the date of this Prospectus.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

CERTAIN RELATIONSHIPS

     David T. Chase is the father of Arnold L. Chase. No other family relationship exists between any of the directors and executive officers of @Entertainment.

CAPITAL CONTRIBUTIONS AND STOCKHOLDER LOANS

     On March 29, 1996, PCI consummated a Stock Purchase Agreement with ECO (the "ECO Stock Purchase Agreement"), pursuant to which ECO contributed an aggregate of $65 million to PCI in exchange for 4,662 shares of common stock of PCI, 4,000 shares of Series A Preferred Stock of PCI and 2,500 shares of Series B Preferred Stock of PCI. Simultaneously, PIHLP purchased 2,000 shares of Series C Preferred Stock of PCI and 812 shares of common stock of PCI for aggregate consideration of approximately $17 million. A portion of the proceeds from these transactions were loaned by PCI to a subsidiary of PCI which used such funds to repay approximately $55 million of debt that such subsidiary owed to Chase American Corporation, which is owned by the Chase Family.


     On June 20, 1997, PIHLP sold the Series C Preferred Stock to the Chase Entity.


     As part of the ECO Stock Purchase Agreement, D.T. Chase Enterprises, Inc. ("D.T. Chase"), ECO, PIHLP and PCI entered into an Option Agreement giving PCI the right to purchase all of D.T. Chase's interest in ProCable. On March 29, 1996, PCI exercised the option and entered into a Share Purchase Agreement with D.T. Chase pursuant to which PCI purchased D.T. Chase's 33% interest in ProCable for approximately $5,900.

THE REORGANIZATION

     Before the Offerings, all the holders of shares of PCI common stock and @Entertainment entered into the Contribution Agreement. Pursuant to the Contribution Agreement, each holder of shares of PCI common stock transferred all shares of its common stock to @Entertainment. In addition, ECO transferred all of the outstanding shares of voting PCI Series B Preferred Stock to @Entertainment. All of these transfers were designed to qualify as a tax-free exchange under section 351 of the Code, as amended. Each holder of PCI common stock received 1,000 shares of Common Stock in exchange for each share of PCI common stock transferred. ECO also received an equivalent number of shares of @Entertainment's Series B Preferred Stock in exchange for its shares of PCI Series B Preferred Stock. The @Entertainment Series B Preferred Stock has identical rights and preferences to those of the PCI Series B Preferred Stock, except that the ratio for conversion of such shares into common stock increased from 1:1.9448 to 1:1,944.80 in order to reflect the Capital Adjustment. The 2,500 outstanding shares of @Entertainment Series B Preferred Stock will automatically convert into 4,862,000 shares of @Entertainment Common Stock upon the completion of the Offerings.

     On June 20, 1997, PIHLP transferred all the outstanding shares of PCI's Series C Preferred Stock to the Chase Entity. The Chase Entity, ECO and @Entertainment entered into the Purchase Agreement. Among other matters, the Purchase Agreement obligates @Entertainment to purchase all of the outstanding shares of PCI's Series A Preferred Stock and Series C Preferred Stock for cash from ECO and the Chase Entity, respectively, at the closing of the Offerings. The aggregate purchase price of $60.0 million ($40.0 million to ECO and $20.0 million to the Chase Entity) for PCI's Series A Preferred Stock and Series C Preferred Stock equals the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The Cash Purchases will be funded with a portion of the net proceeds of the Offerings. See "Risk Factors -- Risks Associated With the Offering -- Benefits of the Offerings to Insiders" and "Use of Proceeds".

     In June 1997, @Entertainment acquired all of the outstanding stock of @EL, a new corporation organized under the laws of England and Wales. @EL will be responsible for the Company's D-DTH business.

     In June 1997, certain employment agreements for the executive officers of @Entertainment who were employed by PCI and their employee stock option agreement were assigned to @Entertainment. As part of the Assignment and the Capital Adjustment, the agreements were amended to provide that each option for a share of PCI's common stock was exchanged for an option for 1,000 shares of Common Stock with a proportionate reduction in the exercise price. See "Executive Compensation -- Employment Agreements."

     As a result of the Reorganization, @Entertainment owns all of the outstanding shares of voting stock of PCI and all of the outstanding shares of common stock of @EL. The Automatic Conversion and the Cash Purchases will occur upon the closing of the Offerings.

RYNTRONIK


     In December 1994, PCBV entered into an agreement with the sole proprietor of PPHEI-Ryntronik, whereby the sole proprietor agreed to contribute in-kind all of his cable television assets into PTK-Ryntronik, and PCI agreed to contribute additional capital into PTK-Ryntronik. In exchange for their contributions, the sole proprietor received 51% of the share capital of PTK-Ryntronik and PCBV received 49% of the share capital. The sole proprietor's in-kind contribution of cable television assets to PTK-Ryntronik was consummated in February 1996. The Company also owns convertible debt that, if converted, would bring its ownership of PTK-Ryntronik to approximately 72% as of December 31, 1996. In October 1996, PCI and the sole proprietor entered into a stock sale agreement by virtue of which PCI agreed to purchase all remaining shares (which at that time represented 51%) of PTK-Ryntronik for $9 million. Pursuant to the agreement, the Company advanced $6 million of the purchase price as of December 31, 1996. The closing of the sale was postponed due to certain legal constraints limiting the transferability of shares which were acquired in exchange for in-kind contributions. On March 4, 1997, the Company and the sole proprietor entered into an addendum and two annexes to the addendum to the share sale agreement. The addendum, as amended, provides for an acceleration of the Company's acquisition of the sole proprietor's interest in PTK-Ryntronik. In the addendum and annex, the Company and the sole proprietor agreed to transform PTK-Ryntronik into a limited liability company, at which time the sole proprietor has agreed to transfer all shares of PTK-Ryntronik to PCI or its nominee. The Company agreed to pay the sole proprietor $700,000 within three days of the signing of the addendum, $1,000,000 on March 28, 1997, $600,000 on June 6, 1997, and
$1,150,000 upon the transfer of his shares to the Company or its nominee. A portion of the proceeds of the offering of the Notes may be used to pay for the acquisition of such shares. In addition, Poltelkab subscribed and became the owner of 4.5% of the capital stock of PTK-Ryntronik.


STOCKHOLDERS' AGREEMENT

     The following is a summary of the stockholders' agreement entered into by and among ECO, PIHLP, Mr. Freedman, Steele LLC, The AESOP Fund L.P. ("AESOP"), CACMT and @Entertainment on June 22, 1997 (the "Stockholders' Agreement"). The following summary does not purport to be complete, and it is qualified in its entirety by reference to the Stockholders' Agreement, which is filed as an exhibit to the Registration Statement of which this Prospectus is a part, copies of which are available upon request from @Entertainment. Parties to the Stockholders' Agreement, other than @Entertainment, are hereinafter referred to as the "Stockholders".

     In connection with the Reorganization, at June 22, 1997, the Stockholders and @Entertainment entered into the Stockholders' Agreement to govern the conduct of the business of @Entertainment and relations among the Stockholders. The Stockholders' Agreement will terminate upon the successful completion of the Offerings.

     @Entertainment currently has a five-member Board of Directors. Pursuant to the Stockholders' Agreement, the ECO Group has the right to designate two directors, and the Chase Group has the right to designate two directors in addition to a Chief Executive Officer acceptable to the ECO Group, who is also a member of the Board of Directors. The ECO Group has chosen Scott Lanphere, a director of

@Entertainment, as the ECO Group Representative. Pursuant to the Stockholders' Agreement and the Voting Agreement, the Chase Group has chosen David T. Chase, @Entertainment's Chairman, as the Chase Group Representative. See "-- Voting Agreement".

     The Stockholders' Agreement also contains several restrictions on the Stockholders' ability to transfer their shares. Any Stockholder may transfer shares to an Affiliate; members of the Chase Group may transfer shares to other members of the Chase Group; and ECO may transfer shares to its limited partners. Under the Stockholders' Agreement, "Affiliate" means a person or entity that is any one or more of the following: (a) in relation to any person or entity, another person or entity that controls, is controlled by or is under common control with such person or entity; (b) in relation to any partnership, any of its partners who control the partnership; (c) in relation to any Stockholder which holds shares as trustee, the beneficial owner of those shares or a trustee for the same beneficial owner; (d) in relation to any Stockholder, a person which holds shares as trustee pursuant to a grantor trust in which that Stockholder is the sole beneficiary; (e) in relation to any individual, certain family members; and (f) in relation to ECO, any company, partnership or fund which is under the management of the Advent network or any Affiliate of any such company, partnership or fund. Prior to an initial public offering of at least 20% of @Entertainment's Common Stock, Stockholders may only transfer shares to Qualified Persons (as hereinafter defined) and only under certain restrictions. The term "Qualified Person" means any person or entity (i) that does not engage in any of the businesses of telephony, telecommunications, digital satellite broadcasting, programming or cable television in any city in Poland or the United Kingdom where @Entertainment or any subsidiary of @Entertainment engages in that line of business, and (ii) whose ownership of shares would not cause @Entertainment to lose, or fail to obtain, or result in a limitation of, a license, permit, certificate, deed or approval material to the operations of @Entertainment and its subsidiaries, and (iii) the transfer of shares to whom would not require @Entertainment to become a reporting company pursuant to
Section 12 of the Exchange Act. If any Stockholder other than AESOP wishes to sell less than 21% of its shares of any class (but in no event more than 21% of its shares of any class), or if CACMT, Mr. Freedman or Steele LLC wish to sell all or any portion of their shares of any class, then certain other Stockholders have rights of first negotiation with respect to the shares offered by the Stockholder wishing to sell. If ECO or PIHLP wishes to sell 21% or more of its shares of any class to a Qualified Person, the Stockholder wishing to sell must procure an offer from that Qualified Person to purchase on the same terms all the outstanding shares of the Applicable Stock (as hereinafter defined); and certain other Stockholders have a right of first refusal on all such shares before the Qualified Person may purchase them. If AESOP wishes to transfer all or any portion of its shares of any class to a Qualified Person, then certain other Stockholders have rights of first negotiation with respect to such shares. The term "Applicable Stock" means, with respect to an offer for the Common Stock and/or Series B Preferred Stock, the Common Stock and the Series B Preferred Stock.

     In the event that a third-party offers to purchase all of the outstanding stock of @Entertainment and holders of 65% of voting securities of @Entertainment vote to accept the offer to sell their shares to the third party, all of the Stockholders are required to accept the offer. If a third-party purchaser offers to purchase all or substantially all of the assets of @Entertainment and the Board of Directors approves said sale, the Stockholders are required to consummate the sale.

     Pursuant to the Stockholders' Agreement, the following actions require (i) the affirmative vote of at least four directors, followed by the affirmative vote of the percentage of issued and outstanding capital stock entitled to vote thereon at a meeting of the stockholders as required under the Delaware General Corporation Law ("GCL"), if such action is required to be submitted to the stockholders under the GCL, or (ii) if any such action is not approved by at least four directors, then any such action will require the affirmative vote of at least 61% of the total voting power of the capital stock issued and outstanding and entitled to vote thereon, provided however that if board approval of such action is required under the GCL, the action will also require the approval of the Board of Directors at a special meeting of the Board of Directors (and for no purposes other than the approval of actions taken pursuant to this subsection (ii)) for which two-fifths of the total number of directors constitutes a quorum.

          A. A fundamental change in the business of @Entertainment or any subsidiary;

          B. The adoption of, and approval of any modification to, the annual budget of @Entertainment for each fiscal year;

          C. An expenditure, not accounted for in the budget during any fiscal year, in excess of $5 million;

          D. A merger or other business combination or the sale, lease, transfer or other disposition of all or any material portion of the assets;

          E. Certain encumbrances;

          F. Related-party transactions;

          G. The issuance by @Entertainment of third-party debt which causes the aggregate of all third party debt to exceed $25 million;

          H. Certain issuances of capital stock;

          I. The declaration of dividends or other distributions;

          J. The repurchase or optional redemption of any capital;

          K. The dissolution or liquidation of @Entertainment;

          L. Amending the @Entertainment Certificate or Bylaws;

          M. The giving of certain guarantees or indemnities;

          N. The election or removal of the Chief Executive Officer or the Chairman of the Board;

          O. Entering into or modifying a material employment contract;

          P. A change in the auditors, fiscal year-end or registered office of @Entertainment;

          Q. Settling or resolving tax claims in excess of $250,000;

          R. Commencement, prosecution or compromise of material litigation or arbitration proceedings; and

          S. Taking steps to wind-up or voluntarily seek the protection of bankruptcy laws.

     The Stockholders' Agreement also contains a buy-sell provision which is available to the ECO Group and the Chase Group if (i) an item requiring supermajority vote under the Stockholders' Agreement is voted against by the Board of Directors upon submission and re-submission by the same group, (ii) there is no quorum at two successive meetings of the Board of Directors and the absence of quorum is caused by the directors of the same group, (iii) @Entertainment fails to redeem any series of preferred stock on the date set for mandatory redemption under the Certificate, (iv) PCI fails to comply with certain obligations under, or waives certain rights or refuses to accept certain benefits under, the ECO Stock Purchase Agreement, (v) @Entertainment fails to comply with certain of its obligations under the Purchase Agreement, or (vi) either stockholder group fails to use its best efforts to ensure that the drag-down provisions described below become effective. Subject to the satisfaction of certain procedural requirements, the buy-sell provision allows the group entitled to exercise the buy-sell option (the "Initiating Group") to place a valuation on @Entertainment and value all classes of securities held by the responding group (the "Responding Group"). Then, the Responding Group may elect either to sell all of its shares to the Initiating Group at a price derived from the Initiating Group's valuation of @Entertainment, or to purchase all of the Initiating Group's shares at the price derived from the Initiating Group's valuation of @Entertainment.

     The Stockholders' Agreement also contains restrictions on the rights of Stockholders to pledge, hypothecate or otherwise encumber their shares.

     The Stockholders' Agreement, which terminates upon the successful completion of the Offerings, also provides that on or about March 29, 2001, the Stockholders will retain an investment bank to evaluate the sale, refinancing, public offering or other alternative to maximizing the value of the Common Stock. If an investment bank is not retained by @Entertainment or @Entertainment has not otherwise adopted a plan for maximizing the value of the Common Stock by March 29, 2002, the Stockholders Agreement requires the Stockholders to hire an investment bank to secure a purchaser for @Entertainment.

     In the drag-down provisions of the Stockholders' Agreement, the Stockholders agreed that they would take all actions necessary or desirable, including the use of their voting power, to cause certain changes to the constituent documents, management structures, and decision-making processes of PCI and PCBV.

     In addition, the Stockholders' Agreement requires that any transferee of shares held by any of the parties to the Stockholders' Agreement sign an accession agreement pursuant to which the transferee shall be bound to the terms of the Stockholders' Agreement.

     Pursuant to the Stockholders' Agreement, the Stockholders agreed to cause @Entertainment not to issue any shares of capital stock, or options or warrants to acquire capital stock, or securities convertible into capital stock, to a person who has not executed and delivered an accession agreement, provided that @Entertainment may issue such shares as may be required to honor any options for shares that are issued by @Entertainment in exchange for outstanding @Entertainment common stock options.

     The Stockholders' Agreement contains covenants against competition that limit the ability of the Stockholders and of certain other persons and entities connected with the Stockholders to engage in certain kinds of business in Poland. Such covenants shall terminate on the earlier of seven years from the date of the Stockholders' Agreement or upon the sale of substantially all of the capital stock or assets of @Entertainment to a third-party purchaser or purchasers.

     The Stockholders' Agreement remains effective until the earlier of the following events: (i) Stockholders holding at least 65% of the total voting power agree to terminate the Stockholders' Agreement, (ii) an initial public offering of at least 20% of @Entertainment's Common Stock, or (iii) the date on which no party to the Stockholders' Agreement holds any shares.

@ENTERTAINMENT REGISTRATION RIGHTS AGREEMENT

     Also in connection with the Reorganization, @Entertainment entered into a registration rights agreement (the "Stockholder Registration Rights Agreement") with PIHLP, ECO, Mr. Freedman, Steele LLC, AESOP and CACMT (collectively, the "Rightsholders") as of June 22, 1997. Pursuant to the Stockholder Registration Rights Agreement, PIHLP and ECO will after March 29, 1999, have the right under certain circumstances to demand that @Entertainment register their shares of Common Stock under the Securities Act of 1933. After March 29, 2001, PIHLP and ECO will have the right to demand that @Entertainment register their shares of Common Stock in a shelf registration under Rule 415 of the Securities Act of 1933. In addition, if @Entertainment proposes to register any of its securities under the Act (other than registrations in connection with employee stock ownership plans, offerings of debt securities and certain shelf registrations), all of the Rightsholders will have the right to have their shares of Common Stock be included in such registration. The registration rights described above expire on March 29, 2004, and are subject to certain limitations, including limitations on the number of shares of Common Stock to be included by the Rightsholders in particular registrations and on the number of registrations that can be demanded by PIHLP and ECO.

PCBV STOCKHOLDERS' AGREEMENT

     PCI holds 92.3% of the issued and outstanding capital stock of PCBV which owns 100% of the issued and outstanding capital stock of each of PTK-Krakow, PTK-Warsaw, and 49% of the issued and outstanding capital stock of PTK-Ryntronik, as well as approximately 98% of the issued and outstanding capital stock of PTK, S.A.

     The following is a summary of the stockholders' agreement (the "PCBV Stockholders' Agreement") entered into by and among Frank N. Cooper, Reece Communications, Inc., Rutter-Dunn Communications, Inc., and Poland Cablevision U.S.A., Inc. (collectively, the "Minority Stockholders"), PCI, and PCBV on March 8, 1990, as amended. The following summary does not purport to be complete, and it is qualified in its entirety by reference to the PCBV Stockholders' Agreement. The parties to the PCBV Stockholders' Agreement other than PCBV are hereinafter referred to as the "PCBV Stockholders". Shares of the capital stock of PCBV are hereinafter referred to as "PCBV shares".

     The PCBV Stockholders' Agreement protects shareholdings of each Minority Stockholder from dilution, by requiring that the PCBV shares of each Minority Stockholder must continue to represent a constant percentage of the total equity in PCBV and of the total votes to be cast by the PCBV Stockholders on any subject, regardless of changes to the capital structure of PCBV and regardless of any additional equity funds that may be contributed to PCBV by PCI.

     The PCBV Stockholders' Agreement contains restrictions on the PCBV Stockholders' ability to sell, pledge, hypothecate or otherwise transfer or encumber their PCBV shares. In addition, PCBV Stockholders have the right of first refusal to purchase PCBV shares upon the death of an individual PCBV Stockholder, and upon the liquidation, dissolution or other termination of a corporate PCBV Stockholder. Furthermore, PCI has the right of first refusal to purchase PCBV shares from Minority Stockholders, and the Minority Stockholders have the right of first refusal to purchase PCBV shares from PCI, before such shares can be sold to a third party.

     The PCBV Stockholders' Agreement includes certain limitations on payments that can be paid by PCBV to the PCBV Stockholders. If the managing board of PCBV solicits and receives loans from any of the PCBV Stockholders, the loans cannot bear interest at a rate exceeding 10% per annum.

     Under the PCBV Stockholders' Agreement, PCI has the option to purchase the PCBV shares owned by the Minority Stockholders upon the satisfaction of certain conditions. These conditions involve the number of subscribers obtained by PTK, S.A. in nine specified cities in Poland. On each occasion when the subscriber count in one of these specified cities reaches the number prescribed in the PCBV Stockholders' Agreement, one-ninth of the Minority Stockholders' PCBV shares become available for purchase by PCI for a period of approximately 60 to 90 days. The option periods have expired with respect to a number of the specified cities.

     The PCBV Stockholders' Agreement also includes covenants against competition that limit the ability of each PCBV Stockholder to engage directly or indirectly in any aspect of the cable television business in Poland for a period ending ten years after such PCBV Stockholder ceases to be a PCBV Stockholder. PCI has direct or indirect ownership interests in a number of entities that engage in certain aspects of the cable television business in Poland. Under the PCBV Stockholders' Agreement, the Minority Stockholders have a claim against 7.7% of the profits and equity of such entities and, under a supplemental agreement, PCI has agreed to share the profits of these entities with the Minority Stockholders on a pro rata basis. In addition, PCI is negotiating to buy, and has made an offer to buy, the outstanding PCBV shares held by the Minority Stockholders.

     On April 11, 1997 PCBV elected to be treated as a partnership for United States Federal income tax purposes instead of a corporation. The deemed conversion from the status of corporation to partnership was effective as of January 29, 1997. Although PCBV has made this election, it will continue in existence in its present legal form under Dutch Company Law, and will not make any actual liquidating distributions to its stockholders. PCBV has received inquiries from certain of its shareholders regarding the legal basis for such deemed conversion, and one shareholder has intimated that it is considering legal action, but PCBV has not received any formal claims as at the date of this Prospectus.

VOTING AGREEMENT

     Pursuant to the Voting Agreement among PIHLP, Mr. Freedman, Steele LLC and CACMT dated at June 22, 1997, David T. Chase received an irrevocable proxy to vote all of the Voting Agreement Shares on all corporate actions. Pursuant to the Voting Agreement, Mr. Chase was appointed as the Chase Group Representative (as defined in the Stockholders' Agreement). The Voting Agreement also contains restrictions on the transferability of Voting Agreement Shares during the term of the Voting Agreement, except as permitted by the Stockholders Agreement. The Voting Agreement will terminate upon (i) the successful completion of the Offerings (which will cause the Stockholders' Agreement to terminate); (ii) the written consent of all the parties; (iii) the termination of the Stockholders' Agreement in accordance with its terms; or (iv) the failure of the parties to the Voting Agreement to appoint a successor to the Chase Group Representative within a specified period. The Chase Group Representative will not receive any compensation and may be removed at any time by written consent of holders of more than 50% of the Voting Agreement Shares.

SERVICE AGREEMENTS

     PCI has entered into service agreements with PCBV and other of its direct and indirect subsidiaries (the "Service Agreements"), including Poltelkab, PTK-Telkat, PTK-Szczecin, PTK-Lublin, ETV, PTK, S.A., PTK-Ryntronik, PTK-Warsaw, and PTK-Krakow pursuant to which PCI provides various services, including administrative, technical, managerial, financial, operational and marketing services to each of the subsidiaries and PCBV serves as PCI's agent. PCI also entered into a service agreement, dated August 31, 1995, with PCBV and ETV, whereby PCBV is the principal service provider and PCI acts as agent to PCBV (the "ETV Service Agreement"). The services provided under these agreements are intended to enable the subsidiaries to construct, develop, operate and manage cable television systems throughout Poland. Except for the ETV Service Agreement, which requires ETV to pay $18,740 per calendar quarter to PCBV, the Service Agreements provide that the subsidiaries will each pay to PCI or PCBV, as the case may be, a fee of $10,000 per calendar quarter for performing general administrative services, and a commercially reasonable rate for legal, financial and other specific professional services. With the exception of the ETV Service Agreement, if a subsidiary is obligated to pay fees to PCI pursuant to a management agreement (described below), any fee payable under the Service Agreements is waived. The Service Agreements also typically require the subsidiaries to reimburse PCBV for any reasonable out-of-pocket expenses incurred by PCBV or PCI, acting as agent for PCBV, including salaries and benefits, housing allowances, travel expenses, and equipment supply or other goods costs. The agreements expire on December 31, 1998, but will automatically be extended for successive one-year periods unless a party gives notice on or before January 31, in which case the agreement will terminate at the end of the calendar year during which such notice was provided.

MANAGEMENT AGREEMENTS

     PCI entered into management agreements with Poltelkab, PTK-Telkat, PTK-Szczecin, PTK-Lublin, ETV, PTK, S.A., PTK-Ryntronik, PTK-Warsaw, and PTK-Krakow. The agreements typically provide that the subsidiary will pay to PCI an annual consulting fee of $320,000 when and to the extent that the subsidiary's net income exceeds zero and in exchange for organizational and consulting services rendered by PCI. Telkat pays to PCI an annual consulting fee of only $160,000. The management agreements also provide for an initial term ending as of the end of the calendar year during which they became effective, and provide for successive renewals for one-year periods unless the agreement is terminated in writing with at least thirty days notice by either party.

CORPORATE OVERHEAD ALLOCATION AGREEMENT

     PCI entered into a Corporate Overhead Allocation Agreement, dated January 1, 1996 (the "Allocation Agreement"), with PTK, S.A., PTK-Warsaw, PTK-Ryntronik, PTK-Krakow, PTK-Szczecin, PTK-Lublin, ETV, PTK-Telkat and Poltelkab (collectively the "PTK Companies"), and PCBV. The Allocation Agreement provides that costs incurred by PCI or PCBV, acting as PCI's agent, with regard to the

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

Service Agreements and as otherwise requested by the PTK Companies shall be allocated and charged to particular PTK Companies in the event they are directly attributable to such subsidiaries, and shall otherwise be allocated equally among each of the PTK Companies. With regard to services rendered and costs incurred by subsidiaries for the benefit of some or all of the PTK Companies, which include costs associated with maintaining a central office in Warsaw, legal expenses, expenses relating to governmental relationships and approvals, programming services, accounting, management information systems services, and salaries associated with personnel whose duties clearly benefit other PTK Companies, the Allocation Agreement provides that such expenses shall be allocated between by the PTK Companies. The Allocation Agreement terminates on December 31, 1998, but is automatically renewed for successive one-year periods unless at least thirty days written notice of termination is provided by PCI or PCBV or any subsidiary, with respect to itself.

PURCHASE OF HOUSE

     Pursuant to Mr. Fowler's employment contract, and in part to induce Mr. Fowler to move closer to the Company's operations in Europe, @Entertainment purchased Mr. Fowler's house in Connecticut for approximately $354,000 in June 1997 (including payments of $295,000 to extinguish the mortgages relating to the house), and sold the house shortly thereafter to a third party for approximately $267,000. @Entertainment is obligated to pay Mr. Fowler the difference between the mortgage amounts of $295,000 and the purchase price of $354,000.

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                          DESCRIPTION OF CAPITAL STOCK

     Set forth below is certain information concerning @Entertainment's capital stock and a brief summary of the material provisions of @Entertainment's capital stock, Certificate and Bylaws. This description does not purport to be complete and is qualified in its entirety by reference to @Entertainment's Certificate and Bylaws.

     @Entertainment is authorized to issue 90,002,500 shares of capital stock, of which 70,000,000 shares are Common Stock, and 20,002,500 shares of preferred stock of which 2,500 shares have been designated Series B Preferred Stock, par value of $0.01 per share.

     At July 11, 1997, there were (i) 18,948,000 shares of Common Stock, and
(ii) 2,500 shares of Series B Preferred Stock, outstanding and fully paid. The Series B Preferred Stock will be converted into 4,862,000 shares of Common Stock upon the completion of the Offerings.

COMMON STOCK

     DIVIDENDS. Holders of Common Stock are entitled to dividends when, as and if declared by the Board of Directors.

     VOTING RIGHTS. Holders of Common Stock are entitled to one vote per share on all matters submitted to the stockholders of the Company.

     Under Delaware law, the affirmative vote of a majority of the outstanding shares of Common Stock are required to approve, among other things, a change in the designations, preferences or limitations of the shares of Common Stock.

     LIQUIDATION RIGHTS. Upon liquidation, dissolution or winding-up of the Company, the holders of Common Stock are entitled to share ratably all assets available for distribution after payment in full of creditors and distributions to preferred stockholders.

PREFERRED STOCK

     The Board of Directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series ("Blank Check Preferred Stock"), any or all of which may be greater than the rights of the Common Stock. It is not possible to state the actual effect of the issuance of any shares of Blank Check Preferred Stock upon the rights of holders of the Common Stock until the Board of Directors determines the specific rights of the holders of such Blank Check Preferred Stock. However, the effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, impairing the liquidation rights of the Common Stock and delaying or preventing a change in control of @Entertainment without further action by the stockholders. @Entertainment has no present plans to issue any shares of preferred stock in addition to the series described below. See "Risk Factors -- Risks Related to the Company -- Control by Existing Stockholders; Potential Anti-Takeover Provisions".

SERIES B PREFERRED STOCK

     DIVIDENDS. The holders of Series B Preferred Stock are not entitled to receive dividends.

     VOTING RIGHTS. Except as otherwise required by law, the shares of Series B Preferred Stock are entitled to vote on an equal basis together with the shares of Common Stock at any annual or special meeting of the stockholders of @Entertainment, or may act by written consent in the same manner as the Common Stock. The number of votes which a holder of the Series B Preferred Stock is entitled to vote is the number of shares of Common Stock into which all shares of Series B Preferred Stock held by such holder are convertible on the record date fixed for such a meeting or action by written consent.

     REDEMPTION. On March 31, 2004, @Entertainment is required to redeem the Series B Preferred Stock (the "Series B Redemption Date"). At the option of @Entertainment, the Series B Preferred Stock may be redeemed at any time, in whole or in part. The redemption price per share of Series B Preferred Stock is $10,000. From and after the close of business on the Series B Redemption Date, unless there has been a default in the payment of the redemption price, all rights of holders of shares of Series B Preferred Stock which have been redeemed cease and thereafter such shares will not be deemed to be outstanding for any purposes whatsoever. Any shares of Series B Preferred Stock that have at any time been redeemed or repurchased by @Entertainment will, after such redemption or repurchase, be cancelled by @Entertainment and will not be available for reissuance.

     CONVERSION. At any time, or from time to time, prior to March 31, 2004, the holders of Series B Preferred Stock may convert shares thereof into shares of Common Stock equal to the then applicable Conversion Ratio multiplied by the number of shares of Series B Preferred Stock to be converted. The Conversion Ratio per share of Series B Preferred Stock is 1,944.80 shares of Common Stock for each share of Series B Preferred Stock and is subject to adjustment to protect holders of Series B Preferred Stock from dilution in the event of a subdivision or combination of Common Stock. Holders of Series B Preferred Stock, when converting, must convert at least 25% of the total number of authorized shares of Series B Preferred Stock into shares of Common Stock, provided, however, that a holder of less than 25% of the total number of authorized shares of Series B Preferred Stock, when converting, must convert all of such holder's shares of Series B Preferred Stock into shares of Common Stock. Each share of Series B Preferred Stock will automatically be converted into shares of Common Stock simultaneously with the closing of the Offerings. Upon conversion of any shares of Series B Preferred Stock into Common Stock, such shares of Series B Preferred Stock so converted will be cancelled and will not be available for reissuance.

     LIQUIDATION. Upon the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of @Entertainment, after payment or provisions for the payment of the debts and other liabilities of @Entertainment, the assets then available for distribution to the stockholders will be distributed first to to the holders of the Series B Preferred Stock, to the extent available, in an amount equal to $10,000.00 per share, but if the funds available therefor are insufficient, then to the holders of Series B Preferred Stock on a pro-rata basis in accordance with the number of shares held by each holder.

CERTAIN VOTING PROVISIONS

     Stockholders' rights and related matters are governed by the CGL, the Certificate and the Bylaws. Certain provisions of the Certificate and the Bylaws which are summarized below may affect potential changes in control of @Entertainment, may make it more difficult to acquire and exercise control of @Entertainment and may make changes in management more difficult to accomplish. See "Risk Factors -- Risks Relating to the Company -- Control by Existing Stockholders; Potential Anti-Takeover Provisions".

     Article VIII of the Certificate contains provisions (the "Fair Price Provisions") which require the approval (an "Unaffiliated 66 2/3% Vote") of the holders of 66 2/3% of those shares that are not beneficially owned or controlled by a stockholder who owns directly or indirectly 10% or more of the outstanding voting shares of @Entertainment (a "Related Person") as a condition to specified business combinations (the "Business Combinations") with or proposed by any Related Person, except where the transaction (i) has been approved by two-thirds of the directors who are not affiliated with the Related Person (the "Continuing Directors") or (ii) meets certain minimum price criteria and procedural conditions. The term Related Person is defined to exclude (i) @Entertainment or any subsidiary or any other ownership interest which is directly or indirectly owned by @Entertainment; (ii) any person whose acquisition of stock was approved by not less than a two-thirds vote of the Continuing Directors; or (iii) any pension, profit-sharing, employee stock ownership or other employee benefit plan of @Entertainment or any subsidiary. If the Business Combination satisfies any of these three criteria, the usual requirements of applicable law, regulations and other provisions of the Certificate would apply.

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

     A Business Combination includes the following: (i) merger or consolidation of @Entertainment or a subsidiary with or into a Related Person or any other corporation which is, or after such merger or consolidation would be, an affiliate or associate of a Related Person; (ii) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Related Person or any affiliate or associate of any Related Person, of all or any substantial amount of the assets of @Entertainment, one or more subsidiaries, or @Entertainment and one or more subsidiaries, other than in the ordinary course of business; (iii) adoption of any plan or proposal for the liquidation or dissolution of @Entertainment proposed by or on behalf of a Related Person or any affiliate or associate of any Related Person; (iv) sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to @Entertainment, one or more subsidiaries, or @Entertainment and one or more subsidiaries (in one transaction or a series of transactions) of all or any substantial amount of the assets of a Related Person or any affiliate or associate of any Related Person, other than in the ordinary course of business;
(v) issuance, pledge or transfer of securities of @Entertainment, one or more subsidiaries, or @Entertainment and one or more subsidiaries (in one transaction or a series of transactions) to or with a Related Person or any affiliate or associate of any Related Person in exchange for a substantial amount of cash, securities or other property (or a combination thereof), except any issuance, pledge or transfer of such securities to any such person if such person is acting as an underwriter with respect to such securities; (vi) reclassification of securities (including any reverse stock split) or recapitalization of @Entertainment, any merger or consolidation of @Entertainment with or into one or more subsidiaries, or any other transaction that would have the effect, either directly or indirectly, of increasing the voting power or the proportionate share of any class of equity or convertible securities of @Entertainment or any subsidiary which is directly or indirectly beneficially owned by any Related Person or any affiliate or associate of any Related Person;
(vii) agreement, contract or other arrangement providing for any of the transactions described in this definition of Business Combination; and (viii) any series of transactions that not less than two-thirds ( 2/3) of the Continuing Directors determine are related and, if taken together, would constitute a Business Combination.

     The Fair Price Provisions require the consideration to be paid to @Entertainment's stockholders in a Business Combination not approved by either two-thirds of the Continuing Directors or an Unaffiliated 66 2/3% Vote to be either cash or the same type of consideration paid by the Related Person in acquiring @Entertainment's voting stock that it previously acquired. The fair market value of any consideration other than cash or publicly traded securities would be determined by a majority of the Continuing Directors. The Fair Price Provisions require the Related Person to meet the minimum price criteria with respect to each class or series of Common Stock or preferred stock, whether or not the Related Person owned shares of that class or series prior to proposing the Business Combination.

     The Bylaws provide that candidates for directors shall be nominated only by the Board of Directors, by a proxy committee appointed by the Board of Directors or by a stockholder who gives written notice to @Entertainment at least 120 days prior to the anniversary date of @Entertainment's notice of annual meeting provided with respect to the previous year's annual meeting. The Bylaws further provide that stockholder action must be taken at a meeting of stockholders and may not be effected by any consent in writing unless approved by a vote of two-thirds of the Continuing Directors. Special meetings of stockholders may be called only by the Chairman of the Board, the Chief Executive Officer or any two directors. If a stockholder wishes to propose an agenda item for consideration, he must give a brief description of each item and notice to @Entertainment not less than 120 days prior to the anniversary date of @Entertainment's notice of annual meeting provided with respect to the previous year's annual meeting. Stockholders will in most cases need to present their proposals or director nominations in advance of the time they receive notice of the meeting since the Bylaws provide that notice of a stockholders' meeting must be given not less than ten or more than 60 days prior to the meeting date.

     The Certificate in most cases provides that the foregoing provisions of the Certificate and Bylaws may be amended or repealed by the stockholders only with the affirmative vote of at least 66 2/3% of the shares entitled to vote generally in the election of directors voting together as a single class. These

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

provisions exceed the usual majority vote requirement of the GCL and are intended to prevent the holders of less than 66 2/3% of the voting power from circumventing the foregoing terms by amending the Certificate or Bylaws. These provisions, however, enable the holders of more than 33 1/3% of the voting power to prevent amendments to the Certificate or Bylaws even if they are approved by the holders of a majority of the voting power.

     The effect of such provisions of @Entertainment's Certificate and Bylaws may be to delay or make more difficult the accomplishment of a merger or other takeover or change in control of @Entertainment. To the extent that these provisions have this effect, removal of @Entertainment's incumbent Board of Directors and management may be rendered more difficult. Furthermore, these provisions may make it more difficult for stockholders to participate in a tender or exchange offer for Common Stock and in so doing may diminish the market value of Common Stock. @Entertainment is not aware of any proposed takeover attempt or any proposed attempt to acquire a large block of Common Stock. See "Risk Factors -- Risks Related to the Company -- Control by Existing Stockholders -- Potential Anti-Takeover Provisions."

CERTAIN CHANGE OF CONTROL PROVISIONS

     In addition to the above provisions, as a Delaware corporation the Company is subject to Section 203 of the GCL, an anti-takeover law. In general, Section 203 prohibits a publicly-held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date that the person became an interested stockholder, unless (with certain exceptions) the "business combination" or the transaction in which the person became an interested stockholder is approved in a prescribed manner. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns (or within three years prior to the determination of interested stockholder status, did own) 15% or more of a corporation's voting stock. The existence of this provision would be expected to have anti-takeover effects with respect to transactions not approved in advance by the Board of Directors, such as discouraging takeover attempts that might result in a premium over the market price of the Common Stock.

     The Company's Certificate provides that the Board of Directors will be divided into three classes of directors, with each class serving a staggered three-year term. The classification system of electing directors may tend to discourage a third party from making a tender offer or otherwise attempting to obtain control of the Company and may maintain the incumbency of the Board of Directors, as a classified board of directors generally increases the difficulty of replacing a majority of the directors. The Certificate and Bylaws do not provide for cumulative voting in the election of directors and allow for the removal of directors only for cause and with a two-thirds vote of @Entertainment's outstanding shares unless such removal is approved by two-thirds of the Continuing Directors, in which case directors can be removed with or without cause by vote of the majority of outstanding shares. In addition, the Certificate and Bylaws eliminate the right of stockholders to act by written consent without a meeting (unless approved by two-thirds of the Continuing Directors) and require advanced stockholder notice to nominate directors and raise matters at the annual stockholders meeting. Furthermore, the authorization of undesignated Blank Check Preferred Stock makes it possible for the Board of Directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of @Entertainment. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of @Entertainment and could limit the price that certain investors might be willing to pay in the future for shares of @Entertainment's Common Stock. The amendment of any of these provisions would require approval by holders of at least two-thirds of the outstanding shares of @Entertainment's Common Stock (unless approved by two-thirds of the Continuing Directors). See "Risk Factors -- Risks Related to the Company -- Control by Existing Stockholders; Potential Anti-Takeover Provisions".

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                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

     The following summary describes the material United States federal income tax consequences of the purchase, ownership and disposition of shares of Common Stock to be issued pursuant to the Offerings, but it does not purport to be a comprehensive description of all of the tax considerations that may be relevant to a decision to purchase, own or dispose of shares. In particular, this summary of United States federal income tax matters deals only with holders that will hold shares as capital assets and does not address special tax situations, such as the United States tax treatment of holders who are securities dealers, who are holding shares as part of a hedging or larger integrated financial or conversion transaction, who are citizens or residents of a possession or territory of the United States, who are United States holders with a currency other than the U.S. dollar as their functional currency or who own, directly or indirectly, 10 percent or more of the voting stock of @Entertainment. The shares will constitute voting stock of @Entertainment.

     This summary is based upon the income tax laws of the United States as in effect on the date of this Prospectus, including the Code, which are subject to change, possibly with retroactive effect. Subsequent developments could have a material effect on this summary. Prospective purchasers of shares should consult their own tax advisers as to the United States federal income tax consequences of the purchase, ownership and disposition of shares, including the effect of any proposed legislation before Congress, in addition to the effect of any state or local tax laws or the laws of any jurisdiction other than the United States.

@ENTERTAINMENT

     The shares will be properly characterized as equity interests in @Entertainment, and @Entertainment will so characterize all such shares for all United States federal income tax purposes. @Entertainment will be classified as a "corporation" for all United States federal income tax purposes.

TAXATION OF INVESTORS -- UNITED STATES HOLDERS

     As used herein, a "United States holder" means a beneficial owner of shares who is a citizen or resident of the United States; a corporation, partnership or other entity created or organized in or under the laws of the United States or any State thereof; or an estate or trust, the income of which is subject to United States federal income tax regardless of its source. A "resident" of the United States includes an individual that (i) is lawfully admitted for permanent residence in the United States, (ii) is present in the United States for 183 days or more during a calendar year; or (iii)(a) is present in the United States for 31 days or more during a calendar year, (b) is present in the United States for an aggregate of 183 days or more, on a weighted basis, over a 3-year period ending in such calendar year, and (c) does not have a closer connection to a "tax home" that is located outside the United States.

TAXATION OF DIVIDENDS

     To the extent provided below, a United States holder will be required to include in gross income when received by the holder as a dividend any cash or the fair market value of any property distributed by @Entertainment.

     A distribution by @Entertainment with respect to the shares, including a pro rata redemption of shares, will be treated first as a dividend includible in gross income to the extent of the current and accumulated earnings and profits of @Entertainment as determined under United States federal income tax principles, then as a tax-free return of basis in the shares to the extent of the United States holder's adjusted tax basis in such shares, with the balance of the distribution, if any, treated as a gain realized by the United States holder from the sale or disposition of the shares that is includible in gross income. Dividends paid by @Entertainment may be eligible for the dividends received deduction generally allowed to corporations under the Code.

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

TAXATION OF DISPOSITIONS OF SHARES

     A gain or loss realized by a United States holder on the sale or other disposition of a share (including upon the liquidation or dissolution of @Entertainment or as a result of a non-pro rata redemption of shares) will be subject to United States federal income tax, as a capital gain or loss, in an amount equal to the difference between such United States holder's adjusted tax basis in the share and the amount realized on its disposition. The United States holder's adjusted tax basis in a share will generally be equal to the cost of acquiring the share reduced (but not below zero) by the amount of any distribution that is treated as a tax-free return of basis.

     Any capital gain or loss recognized upon the sale or other disposition of a share will be either short-term or, if held for more than one year, long-term. For non-corporate United States holders, the United States income tax rate applicable to the net long-term capital gain recognized for a year currently will not exceed 28 percent. For corporate United States holders, a capital gain is currently taxed at the same rate as ordinary income. The deductibility of a capital loss is subject to limitations. For non-corporate United States holders, net capital losses not in excess of $3,000 ($1,500 in the case of a married individual filing a separate return) are deductible in the year incurred, with any excess carried forward indefinitely to offset capital gains in future years, with a limited allowance for deduction of net capital losses in each of such years as in the year incurred. For corporate United States holders, capital losses can only be used to offset capital gains recognized during the year incurred or during the permitted carry back and carry forward period.

TAXATION OF INVESTORS -- NON-UNITED STATES HOLDERS

UNITED STATES WITHHOLDING TAX

     Under United States federal income tax laws now in effect, and subject to the discussions of United States income tax (see "-- United States Income Tax") and backup withholding (see "United States Backup Withholding Tax and Information Reporting"), dividends paid by @Entertainment to a holder other than a United States holder (a "non-United States holder") with respect to shares will be subject to United States withholding tax on the gross amount of the dividends. Dividends will be subject to United States withholding tax at the statutory rate of 30 percent, unless the non-United States holder is entitled to a reduced rate of withholding tax under a United States income tax treaty with the holder's country of residence.

UNITED STATES INCOME TAX

     Subject to the discussion of United States withholding tax (see "-- United States Withholding Tax") and backup withholding tax (see "-- United States Backup Withholding Tax and Information Reporting"), a non-United States holder will not be subject to United States federal income tax on income derived by @Entertainment, dividends paid to a holder by @Entertainment or gains realized on the sale, redemption or other disposition of shares, provided that:

          (1) The holder (or the fiduciary, settlor, or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or trust; or a partner of such holder, if such holder is a partnership) shall not be or have been engaged in a trade or business, or be or have been present in, or have or have had a permanent establishment in the United States;

          (2) There shall not have been a present or former connection between such holder (or between the fiduciary, settlor, or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or trust; or a partner of such holder, if such holder is a partnership) and the United States, including, without limitation, such holder's status as a citizen or former citizen thereof or resident or former resident thereof;

          (3) The holder (or the fiduciary, settlor, or beneficiary of, or a person holding a power over, such holder, if such holder is an estate or trust; or a partner of such holder, if such holder is a partnership) is not and has not been, for United States tax purposes, (i) a personal holding

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

     company, (ii) a foreign personal holding company, or (iii) a corporation that accumulates earnings to avoid United States federal income tax; and

          (4) In the case of a gain from the sale or disposition of shares by an individual, the non-United States holder is not present in the United States for 183 days or more during the taxable year of the sale and certain other conditions are met.

     If a non-United States holder is engaged in a trade or business in the United States and dividends, gain or income in respect of a share of such holder is effectively connected with the conduct of such trade or business, the holder, although exempt from the withholding tax discussed in the preceding paragraphs, may be subject to United States income tax on such dividends, gain or income at the statutory rates provided for United States holders after deduction of deductible expenses allocable to such effectively connected dividends, gain or income. In addition, if such a holder is a foreign corporation, it may be subject to a branch profits tax equal to 30% of its effectively connected earnings and profits for the taxable year, as adjusted for certain items, unless a lower rate applies under a United States income tax treaty with the holder's country of residence. For this purpose, dividends, gain or income in respect of a share will be included in earnings and profits subject to the branch tax if the dividends, gain or income is effectively connected with the conduct of the United States trade or business of the holder.

UNITED STATES BACKUP WITHHOLDING TAX AND INFORMATION REPORTING

     Generally, a 31% "backup" withholding tax and information reporting requirements apply to dividends paid on shares, and to proceeds from the sale of the shares, to a noncorporate United States holder, if such a holder fails to provide a correct taxpayer identification number and other information or fails to comply with certain other requirements.

     In the case of dividends paid on shares, and proceeds from the sale of the shares, to a non-United States holder, backup withholding tax and information reporting will not apply if the holder has provided the required certification of its non-United States status under penalties of perjury or has otherwise established an exemption. In addition, if payment is collected by a foreign office of a foreign custodian, nominee or other agent acting on behalf of the holder, such custodian, nominee or other agent will not be required to apply backup withholding tax to its payments to such a holder. However, in such case if the foreign custodian, nominee or other agent is a United States-related person, such a foreign custodian, nominee or other agent will be subject to certain information reporting requirements with respect to such payment unless the foreign custodian, nominee or other agent has evidence in its records that the holder is not a United States holder or the holder otherwise establishes an exemption or is an exempt recipient.

     A United States holder can establish an exemption from the imposition of backup withholding tax either by providing a duly completed Internal Revenue Service Form W-9 to his broker or paying agent, reporting his taxpayer identification number, or by establishing its corporate or exempt status. A non-United States holder can establish an exemption from the imposition of backup withholding tax and information reporting by providing a duly completed Internal Revenue Service Form W-8 to his broker or paying agent, or by otherwise establishing his non-United States status.

     Any amounts withheld under the backup withholding tax rules from a payment to a holder will be allowed as a refund or a credit against such holder's United States federal income tax, provided that the required information is furnished to the United States Internal Revenue Service.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Upon completion of the Offerings, @Entertainment will have 33,310,000 shares of Common Stock outstanding (assuming no exercise of the Underwriters' over-allotment option). Of these shares, the 9,500,000 shares of Common Stock sold in the Offerings will be freely transferable and tradeable without restriction or further registration under the Securities Act of 1933 except for any shares purchased by any "affiliate", as defined below, of @Entertainment which will be subject to the resale limitations of Rule 144 adopted under the Securities Act of 1933. All the remaining shares of Common Stock held by existing stockholders are "restricted" securities within the meaning of Rule 144 and may only be sold in the public market pursuant to an effective registration statement under the Securities Act of 1933 or pursuant to an applicable exemption from registration, including Rule 144.

     In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated) who has been deemed to have beneficially owned shares for at least one year, including an "affiliate", is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of 1% of the then outstanding number of shares of Common Stock of @Entertainment or the average weekly trading volume in @Entertainment's shares of Common Stock during the four calendar weeks preceding the filing of the required notice of such sale. Sales under Rule 144 may also be subject to certain manner of sale provisions, notice requirements and the availability of current public information about @Entertainment. A person (or persons whose shares are required to be aggregated) who is not deemed to have been an affiliate of @Entertainment during the three months preceding a sale, and who has beneficially owned shares within the definition of "restricted securities" under Rule 144 for at least two years is entitled to sell such shares under Rule 144 without regard to the volume limitation, manner of sale provisions, notice requirements or public information requirements of Rule 144. Affiliates continue to be subject to such limitations. As defined in Rule 144, an "affiliate" of an issuer is a person that directly or indirectly, through one of more intermediaries, controls, or is controlled by, or is under common control with, such issuer.

     Upon completion of the Offerings, up to approximately 3,983,000 shares of Common Stock, which are beneficially held by certain existing stockholders of @Entertainment, may be eligible for sale under Rule 144. @Entertainment and stockholders who own in the aggregate 23,810,000 shares of Common Stock have agreed that, during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of the Prospectus, they will not offer, sell, contract to sell or otherwise dispose of any securities of @Entertainment which are substantially similar to the Common Stock or which are convertible into or exchangeable for securities which are substantially similar to the Common Stock without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the concurrent U.S. and International Offerings. Robert E. Fowler, III, John S. Frelas, George Makowski, Przemyslaw Szmyt and David Warner, each of whom holds options to purchase shares of Common Stock, has agreed that, during the period beginning on the date of this Prospectus and continuing to any including the date 728 days (two years) after the date of this Prospectus they will not offer, sell, contract to sell or otherwise dispose of any securities of @Entertainment which are substantially similar to shares of Common Stock or which are convertible into or exchangeable for securities which are substantially similar to shares of Common Stock without the prior written consent of Goldman, Sachs & Co. See "Underwriting".

     No prediction can be made as to the effect, if any, that future sales of Common Stock, or the availability of shares of Common Stock for future sale, will have on the market price of the Common Stock prevailing from time to time. Sales of substantial numbers of shares of Common Stock, pursuant to a registration statement, Rule 144 or otherwise, or the perception that such sales may occur, could adversely affect the prevailing market price of the Common Stock.

@ENTERTAINMENT REGISTRATION RIGHTS AGREEMENT

     In connection with the Reorganization, @Entertainment entered into a registration rights agreement (the "Stockholder Registration Rights Agreement") with PIHLP, ECO, Mr. Freedman, Steele LLC, AESOP and CACMT (collectively, the "Rightsholders") on June 22, 1997. Pursuant to the Stockholder Registration Rights Agreement, PIHLP and ECO will, after March 29, 1999, have the right under certain circumstances to demand that @Entertainment register their shares of Common Stock under the Securities Act of 1933. After March 29, 1999, PIHLP and ECO will have the right to demand that @Entertainment register their shares of Common Stock in a shelf registration under Rule 415 of the Securities Act of 1933. In addition, if @Entertainment proposes to register any of its securities under the Securities Act of 1933 (other than registrations in connection with employee stock ownership plans, offerings of debt securities and certain shelf registrations), all of the Rightsholders will have the right to have their shares of Common Stock be included in such registration. The registration rights described above expire on March 29, 2004, and are subject to certain limitations, including limitations on the number of shares of Common Stock to be included by the Rightsholders in particular registrations and on the number of demand registrations that can be required by PIHLP and ECO.

     Pursuant to their stock option agreements, Messrs. Fowler, Szmyt and Warner will, if @Entertainment proposes to register any of its securities under the Act (other than registrations in connection with employee benefit plans, offerings of debt securities and offerings relating to certain business combinations), have the right to have their shares of Common Stock be included in such registration, subject to certain limitations.

                                 LEGAL MATTERS

     The validity of the Common Stock being offered hereby will be passed upon for @Entertainment by Baker & McKenzie, Washington, District of Columbia and New York, New York and for the Underwriters by Shearman & Sterling, New York, New York. Certain matters of Polish law will be passed upon for the company by Baker & McKenzie, Warsaw, Poland and for the Underwriters by Salans Hertzfeld & Heilbronn, Warsaw, Poland.

                                    EXPERTS

     The consolidated financial statements and schedules of @Entertainment, Inc., and Poland Cablevision (Netherlands) B.V. as of December 31, 1996 and 1995 and for each of the years in the three-year period ended December 31, 1996, have been included herein in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

     With respect to the unaudited interim financial information for the periods ended March 31, 1997 and 1996, included herein, the independent certified public accountants have reported that they applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports included herein state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted in light of the limited nature of the review procedures applied. The accountants are not subject to the liability provisions of section 11 of the Act for their reports on the unaudited interim financial information because those reports are not reports or a "part" of the registration statement prepared or certified by the accountants within the meaning of sections 7 and 11 of the Securities Act of 1933.

                  ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES

     @Entertainment is organized under the laws of the State of Delaware. Although investors in the Common Stock will be able to effect service of process in the United States upon @Entertainment and may be able to effect service of process upon its directors, due to the fact that @Entertainment is primarily a holding company which holds stock in various entities in Poland, the United Kingdom, and the Netherlands, all or a substantial portion of the assets of @Entertainment are located outside the United States. As a result, it may not be possible for investors to enforce against @Entertainment's assets judgments of U.S. courts predicated upon the civil liability provisions of U.S. laws.

     @Entertainment has been advised by its counsel, Baker & McKenzie, that there is doubt as to the enforceability in Poland, in original actions or in actions for enforcement of judgments of U.S. courts, of civil liabilities predicated solely upon the laws of the United States. In addition, awards of punitive damages in actions brought in the United States or elsewhere may be unenforceable in Poland.

     @Entertainment has been advised by its English solicitors, Baker & McKenzie, that there is doubt as to the enforceability in England, in original actions or in actions for the enforcement of judgments of United States courts, of certain civil liabilities predicated upon the United States federal and state securities laws.

     @Entertainment also has been advised by its counsel, Baker & McKenzie, that a final and conclusive judgment duly obtained in actions brought in the United States will not be recognized and enforced by a Netherlands court and it will be necessary to bring the matter before the competent Netherlands court. The claimants may, in the course of these proceedings, submit the judgment rendered by the court in the United States. If and to the extent that the Netherlands court is of the opinion that fairness and good faith so require, it will give binding effect to such foreign judgment, unless such foreign judgment contravenes Netherlands principles of public policy.

                             ADDITIONAL INFORMATION

     @Entertainment has filed with the Securities and Exchange Commission (the "Commission") a Registration Statement on Form S-1 under the Securities Act of 1933 with respect to the shares of Common Stock being offered by this Prospectus. This Prospectus, which constitutes a part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain items of which are contained in exhibits and schedules to the Registration Statement as permitted by the rules and regulations of the Commission. For further information with respect to @Entertainment and the Common Stock offered hereby, reference is made to the Registration Statement, including the exhibits thereto, and the financial statements and notes filed as a part thereof. Statements made in this Prospectus concerning the contents of any contract, agreement or other document filed with the Commission as an exhibit are not necessarily complete. With respect to each such contract, agreement or other document filed with the Commission as an exhibit, reference is made to the exhibit for a more complete description of the matter involved, and each such statement shall be deemed qualified in its entirety by such reference. The Registration Statement and the exhibits may be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at 7 World Trade Center, New York, New York 10048 and the Northwestern Atrium Center, 500 West Madison Street, Room 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

     As a result of the Offerings, @Entertainment will become subject to the information and reporting requirements of the Exchange Act, and in accordance therewith will file periodic reports, proxy statements and other information with the Commission. @Entertainment intends to furnish to its stockholders annual reports containing audited financial statements and to make available to its stockholders quarterly reports containing unaudited financial information for the first three quarters of each fiscal year of the Company.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                                        PAGE
                                                                                        ----
@ENTERTAINMENT, INC.
Unaudited Interim Consolidated Financial Statements
     Independent Accountants' Review Report...........................................   F-2
     Consolidated Balance Sheet.......................................................   F-3
     Consolidated Statements of Operations............................................   F-5
     Consolidated Statements of Cash Flows............................................   F-6
     Notes to Consolidated Financial Statements.......................................   F-7
Audited Consolidated Financial Statements
     Independent Auditors' Report.....................................................  F-10
     Consolidated Balance Sheets......................................................  F-11
     Consolidated Statements of Operations............................................  F-13
     Consolidated Statements of Changes in Stockholders' Equity.......................  F-14
     Consolidated Statements of Cash Flows............................................  F-15
     Notes to Consolidated Financial Statements.......................................  F-16

POLAND CABLEVISION (NETHERLANDS) B.V.
Unaudited Interim Consolidated Financial Statements
     Independent Accountants' Review Report...........................................  F-29
     Consolidated Balance Sheet.......................................................  F-30
     Consolidated Statements of Operations............................................  F-32
     Consolidated Statements of Cash Flows............................................  F-33
     Notes to Consolidated Financial Statements.......................................  F-34
Audited Consolidated Financial Statements
     Independent Auditors' Report.....................................................  F-35
     Consolidated Balance Sheets......................................................  F-36
     Consolidated Statements of Operations............................................  F-38
     Consolidated Statements of Changes in Stockholders' Deficiency...................  F-39
     Consolidated Statements of Cash Flows............................................  F-40
     Notes to Consolidated Financial Statements.......................................  F-41

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Stockholders
@Entertainment, Inc.:

     We have reviewed the accompanying consolidated balance sheet of @Entertainment, Inc. and subsidiaries as of March 31, 1997, and the related consolidated statements of operations and cash flows for the three-month periods ended March 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management.

     We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

     Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                                           KPMG PEAT MARWICK LLP

Hartford, Connecticut
June 23, 1997

                              @ENTERTAINMENT, INC.

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997
                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                                     ASSETS
Current assets:
  Cash and cash equivalents......................................................  $  58,508
  Investment securities..........................................................     25,115
  Accounts receivable, net of allowances of $489.................................      1,130
  Other current assets...........................................................      2,943
                                                                                    --------
          Total current assets...................................................     87,696
                                                                                    --------
Investment in cable television systems, at cost:
  Property, plant and equipment:
     Cable television system assets..............................................    102,996
     Construction in progress....................................................        552
     Vehicles....................................................................      1,263
     Other.......................................................................      2,821
                                                                                    --------
       Total property, plant and equipment.......................................    107,632
       Less accumulated depreciation.............................................    (21,773)
                                                                                    --------
       Net property, plant and equipment.........................................     85,859
  Inventories for construction...................................................      7,866
  Intangibles, net...............................................................     12,163
                                                                                    --------
          Net investment in cable television systems.............................    105,888
                                                                                    --------
Notes receivable from affiliates.................................................     10,964
Other investments................................................................      2,162
Other intangibles, net...........................................................      6,227
                                                                                    --------
          Total assets...........................................................  $ 212,937
                                                                                    ========

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                                 MARCH 31, 1997
                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                           LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................................  $  3,783
  Accrued interest...............................................................     5,384
  Deferred revenue...............................................................     1,137
  Accrued income taxes...........................................................     3,723
  Other current liabilities......................................................     2,156
                                                                                   --------
          Total current liabilities..............................................    16,183
Notes payable....................................................................   129,542
                                                                                   --------
          Total liabilities......................................................   145,725
                                                                                   --------
Minority interest................................................................     4,780
Redeemable preferred stock (liquidation value $85,000) (8,500 shares authorized,
  issued and outstanding)........................................................    35,935
Stockholders' equity:
  Common stock ($.01 par value, 50,000,000 shares authorized,
     18,948,000 shares issued and outstanding)...................................       189
  Paid-in capital................................................................    53,154
  Cumulative translation adjustment..............................................      (467)
  Accumulated deficit............................................................   (26,379)
                                                                                   --------
          Total stockholders' equity.............................................    26,497
                                                                                   --------
          Total liabilities and stockholders' equity.............................  $212,937
                                                                                   ========

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)


                                                                       1997           1996
                                                                    ----------     ----------
Cable television revenue..........................................  $    7,508     $    5,621
                                                                    ----------     ----------
Operating expenses:
  Direct operating expenses.......................................       2,100          1,514
  Selling, general and administrative.............................       2,974          1,633
  Depreciation and amortization...................................       3,450          1,729
                                                                    ----------     ----------
          Total operating expenses................................       8,524          4,876
                                                                    ----------     ----------
          Operating income (loss).................................      (1,016)           745
Interest and investment income....................................         750             43
Interest expense..................................................      (3,205)        (1,604)
Foreign currency translation loss.................................        (305)           (94)
                                                                    ----------     ----------
     Loss before income taxes and minority interest...............      (3,776)          (910)
Income tax expense................................................        (271)          (505)
Minority interest in subsidiary (income) loss.....................         476            (49)
                                                                    ----------     ----------
     Net loss.....................................................      (3,571)        (1,464)
Accretion of redeemable preferred stock...........................        (980)            --
Preferred stock dividends.........................................          --         (1,738)
                                                                    ----------     ----------
     Net loss applicable to common stockholders...................  $   (4,551)    $   (3,202)
                                                                    ==========     ==========
     Net loss per share...........................................  $     (.23)    $     (.25)
                                                                    ==========     ==========
Weighted average number of shares of common and common equivalent
  shares outstanding..............................................  19,474,800     12,741,800
                                                                    ==========     ==========


          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                                                                          1997        1996
                                                                         -------     -------
Cash flows from operating activities:
  Net loss.............................................................  $(3,571)    $(1,464)
  Adjustments to reconcile net loss to net cash provided (used) by operating activities:
     Minority interest in subsidiary income (loss).....................     (476)         49
     Depreciation and amortization.....................................    3,450       1,729
     Other.............................................................      204          26
     Changes in operating assets and liabilities:
       Accounts receivable.............................................      (15)        309
       Other current assets............................................     (696)      2,139
       Accounts payable................................................   (2,498)        (25)
       Income taxes payable............................................     (749)        505
       Accrued interest................................................    3,209          --
       Deferred revenue................................................       35         (68)
       Other current liabilities.......................................     (549)       (406)
                                                                         -------     -------
          Net cash provided (used) by operating activities.............   (1,656)      2,794
                                                                         -------     -------
Cash flows from investing activities:
  Construction of cable television systems.............................   (4,471)     (7,408)
  Purchase of other capital assets.....................................     (396)       (241)
  Notes receivable from affiliate......................................   (2,412)         --
  Other investments....................................................     (383)       (111)
  Purchase of subsidiaries, net of cash received.......................       --         (40)
                                                                         -------     -------
          Net cash used by investing activities........................   (7,662)     (7,800)
                                                                         -------     -------
Cash flows from financing activities:
  Net proceeds from issuance of stock..................................       --      82,028
  Redemption of preferred stock........................................       --      (8,500)
  Costs to obtain loans................................................     (107)        (80)
  Repayment of notes payable...........................................     (550)    (10,642)
  Repayments to affiliates.............................................       --     (39,859)
                                                                         -------     -------
          Net cash (used) provided by financing activities.............     (657)     22,947
                                                                         -------     -------
          Net (decrease) increase in cash and cash equivalents.........   (9,975)     17,941
Cash and cash equivalents at beginning of period.......................   68,483       2,343
                                                                         -------     -------
Cash and cash equivalents at end of period.............................  $58,508     $20,284
                                                                         ========    ========
Supplemental cash flow information:
     Cash paid for interest............................................  $     3     $ 1,485
     Cash paid for income taxes........................................  $ 1,005     $   445

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)

     The information furnished by @Entertainment ("the Company") in the accompanying unaudited Consolidated Balance Sheet, Statements of Operations, and Statements of Cash Flows reflect all adjustments (consisting only of items of a normal recurring nature) which are, in the opinion of management, necessary for a fair statement of the Company's results of operations and financial position for the interim periods. The financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 1996. The interim financial results are not necessarily indicative of results for the full year.

1.  THE REORGANIZATION

     The Company is in the process of an initial public offering of stock in the United States and internationally (the "Offerings"). Before the Offerings, all the holders of shares of Poland Communications, Inc.'s ("PCI's") common stock and @Entertainment, Inc. entered into a Contribution Agreement dated as of June 22, 1997 (the "Contribution Agreement"). Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares of PCI common stock owned by it to @Entertainment, Inc. In addition, ECO Holdings III Limited Partnership ("ECO") transferred all of the outstanding shares of PCI's voting Series B Preferred Stock (the "PCI Series B Preferred Stock") to @Entertainment, Inc. All of these transfers (the "Share Exchange") were designed to qualify as a tax-free exchange under section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Each holder of PCI's common stock received 1,000 shares of Common Stock of @Entertainment, Inc. in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of @Entertainment, Inc.'s Series B Preferred Stock ("@Entertainment, Inc. Series B Preferred Stock") in exchange for its shares of PCI Series B Preferred Stock. The @Entertainment, Inc. Series B Preferred Stock has identical rights and preferences to those of the PCI Series B Preferred Stock, except that the ratio for conversion of such shares into common stock increased from 1:1.9448 to 1:1,944.80 in order to reflect the Capital Adjustment. The 2,500 outstanding shares of @Entertainment, Inc. Series B Preferred Stock will automatically convert into 4,862,000 shares of common stock of @Entertainment, Inc. upon the closing of the Offerings (the "Automatic Conversion").

     On June 20, 1997, Polish Investments Holding L.P. ("PIHLP") transferred all of the outstanding shares of PCI's Series C Preferred Stock to an entity owned by certain of the beneficial owners of PIHLP and members of their families (the "Chase Entity"). The Chase Entity, ECO and @Entertainment, Inc. entered into a Purchase Agreement dated as of June 22, 1997 (the "Purchase Agreement"). Among other matters, the Purchase Agreement obligates @Entertainment, Inc. to purchase all of the outstanding shares of PCI's Series A Preferred Stock and Series C Preferred Stock for cash from ECO and the Chase Entity, respectively, at the closing of the Offerings (the "Cash Purchases"). The aggregate purchase price of $60.0 million for PCI's Series A Preferred Stock and Series C Preferred Stock equals the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The Cash Purchases will be funded with a portion of the net proceeds of the Offerings.

     In June 1997, @Entertainment, Inc. acquired all of the outstanding stock of @EL, a new corporation organized under the laws of England and Wales (the "@EL Incorporation"). @EL will be responsible for the Company's D-DTH business.

     In June 1997, certain employment agreements for the executive officers of the Company who were employed by PCI and their employee stock option agreements were assigned to the Company by PCI (the "Assignment"). As part of the Assignment and the Capital Adjustment, the employment agreements were amended to provide that each option to purchase a share of PCI's common stock was exchanged

                              @ENTERTAINMENT, INC.

for an option to purchase 1,000 shares of @Entertainment, Inc. Common Stock, with a proportionate reduction in the per share exercise price.



     The Share Exchange, Capital Adjustment, @EL Incorporation and the Assignment are collectively referred to as the "Reorganization". As a result of the Reorganization, the Company owns all of the outstanding shares of voting stock of PCI and all of the outstanding shares of common stock of @EL. The Automatic Conversion and Cash Purchases will occur upon the closing of the Offerings.



     PCI's consolidated assets and liabilities were transferred to @Entertainment, Inc. using PCI's historical cost.



2.  PER SHARE INFORMATION



     The Company has presented historical loss per common share information assuming the common stock exchange of 1 to 1,000 shares outlined in Note 1 occurred on January 1, 1995. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4:D stock and stock options granted during the 12-month period preceding the date of the Company's initial public offering
(IPO) have been included in the calculation of weighted average common shares outstanding for periods prior to the IPO including where the impact is anti-dilutive. The computation of weighted average common shares and equivalent outstanding as of March 31, 1997 and 1996 is as follows:



                                                                       1997             1996
                                                                    -----------      -----------
Weighted average common shares outstanding exclusive of
  issuances within 12 months of IPO............................      18,948,000       12,215,000
Incremental shares assumed to be outstanding related to stock
  options granted within 12 months prior to IPO................         526,800          526,800
                                                                    -----------      -----------
Weighted average common shares and equivalents outstanding.....      19,474,800       12,741,800
                                                                     ==========       ==========


3.  ACQUISITION

     On March 31, 1997, the Company acquired a cable television system located in Wroclaw for $530,000.

4.  STOCK OPTION AGREEMENTS

     Effective January 1, 1997, the Company adopted Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), which gives companies the option to adopt the fair value based method for expense recognition of employee stock options and other stock-based awards or to account for such items using the intrinsic value method as outlined under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25") with pro forma disclosure of net income (loss) and earnings
(loss) per share as if the fair value method had been applied. The Company has elected to apply APB 25 and related interpretations for stock options and other stock-based awards.

     The Company has entered into Stock Option Agreements with certain executive officers. The Stock Option Agreements in place on March 31, 1997 would provide for the issuance of an additional 1,912,000 shares of common stock at a price in excess of $6.7 million over various vesting periods through the year 2002. However, 1,671,000 shares become fully vested and available upon the Company filing of an initial public offering.

                              @ENTERTAINMENT, INC.

     Stock option transactions are summarized as follows:



                                                                       SHARES UNDER OPTION
                                                                 -------------------------------
                                                                 NUMBER OF      WEIGHTED-AVERAGE
                                                                  SHARES         EXERCISE PRICE
                                                                 ---------      ----------------
Outstanding at January 1, 1997..............................       241,000            1.99
Granted.....................................................     1,671,000            3.71
Outstanding at March 31, 1997...............................     1,912,000            3.49
Options exercisable at March 31, 1997.......................       515,000            3.71



     The exercise prices range from $1.99 to $3.71 per share and the weighted average remaining contractual life is 3 years.


     Had compensation cost been recognized consistent with SFAS 123, the Company's pro forma net loss applicable to common stockholders for the quarter ended March 31, 1997 would have been increased to $(4,726) from the reported amount of $(4,551), and pro forma net loss per share for this period would have increased from $(.23) to $(.24). The per share weighted-average value of stock options issued by the Company through March 31, 1997 was $1.39 on the grant date using a Black-Scholes calculation. The Company used the following weighted-average assumptions to determine the fair value of stock options granted: expected term of four years, risk-free interest rate of 6.1%, expected volatility of 40%, and no dividend yield.

5.  SUBSEQUENT EVENTS

     On April 11, 1997 Poland Cablevision B.V. ("PCBV"), a subsidiary of the Company elected to be treated as a partnership for United States Federal income tax purposes instead of a corporation. The deemed conversion from the status of corporation to partnership was effective as of January 29, 1997. Although PCBV has made this election, it will continue in existence in its present legal form under Dutch Company Law, and will not make any actual liquidating distributions to its stockholders.

     On April 1, 1997, the Company contracted to buy all of the remaining advertising inventory for the Term of the Agreement defined as a period of 12 months for a total price of $4,950,000 from Ground Zero Media, a limited liability company, organized and existing under the laws of the Republic of Poland and in which the Company through its wholly owned subsidiary, Mozaic, Inc. owns 45% of the outstanding common stock. The Agreement will have the Company assume the responsibility for selling advertising to be shown on and marketing of Atomic TV, a music program aired in Poland.

     On June 11, 1997, the Company purchased 66% of a cable television system company that services approximately 65,000 subscribers in several cities and towns in western Poland for approximately $10.8 million. In addition, the Company is obligated to loan an additional $7.0 million to the newly acquired company.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
@Entertainment, Inc.:

We have audited the accompanying consolidated balance sheets of @Entertainment, Inc. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' equity and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of @Entertainment, Inc. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with U.S. generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Hartford, Connecticut

March 26, 1997, except as to

Notes 1, 15 and 16 which are as of
June 23, 1997

                              @ENTERTAINMENT, INC.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                         1996         1995
                                                                       --------     --------
                               ASSETS
Current assets:
  Cash and cash equivalents (note 7).................................  $ 68,483     $  2,343
  Investment securities (note 2).....................................    25,115           --
  Accounts receivable, net of allowances of $545 in 1996 and $510 in
     1995 ...........................................................     1,215          842
  Due from affiliate (note 12).......................................        --        1,699
  Other current assets (note 5)......................................     2,247        1,367
                                                                       --------     --------
          Total current assets.......................................    97,060        6,251
                                                                       --------     --------
Investment in cable television systems, at cost (note 4):
  Property, plant and equipment:
     Cable television system assets..................................    98,291       54,441
     Construction in progress........................................       410        6,758
     Vehicles........................................................     1,199          896
     Other...........................................................     2,667        1,806
                                                                       --------     --------
       Total property, plant and equipment...........................   102,567       63,901
       Less accumulated depreciation.................................   (19,143)     (11,581)
                                                                       --------     --------
       Net property, plant and equipment.............................    83,424       52,320
  Inventories for construction.......................................     7,913        4,609
  Intangibles, net...................................................    12,133        1,976
                                                                       --------     --------
          Net investment in cable television systems.................   103,470       58,905
                                                                       --------     --------
Notes receivable from affiliates (note 12)...........................     8,491           --
Other investments (notes 3 and 14)...................................     2,157        1,034
Other intangibles, net (note 4)......................................     6,359        1,868
                                                                       --------     --------
          Total assets...............................................  $217,537     $ 68,058
                                                                       ========     ========

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                         1996         1995
                                                                       --------     --------
                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...................................................  $  6,281     $  1,675
  Accrued interest (note 7)..........................................     2,175           --
  Notes payable (note 7).............................................        --       13,006
  Deferred revenue...................................................     1,102        1,233
  Income taxes payable (note 6)......................................     4,472        4,138
  Other current liabilities (notes 5 and 8)..........................     2,175        3,382
                                                                       --------     --------
          Total current liabilities..................................    16,205       23,434
Notes payable to affiliates (note 12)................................        --       37,512
Notes payable (note 7)...............................................   130,074        8,887
                                                                       --------     --------
          Total liabilities..........................................   146,279       69,833
                                                                       --------     --------
Minority interest....................................................     5,255       (1,965)
Redeemable preferred stock (liquidation value $85,000; 8,500 shares
  authorized, issued and outstanding) (note 10)......................    34,955           --
Stockholders' equity (note 9):
  Preferred stock (2,000 shares authorized, 985 shares
     outstanding)....................................................        --       10,311
  Common stock:
     Common stock ($.01 par, 50,000,000 shares authorized, 18,948,000
      shares issued and outstanding).................................       189           --
     Class A (no par value, 20,000 shares authorized, 10,037 shares
      issued and outstanding)........................................        --        4,992
     Class B (no par value, 10,000 shares authorized, 1,000 shares
      issued and outstanding)........................................        --            1
  Paid-in capital....................................................    54,134        1,544
  Cumulative translation adjustment..................................      (162)         599
  Accumulated deficit................................................   (23,113)     (17,257)
                                                                       --------     --------
          Total stockholders' equity.................................    31,048          190
                                                                       --------     --------
Commitments and contingencies (notes 12 and 13)......................        --           --
                                                                       --------     --------
          Total liabilities, minority interest, redeemable preferred
            stock and stockholders' equity...........................  $217,537     $ 68,058
                                                                       ========     ========

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
            (IN THOUSANDS OF U.S. DOLLARS EXCEPT PER SHARE AMOUNTS)


                                                         1996            1995            1994
                                                      -----------     -----------     -----------
Cable television revenue............................  $    24,923     $    18,557     $     8,776
                                                         --------         -------         -------
Operating expenses:
  Direct operating expenses.........................        7,193           5,129           2,119
  Selling, general and administrative...............        9,289           4,684           2,818
  Depreciation and amortization.....................        9,788           5,199           3,459
                                                         --------         -------         -------
          Total operating expenses..................       26,270          15,012           8,396
                                                         --------         -------         -------
          Operating income (loss)...................       (1,347)          3,545             380
Interest and investment income......................        1,274             174              78
Interest expense....................................       (4,687)         (4,373)         (2,327)
Foreign currency translation loss...................         (761)            (17)            (27)
                                                         --------         -------         -------
     Loss before income taxes, minority interest and
       extraordinary item...........................       (5,521)           (671)         (1,896)
Income tax expense (note 6).........................       (1,273)           (600)           (803)
Minority interest in subsidiary (income) loss.......        1,890             (18)            316
                                                         --------         -------         -------
     Loss before extraordinary loss on early
       extinguishment of debt.......................       (4,904)         (1,289)         (2,383)
Extraordinary loss on early extinguishment of debt
  (Note 7)..........................................       (1,713)             --              --
                                                         --------         -------         -------
     Net loss.......................................       (6,617)         (1,289)         (2,383)
Accretion of redeemable preferred stock.............       (2,870)             --              --
Preferred stock dividends...........................       (1,738)             --          (1,811)
Excess of carrying amount of preferred stock over
  fair value of consideration transferred...........        3,549              --              --
                                                         --------         -------         -------
Net loss applicable to common stockholders..........       (7,676)         (1,289)         (4,194)
                                                         ========         =======         =======
Loss per common share before extraordinary item.....  $      (.33)    $      (.11)    $      (.37)
Extraordinary loss per share........................         (.10)             --              --
                                                         --------         -------         -------
     Net loss per common share......................  $      (.43)    $      (.11)    $      (.37)
                                                         ========         =======         =======
Weighted average number of common shares
  outstanding.......................................   17,797,800      11,563,800      11,346,800
                                                         ========         =======         =======


          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

              (IN THOUSANDS OF U.S. DOLLARS EXCEPT SHARE AMOUNTS)



                                PREFERRED STOCK        COMMON STOCK                 CUMULATIVE
                               -----------------   --------------------   PAID-IN   TRANSLATION   ACCUMULATED
                               SHARES    AMOUNT      SHARES     AMOUNT    CAPITAL   ADJUSTMENT      DEFICIT      TOTAL
                               ------   --------   ----------   -------   -------   -----------   -----------   -------
Balance January 1, 1994......    812    $  8,500        9,188   $4,381    $ 3,355      $ 643       $ (13,629)   $ 3,250
  Translation adjustment.....     --          --           --       --         --        (27)             27         --
  Net loss...................     --          --           --       --         --         --          (2,383)    (2,383)
  Stock dividend.............    173       1,811           --       --     (1,811)        --              --         --
  Issuance of stock..........     --          --        1,849      612         --         --              --        612
                               ------     ------       ------   ------     ------       ----          ------     ------
Balance December 31, 1994....    985      10,311       11,037    4,993      1,544        616         (15,985)     1,479
  Translation adjustment.....     --          --           --       --         --        (17)             17         --
  Net loss...................     --          --           --       --         --                     (1,289)    (1,289)
                               ------     ------       ------   ------     ------       ----          ------     ------
Balance December 31, 1995....    985      10,311       11,037    4,993      1,544        599         (17,257)       190
  Translation adjustment.....     --          --           --       --         --       (761)            761         --
  Net loss...................     --          --           --       --         --         --          (6,617)    (6,617)
  Stock dividend.............    166       1,738           --       --     (1,738)        --              --         --
Issuance of stock............     --          --           --       --         --         --              --         --
  Proceeds...................     --          --        7,911   (4,992)    82,021         --              --     82,029
  Cost of issuance...........     --          --           --       --     (1,028)        --              --     (1,028)
  Amount of preferred........     --          --           --       --    (32,156)        --              --    (32,156)
  Preferred stock
    redemption...............  (1,151)   (12,049)          --       --      3,549         --              --     (8,500)
  Accretion of redeemable
    preferred stock..........     --          --           --       --     (2,870)        --              --     (2,870)
  Reorganization.............     --          --   18,929,052      188       (188)        --              --         --
                               ------     ------       ------   ------     ------       ----          ------     ------
Balance December 31, 1996....     --    $     --   18,948,000   $  189    $54,134      $(162)      $ (23,113)   $31,048
                               ======     ======       ======   ======     ======       ====          ======     ======


          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                1996        1995        1994
                                                              --------     -------     -------
Cash flows from operating activities:
  Net loss..................................................  $ (6,617)     (1,289)     (2,383)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Minority interest in subsidiary income (loss)..........    (1,890)         18        (316)
     Depreciation and amortization..........................     9,788       5,199       3,459
     Write-off of deferred financing costs..................     1,566          --          --
     Other..................................................       341         349         107
     Interest expense added to notes payable to
       affiliates...........................................        --       2,379       2,085
     Changes in operating assets and liabilities:
       Accounts receivable..................................      (796)       (785)         49
       Other current assets.................................    (2,037)       (343)       (634)
       Accounts payable.....................................     3,186       1,003         470
       Income taxes payable.................................       334         600         780
       Accrued interest.....................................     2,175          --          --
       Deferred revenue.....................................      (131)        152         458
       Other current liabilities............................       193      (3,444)     (2,476)
                                                              --------     -------     -------
          Net cash provided by operating activities.........     6,112       3,839       1,599
                                                              --------     -------     -------
Cash flows from investing activities:
  Construction of cable television systems..................   (25,372)    (16,014)    (11,695)
  Purchase of other capital assets..........................    (1,209)       (701)       (244)
  Notes receivable from affiliate...........................    (8,491)         --          --
  Other investments.........................................   (25,940)     (1,207)       (402)
  Purchase of subsidiaries, net of cash received............   (13,849)     (4,063)         --
                                                              --------     -------     -------
     Net cash used by investing activities..................   (74,861)    (21,985)    (12,341)
                                                              --------     -------     -------
Cash flows from financing activities:
  Net proceeds from issuance of stock.......................    81,001          --          --
  Redemption of preferred stock.............................    (8,500)         --          --
  Costs to obtain loans.....................................    (6,513)     (1,036)     (1,144)
  Proceeds from notes payable...............................   136,074      14,533       7,000
  Repayment of notes payable................................   (27,893)         --          --
  Borrowings from (repayments to) affiliates................   (39,280)      4,499       6,830
                                                              --------     -------     -------
          Net cash provided by financing activities.........   134,889      17,996      12,686
                                                              --------     -------     -------
          Net increase (decrease) in cash and cash
            equivalents.....................................    66,140        (150)      1,944
Cash and cash equivalents at beginning of year..............     2,343       2,493         549
                                                              --------     -------     -------
Cash and cash equivalents at end of year....................  $ 68,483       2,343       2,493
                                                              =========    =======     =======
Supplemental cash flow information:
     Cash paid for interest.................................  $  2,338       1,992         209
     Cash paid for income taxes.............................     1,184          --          --

          See accompanying notes to consolidated financial statements.

                              @ENTERTAINMENT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

  Reporting Entity

     @Entertainment, Inc. was formed in May 1997. On June 22, 1997 the common stockholders of Poland Communications, Inc. ("PCI") exchanged each of their shares in PCI for 1,000 shares of @Entertainment, Inc. in a transaction accounted for in a manner similar to a pooling of interests. @Entertainment, Inc. had no prior operations. All share and per share data have been revised to reflect the new capital structure.

     @Entertainment, Inc. (the "Company") wholly owns PCI and Mozaic, Inc. All are U.S. corporations. PCI owns 92.3% of the capital stock of Poland Cablevision (Netherlands) B.V. ("PCBV"), a Netherlands corporation and first-tier subsidiary of PCI. The Company, PCI and PCBV are holding companies that hold controlling interest in a number of Polish cable television companies, collectively referred to as the "PTK Companies". Mozaic, Inc. was established during 1996 to develop and invest in programming for the PTK Companies. All significant assets and operating activities of the Company are located in Poland.

  Principles of Consolidation

     The consolidated financial statements include the financial statements of the Company and its wholly owned and majority owned subsidiaries. Also consolidated are two 49% owned subsidiaries for which PCI maintains control of operating activities and has the ability to influence the appointment of members to the Managing Boards. As discussed in Note 14, PCI has entered into an agreement in 1997 with one of these subsidiaries (PTK-Ryntronik) to purchase the remaining 51% ownership. PCI also owns a 33% ownership interest in ProCable Sp. z o.o. which is accounted for using the equity method. All significant intercompany balances and transactions have been eliminated in consolidation.

  Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principals. Actual results could differ from those estimates.

  Revenue

     Revenue is primarily derived from the sale of cable television services to retail customers in Poland. Revenue from subscription fees is recognized on a monthly basis as the service is provided. Installation fee revenue, for connection to the Company's cable television systems, is recognized to the extent of direct selling costs and the balance is deferred and amortized to income over the estimated average period that new subscribers are expected to remain connected to the systems.

  Taxation

     Income taxes are accounted for under the asset and liability method. Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                              @ENTERTAINMENT, INC.

     Foreign:

     The PTK Companies are subject to corporate income taxes, value added tax
(VAT) and various local taxes within Poland, as well as import duties on materials imported by them into Poland. Under Polish law, the PTK Companies are exempt from import duties on certain in-kind capital contributions.

     The PTK Companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities.

     U.S.:

     The Company and PCI are subject to U.S. Federal taxation of their worldwide income. The PTK Companies and PCBV are foreign corporations which are not expected to be engaged in a trade or business within the U.S. or to derive income from U.S. sources and accordingly, are not subject to U.S. income tax.

  Cash and Cash Equivalents

     Cash and cash equivalents consist of cash and other short term investments with original maturities of less than three months.

  Investment Securities

     Investment securities consist of short term investments with original maturities ranging from four to six months. In accordance with Statement of Financial Accounting Standards No. 115, "Accounting for Certain Investments in Debt and Equity Securities," ("SFAS No. 115"), the Company has classified all securities as held to maturity. Securities held to maturity are limited to securities for which the Company has the positive intent and the ability to hold to maturity. Held to maturity securities are carried at amortized cost on the balance sheet.

  Investment in Cable Television Systems

     The investment in the Company's cable television systems includes property, plant and equipment used in the development and operation of the various cable television systems. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in cable television systems. The Company capitalizes interest costs incurred during the period of construction in accordance with Statement of Financial Accounting Standards No. 34, "Capitalization of Interest Cost". Interest is not capitalized for short-term construction projects. Subscriber related costs and general and administrative expenses are charged to operations when incurred. Depreciation is computed for financial reporting purposes using the straight-line method over the following estimated useful lives:

            Cable television system assets.........................       10 years
            Vehicles...............................................        5 years
            Other property, plant and equipment....................   5 - 40 years

                              @ENTERTAINMENT, INC.

  Inventories for Construction

     Inventories for construction are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories are principally related to work-in-progress in the various cable television systems.

  Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally eight to ten years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

  Intangibles

     The Company has entered into agreements with the Polish telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental authorities are capitalized and amortized generally over a period of ten years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

     Organization costs are capitalized and amortized over a one-year period. Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the straight-line method.

  Foreign Currency Translation

     Translation of the Polish foreign currency accounts into U.S. dollars has been performed in accordance with SFAS No. 52 (Foreign Currency Translation). This standard requires that entities operating in countries with economies deemed to be highly inflationary translate all monetary assets and liabilities into U.S. dollars at the exchange rate in effect at year end and non-monetary assets and liabilities at historical or transaction date rates. Revenues and expenses are translated at the average exchange rate over the reporting period. For 1996, 1995 and 1994 inflation was 19.9%, 26.8% and 33.3%, respectively yielding a three year cumulative inflation rate of 102.7%.

     Effective January 1, 1995, the Polish monetary denomination (old zffioty) was redenominated at a rate of 10,000 old zffioty to one new zffioty and one hundred old zffioty to one groszy. The new and old Polish zffioty had an exchange rate of 2.875 PLN, 2.468 PLN and 24,372zl to one U.S. dollar at December 31, 1996, 1995 and 1994, respectively.

  Computation of Net Loss per Common Share

     The computation of net loss per common share is based on the weighted average number of shares of common stock outstanding determined in accordance with Securities and Exchange Commission Staff Accounting Bulletin Topic 4:D.

  Fair Value of Financial Instruments

     SFAS No. 107 (Disclosures about Fair Value of Financial Instruments) requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets for which it is practicable to estimate fair value.

                              @ENTERTAINMENT, INC.

     The Company's financial instruments include cash, cash equivalents, investment securities, accounts receivable, notes receivable from affiliates, other current assets, other investments, accounts payable, other liabilities, notes payable and redeemable preferred stock.

     The carrying value of cash, cash equivalents, investment securities, accounts receivable, other current assets, other investments, accounts payable, and other liabilities on the accompanying consolidated balance sheets approximates fair value due to the short maturity of these instruments.

     The carrying value of the redeemable preferred stock has been determined based upon the amount of future cash flows required discounted using the Company's estimated borrowing rate for similar instruments.

     The recorded balance of the Company's notes payable approximates their fair values which have been estimated based on the current rates offered for debt of the same type and maturity. It was not practicable to estimate the fair value of notes receivable from affiliates due to the nature of these instruments, the circumstances surrounding their issuance, and the absence of quoted market prices for similar financial instruments.

  Impairment of Long-Lived Assets

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Adoption of this statement did not have an impact on the Company's financial position, results of operations, or liquidity.

  Advertising Costs

     All advertising costs of the Company are expensed as incurred.

  Reclassifications

     Certain 1994 and 1995 amounts have been reclassified to conform to the 1996 presentation.

2.  INVESTMENT SECURITIES

     Investment securities consist of short-term corporate bonds with original maturities ranging from four to six months. The Company has the ability and the intent to hold these securities to maturity. As of December 31, 1996, the aggregate securities balance consists of securities with an amortized cost of $25,115,000, unrealized holding gains of $227,000, and a fair value of $25,342,000. There were no investments securities as of December 31, 1995.

                              @ENTERTAINMENT, INC.

3.  ACQUISITIONS

     During 1995, the Company acquired four cable television companies for aggregate consideration of $4,075,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired based upon their fair values at date of acquisition. The results of the acquired companies have been included in the Company results since January 1, 1995. Had the 1995 acquisitions occurred on January 1, 1994, the Company's pro forma consolidated results for the year ended December 31, 1994 would have been as follows:


                                                                        (UNAUDITED)
            Revenue...................................................  $15,653
            Loss before income taxes and minority interest............   (2,111)
            Net loss..................................................   (2,598)
            Net loss per share........................................  $ (0.24)


     During 1996, the Company acquired substantially all of the cable television system assets of twenty-six cable television companies for aggregate consideration of approximately $15,600,000. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition and any excess as goodwill. The results of the acquired companies have been included with the Company's results since their dates of acquisition. Had the 1996 acquisitions occurred on January 1, 1996 and January 1, 1995, the Company's pro forma consolidated results for the years ended December 31, 1996 and 1995 would have been as follows:


                                                                 1996            1995
                                                              (UNAUDITED)     (UNAUDITED)
                                                              -----------     -----------
        Revenue.............................................   $  31,667       $  26,247
        Loss before income taxes and minority interest......      (6,720)            (12)
        Net loss............................................      (5,951)           (522)
        Net loss per share..................................   $   (0.34)      $   (0.05)


     During December 1996, the Company entered into a preliminary purchase agreement for a cable television system operating in the Opole area and prepaid the $1,400,000 purchase price, which is included in other investments in the accompanying consolidated balance sheet at December 31, 1996. The agreement provides that it becomes legally effective on the date of regulatory approval by the Polish Office for Protection of Competition and Consumers ("Anti-Monopoly Office").

     Included in minority interest at December 31, 1996 is approximately $9.1 million relating to the acquisition of two subsidiaries.

                              @ENTERTAINMENT, INC.

4.  INTANGIBLES

     Intangible assets at December 31, 1996 and 1995 are carried at cost and consist of the following (in thousands of dollars):

                                                                   1996        1995
                                                                  -------     -------
        Conduit and franchise agreements........................  $ 5,391     $ 1,230
        Goodwill................................................    6,730         929
        Deferred financing costs................................    8,658       2,131
        Organization costs......................................      988         864
        Other...................................................      120         318
                                                                  -------      ------
                                                                   21,887       5,472
        Less accumulated amortization...........................   (3,395)     (1,628)
                                                                  -------      ------
        Net intangible assets...................................  $18,492     $ 3,844
                                                                  =======      ======

5.  OTHER CURRENT ASSETS AND LIABILITIES

     Included in other current assets is $1,203,000 and $593,000 of VAT receivables as of December 31, 1996 and 1995, respectively.

     Included in other current liabilities at December 31, 1996 and 1995 is a liability of $352,000 and $89,000 for income taxes payable, respectively and approximately $726,000 and $767,000 related to accrued programming fees.

6.  INCOME TAXES

     The components of the provision for income taxes for the years ended December 31, 1996, 1995 and 1994 are as follows (in thousands of dollars):

                                                              1996      1995     1994
                                                             ------     ----     ----
        U.S. Federal income taxes..........................  $  714     $587     $629
        State income taxes.................................     531       13      151
        Foreign jurisdictions..............................      28       --       23
                                                             ------     ----     ----
             Total current income taxes....................   1,273      600      803
        U.S. deferred income taxes.........................      --       --       --
                                                             ------     ----     ----
             Total income tax expense......................  $1,273     $600     $803
                                                             ======     ====     ====

     Sources of loss before income taxes and minority interest from domestic and foreign sources for the years ended December 31, 1996, 1995 and 1994 are as follows:

                                                        1996        1995        1994
                                                       -------     -------     -------
        Domestic (loss)..............................   (2,602)     (1,115)     (1,117)
        Foreign income (loss)........................   (4,632)        444        (779)
                                                        ------      ------      ------
             Total...................................   (7,234)       (671)     (1,896)
                                                        ======      ======      ======

                              @ENTERTAINMENT, INC.

     The reconciliation of income tax expense from continuing operations for the years ended December 31, 1996, 1995 and 1994 differed from the amounts computed by applying the U.S. Federal statutory tax rates to pretax income from continuing operations as a result of the following (in thousands of dollars):

                                                           1996       1995       1994
                                                          -------     -----     ------
        Computed "expected" Federal income tax
          (benefit).....................................  $(2,460)    $(228)    $ (645)
        State income taxes, net of Federal benefit......      184        65         32
        Permanent differences...........................       17        69         76
        Change in valuation allowance...................    3,504       667      1,317
        Other...........................................       28        27         23
                                                          -------     -----     ------
                                                          $ 1,273     $ 600     $  803
                                                          =======     =====     ======

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1996, 1995 and 1994 are presented below (in thousands of dollars):

                                                        1996        1995        1994
                                                       -------     -------     -------
        Deferred tax assets:
        Deferred compensation........................  $   377     $   213     $   744
        Polish net operating loss carryforward.......    2,015         977         492
        Interest income..............................    1,867       1,164         792
        Service revenue..............................    2,368       2,155       2,024
        Accrued liabilities..........................    1,935         524         163
        Other items..................................      104          72         223
                                                       -------     -------     -------
        Total gross deferred tax assets..............    8,666       5,105       4,438
        Less valuation allowance.....................   (8,609)     (5,105)     (4,438)
                                                       -------     -------     -------
        Net deferred tax assets......................  $    57     $    --     $    --
                                                       =======     =======     =======
        Deferred tax liabilities:
        Prepaid expenses.............................  $   (57)    $    --     $
                                                       =======     =======     =======
        Total gross deferred tax liabilities.........  $   (57)    $    --     $
                                                       =======     =======     =======

     The effective income tax rate differs from the statutory U.S. Federal income tax rate for 1996, 1995 and 1994 principally due to future deductible items and losses from which U.S. or foreign tax benefits are currently not expected to be realized. Due to uncertainties regarding their recoverability the effect of these losses has been eliminated through the recording of a valuation allowance. The valuation allowance for deferred tax assets as of January 1, 1994 was $3,121,000. The net changes in the valuation allowance for the years ended December 31, 1996, 1995 and 1994 were increases of $3,504,000, $667,000, and
$1,116,000, respectively.

                              @ENTERTAINMENT, INC.

     The Company had net operating loss carryforwards from foreign jurisdictions of approximately $3,717,000, which will expire as follows (in thousands of dollars):

                                                                 FOREIGN
                    YEARS ENDING DECEMBER 31,                 JURISDICTIONS
                    ----------------------------------------  -------------
                    1997....................................     $ 1,824
                    1998....................................       1,341
                    1999 and thereafter.....................         552
                                                                  ------
                                                                 $ 3,717
                                                                  ======

7.  NOTES PAYABLE

     The Company signed a $13,500,000 financing agreement with Overseas Private Investment Corporation ("OPIC") of which $8,600,000 was outstanding at December 31, 1995. The loan was repaid in full during 1996. Accordingly, the Company recorded an extraordinary loss of $1,713,000 related to the early retirement of debt. The extraordinary loss was comprised of a $147,000 prepayment penalty and $1,566,000 relating to the write-off of deferred financing costs. There was no tax effect of this transaction due to foreign jurisdiction net operating loss carryforwards. Under terms of the financing agreement, the Company maintained a restricted compensating cash balance of $983,000 at December 31, 1995.

     In October 1995, the Company entered into an agreement with American Bank in Poland S.A. for a Polish currency denominated revolving credit loan and a U.S. dollar denominated promissory note, of which approximately $2,482,000 was outstanding at December 31, 1995. These loans were repaid in full during 1996.

     During August 1995, the Company entered into a $10,000,000 loan agreement with the Bank of Boston Connecticut which was subsequently repaid in February 1996.

     In August 1996, the Company entered into a $6,500,000 revolving credit loan agreement with American Bank in Poland, S.A. of which $550,000 was outstanding at December 31, 1996. Funds are available under the credit agreement through December 31, 1998 and interest is based on LIBOR plus 3% (8.60% in aggregate at December 31, 1996) and is due quarterly. All advances under the loan must be repaid by August 20, 1999.

     During October 1996, the Company issued $130,000,000, 9.875% unsecured Senior Notes that become due November 1, 2003. The Senior Notes are net of $476,000 of unamortized discount at December 31, 1996. Interest is due semi-annually commencing May 1, 1997 and the Company has accrued $2,175,000 of interest expense for the year ended December 31, 1996. The Senior Notes include certain covenants which include the limitation on additional indebtedness, the limitation on restricted payments, the limitation on issuances of capital stock of subsidiaries, the limitation on transactions with affiliates, the limitation on liens, the limitation on issuances of guarantees of indebtedness by subsidiaries, the purchase of Senior Notes upon a change of control, the limitation on sale of assets, the limitation on dividends and other payment restrictions affecting subsidiaries, the limitation on investments in unrestricted subsidiaries and a limitation on lines of business. The Company is in compliance with these covenants.

     Interest expense relating to the above notes payable was $3,380,000, $850,000 and $159,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

8.  OTHER CURRENT LIABILITIES

     The Company has compensation agreements with certain employees to defer a portion of their annual bonus and salary. The deferred compensation liability associated with these agreements was approximately $922,000 and $518,000 as of December 31, 1996 and 1995, respectively. The deferred

                              @ENTERTAINMENT, INC.

compensation expense associated with these agreements was $357,000, $250,000 and $234,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

     The Company entered into a repayment agreement with a supplier of cable television system materials allowing the Company to repay amounts owed to the supplier in consecutive monthly installments. The Company repaid the supplier in full in April 1996 and had a balance of $1,004,000 outstanding at December 31, 1995.

9.  STOCKHOLDERS' EQUITY

     The Company had outstanding at December 31, 1995, 985 shares of Preferred Stock, which was convertible into 812 shares of Class A common stock. The Company had the option of redeeming the preferred stock in whole or in part from January 1, 1996 through December 31, 2002. However, as discussed below, the Preferred Stock was exchanged for new Series D Preferred Stock during March 1996.

     During February 1996, the Company issued to certain stockholders an additional 2,437 shares of Class A Common Stock in accordance with the provisions of the Stockholder Agreement dated June 27, 1991. The shares were issued at a nominal value of $.01 each. Also during February 1996, the Company issued a stock dividend of 166 shares of Series A Preferred Stock to the preferred stock stockholder.

     During March 1996, the Company completed several transactions including restating its certificate of incorporation, issuing new shares of stock, redeeming preferred stock, and the repayment of affiliate debt.

     The Restated Certificate of Incorporation of the Company authorized a new class of $.01 par Common Stock, $1 par Series A Preferred Stock, $.01 par Series B Preferred Stock, $.01 par Series C Preferred Stock, and $.01 par Series D Preferred Stock. All Class A and Class B Common shares previously issued and outstanding were exchanged for new Common Stock. All issued and outstanding shares of Preferred Stock were exchanged for new Series D Preferred Stock, which was subsequently redeemed for $8,500,000. Only Common Stock and Series B Preferred Stock retain voting rights and only holders of Common Stock are entitled to receive dividends. Each Series of Preferred Stock has redemption provisions; the Series B Preferred Stock is also convertible into Common Stock.

     During March 1996, the Company issued 4,662 shares of Common Stock, 4,000 shares of Series A Preferred Stock, and 2,500 shares of Series B Preferred Stock to ECO Holdings III Limited Partnership in exchange for $65,000,000; and 2,000 shares of Series C Preferred Stock and 812 shares of Common Stock were issued to Polish Investments Holding L.P. in exchange for $17,029,000.

10.  REDEEMABLE PREFERRED STOCK

     The Series A, Series B and Series C Preferred Stock have a mandatory redemption date of October 31, 2004. At the option of the Company, the Series A, Series B and Series C Preferred Stock may be redeemed at any time in whole or in part. The redemption price per share of the Series A, Series B and Series C Preferred Stock is $10,000.

     Prior to the mandatory redemption of the Series B Preferred Stock, the holders of any shares of Series B Preferred Stock have the option to convert their shares to 4,862 shares of Common Stock.

     The Preferred Stock has been recorded at its mandatory redemption value on October 31, 2004, discounted at 12% to December 31, 1996. The Company periodically acretes from paid-in capital an amount that will provide for the redemption value at October 31, 2004.

                              @ENTERTAINMENT, INC.

11.  PENSION PLANS

     The Company maintains a savings plan that is intended to meet the requirements of a profit sharing plan under Sections 401(a) and 401(k) of the Internal Revenue Code. The profit sharing plan covers substantially all U.S. employees and provides for employee/participant contributions up to 10% of their annual compensation and employer matching contributions of 100% of employee contributions up to 5% of the employee's annual compensation subject to certain vesting requirements and statutory limitations. The Company has funded its matching obligation of $9,000, $11,000 and $0 under the profit sharing plan for the years ended December 31, 1996, 1995 and 1994, respectively.

12.  RELATED PARTY TRANSACTIONS

     During the ordinary course of business, the Company enters into transactions with entities under common control of the stockholders and affiliated parties. When appropriate, outstanding balances bear interest until settlement. The principal related party transactions are described below.

  Due from Affiliate

     Amounts due from affiliate primarily represented advances and payments made on behalf of a stockholder of a PTK Company.

  Notes Receivable from Affiliates

     During 1996, the Company made $6,000,000 of non-interest bearing advances to the 51% shareholder of one of the PTK Companies pursuant to an agreement for the purchase of his interest in the PTK Company. These loans will offset the purchase price upon the transfer of 95.5% of his 51% interest in the PTK Company, The remaining interest will be held by another subsidiary in which the Company owns a 49% interest.

     The Company loaned $2,491,000 to Pro Cable Sp. z o.o., which is 33% owned by PCI, in December 1996. Under terms of the demand note, interest shall accrue at 10% per annum beginning January 1, 1997.

  Notes Payable to Affiliates

     Notes payable to affiliates consisted of unsecured demand notes due to Chase American Corporation, an affiliate of one of the stockholders of PCI. Interest expense associated with these notes was $1,040,000, $3,284,000 and $2,164,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Programming

     Pro Cable Sp. z o.o. provides programming to the PTK Companies. The Company incurred programming fees from Pro Cable Sp. z o.o. of $412,000, $186,000 and $91,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

  Corporate Administration

     During 1994 the Company reimbursed an affiliate of the stockholders of PCI $75,000 per quarter for certain general overhead costs. In addition, legal and financial services provided by the affiliate at the request of the Company are reimbursed and are not material.

13.  COMMITMENTS AND CONTINGENCIES

  Leases

     The Company leases several offices and warehouses within Poland. The Company also leases space within various telephone duct systems from TPSA that expire at various times. A substantial

                              @ENTERTAINMENT, INC.

portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Generally speaking, TPSA may terminate a conduit agreement if the Company does not have a valid Permit covering the subscribers to which the conduit delivers the signal; the Company's network serviced by the conduit does not meet the required technical specifications; the Company does not have a contract with the Co-op authority or the Company fails to pay the required rent. Minimum future lease commitments for the aforementioned leases is $894,000 for the year ended December 31, 1997. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $892,000, $711,000 and $299,000, respectively, related to these leases.

     The Company has entered into various lease agreements with TPSA. All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year which then remains fixed through the tenth year of the lease. Based upon the lease rates currently in effect, the Company is charged approximately $1 to $12 per month for each 100 meters of duct space utilized.

  Programming Commitments

     The Company has entered into programming agreements with its significant programming suppliers. The programming agreements have terms which range from one to five years and require that the payments for the programs be paid either at a fixed amount or based upon the number of subscribers connected to the system each month. For the years ended December 31, 1996, 1995 and 1994, the Company incurred programming fees of approximately $1,758,000, $1,318,000, and $681,000, respectively, pursuant to these agreements.

     Some of the programming suppliers the Company entered into agreements with are located outside of Poland. The categorization by the Polish tax authorities of the payments to be paid under such agreements as a royalty rather than a payment for services has yet to be determined. Should the payments made be determined by Polish tax authorities to be royalties (license payments) rather than payments for services, the PTK Companies making such payments would be required to withhold and pay over to the Polish tax authorities certain portions of such payments. The portions would vary depending upon the country of residence of each programming supplier and the provisions of the international tax treaty (if any) between such country and Poland. The maximum amount that could be due is approximately $350,000. PCI has not recorded any amounts related to this in the accompanying financial statements due to the uncertainties involved.

  Regulatory Approvals

     The Company is in the process of obtaining permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

     One of the PTK Companies was not able to register several capital increases that were filed in 1995, for an aggregate amount of PLN 2 million (approximately $695,000 at the December 31, 1996 conversion rate). The capital increases were rejected by the relevant Registration Court, and the court's decision was upheld on appeal. Since the PTK Company received an in-kind contribution of equipment in respect of the proposed capital increases, the non-recognition of the capital increases by the Polish courts means that the contribution could be treated as income in the hands of the PTK Company. As a result, part or all of the contribution could be subject to corporate income tax of 40%. The PTK

                              @ENTERTAINMENT, INC.

Company had enough tax net operating loss in 1995 to offset any additional taxable income resulting from an unfavorable treatment. The Company has not recorded any amounts related to this in the accompanying financial statements due to the tax net operating loss and uncertainties involved.

  General Litigation

     From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon its current knowledge, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

14.  SUBSEQUENT EVENTS

     The Company entered into agreements during 1996 to purchase during 1997 three cable television systems for approximately $1,900,000, of which $1,400,000 has been prepaid at December 31, 1996, and 66.57% of a cable television company for approximately $18,500,000.

     During 1996, the Company and the other stockholder of PTK-Ryntronik (a 49% owned subsidiary) entered an agreement for the Company to purchase the remaining 51% ownership of PTK-Ryntronik for $9,000,000. Pursuant to the agreement, the Company advanced $6,000,000 of the purchase price as of December 31, 1996. This transaction will be accounted for using the purchase method. On March 4, 1997, the Company entered into an addendum to the agreement regarding the acceleration of the Company's purchase of the remaining 51% ownership of PTK-Ryntronik. In the addendum and annex, the parties agreed to transform PTK-Ryntronik into a limited liability company, at which time the other stockholder will transfer all of its shares of PTK-Ryntronik to PCI or its nominee. PCI agreed to pay the stockholder $700,000 within three days of the signing of the addendum, $1,000,000 on March 28, 1997 and $1,750,000 upon the transfer of shares to PCI. In addition, another subsidiary of PCI subscribed and became the owner of 4.5% of the capital stock of PTK-Ryntronik.

     In 1997, PCIP entered into ten-year contracts for the lease of three transponders on the Astra satellite system. Aggregate charges for each transponder are capped at $6,750,000 per annum, but either party may terminate any or all of the transponder leases on 6 months prior notice if PCIP has not targeted the Polish DTH market prior to January 1, 1999. If all of the leases were so terminated the maximum aggregate charges under the leases would approximate $8.6 million.

15.  THE REORGANIZATION

     The Company is in the process of an initial public offering of stock in the United States and internationally (the "Offerings"). Before the Offerings, all the holders of shares of PCI's common stock and @Entertainment, Inc. entered into a Contribution Agreement dated as of June 22, 1997 (the "Contribution Agreement"). Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares of PCI common stock owned by it to @Entertainment, Inc. In addition, ECO transferred all of the outstanding shares of PCI's voting Series B Preferred Stock (the "PCI Series B Preferred Stock") to @Entertainment, Inc. All of these transfers (the "Share Exchange") were designed to qualify as a tax-free exchange under section 351 of the Internal Revenue Code of 1986, as amended (the "Code"). Each holder of PCI's common stock received 1,000 shares of common stock of @Entertainment, Inc. in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of @Entertainment, Inc.'s Series B Preferred Stock ("@Entertainment, Inc. Series B Preferred Stock") in exchange for its shares of PCI Series B Preferred Stock. The @Entertainment, Inc. Series B Preferred Stock has identical rights and preferences to those of the PCI Series B Preferred Stock, except that the ratio for conversion of such shares into common stock increased from 1:1.9448 to 1:1,944.80 in order to reflect the Capital Adjustment. The 2,500 outstanding shares of @Entertainment, Inc. Series B Preferred Stock will

                              @ENTERTAINMENT, INC.

automatically convert into 4,862,000 shares of Common Stock of @Entertainment, Inc. upon the closing of the Offerings (the "Automatic Conversion").

     On June 20, 1997, Polish Investments Holding L.P. ("PIHLP"), transferred all of the outstanding shares of PCI's Series C Preferred Stock to an entity owned by certain of the beneficial owners of PIHLP and members of their families (the "Chase Entity"). The Chase Entity, ECO and @Entertainment, Inc. entered into a Purchase Agreement dated as of June 22, 1997 (the "Purchase Agreement"). Among other matters, the Purchase Agreement obligates @Entertainment, Inc. to purchase all of the outstanding shares of PCI's Series A Preferred Stock and Series C Preferred Stock for cash from ECO and the Chase Entity, respectively, at the closing of the Offerings (the "Cash Purchases"). The aggregate purchase price of $60.0 million for PCI's Series A Preferred Stock and Series C Preferred Stock equals the aggregate redemption price of such shares as set forth in PCI's certificate of incorporation. The Cash Purchases will be funded with a portion of the net proceeds of the Offerings.

     In June 1997, @Entertainment, Inc. acquired all of the outstanding stock of @EL, a new corporation organized under the laws of England and Wales (the "@EL Incorporation"). @EL will be responsible for the Company's D-DTH business.

     In June 1997, certain employment agreements for the executive officers of @Entertainment, Inc. who were employed by PCI and their employee stock option agreements were assigned to @Entertainment, Inc. by PCI (the "Assignment"). As part of the Assignment and the Capital Adjustment, the employment agreements were amended to provide that each option to purchase a share of PCI's common stock was exchanged for an option to purchase 1,000 shares of @Entertainment, Inc. Common Stock with a proportionate reduction in the per share exercise price.

     The Share Exchange, Capital Adjustment, @EL Incorporation and the Assignment are collectively referred to as the "Reorganization". As a result of the Reorganization, @Entertainment, Inc. owns all of the outstanding shares of voting stock of PCI and all of the outstanding shares of common stock of @EL. The Automatic Conversion and the Cash Purchase will occur upon the closing of the Offerings.

     PCI's consolidated assets and liabilities were transferred to @Entertainment, Inc. using PCI's historical cost.

16.  PER SHARE INFORMATION

     The Company has presented historical loss per common share information assuming the common stock exchange of 1 to 1,000 shares outlined in Note 15 occurred on January 1, 1992. Pursuant to Securities and Exchange Commission Staff Accounting Bulletin Topic 4:D stock and stock options granted during the 12-month period preceding the date of the Company's initial public offering
(IPO) have been included in the calculation of weighted average common shares outstanding for periods prior to the IPO including where the impact is anti-dilutive. The computation of weighted average common shares and equivalent outstanding follows:

                                                           1996            1995            1994
                                                        -----------     -----------     -----------
Weighted average common shares outstanding exclusive
  of issuances within 12 months of IPO..............     17,271,000      11,037,000      10,880,000
Incremental shares assumed to be outstanding related
  to stock options granted within 12 months prior to
  IPO...............................................        526,800         526,800         526,800
                                                        -----------     -----------     -----------
Weighted average common shares and equivalents
  outstanding.......................................     17,797,800      11,563,800      11,346,800
                                                         ==========      ==========      ==========

                     INDEPENDENT ACCOUNTANTS' REVIEW REPORT

The Board of Directors and Stockholders
Poland Cablevision (Netherlands) B.V.:

We have reviewed the accompanying consolidated balance sheet of Poland Cablevision (Netherlands) B.V. and subsidiaries as of March 31, 1997, and the related consolidated statements of operations and cash flows for the three-month periods ended March 31, 1997 and 1996. These consolidated financial statements are the responsibility of the Company's management.

We conducted our reviews in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our reviews, we are not aware of any material modifications that should be made to the consolidated financial statements referred to above for them to be in conformity with generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Hartford, Connecticut
June 23, 1997

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                           CONSOLIDATED BALANCE SHEET
                                 MARCH 31, 1997
                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                                            ASSETS
Current assets:
  Cash and cash equivalents......................................................    $ 5,878
  Accounts receivable, net of allowances of $459.................................        611
  Other current assets...........................................................      1,088
                                                                                    --------
          Total current assets...................................................      7,577
                                                                                    --------
Investment in cable television systems, at cost:
  Property, plant and equipment:
     Cable television system assets..............................................     88,569
     Construction in progress....................................................         81
     Vehicles....................................................................      1,131
     Other.......................................................................      2,615
                                                                                    --------
       Total property, plant and equipment.......................................     92,396
       Less accumulated depreciation.............................................    (20,973)
                                                                                    --------
       Net property, plant and equipment.........................................     71,423
  Inventories for construction...................................................      5,715
  Intangibles, net...............................................................     10,544
                                                                                    --------
          Net investment in cable television systems.............................     87,682
                                                                                    --------
Other investments................................................................      1,409
                                                                                    --------
          Total assets...........................................................    $96,668
                                                                                    ========

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                                 MARCH 31, 1997
                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                            LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable...............................................................  $   2,590
  Deferred revenue...............................................................        754
  Other current liabilities......................................................        560
                                                                                    --------
          Total current liabilities..............................................      3,904
Due to affiliate.................................................................     12,941
Notes payable to affiliate.......................................................    110,576
                                                                                    --------
          Total liabilities......................................................    127,421
                                                                                    --------
Minority interest................................................................      2,699
Stockholders' equity:
     Common stock ($.50 par, 200,000 shares authorized, issued and
      outstanding)...............................................................        100
  Cumulative translation adjustment..............................................       (804)
  Accumulated deficit............................................................    (32,748)
                                                                                    --------
          Total stockholders' equity.............................................    (33,452)
                                                                                    --------
          Total liabilities and stockholders' equity.............................  $  96,668
                                                                                    ========

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                           1997         1996
                                                                         --------     --------
Cable television revenue...............................................  $  6,279     $  5,499
                                                                         --------      -------
Operating expenses:
  Direct operating expenses............................................     1,722        1,466
  Selling, general and administrative..................................     2,152        1,758
  Depreciation and amortization........................................     2,716        1,687
                                                                         --------      -------
          Total operating expenses.....................................     6,590        4,911
                                                                         --------      -------
          Operating income (loss)......................................      (311)         588
Interest and investment income.........................................        57           35
Interest expense.......................................................    (2,699)      (2,233)
Foreign currency translation gain (loss)...............................      (460)         (80)
                                                                         --------      -------
     Loss before income taxes and minority interest....................    (3,413)      (1,690)
Income tax expense.....................................................       (49)          --
Minority interest in subsidiary (income) loss..........................       222         (194)
                                                                         --------      -------
     Net loss..........................................................  $ (3,240)    $ (1,884)
                                                                         ========      =======
     Net loss per share................................................  $ (16.20)    $  (9.42)
                                                                         ========      =======
Weighted average number of common and common equivalent shares
  outstanding..........................................................   200,000      200,000
                                                                         ========      =======

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                   THREE MONTHS ENDED MARCH 31, 1997 AND 1996
                         (IN THOUSANDS OF U.S. DOLLARS)
                                  (UNAUDITED)

                                                                          1997        1996
                                                                         -------     -------
Cash flows from operating activities:
  Net loss.............................................................  $(3,240)    $(1,884)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Minority interest in subsidiary income (loss).....................     (222)        194
     Depreciation and amortization.....................................    2,716       1,687
     Other.............................................................       --          20
     Interest expense added to notes payable to affiliate..............    2,727         767
     Changes in operating assets and liabilities:
       Accounts receivable.............................................       95         281
       Other current assets............................................      194       2,120
       Accounts payable................................................      (95)       (387)
       Amounts due to affiliate........................................    2,142        (391)
       Deferred revenue................................................      (69)        (64)
       Other current liabilities.......................................       21           6
                                                                         -------     -------
          Net cash provided by operating activities....................    4,269       2,349
                                                                         -------     -------
Cash flows from investing activities:
  Construction of cable television systems.............................   (5,060)     (6,924)
  Purchase of other capital assets.....................................     (346)       (232)
  Other investments....................................................       --         (71)
                                                                         -------     -------
     Net cash used by investing activities.............................   (5,406)     (7,227)
                                                                         -------     -------
Cash flows from financing activities:
  Repayment of notes payable...........................................       --        (614)
  Borrowings from affiliates...........................................       --       4,718
                                                                         -------     -------
          Net cash provided by financing activities....................       --       4,104
                                                                         -------     -------
          Net decrease in cash and cash equivalents....................   (1,137)       (774)
Cash and cash equivalents at beginning of period.......................    7,015       2,278
                                                                         -------     -------
Cash and cash equivalents at end of period.............................  $ 5,878     $ 1,504
                                                                         ========    ========
Supplemental cash flow information:
     Cash paid for interest............................................  $    --     $ 1,346
     Cash paid for income taxes........................................  $    34     $   443

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                 MARCH 31, 1997
                                  (UNAUDITED)

     The information furnished in the accompanying unaudited Consolidated Balance Sheet, Statements of Operations and Statements of Cash Flows reflects all adjustments (consisting only of items of a normal recurring nature) which are, in the opinion of management, necessary for a fair statement of the Company's results of operations and financial position for the interim periods. The financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 1996. The interim financial results are not necessarily indicative of results for the full year.

     The computation of net loss per share is based on the weighted average number of shares of common stock outstanding.

                          INDEPENDENT AUDITORS' REPORT

The Board of Directors
Poland Cablevision (Netherlands) B.V.:

     We have audited the accompanying consolidated balance sheets of Poland Cablevision (Netherlands) B.V. and subsidiaries as of December 31, 1996 and 1995, and the related consolidated statements of operations, changes in stockholders' deficiency and cash flows for each of the years in the three-year period ended December 31, 1996. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with U.S. generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Poland Cablevision (Netherlands) B.V. and subsidiaries as of December 31, 1996 and 1995, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1996, in conformity with U.S. generally accepted accounting principles.

                                                           KPMG Peat Marwick LLP

Hartford, Connecticut
March 26, 1997

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                          1996         1995
                                                                        --------     --------
                                ASSETS
Current assets:
  Cash (note 6).......................................................  $  7,015     $  2,278
  Accounts receivable, net of allowances of $437 in 1996 and $510 in
     1995.............................................................       706          654
  Due from affiliate (note 7).........................................        --        1,660
  Other current assets (note 4).......................................     1,282        1,678
                                                                        --------     --------
          Total current assets........................................     9,003        6,270
                                                                        --------     --------
Investment in cable television systems, at cost (note 3):
  Property, plant and equipment:
     Cable television system assets...................................    84,511       57,242
     Construction in progress.........................................         9        6,052
     Vehicles.........................................................     1,095          880
     Other............................................................     2,519        1,738
                                                                        --------     --------
          Total property, plant and equipment.........................    88,134       65,912
          Less accumulated depreciation...............................   (18,779)     (11,841)
                                                                        --------     --------
          Net property, plant and equipment...........................    69,355       54,071

  Inventories for construction........................................     4,974        4,503
  Intangibles, net....................................................    10,534        4,307
                                                                        --------     --------
          Net investment in cable television systems..................    84,863       62,881
                                                                        --------     --------
Other investments (note 2)............................................     1,409          331
                                                                        --------     --------
          Total assets................................................  $ 95,275     $ 69,482
                                                                        ========     ========

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                           DECEMBER 31, 1996 AND 1995
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                                         1996         1995
                                                                       --------     --------
              LIABILITIES AND STOCKHOLDERS' DEFICIENCY

Current liabilities:
  Accounts payable...................................................  $  2,685     $  2,931
  Notes payable (note 6).............................................        --        2,893
  Deferred revenue...................................................       823        1,133
  Other current liabilities..........................................         9          210
                                                                       --------     --------
          Total current liabilities..................................     3,517        7,167
Due to affiliate (note 7)............................................    11,159        5,371
Notes payable to affiliates (note 7).................................   107,891       67,587
Notes payable (note 6)...............................................        --        8,777
                                                                       --------     --------
          Total liabilities..........................................   122,567       88,902
Minority interest....................................................     2,920       (1,200)
                                                                       --------     --------
Stockholders' deficiency:
  Capital stock par value ($2 par, 200,000 shares authorized,
     issued and outstanding).........................................       100          100
  Cumulative translation adjustment..................................      (344)         594
  Accumulated deficit................................................   (29,968)     (18,914)
                                                                       --------     --------
          Total stockholders' deficiency.............................   (30,212)     (18,220)
                                                                       --------     --------
Commitments and contingencies (notes 7 and 8)........................        --           --
                                                                       --------     --------
          Total liabilities, minority interest and stockholders'
            deficiency...............................................  $ 95,275     $ 69,482
                                                                       ========     ========

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
            (IN THOUSANDS OF U.S. DOLLARS, EXCEPT PER SHARE AMOUNTS)

                                                              1996         1995         1994
                                                            --------     --------     --------
Cable television revenue..................................  $ 22,882     $ 18,156     $  8,776
                                                            ---------    ---------    ---------
Operating expenses:
  Direct operating expenses...............................     6,427        4,986        2,119
  Selling, general and administrative (note 7)............     7,885        5,542        3,619
  Depreciation and amortization...........................     9,003        5,229        3,308
                                                            ---------    ---------    ---------
          Total operating expenses........................    23,315       15,757        9,046
                                                            ---------    ---------    ---------
          Operating income (loss).........................      (433)       2,399         (270)
Interest income...........................................       183           99           78
Interest expense..........................................   (10,058)      (6,534)      (4,458)
Foreign currency translation loss.........................      (938)         (22)         (27)
                                                            ---------    ---------    ---------
     Loss before income taxes, minority interest and         (11,246)      (4,058)      (4,677)
       extraordinary item.................................
Income tax expense (note 5)...............................       (21)          --          (23)
Minority interest in subsidiary loss......................       988           41          180
                                                            ---------    ---------    ---------
Loss before extraordinary loss on early extinguishment of    (10,279)      (4,017)      (4,520)
  debt....................................................
Extraordinary loss on early extinguishment of debt (note      (1,713)          --           --
  6)......................................................
                                                            ---------    ---------    ---------
     Net loss.............................................  $(11,992)    $ (4,017)    $ (4,520)
                                                            =========    =========    =========
Loss per common share before extraordinary item...........  $ (51.39)    $ (20.09)    $ (22.60)
Extraordinary loss per share..............................     (8.57)          --           --
                                                            ---------    ---------    ---------
     Net loss per common share............................  $ (59.96)    $ (20.09)    $ (22.60)
                                                            =========    =========    =========
Weighted average number of capital shares outstanding.....   200,000      200,000      200,000
                                                            =========    =========    =========

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

         CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' DEFICIENCY
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                               CUMULATIVE
                                               CAPITAL STOCK   TRANSLATION  ACCUMULATED
                                                 PAR VALUE     ADJUSTMENT     DEFICIT        TOTAL
                                               -------------   ----------   -----------     --------
Balance January 1, 1994......................      $ 100         $  643      $ (10,426)     $ (9,683)
  Translation adjustment.....................         --            (27)            27            --
  Net loss...................................         --             --         (4,520)       (4,520)
                                                    ----          -----       --------      --------
Balance December 31, 1994....................        100            616        (14,919)      (14,203)
  Translation adjustment.....................         --            (22)            22            --
  Net loss...................................         --             --         (4,017)       (4,017)
                                                    ----          -----       --------      --------
Balance December 31, 1995....................        100            594        (18,914)      (18,220)
  Translation adjustment.....................         --           (938)           938            --
  Net loss...................................         --             --        (11,992)      (11,992)
                                                    ----          -----       --------      --------
Balance December 31, 1996....................      $ 100         $ (344)     $ (29,968)     $(30,212)
                                                    ====          =====       ========      ========

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994
                         (IN THOUSANDS OF U.S. DOLLARS)

                                                              1996         1995         1994
                                                            --------     --------     --------
Cash flows from operating activities:
  Net loss................................................  $(11,992)    $ (4,017)    $ (4,520)
  Adjustments to reconcile net loss to net cash provided
     by operating activities:
     Minority interest in subsidiary loss.................      (988)         (41)        (180)
     Depreciation and amortization........................     9,003        5,229        3,308
     Write off of deferred financing costs................     1,566           --           --
     Other................................................      (162)         356          107
     Interest expense added to notes payable to
       affiliates.........................................     7,844        5,139        4,231
     Changes in operating assets and liabilities:
       Accounts receivable................................      (439)        (723)          49
       Other current assets...............................      (166)        (263)        (573)
       Accounts payable...................................      (246)       1,349          525
       Deferred revenue...................................      (310)          52          458
       Amounts due to affiliates..........................     8,589       (4,918)      (1,664)
       Other current liabilities..........................      (201)        (203)          24
                                                             -------      -------      -------
          Net cash provided by operating activities.......    12,498        1,960        1,765
                                                             -------      -------      -------
Cash flows from investing activities:
  Construction of cable television systems................   (19,925)     (15,094)     (11,695)
  Purchase of other capital assets........................    (1,140)        (694)        (244)
  Other investments.......................................       171       (1,686)        (402)
  Purchase of subsidiaries, net of cash received..........    (7,657)      (3,104)          --
                                                             -------      -------      -------
     Net cash used by investing activities................   (28,551)     (20,578)     (12,341)
                                                             -------      -------      -------
Cash flows from financing activities:
  Costs to obtain loans...................................        --         (956)      (1,142)
  Proceeds from (repayment of) notes payable..............   (11,670)       4,590        7,000
  Borrowings from affiliates..............................    32,460       14,770        6,661
                                                             -------      -------      -------
          Net cash provided by financing activities.......    20,790       18,404       12,519
                                                             -------      -------      -------
          Net increase (decrease) in cash.................     4,737         (214)       1,943
Cash at beginning of year.................................     2,278        2,492          549
                                                             -------      -------      -------
Cash at end of year.......................................  $  7,015     $  2,278     $  2,492
                                                             =======      =======      =======
Supplemental cash flow information:
     Cash paid for interest...............................  $  2,067     $  1,120     $    138
     Cash paid for income taxes...........................       282           --           --

          See accompanying notes to consolidated financial statements.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND PRACTICES

     Reporting Entity

     Poland Cablevision (Netherlands) B.V. ("PCBV" or the "Company"), a Netherlands corporation, is a holding company that holds controlling interest in a number of Polish cable television companies, collectively referred to as the "PTK Companies". The Company is 92.3% owned by Poland Communications, Inc. ("PCI"). All significant assets and operating activities of the Company are located in Poland.

     Principles of Consolidation

     The consolidated financial statements include the financial statements of PCBV and its wholly owned and majority owned foreign subsidiaries. Also consolidated is a 49% owned subsidiary for which the Company maintains control of operating activities and has the right to control the appointment of members to the Managing Board. All significant intercompany balances and transactions have been eliminated in consolidation.

     Use of Estimates

     Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

     Revenue

     Revenue is primarily derived from the sale of cable television services to retail customers in Poland. Revenue from subscription fees is recognized on a monthly basis, as the service is provided. Installation fee revenue, for connection to the Company's cable television systems, is recognized to the extent of direct selling costs and the balance is deferred and amortized into income over the estimated average period that new subscribers are expected to remain connected to the system.

     Taxation

     The Kingdom of the Netherlands generally imposed a corporate income tax at a rate of 40% on the first 250,000 Dfl ($150,000) of income and 35% on income thereafter. Effective July 1, 1994 only the first 100,000 Dfl ($60,000) is subject to the 40% rate. The income tax treaty currently in force between the Netherlands and the United States provides that the Netherlands may impose a withholding tax at a maximum rate of 5% on dividends paid by PCBV to its stockholders.

     Deferred tax assets and liabilities are recognized for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of assets and liabilities and their respective tax bases using enacted tax rates expected to apply in the years in which temporary differences are expected to be recovered or settled.

     The PTK Companies are subject to corporate income taxes, value added tax
(VAT) and various local taxes within Poland, as well as import duties on materials imported by them into Poland. Under Polish law, the PTK Companies are exempt from import duties on certain in-kind capital contributions.

     The PTK Companies' income tax is calculated in accordance with Polish tax regulations. Due to differences between accounting practices under Polish tax regulations and those required by U.S. GAAP, certain income and expense items are recognized in different periods for financial reporting

                     POLAND CABLEVISION (NETHERLANDS) B.V.

purposes and income tax reporting purposes which may result in deferred income tax assets and liabilities.

     Investment in Cable Television Systems

     The investment in the Company's cable television systems includes property, plant and equipment used in the development and operation of the various cable television systems. During the period of construction, plant costs and a portion of design, development and related overhead costs are capitalized as a component of the Company's investment in cable television systems. The Company capitalizes interest costs incurred during the period of construction in accordance with Statement of Financial Accounting Standards No. 34 "Capitalization of Interest Cost". Interest is not capitalized for short-term construction projects. Subscriber related costs and general and administrative expenses are charged to operations when incurred. Depreciation is calculated for financial reporting purposes using the straight-line method over the following estimated useful lives:

        Cable television system assets..................................     10 years
        Vehicles........................................................      5 years
        Other property, plant and equipment.............................   5-40 years

     Inventories for Construction

     Inventories for construction are stated at the lower of cost, determined by the average cost method, or net realizable value. Inventories are principally related to work-in-progress in the various cable television systems.

     Goodwill

     Goodwill, which represents the excess of purchase price over fair value of net assets acquired, is amortized on a straight-line basis over the expected periods to be benefited, generally eight to ten years. The Company assesses the recoverability of this intangible asset by determining whether the amortization of the goodwill balance over its remaining life can be recovered through undiscounted future operating cash flows of the acquired operation. The assessment of the recoverability of goodwill will be impacted if estimated future operating cash flows are not achieved.

     Intangibles

     The Company has entered into agreements with the Polish telephone company ("TPSA"), for the use of underground telephone conduits for cable wiring. Costs related to obtaining conduit and franchise agreements with housing cooperatives and governmental authorities are capitalized and amortized generally over a period of ten years. In the event the Company does not proceed to develop cable systems within designated cities, costs previously capitalized will be charged to expense.

     Organization costs are capitalized and amortized over a one-year period. Costs incurred to obtain financing have been deferred and amortized over the life of the loan using the straight-line method.

     Foreign Currency Translation

     Translation of the Polish foreign currency accounts into U.S. dollars has been performed in accordance with SFAS No. 52 (Foreign Currency Translation). This standard requires that entities operating in countries with economies deemed to be highly inflationary translate all monetary assets and liabilities into U.S. dollars at the exchange rate in effect at year end and non-monetary assets and liabilities at historical or transaction date rates. Revenues and expenses are translated at the average exchange rate over the reporting period. For 1996, 1995 and 1994 inflation was 19.9%, 26.8% and 33.3%, respectively yielding a three-year cumulative inflation rate of 102.7%.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

     Effective January 1, 1995, the Polish monetary denomination (old zffioty) was redenominated at a rate of 10,000 old zffioty to one new zffioty and one hundred old zffioty to one groszy. The new and old Polish zffioty had an exchange rate of 2.875 PLN, 2.468 PLN and 24,372zl to one U.S. dollar at December 31, 1996, 1995 and 1994, respectively.

     Computation of Net Loss per Share

     The net loss per share computation is based on the weighted average number of shares of common stock outstanding.

     Fair Value of Financial Instruments

     SFAS No. 107 (Disclosures about Fair Value of Financial Instruments) requires the Company to make disclosures of fair value information of all financial instruments, whether or not recognized on the consolidated balance sheets for which it is practicable to estimate fair value.

     The Company's financial instruments include cash, accounts receivable, other current assets, other investments, accounts payable, notes payable, and due to affiliate. The carrying value of the cash, accounts receivable and payable, the other current assets and other investments on the consolidated balance sheets approximates fair value due to the short maturity of these instruments.

     It was not practicable to estimate the fair value of amounts due from affiliates and notes payable to affiliates due to the nature of these instruments, the circumstances surrounding their issuance, and the absence of quoted market prices for similar financial instruments.

     Impairment of Long-Lived Assets

     The Company adopted the provisions of Statement of Financial Accounting Standards No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of " on January 1, 1996. This statement requires that long-lived assets and certain identifiable intangibles be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to future net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceed the fair value of the assets. Adoption of this statement did not have an impact on the Company's financial position, results of operations or liquidity.

     Advertising Costs

     All advertising costs of the Company are expensed as incurred.

     Reclassifications

     Certain 1994 and 1995 amounts have been reclassified to conform to the 1996 presentation.

2.  ACQUISITIONS

     During 1995, the Company acquired two cable television companies for aggregate consideration of $3.2 million. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition. The results of the acquired companies have been included in the Company results since January 1,

                     POLAND CABLEVISION (NETHERLANDS) B.V.

1995. Had the 1995 acquisitions occurred on January 1, 1994, the Company's pro forma consolidated results for the year ended December 31, 1994 would have been as follows:

                                                                               (UNAUDITED)
                                                                               -----------
    Revenue..................................................................    $14,783
    Loss before income taxes and minority interest...........................     (4,503)
    Net loss.................................................................     (4,346)
    Net loss per share.......................................................    $(21.73)

     During 1996, the Company acquired substantially all of the cable television system assets of eighteen cable television companies for aggregate consideration of approximately $9.4 million. The acquisitions have been accounted for as purchases with the purchase price allocated among the assets acquired and liabilities assumed based upon their fair values at date of acquisition and any excess as goodwill. The results of the acquired companies have been included with the Company since their dates of acquisition. Had the 1996 acquisitions occurred on January 1, 1996 and January 1, 1995, the Company's pro forma consolidated results for the years ended December 31, 1996 and 1995 would have been as follows:

                                                                       1996          1995
                                                                    (UNAUDITED)   (UNAUDITED)
                                                                    -----------   -----------
    Revenue.......................................................   $  27,168      $22,845
    Loss before income taxes and minority interest................     (12,810)      (3,830)
    Net loss......................................................     (11,943)      (4,070)
    Net loss per share............................................   $  (59.71)     $(20.35)

     During December 1996, the Company entered into a preliminary purchase agreement for a cable television system operating in the Opole area and prepaid the approximately $1.4 million purchase price, which is included in other investments in the accompanying consolidated balance sheet at December 31, 1996. The agreement provides that it becomes legally effective on the date of regulatory approval by the Anti-Monopoly Office.

     Included in minority interest on December 31, 1996 is approximately $5.1 million relating to the acquisition of one subsidiary.

3.  INTANGIBLES

     Intangible assets at December 31, 1996 and 1995 are carried at cost and consist of the following (in thousands of dollars):

                                                                        1996        1995
                                                                      --------     -------
    Conduit and franchise agreements................................  $  4,418     $ 1,700
    Goodwill........................................................     5,999          --
    Deferred financing costs........................................     2,145       2,131
    Organization costs..............................................       986         986
    Other...........................................................       112          92
                                                                       -------      ------
                                                                        13,660       4,909
    Less accumulated amortization...................................    (3,126)       (602)
                                                                       -------      ------
    Net intangible assets...........................................  $ 10,534     $ 4,307
                                                                       =======      ======

4.  OTHER CURRENT ASSETS

     Included in other current assets is $822,000 and $584,000 of VAT receivables as of December 31, 1996 and 1995, respectively.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

5.  INCOME TAXES

     PCBV is required to file a separate Netherlands tax return which does not reflect the operating results of the PTK Companies. Income tax expense for the years ended December 31, 1996, 1995 and 1994 is as follows (in thousands of dollars):

                                                                      1996    1995    1994
                                                                      ---     ---     ---
    Netherlands income tax expense..................................  $ 9     $--     $23
    Foreign jurisdictions...........................................   12      --      --
                                                                      ---     ---     ---
      Income tax expense............................................  $21     $--     $23
                                                                      ===     ===     ===

     Because there are no significant temporary differences between the financial statement carrying values of the Company's assets and liabilities compared to their respective tax bases, no provision for deferred taxes has been included in the accompanying consolidated financial statements.

     The significant item of the PTK Companies which gives rise to Polish deferred tax assets at December 31, 1996 and 1995 is the taxable loss carryforwards from prior years. Loss carryforwards can be offset against the PTK Companies' taxable income and utilized at a rate of one-third per year in each of the three years subsequent to the year of the loss. If there is no taxable income in a given year during the carryforward period, the portion of the loss carryforward to be utilized is permanently forfeited. The PTK Companies had net operating loss carryforwards of approximately $2.5 million, which will expire as follows (in thousands of dollars):

                             YEARS ENDING DECEMBER 31,
        --------------------------------------------------------------------
        1997................................................................  $1,389
        1998................................................................     954
        1999 and thereafter.................................................     192
                                                                              ------
                                                                              $2,535
                                                                              ======

     Due to uncertainties regarding the recoverability of the Polish deferred tax benefits, a 100% valuation allowance was recognized by the PTK Companies for the deferred tax benefit at December 31, 1996 and 1995.

6.  NOTES PAYABLE

     The Company signed a $13,500,000 financing agreement with Overseas Private Investment Corporation ("OPIC") of which $8,600,000 was outstanding at December 31, 1995. The loan was repaid in full during 1996. Accordingly, the Company recorded an extraordinary loss of $1,713,000 related to the early retirement of debt. The extraordinary loss was comprised of a $147,000 prepayment penalty and a $1,566,000 write off of deferred financing costs. There was no tax effect of this transaction due to foreign jurisdiction net operating loss carryforwards. Under terms of the financing agreement, the Company maintained a restricted compensating cash balance of $983,000 at December 31, 1995.

     In October 1995, the Company entered into an agreement with American Bank in Poland S.A. for a Polish currency denominated revolving credit loan and a U.S. dollar denominated promissory note, of which approximately $2,482,000 was outstanding at December 31, 1995. These loans were repaid in full during 1996.

     During 1995, the Company entered into a revolving credit loan with Bank Polska Opieki S.A. of which approximately $588,000 was outstanding at December 31, 1995. This loan was repaid in full during 1996.

                     POLAND CABLEVISION (NETHERLANDS) B.V.

     Interest expense relating to the above loans was $992,000, $654,000 and $159,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

7.  RELATED PARTY TRANSACTIONS

     During the ordinary course of business, the Company enters into transactions with entities under common control of the stockholders and affiliated parties. When appropriate, outstanding balances bear interest until settlement. The principal related party transactions are described below.

     Due from Affiliate

     Amounts due from affiliate primarily represent advances and payments made on behalf of a stockholder of a PTK Company.

     Notes Payable to Affiliates

     Note payable to affiliates of $107,891,000 at December 31, 1996 consists of an unsecured demand note and unpaid interest due to PCI. Notes payable to affiliates of $67,587,000 at December 31, 1995 consist of unsecured demand notes and unpaid interest due to PCI and Chase American Corporation ("CAC"), an affiliate of one of the stockholders of PCI. The CAC loans were repaid during 1996. The notes bear interest at 10% per annum, and represent advances and purchases on behalf of PCBV and the PTK Companies.

     Interest expense of $7,844,000, $5,777,000 and $4,296,000 was incurred by the Company in connection with these affiliate borrowings during the years ended December 31, 1996, 1995 and 1994, respectively. Of this expense, $7,844,000, $5,139,000 and $4,231,000 has been added to the loan balance for the years ended December 31, 1996, 1995, and 1994, respectively.

     PCI has agreed not to seek current repayment of the above referenced affiliate loan and advances until the Company generates sufficient cash flow or liquidity to support such repayments.

     Due to Affiliate

     Amounts due to affiliate of $11,159,000 and $5,371,000 at December 31, 1996 and 1995, respectively, are noninterest bearing and primarily represent amounts owed to PCI for management fees, purchases and services received on or prior to December 31, 1996 and 1995, respectively. Payment of management consulting fees are contingent until such time as net income of the PTK Companies' is sufficient to service the fee.

     Service Agreement

     The PTK Companies entered into five-year Service Agreements dated January 1, 1994 with PCBV and PCI in order to mitigate logistical and economic constraints it was experiencing in obtaining and maintaining the necessary supply of qualified personnel, materials and other services and products required to achieve the PTK Companies' business objectives in Poland. The Service Agreements replaced a similar agreement dated March 31, 1990 among PTK, PCBV and PCI.

     Pursuant to the Service Agreements, PCBV and PCI, as PCBV's agents, agreed to provide services on behalf of the PTK Companies relating to technical, managerial, supervisory, purchasing, operational, financial and administrative functions required to develop and operate the cable television systems within Poland. The PTK Companies reimburse PCBV and PCI for all costs incurred in connection with providing these services. During 1994, the PTK Companies also reimbursed David T. Chase Enterprises, Inc., an affiliate of the stockholders of PCI, $75,000 per quarter for certain general

                     POLAND CABLEVISION (NETHERLANDS) B.V.

overhead costs associated with providing the services described above, including the costs of supplying phone systems, office space, supplies and equipment, and computers. In addition, legal and financial services requested are reimbursed and are not material.

     Pursuant to SFAS No. 51, certain reimbursed overhead costs of $950,000 and $942,000 at December 31, 1996 and 1995, respectively, have been capitalized and are included in investment in cable television system assets. The remaining overhead costs allocated to the Company of $1,162,000, $395,000 and $86,000 during the years ended December 31, 1996, 1995 and 1994, respectively, are included in corporate administration and operating expenses.

     Management Consulting Agreement

     The PTK Companies entered into management consulting agreements with PCI to recommend, advise, and consult the PTK Companies as to design, construction, development, and operation of the cable television systems. Management consulting fees charged to corporate administration expense were $1,520,000, $1,280,000 and $1,280,000 for the years ended December 31, 1996, 1995 and 1994, respectively. Payment of management consulting fees are contingent until such time as net income of the PTK Companies' is sufficient to service the fee. Contingent management consulting fees payable to PCI are reflected in amounts due to affiliate in the accompanying consolidated balance sheets.

     Programming

     An affiliate of PCI provides programming to the PTK Companies. The Company incurred programming fees from this affiliate of $412,000, $186,000 and $91,000 for the years ended December 31, 1996, 1995 and 1994, respectively.

8.  COMMITMENTS AND CONTINGENCIES

     Leases

     The Company leases several offices and warehouses within Poland. The Company also leases space within various telephone duct systems from TPSA. The TPSA leases expire at various times. A substantial portion of the Company's contracts with TPSA permit termination by TPSA without penalty at any time either immediately upon the occurrence of certain conditions or upon provision of three to six months notice without cause. Generally speaking, TPSA may terminate a conduit agreement if the Company does not have a valid Permit covering the subscribers to which the conduit delivers the signal; the Company's network serviced by the conduit does not meet the required technical specifications; the Company does not have a contract with the Co-op authority or the Company fails to pay the required rent. Minimum future lease commitments for the aforementioned leases is $752,000 for the year ended December 31, 1997. Rent expense for the years ended December 31, 1996, 1995 and 1994 was $738,000, $701,000 and $299,000 respectively, related to these leases.

     The Company has entered into various lease agreements with TPSA. All of the agreements provide that TPSA is the manager of the telephone duct system and will lease space within the ducts to the Company for installation of cable and equipment for the cable television systems. The lease agreements provide for monthly lease payments that are adjusted quarterly or annually, except for the Gdansk lease agreement which provides for an annual adjustment after the sixth year which then remains fixed through the tenth year of the lease. Based upon the lease rates currently in effect, the Company is charged approximately $1 to $12 per month for each 100 meters of duct space utilized.

     Programming Commitments

     The Company has entered into programming agreements with its significant programming suppliers. The programming agreements have terms which range from one to five years and require that the payments for the programs paid either at a fixed amount or based upon the number of subscribers

                     POLAND CABLEVISION (NETHERLANDS) B.V.

connected to the system each month. For the years ended December 31, 1996, 1995 and 1994, the Company incurred programming fees of approximately $1,685,000, $1,298,000 and $681,000, respectively, pursuant to these agreements.

     Some of the programming suppliers the Company entered into agreement with are located outside of Poland. The categorization by the Polish tax authorities of the payments to be paid under such agreements as a royalty rather than a payment for services has yet to be determined. Should the payments made be determined by Polish tax authorities to be royalties (license payments) rather than payments for services, the PTK Companies making such payments would be required to withhold and pay over to the Polish tax authorities certain portions of such payments. The portions would vary depending upon the country of residence of each programming supplier and the provisions of the international tax treaty (if any) between such country and Poland. The maximum amount that could be due under these laws is approximately $350,000. PCBV has not recorded any amounts related to this in the accompanying financial statements due to the uncertainties involved.

     Regulatory Approvals

     The Company is in the process of obtaining permits from the Polish State Agency for Radiocommunications ("PAR") for several of its cable television systems. If these permits are not obtained, PAR could impose penalties such as fines or in severe cases, revocation of all permits held by an operator or the forfeiture of the operator's cable networks. Management of the Company does not believe that these pending approvals result in a significant risk to the Company.

     One of the PTK Companies was not able to register several capital increases that were filed in 1995, for an aggregate amount of PLN 2 million (approximately $695,000 at the December 31, 1996 conversion rate). The capital increases were rejected by the relevant Registration Court, and the court's decision was upheld on appeal. Since the PTK Company received an in-kind contribution of equipment in respect of the proposed capital increases, the non-recognition of the capital increases by the Polish courts means that the contribution could be treated as income in the hands of the PTK Company. As a result, part or all of the contribution could be subject to corporate income tax of 40%. The PTK Company had enough tax net operating loss in 1995 to offset any additional taxable income resulting from an unfavorable treatment. PCBV has not recorded any amounts related to this in the accompanying financial statements due to the tax net operating loss and uncertainties involved.

     General Litigation

     From time to time, the Company is subject to various claims and suits arising out of the ordinary course of business. While the ultimate result of all such matters is not presently determinable, based upon its current knowledge, management does not expect that their resolution will have a material adverse effect on the Company's consolidated financial position or results of operations.

9.  SUBSEQUENT EVENTS

     The Company entered into agreements during 1996 to purchase two cable television systems in 1997 for approximately $1.9 million, of which $1.4 million had been prepaid at December 31, 1996.

                                                                         ANNEX A

                                    GLOSSARY

     ADDRESSABLE TECHNOLOGY: A technology which enables a cable television operator to activate or deactivate, from the headend site or another central location, the cable television services delivered to each customer.

     BASIC PENETRATION RATE: The measurement of the take-up of cable services. The penetration rate as of a given date is calculated by dividing the number of the Company's basic and intermediate subscribers connected to a system on such date by the total number of homes passed in such system.

     BASIC SUBSCRIBERS: Subscribers receiving the Company's basic and intermediate tier of cable television services.

     BASIC-TIER:  Package with the largest number of non-premium channels.

     BUILD-OUT: The process of digging, filling and covering underground trenches in the streets which pass by the homes in a service area, constructing wiring conduits within the trenches, laying cable in the conduits and installing and connecting the necessary electronic equipment.

     BROADCAST TIER: Company's package with the smallest number of non-premium channels.

     CABLE TELEVISION: A cable television network employs electromagnetic transmission over coaxial and/or fiber-optic cable to transmit multiple channels carrying images, sound and data between a central facility and individual subscribers' television sets. Networks may allow one-way transmission (from a headend to a residence and/or business) or two-way transmission (from a headend to a residence and/or business with a data return path to the headend).

     CENTRAL EUROPE: As used in this Prospectus, Central Europe refers to the region comprised by Poland, the Czech Republic, the Slovak Republic, Austria and Hungary.

     CHURN RATE: The discontinuance of cable television service to a basic subscriber, either voluntarily or involuntarily, commonly measured as a rate from period to period. The Company calculates its churn rate by dividing the number of disconnected basic cable television subscribers during a period by the number of basic subscribers (including basic subscribers in networks acquired by the Company) at the end of that period.

     COAXIAL CABLE: Cable consisting of a central conductor surrounded by and insulated from another conductor. It is the standard material used in traditional cable systems. Signals are transmitted through it at different frequencies, giving greater channel capacity than is possible with twisted pair cable, but less channel capacity than is allowed by fiber-optic cable.

     DISH: An antenna shaped like a dish used to receive line-of-sight terrestrial signals or television signals from a satellite.

     DTH (DIRECT-TO-HOME): A satellite multichannel television service to single dwellings, each served by a single satellite dish, as distinct from a cable or SMATV system.

     FIBER-TO-THE-FEEDER: Cable TV system design that incorporates fiber-optic cable transmission of cable TV signals to a fiber-optic receiver which then converts the fiber-optic signal to an analog signal carried over coaxial cable to the subscriber's home.

     FIBER-OPTIC CABLE: Cable made of glass fibers through which signals are transmitted as pulses of light. Fiber-optic cable has the capacity to carry large amounts of data and a large number of channels.

     FOOTPRINT: The area on the earth's surface where the signals from a specific satellite can be received.

     HEADEND: The originating point of a signal in cable television systems comprised of a collection of hardware, typically including satellite receivers, modulators, amplifiers and video cassette playback machines. Signals, when processed, are then combined for distribution within the cable network.

     HOMES: The Company's estimate of the number of homes within its service areas.

     HOMES PASSED: Homes which have active signals, are covered by contracts with a co-op authority and can be connected to a cable distribution system without further extension of the distribution network.

     INTERACTIVE SERVICES: Cable-based services which both send signals to the subscribers and utilize or require responses or other signals from the subscriber. Typical interactive services include telephony, pay-on-demand, shop-at-home, video games and ATM services. Interactive services can be more easily provided with high-capacity hybrid fiber-optic/coaxial distribution networks.

     INTERMEDIATE TIER: A package, with limited programming offerings, of 17 to 24 channels for monthly fees of approximately $1.32 to $3.40.

     MMDS (MULTI-CHANNEL MULTI-POINT DISTRIBUTION SYSTEM): A one-way radio transmission of television channels over microwave frequencies from a fixed station transmitting to multiple receiving facilities located at fixed points.

     MULTIPLE DWELLING UNIT (MDU): A housing estate, cooperative apartment building or other residence consisting of multiple apartment units.

     OVER-BUILD: The construction and operation of cable systems in the same geographic location or area by more than one cable operator which compete for the same subscribers.

     PPV:  Pay-per-view

     PREMIUM SERVICE: Cable programming service available only for additional subscription fees over and above fees for the basic service.

     REVENUE PER SUBSCRIBER: Total revenue derived from a cable television system during a given period divided by the system's average number of subscribers for that period.

     SMATV (SATELLITE MASTER ANTENNA TELEVISION): A television delivery system to multiple dwelling units that utilizes one or more satellite dishes and a distribution network linking MDUs.

     SMARTCARD: A plastic card, the size of a credit card, carrying an embedded computer chip that implements the secure management and delivery of decryption keys necessary to descramble pay-TV channels.

     STAR ARCHITECTURE: A design of cable plant in a cable television system providing an independent path from an individual subscriber to the system headends or another central control point, facilitating the provision of and charging for separate tiers of programming, disconnection of non-paying customers and the provision of addressable service.

     TELEPHONY:  The provision of telephone service.

     TOTAL SUBSCRIBERS: The total number of households which receive the Company's cable television services.

     TUNERS: Electronic devices that connect to a subscriber's television set to allow the set to receive channels in frequencies provided by cable television.

                                  UNDERWRITING

     Subject to the terms and conditions of the Underwriting Agreement (U.S. Version) (the "U.S. Underwriting Agreement"), @Entertainment has agreed to sell to each of the U.S. Underwriters named below, and each of such U.S. Underwriters has severally agreed to purchase from @Entertainment, the respective number of shares of Common Stock set forth opposite its name below:

                                                                               NUMBER OF
                                                                               SHARES OF
                                                                                COMMON
                                 UNDERWRITER                                     STOCK
    ----------------------------------------------------------------------     ---------
    Goldman, Sachs & Co...................................................
    Merrill Lynch, Pierce, Fenner & Smith
                Incorporated..............................................
                                                                               ---------
      Total...............................................................     6,175,000
                                                                               =========

     Under the terms and conditions of the U.S. Underwriting Agreement, the U.S. Underwriters are committed to take and pay for all of the shares offered hereby, if any are taken.

     The U.S. Underwriters propose to offer the shares of Common Stock in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such
price less a concession of $       per share. The U.S. Underwriters may allow,
and such dealers may reallow, a concession not in excess of $       per share to
certain brokers and dealers. After the shares of Common Stock are released for sale to the public, the offering price and other selling terms may from time to time be varied by the representatives.

     @Entertainment has entered into an underwriting agreement (the "International Underwriting Agreement") with the underwriters of the International Offering (the "International Underwriters" and together with the U.S. Underwriters, the "Underwriters") providing for the concurrent offer and sale of 3,325,000 shares of Common Stock in an international offering outside the United States. The offering price and aggregate underwriting discounts and commissions per share for the two offerings are identical. The closing of the offering made hereby is a condition to the closing of the International Offering, and vice versa.

     @Entertainment has granted the U.S. Underwriters an option exercisable for 30 days after the date of this Prospectus to purchase up to an aggregate of 926,250 additional shares of Common Stock solely to cover over-allotments, if any. If the U.S. Underwriters exercise their over-allotment option, the U.S. Underwriters have severally agreed, subject to certain conditions, to purchase approximately the same percentage thereof that the number of shares to be purchased by each of them, as shown in the foregoing table, bears to the 6,175,000 shares of Common Stock offered hereby. @Entertainment has granted the International Underwriters a similar option to purchase up to an aggregate of 498,750 additional shares of Common Stock.

     @Entertainment has agreed that during the period beginning from the date of the U.S. Underwriting Agreement and continuing to and including the date 180 days after the date of this Prospectus, not to offer, sell, contract to sell or otherwise dispose of, except as provided under the U.S. Underwriting Agreement and under the International Underwriting Agreement, any securities of @Entertainment that are substantially similar to the shares of Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities (other than pursuant to employee stock option plans existing on, or upon the conversion or exchange of convertible or exchangeable securities outstanding as of, the date of the U.S. Underwriting Agreement), without the prior written consent of Goldman, Sachs & Co., except for the shares of Common Stock offered in connection with the concurrent U.S. and International offerings.

     Each of Messrs. Robert E. Fowler, III, John S. Frelas, George Makowski, Przemyslaw Szmyt and David Warner has agreed not to offer, sell, contract to sell or otherwise dispose of, any securities of @Entertainment that are substantially similar to the shares of Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities, without the prior written consent of Goldman, Sachs & Co., during the period beginning from the date of the U.S. Underwriting Agreement and continuing to and including the date 728 days (two years) after the date of this Prospectus.

     Each stockholder of the Company and each holder of options or warrants in securities of the Company has agreed not to offer, sell, contract to sell or otherwise dispose of, any securities of @Entertainment that are substantially similar to the shares of Common Stock, including but not limited to any securities that are convertible into or exchangeable for, or that represent the right to receive, shares of Common Stock or any such substantially similar securities (other than upon the conversion or exchange of convertible or exchangeable securities outstanding as of the date of the U.S. Underwriting Agreement), without the prior written consent of Goldman, Sachs & Co., during the period beginning from the date of the U.S. Underwriting Agreement and continuing to and including the date 180 days after the date of this Prospectus.

     In connection with the Offerings, the Underwriters may purchase and sell the Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover syndicate short positions created in connection with the Offerings. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Common Stock, and syndicate short positions involve the sale by the Underwriters of a greater number of shares of Common Stock than they are required to purchase from @Entertainment in the Offerings. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to syndicate members or other broker-dealers in respect of the securities sold in the Offerings for their account may be reclaimed by the syndicate if such shares of Common Stock are repurchased by the syndicate in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Common Stock, which may be higher than the price that might otherwise prevail in the open market; and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the Nasdaq National Market, in the over-the-counter market or otherwise.

     The Underwriters have informed @Entertainment that they do not expect sales to accounts over which the Underwriters exercise discretionary authority to exceed five percent of the total number of shares of Common Stock offered by them.

     Prior to these Offerings, there has been no public market for the shares. The initial public offering price will be negotiated among @Entertainment and the representatives of the U.S. Underwriters and the International Underwriters. Among the factors to be considered in determining the initial public offering price of the Common Stock, in addition to prevailing market conditions, will be the Company's historical performance, estimates of the business potential and earnings prospects of the Company, an assessment of the Company's management and the consideration of the above factors in relation to market valuation of companies in related businesses.

     Application has been made for quotation of the Common Stock on the Nasdaq National Market under the symbol "ATEN".

     The Company is currently investigating the possibility of seeking a listing of the Common Stock on the Warsaw Stock Exchange.

     @Entertainment has agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

     This Prospectus may be used by underwriters and dealers in connection with offers and sales of the Common Stock, including shares initially sold in the International Offering, to persons located in the United States.

======================================================

  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF @ENTERTAINMENT, INC. SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                            ------------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary....................    1
Risk Factors..........................   14
The Reorganization....................   35
Use of Proceeds.......................   36
Dividend Policy.......................   36
Dilution..............................   37
Exchange Rate Data....................   38
Capitalization........................   39
Selected Consolidated Financial
  Data................................   40
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   42
The Industry..........................   51
Business..............................   57
Regulation............................   83
Management............................   95
Executive Compensation................  100
Principal Stockholders................  105
Certain Relationships and
  Related Transactions................  107
Description of Capital Stock..........  115
U.S. Federal Income Tax
  Considerations......................  119
Shares Eligible for Future Sale.......  122
Legal Matters.........................  124
Experts...............................  124
Enforceability of Certain
  Civil Liabilities...................  124
Additional Information................  125
Index to Consolidated Financial
  Statements..........................  F-1
Glossary..............................  A-1
Underwriting..........................  U-1


  THROUGH AND INCLUDING        , 1997 (THE 25TH DAY AFTER THE DATE OF THIS
PROSPECTUS), ALL DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

======================================================
======================================================

                                9,500,000 SHARES

                              @ENTERTAINMENT, INC.

                                  COMMON STOCK
                           (PAR VALUE $.01 PER SHARE)

                                      LOGO

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

======================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following are the expenses of issuance and distribution of the shares of Common Stock registered hereunder on Form S-1, other than underwriting discounts and commissions. All amounts except the Registration Fee are estimated:

        Registration Fee................................................  $   72,834
        NASD Fee........................................................  $    6,250
        Nasdaq National Market Fee......................................  $   50,000
        Blue Sky Fees and Expenses......................................  $   12,500
        Legal Fees and Expenses.........................................  $  500,000
        Accounting Fees and Expenses....................................  $  275,000
        Printing and Engraving Expenses.................................  $  550,000
        Registrar and Transfer Agent's Fees.............................  $    5,000
        Miscellaneous...................................................  $   36,104
                                                                          ----------
                  Total.................................................  $1,500,000
                                                                          ==========

ITEM 14.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law ("GCL") permits a corporation to indemnify its directors, officers, employees and other agents in terms sufficiently broad to permit indemnification (including reimbursement for expenses) under certain circumstances for liabilities arising under the Securities Act of 1933.

     The Registrant's Bylaws provide for the indemnification of directors and executive officers to the fullest extent not prohibited by the GCL and authorize the indemnification by the Registrant of other officers, employees and other agents as set forth in the GCL. The Registrant has entered into, or will enter into, indemnification agreements with its directors and executive officers, in addition to the indemnification provided for in the Registrant's Bylaws.

     The Underwriting Agreement filed as Exhibit 1.1 to this Registration Statement provides for indemnification by the Underwriters of the Registrant and its officers and directors for certain liabilities arising under the Securities Act of 1933 or otherwise.

     Upon completion of the Offerings, officers and directors of the Registrant will be covered by insurance which (with certain exceptions and within certain limitations) indemnifies them against losses and liabilities arising from any alleged "wrongful act" including any alleged error or misstatement or misleading statement, or wrongful act or omission or neglect or breach of duty.

ITEM 15.  RECENT SALES OF UNREGISTERED SECURITIES

     All the holders of shares of common stock of Poland Communication, Inc. ("PCI") and the Registrant entered into a Contribution Agreement dated as of June 22, 1997 (the "Contribution Agreement"). Pursuant to the Contribution Agreement, each holder of shares of PCI's common stock transferred all shares common stock owned by it to the Registrant. In addition, ECO transferred all of the outstanding shares of PCI's voting Series B Preferred Stock (the "PCI Series B Preferred Stock") to the Registrant. All of these transfers were designed to qualify as a tax-free exchange under section 351 of the Internal Revenue Code of 1986, as amended (the "Share Exchange"). Each holder of PCI's common stock received 1,000 shares of Common Stock of the Registrant in exchange for each share of PCI's common stock transferred by it (the "Capital Adjustment"). ECO also received an equivalent number of shares of the Registrant's Series B Preferred Stock in exchange for its shares of PCI Series B Preferred Stock. The Series B Preferred Stock has identical rights and preferences to those of the PCI Series B

Preferred Stock, except that the ratio for conversion of such shares into common stock increased from 1:1.9448 to 1:1,944.80 in order to reflect the Capital Adjustment. These transfers were made pursuant to Section 4(2) of the Securities Act of 1933.

     In addition, the Registrant has granted options for 2,174,000 shares of the Registrant's Common Stock to certain of its executive officers. In some cases, these options were original issued by PCI and assumed by the Registrant. These grants were made pursuant to Section 4(2) of the Securities Act of 1933.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
------   ------------------------------------------------------------------------------------
 1.1*    Form of Underwriting Agreement.
 2.1*    Contribution Agreement among Polish Investment Holdings, LP ("PIHLP"), ECO Holdings
         III Limited Partnership ("ECO"), Roger M. Freedman, Steele LLC, the AESOP Fund, LP,
         the Cheryl Anne Chase Marital Trust (the "CACMT") and @Entertainment, Inc. dated at
         June 22, 1997.
 2.2*    Purchase Agreement among ECO, @Entertainment, Inc. and L. Ciesffia International,
         Inc. dated at June 22, 1997.
 3.1*    Amended and Restated Certificate of Incorporation of @Entertainment, Inc. dated at
         June 22, 1997.
 3.2*    Bylaws of @Entertainment, Inc. as amended through July 14, 1997.
 3.3*    Shareholders Agreement among ECO, PIHLP, Roger M. Freedman, Steele LLC, the CACMT, the AESOP Fund, LP and @Entertainment, Inc. dated at June 22, 1997.
 3.4*    Termination Agreement among PCI, PIHLP, ECO, Roger M. Freedman, Steele LLC, the
         AESOP Fund, LP, and the CACMT dated at June 22, 1997.
 3.5*    Registration Rights Agreement among @Entertainment, PIHLP, ECO, Roger Freedman,
         Steele LLC, the AESOP Fund, LP, and the CACMT dated at June 22, 1997 (the
         "Registration Rights Agreement").
 3.6*    Amendment to Registration Rights Agreement.
 4.1     Form of Common Stock Certificate.
 5*      Opinion of Baker & McKenzie with respect to the legality of the securities being registered.
 8*      Opinion of Baker & McKenzie with respect to the certain tax matters.
 9.1*    Voting Agreement by and among PIHLP, Roger M. Freedman, Steele LLC, and the CACMT dated at June 22, 1997.
 9.2*    Side Letter dated June 22, 1997 regarding the Voting Agreement.
10.1*    Indenture dated at October 31, 1996 between PCI and State Street Bank and Trust
         Company relating to PCI's 9 7/8% Senior Notes due 2003 and its 9 7/8% Series B
         Senior Notes due 2003. (Incorporated by reference to Exhibit 4.11 of PCI's Form S-4
         Registration Statement, Registration No. 333-20307).
10.2*    Form of Management Agreement among PCI and subsidiaries.
10.3*    Form of Service Agreement among PCI and subsidiaries.
10.4*    Corporate Overhead Allocation Agreement among PCI and subsidiaries. (Incorporated by reference to Exhibit 10.4 of PCI's Form S-4 Registration Statement, Registration No.
         333-20307).

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
------   ------------------------------------------------------------------------------------
10.5*    Amendment to Service Agreement. (Incorporated by reference to Exhibit 10.5 of PCI's
         Form S-4 Registration Statement, Registration No. 333-20307).
10.6*    Side Letter regarding Service Agreement. (Incorporated by reference to Exhibit 10.6 of PCI's Form S-4 Registration Statement, Registration No. 333-20307).
10.7*    Employment Agreement, dated at January 1, 1997, between PCI and Robert E. Fowler,
         III, including Stock Option Agreement. Assigned to @Entertainment (See Exhibits
         10.22 and 10.25). (Incorporated by reference to Exhibit 10.7 of PCI's Form S-4
         Registration Statement, Registration No. 333-20307).
10.8*    Deferred Compensation Agreement, dated at January 1, 1991, between Chase
         International Corporation (merged into World Cable Communications, Inc. ("WCCI"), now PCI) and Arnold L. Chase. Assigned to @Entertainment (See Exhibits 10.22 and
         10.25). (Incorporated by reference to Exhibit 10.8 of PCI's Form S-4 Registration
         Statement, Registration No. 333-20307).
10.9*    Employment Agreement, dated at January, 1997, between PCI and George Makowski, including Stock Option Agreement. Assigned to @Entertainment (See Exhibits 10.22 and
         10.25). (Incorporated by reference to Exhibit 10.10 of PCI's Form S-4 Registration
         Statement, Registration No. 333-20307).
10.10*   Employment Agreement, dated at September 1, 1996, between WCCI, and John Frelas, including Stock Option Agreement. Assigned to @Entertainment (See Exhibit 10.22 and
         10.25). (Incorporated by reference to Exhibit 10.11 of PCI's Form S-4 Registration
         Statement, Registration No. 333-20307).
10.11*   Employment Agreement, dated at February 7, 1997, between PCI and Przemyslaw A.
         Szmyt, as amended. Assigned to @Entertainment (See Exhibit 10.22 and 10.25).
10.12*   Stock Option Agreement dated June 23, 1997 between @Entertainment and Przemyslaw A.
         Szmyt.
10.13*   Employment Agreement, dated at January 1, 1997, between PCI and Marek Sowa, as amended. Assigned to @Entertainment (See Exhibit 10.22).
10.14    Form of Employment Agreement, dated April 7, 1997, between PCI and David Warner
         Assigned to @Entertainment (See Exhibit 10.22).
10.15    Stock Option Agreement dated at June 23, 1997 between @Entertainment and David
         Warner.
10.16*   Stock Option Plan of @Entertainment.
10.17*   Employment Agreement, dated at January 1, 1996, between PTK-Warszawa S.A. and
         Andrzej Muras. (Incorporated by reference to Exhibit 10.15 of PCI's Form S-4
         Registration Statement, Registration No. 333-20307).
10.18    Form of Agreement for Lease of Cable Conduits with Telekomunikacja Polska S.A.
10.19+   Agreement for Digital Transmission on the Astra System between Societe Europeene des
         Satellites S.A. ("SES") and PCI Programming, Inc. (Mozaic Entertainment, Inc.
         (formerly, PCI Programming, Inc., "Mozaic") (ASTRA 1F Satellite) dated March 26,
         1997.
10.20+   Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA
         1F Satellite) dated March 26, 1997.
10.21+   Agreement for Digital Transmission on the Astra System between SES and Mozaic (ASTRA
         1E Satellite) dated March 27, 1997.
10.22*   Form of Assignment and Assumption Agreement related to employment contracts with certain of the executive officers of @Entertainment.

EXHIBIT
NUMBER                                  DESCRIPTION OF EXHIBIT
------   ------------------------------------------------------------------------------------
10.23*   Shareholders Agreement between Chase International Corporation, Frank N. Cooper,
         Rutter-Dunn Communications, Inc., Poland Cablevision U.S.A., Inc., and Poland
         Cablevision B.V. ("PCBV"), dated at March 8, 1990.
10.24*   Form of Assignment and Assumption Agreement related to stock option agreements with certain of the executives of @Entertainment.
11.1     Statement Regarding Calculation of Per Share Earnings.
15*      Letter from KPMG Peat Marwick LLP regarding unaudited interim financial information.
 21*     List of subsidiaries of @Entertainment.
23.1     Consent of KPMG Peat Marwick LLP with respect to @Entertainment.
23.2     Consent of KPMG Peat Marwick LLP with respect to Poland Cablevision (Netherlands)
         B.V.
23.5*    Consent of Baker & McKenzie with respect to the legality of the securities being registered (contained in Exhibit 5).
23.6*    Consent of Baker & McKenzie with respect to the certain tax matters (contained in
         Exhibit 8).
25       Power of Attorney (included on the signature page in Part II of this Registration
         Statement).
27*      Financial Data Schedule.


---------------

* Previously filed.


+ Confidential treatment requested. Confidential Portions of Schedule VI of Exhibits 10.19, 10.20 and 10.21 (noted by "*") have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.


     (b) Financial Statement Schedules

     The following are included in Part II of this Registration Statement.


     Schedule II -- Valuation and Qualifying Accounts*

              -- @Entertainment, Inc.
              -- Poland Cablevision (Netherlands) B.V.
---------------


* Previously filed.

ITEM 17.  UNDERTAKINGS

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     The Registrant hereby undertakes:

          (a) to provide to the U.S. Underwriters at the closing specified in the U.S. Underwriting Agreement certificates in such denominations and registered in such names as required by the U.S. Underwriters to permit prompt delivery to each purchaser;

          (b) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or Rule 497(h) under the Securities Act of 1933 shall be deemed to be part of this registration statement as of the time it was declared effective; and

          (c) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Pre-Effective Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in London, England, on the 21st day of July, 1997.


                                          @Entertainment, Inc.

                                          By: /s/ ROBERT E. FOWLER, III
                                            ------------------------------------
                                            Robert E. Fowler, III
                                            Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Pre-Effective Amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates stated:


              SIGNATURE                                  TITLE                       DATE
-------------------------------------    -------------------------------------  --------------

                  *                      Chairman of the Board of Directors      July 21, 1997
-------------------------------------
           David T. Chase

                  *                      Director                                July 21, 1997
-------------------------------------
           Arnold L. Chase

                  *                      Director                                July 21, 1997
-------------------------------------
          Scott A. Lanphere

                  *                      Director                                July 21, 1997
-------------------------------------
          Jerzy Z. Swirski

      /s/ ROBERT E. FOWLER, III          Chief Executive Officer and Director    July 21, 1997
-------------------------------------    (Principal Executive Officer)
        Robert E. Fowler, III

                  *                      Chief Financial Officer                 July 21, 1997
-------------------------------------    (Principal Financial and Principal
           John S. Frelas                Accounting Officer)
   *By: /s/ ROBERT E. FOWLER, III
-------------------------------------
        Robert E. Fowler, III

                                 EXHIBIT INDEX


                                                                                   SEQUENTIALLY
EXHIBIT                                                                              NUMBERED
NUMBER                             DESCRIPTION OF EXHIBIT                              PAGE
------     ----------------------------------------------------------------------  ------------
 1.1*      Form of Underwriting Agreement.
 2.1*      Contribution Agreement among Polish Investment Holdings, LP ("PIHLP"),
           ECO Holdings III Limited Partnership ("ECO"), Roger M. Freedman,
           Steele LLC, the AESOP Fund, LP, the Cheryl Anne Chase Marital Trust
           (the "CACMT") and @Entertainment, Inc. dated at June 22, 1997.
 2.2*      Purchase Agreement among ECO, @Entertainment, Inc. and L. Ciesffia
           International, Inc. dated at June 22, 1997.
 3.1*      Amended and Restated Certificate of Incorporation of @Entertainment,
           Inc. dated at June 22, 1997.
 3.2*      Bylaws of @Entertainment, Inc. as amended through July 14, 1997.
 3.3*      Shareholders Agreement among ECO, PIHLP, Roger M. Freedman, Steele
           LLC, the CACMT, the AESOP Fund, LP and @Entertainment, Inc. dated at
           June 22, 1997.
 3.4*      Termination Agreement among PCI, PIHLP, ECO, Roger M. Freedman, Steele
           LLC, the AESOP Fund, LP, and the CACMT dated at June 22, 1997.
 3.5*      Registration Rights Agreement among @Entertainment, PIHLP, ECO, Roger
           Freedman, Steele LLC, the AESOP Fund, LP, and the CACMT dated at June
           22, 1997 (the "Registration Rights Agreement").
 3.6*      Amendment to Registration Rights Agreement.
 4.1       Form of Common Stock Certificate.
 5*        Opinion of Baker & McKenzie with respect to the legality of the securities being registered.
 8*        Opinion of Baker & McKenzie with respect to the certain tax matters.
 9.1*      Voting Agreement by and among PIHLP, Roger M. Freedman, Steele LLC, and the CACMT dated at June 22, 1997.
 9.2*      Side Letter dated June 22, 1997 regarding the Voting Agreement.
10.1*      Indenture dated at October 31, 1996 between PCI and State Street Bank and Trust Company relating to PCI's 9 7/8% Senior Notes due 2003 and its 9 7/8% Series B Senior Notes due 2003. (Incorporated by reference to Exhibit 4.11 of PCI's Form S-4 Registration Statement, Registration
           No. 333-20307).
10.2*      Form of Management Agreement among PCI and subsidiaries.
10.3*      Form of Service Agreement among PCI and subsidiaries.
10.4*      Corporate Overhead Allocation Agreement among PCI and subsidiaries.
           (Incorporated by reference to Exhibit 10.4 of PCI's Form S-4
           Registration Statement, Registration No. 333-20307).
10.5*      Amendment to Service Agreement. (Incorporated by reference to Exhibit
           10.5 of PCI's Form S-4 Registration Statement, Registration No.
           333-20307).
10.6*      Side Letter regarding Service Agreement. (Incorporated by reference to
           Exhibit 10.6 of PCI's Form S-4 Registration Statement, Registration
           No. 333-20307).
10.7*      Employment Agreement, dated at January 1, 1997, between PCI and Robert
           E. Fowler, III, including Stock Option Agreement. Assigned to
           @Entertainment (See Exhibits 10.22 and 10.25). (Incorporated by
           reference to Exhibit 10.7 of PCI's Form S-4 Registration Statement,
           Registration No. 333-20307).

                                                                                   SEQUENTIALLY
EXHIBIT                                                                              NUMBERED
NUMBER                             DESCRIPTION OF EXHIBIT                              PAGE
------     ----------------------------------------------------------------------  ------------
10.8*      Deferred Compensation Agreement, dated at January 1, 1991, between
           Chase International Corporation (merged into World Cable
           Communications, Inc. ("WCCI"), now PCI) and Arnold L. Chase. Assigned
           to @Entertainment (See Exhibits 10.22 and 10.25). (Incorporated by
           reference to Exhibit 10.8 of PCI's Form S-4 Registration Statement,
           Registration No. 333-20307).
10.9*      Employment Agreement, dated at January, 1997, between PCI and George
           Makowski, including Stock Option Agreement. Assigned to @Entertainment
           (See Exhibits 10.22 and 10.25). (Incorporated by reference to Exhibit
           10.10 of PCI's Form S-4 Registration Statement, Registration No.
           333-20307).
10.10*     Employment Agreement, dated at September 1, 1996, between WCCI, and
           John Frelas, including Stock Option Agreement. Assigned to
           @Entertainment (See Exhibit 10.22 and 10.25). (Incorporated by
           reference to Exhibit 10.11 of PCI's Form S-4 Registration Statement,
           Registration No. 333-20307).
10.11*     Employment Agreement, dated at February 7, 1997, between PCI and
           Przemyslaw A. Szmyt, as amended. Assigned to @Entertainment (See
           Exhibit 10.22 and 10.25).
10.12*     Stock Option Agreement dated June 23, 1997 between @Entertainment and
           Przemyslaw A. Szmyt.
10.13*     Employment Agreement, dated at January 1, 1997, between PCI and Marek
           Sowa, as amended. Assigned to @Entertainment (See Exhibit 10.22).
10.14      Employment Agreement, dated April 7, 1997, between PCI and David
           Warner Assigned to @Entertainment (See Exhibit 10.22).
10.15      Stock Option Agreement dated at June 23, 1997 between @Entertainment and David Warner.
10.16*     Stock Option Plan of @Entertainment.
10.17*     Employment Agreement, dated at January 1, 1996, between PTK-Warszawa
           S.A. and Andrzej Muras. (Incorporated by reference to Exhibit 10.15 of
           PCI's Form S-4 Registration Statement, Registration No. 333-20307).
10.18      Form of Agreement for Lease of Cable Conduits with Telekomunikacja
           Polska S.A.
10.19+     Agreement for Digital Transmission on the Astra System between Societe
           Europeene des Satellites S.A. ("SES") and PCI Programming, Inc.
           (Mozaic Entertainment, Inc. (formerly, PCI Programming, Inc.,
           "Mozaic") (ASTRA 1F Satellite) dated March 26, 1997.
10.20+     Agreement for Digital Transmission on the Astra System between SES and
           Mozaic (ASTRA 1F Satellite) dated March 26, 1997.
10.21+     Agreement for Digital Transmission on the Astra System between SES and
           Mozaic (ASTRA 1E Satellite) dated March 27, 1997.
10.22*     Form of Assignment and Assumption Agreement related to employment contracts with certain of the executive officers of @Entertainment.
10.23*     Shareholders Agreement between Chase International Corporation, Frank
           N. Cooper, Rutter-Dunn Communications, Inc., Poland Cablevision
           U.S.A., Inc., and Poland Cablevision B.V. ("PCBV"), dated at March 8,
           1990.
10.24*     Form of Assignment and Assumption Agreement related to stock option agreements with certain of the executives of @Entertainment.
11.1       Statement Regarding Calculation of Per Share Earnings.
15*        Letter from KPMG Peat Marwick LLP regarding unaudited interim financial information.
21*        List of subsidiaries of @Entertainment.
23.1       Consent of KPMG Peat Marwick LLP with respect to @Entertainment.

                                                                                   SEQUENTIALLY
EXHIBIT                                                                              NUMBERED
NUMBER                             DESCRIPTION OF EXHIBIT                              PAGE
------     ----------------------------------------------------------------------  ------------
23.2       Consent of KPMG Peat Marwick LLP with respect to Poland Cablevision
           (Netherlands) B.V.
23.5*      Consent of Baker & McKenzie with respect to the legality of the securities being registered (contained in Exhibit 5).
23.6*      Consent of Baker & McKenzie with respect to the certain tax matters
           (contained in Exhibit 8).
25         Power of Attorney (included on the signature page in Part II of this
           Registration Statement).
27*        Financial Data Schedule.


---------------

* Previously filed.


+ Confidential treatment requested. Confidential Portions of Schedule VI of Exhibits 10.19, 10.20 and 10.21 (noted by "*") have been omitted pursuant to a request for confidential treatment and filed separately with the Commission.


     (b) Financial Statement Schedules

     The following are included in Part II of this Registration Statement.


     Schedule II -- Valuation and Qualifying Accounts*

              -- @Entertainment, Inc.
              -- Poland Cablevision (Netherlands) B.V.
---------------


* Previously filed.